Exhibit (a)(1)(A)

Offer to Purchase for Cash
by

NAUTILUS MARINE ACQUISITION CORP.

of
Up to 4,137,300 Shares of issued and outstanding Common Stock at a Purchase Price of $10.10 Per Share
In Connection with its Consummation of a Proposed Business Transaction

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JANUARY 7, 2013 UNLESS THE OFFER IS EXTENDED.

If you support our proposed Acquisition of Assetplus Limited, do not tender your Common Shares in this Offer.

Nautilus Marine Acquisition Corp. (which intends to do business under the assumed name of “Nautilus Energy Services” until such time as its name is legally changed) (“Nautilus”, the “Company”, “we”, “us” “our” or similar terminology) hereby offers to purchase up to 4,137,300 shares of its issued and outstanding common stock, par value $0.0001 per share (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $41,786,730, upon the terms and subject to certain conditions described in this Offer to Purchase for Cash (the “Offer to Purchase”) and in the Letter of Transmittal (the “Letter of Transmittal,” which together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).

If more than 4,137,300 Common Shares are validly tendered and not properly withdrawn, we may amend, terminate or extend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than 4,137,300 Common Shares are so tendered, we may exercise our right to amend the Offer (the “2% Amendment”) to purchase up to an additional 2% of our outstanding Common Shares without extending the Expiration Date, and thereby accept for payment all Common Shares which may be validly tendered in this Offer. However, if more than 4,137,300 Common Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Amendment to purchase additional Common Shares, or if we are unable to satisfy the Acquisition Condition (as defined below), we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer or (ii) consummate the Acquisition (as defined below) in accordance with the terms of the Share Purchase Agreement described in this Offer to Purchase.

The Purchase Price of $10.10 is equal to the per share amount held in our trust account (the “Trust Account”) established to hold the proceeds of our initial public offering (the “IPO”). See “The Offer — Number of Shares; Purchase Price; No Proration.”

This Offer is being made in connection with a Share Purchase Agreement, dated as of December 5, 2012 (as the same may be amended, from time-to-time, the “Share Purchase Agreement”), by and among Nautilus, Assetplus Limited, a Cyprus limited liability company (“Assetplus”) and each of Vega Resource Group AS (“Vega Resource”) and Oil and Gas Ships Investor Limited (“Oil & Gas”, and together with Vega Resource, the “Sellers”) as the ultimate beneficial owners of 100% of the issued and outstanding equity shares of Assetplus. Upon consummation of the transactions (the “Transaction”) contemplated by the Share Purchase Agreement, Nautilus will acquire from the Sellers 100% of the issued and outstanding equity shares of Assetplus, and Assetplus will become a wholly owned subsidiary of Nautilus (the “Acquisition”).

Assetplus, indirectly through its wholly-owned subsidiaries, is the owner of, or has the right to acquire, four vessels: two platform supply vessels (“PSVs”) (Vega Crusader and Vega Corona) and two oil spill response vessels (“OSRVs”) (Vega Juniz and Vega Emtoli). Assetplus, indirectly through its wholly-owned subsidiaries, has also entered into six time charter contracts with Petróleo Brasileiro S.A. or its affiliates (“Petrobras”). Each of the two PSVs and two OSRVs owned by the Vessel Owning Subsidiaries will serve four (4) of the six (6) Petrobras time charters, respectively. Assetplus intends to identify and control either through direct purchase or charter an additional two (2) vessels to service the remaining two (2) OSRV Petrobras time charter contracts for which it has not yet secured vessels. Further, Nautilus has entered into an exclusive option agreement with Vega Resource. Vega Resource has bid on two additional time charter contracts for PSVs with Petrobras, which time charters Vega Resource expects to be awarded in the first quarter of 2013. The exclusive option agreement provides Nautilus with the exclusive option following the closing of the Acquisition to acquire said time charters from Vega Resource if the same are awarded to Vega Resource. Following the Acquisition, Assetplus will be a wholly-owned subsidiary of Nautilus, and Nautilus will indirectly, through Assetplus’s subsidiaries, operate the two PSVs and the two OSRVs, all of which will be under time charters with Petrobras.

Pursuant to its articles of incorporation, as amended (the “Articles of Incorporation”), and the Business Corporations Act of the Republic of the Marshall Islands (the “BCA”), Nautilus may consummate an acquisition without shareholder approval by providing all holders of its Common Shares with the opportunity to redeem their Common Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Offer is being made in part to provide Nautilus shareholders with such opportunity to redeem their Common Shares and to allow the Acquisition to be completed without a shareholder vote. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

THE OFFER IS CONDITIONED ON SATISFACTION OF THE ACQUISITION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Common Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Common Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration or termination of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Common Shares in the Offer and certain other Acquisition related expenses with an aggregate of $41,786,830 from the cash available to us from the Trust Account upon consummation of the Acquisition. Except as otherwise set forth in the Share Purchase Agreement, all fees and expenses incurred by the Sellers and Assetplus, including without limitation legal fees and expenses, in connection with the Share Purchase Agreement and the Transaction will be borne by the Sellers, and all fees and expenses incurred by Nautilus, including without limitation legal fees and expenses, in connection with the Share Purchase Agreement and the Transaction will be borne by Nautilus. Furthermore, in the event that the funds available to Nautilus at Closing, and following the payment of the aggregate Purchase Price, are insufficient to satisfy in full the fees and expenses of Nautilus incurred in connection with the Transaction, certain third parties and the Insiders (as defined below) have agreed to defer the payment of all such fees and expenses in excess of $1.212 million. In addition, certain of our Insiders have committed to loan us up to an additional $200,000 pursuant to an irrevocable standby facility which may be applied towards the payment of such expenses. As of November 28, 2012, the Company had approximately $42,920 in cash and cash equivalents on hand. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum or maximum number of Common Shares being tendered. The Offer is, however, subject to the satisfaction of the Acquisition Condition. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “ — Conditions of the Offer”.

The Common Shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NMAR.” On December 4, 2012, the last reported sale price of the Common Shares was $9.99 per share. Shareholders are urged to obtain the current market price for the Common Shares before deciding whether to tender their Common Shares pursuant to the Offer. See “Price Range of Securities and Dividends.”

We also have outstanding warrants, each to acquire one Common Share (a “Warrant”). The Warrants are also listed on Nasdaq under the symbol “NMARW”. This Offer is only open for our Common Shares.

Our intention is to consummate the Acquisition of Assetplus. Our board of directors has unanimously: (i) approved our making the Offer, (ii) declared the advisability of the Acquisition and approved the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement, and (iii) determined that the Acquisition is in the best interests of Nautilus and its shareholders and if consummated would constitute our initial business transaction pursuant to our Articles of Incorporation. If you tender your Common Shares in the Offer, you will not be participating in the Acquisition because you will no longer hold such Common Shares in Nautilus, which will be the public holding company for the operations of Assetplus and its subsidiaries following the consummation of the Acquisition.

Therefore, our board of directors unanimously recommends that you DO NOT accept the Offer with respect to your Common Shares.

The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of Nautilus shareholders. See “The Transaction — Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction.”

You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Shares with your broker, if any, or other financial advisor. See “Risk Factors” for a discussion of risks that you should consider before participating in this Offer and the Acquisition.

On November 12, 2012, before we announced our intention to commence the Offer, we entered into a lock-up with put option agreement (each, a “Lock-Up Option Agreement”) with each of AQR Opportunistic Premium Offshore Fund, L.P. (“AQR OPOF”), AQR Diversified Arbitrage Fund (“AQR DAF”), Hare & Co. (“H&C”) and CNH Diversified Opportunities Master Account (“CNH”, and together with AQR OPOF, AQR DAF and H&C, the “Restricted Investors”) for 439,500, 54,300, 32,600 and 16,300 Common Shares, respectively, for an aggregate of 542,700 Common Shares (the “Locked-up Shares”), representing approximately 11.3% of the Common Shares issued in our IPO. Pursuant to the Lock-Up Option Agreements, each Restricted Investor agreed not to tender its respective Locked-up Shares in this Offer. In addition, during the period commencing on November 12, 2012 and terminating on the 11th business day following the Expiration Date (the “Lock-up Period”), each Restricted Investor is also prohibited from selling, transferring or otherwise disposing of the Lock-up Shares during the Lock-up Period. Also, pursuant to the Lock-up Option Agreement, we have granted each Restricted Investor a put right (the “Put Right”), exercisable commencing on the expiration of the Lock-up Period and terminating on the second business day thereafter, pursuant to which each Locked-up Share may be put back to us at $10.30 per share, at the option of the Restricted Investor. We would then be required to purchase for $10.30 per share each Locked-up Share validly put back to us on the second business day following the valid exercise of the Put Right. The obligations of each Restricted Investor and Nautilus under the Lock-Up Option Agreements are irrevocable and binding; however the closing of the purchase of Lock-up Shares from the Restricted Investors pursuant to the Put Right is subject to the consummation of the Offer.

In addition, each of Astra Maritime Inc. (“Astra”) and Orca Marine Corp. (“Orca”), which are owned by Prokopios (Akis) Tsirigakis, our Chairman of the Board, Co-Chief Executive Officer and President, and George Syllantavos, our Co-Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, respectively, Fjord Management S.A. (“Fjord”), which is jointly owned in equal parts by Messrs.

Tsirigakis and Syllantavos, respectively, and our initial shareholders (collectively with Orca, Astra and Fjord, our “Insiders”) have agreed not to tender any Common Shares owned by them pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Certain Relationships and Related Transactions — Nautilus.”

Immediately following the Closing, we intend to conduct our business under the assumed name of “Nautilus Energy Services” until such time as we legally change our name to “Nautilus Energy Services Corp.”

Neither the SEC nor any state securities commission has approved or disapproved of these Common Shares or passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, as information agent (the “Information Agent”) for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the address and telephone numbers on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

December 7, 2012

IMPORTANT NOTICES REGARDING THE OFFER

On November 12, 2012, before we announced our intention to commence the Offer, we entered into a lock-up with put option agreement (each, a “Lock-Up Option Agreement”) with each of AQR Opportunistic Premium Offshore Fund, L.P. (“AQR OPOF”), AQR Diversified Arbitrage Fund (“AQR DAF”), Hare & Co. (“H&C”) and CNH Diversified Opportunities Master Account (“CNH”, and together with AQR OPOF, AQR DAF and H&C, the “Restricted Investors”) for 439,500, 54,300, 32,600 and 16,300 Common Shares, respectively, for an aggregate of 542,700 Common Shares (the “Locked-up Shares”), representing approximately 11.3% of the Common Shares issued in our IPO. Pursuant to the Lock-Up Option Agreements, each Restricted Investor agreed not to tender its respective Locked-up Shares in this Offer. In addition, during the period commencing on November 12, 2012 and terminating on the 11th business day following the Expiration Date (the “Lock-up Period”), each Restricted Investor is also prohibited from selling, transferring or otherwise disposing of the Lock-up Shares during the Lock-up Period. Also, pursuant to the Lock-up Option Agreement, we have granted each Restricted Investor a put right (the “Put Right”), exercisable commencing on the expiration of the Lock-up Period and terminating on the second business day thereafter, pursuant to which each Locked-up Share may be put back to us at $10.30 per share, at the option of the Restricted Investor. We would then be required to purchase for $10.30 per share each Locked-up Share validly put back to us on the second business day following the valid exercise of the Put Right. The obligations of each Restricted Investor and Nautilus under the Lock-Up Option Agreements are irrevocable and binding; however the closing of the purchase of Lock-up Shares from the Restricted Investors pursuant to the Put Right is subject to the consummation of the Offer. The Lock-up Option Agreement does not affect the Restricted Investors’ rights to redemption in the event of any liquidation.

If the Offer is consummated, we will deposit the aggregate purchase price for the Locked-Up Shares in a separate escrow account to be created solely to hold such funds. If all Locked-up Shares are validly put back to us, we would purchase the same with the $5,589,810 on deposit in such escrow account. If none of the Restricted Investors exercises its Put Right, the $5,589,810 then on deposit in such escrow account would be released to us without restriction.

Each Restricted Investor has also agreed that during the Lock-up Period, it shall be prohibited from directly or indirectly purchasing, offering to purchase, promising to purchase or entering into any agreement or contract to purchase any Common Shares.

If you desire to tender all or any portion of your Common Shares, you must do one of the following before the Offer expires:

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Common Shares for you;

•	if you hold certificates for Common Shares registered in your own name, you must complete and sign the enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Common Shares and any other documents required by the Letter of Transmittal, to the Depositary identified on the back cover of this Offer to Purchase; or

•	if you are an institution participating in The Depository Trust Company, you must tender your Common Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

To validly tender Common Shares pursuant to the Offer, other than Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Common Shares from shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer to Purchase is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Purchase.

Questions and requests for assistance should be directed to Morrow & Co., LLC, the information agent for the Offer, at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials related to the Offer may also be obtained for free from Morrow & Co., LLC. Copies of this Offer to Purchase, the Letter of Transmittal, and any other material related to the Offer may also be obtained at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Where You Can Find More Information.”

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400

Page
Summary Term Sheet and Questions and Answers	1
Cautionary Note Regarding Forward-Looking Statements	15
Risk Factors	17
Information About the Companies	39
Selected Historical Financial Information	42
Comparative Share Information	44
The Transaction	46
The Share Purchase Agreement	54
Sources of Debt Financing For the PSVs and OSRVs	63
Additional Material Related Agreements	65
The Offer	72
Description of Securities	89
Material Differences In The Rights of Nautilus Shareholders Following the Transaction	93
Price Range of Securities And Dividends	95
Business of Nautilus	97
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nautilus	101
Management of Nautilus	106
Business of Assetplus	111
The International Offshore Supply Vessel Industry	114
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Assetplus	132
Management of Assetplus	135
Unaudited Pro Forma Condensed Consolidated Financial Information	136
Management of Nautilus Following the Acquisition	142
Beneficial Ownership of Nautilus Securities	147
Certain Relationships and Related Transactions	150
Appraisal Rights	154
Where You Can Find More Information	154
Index To Financial Statements	F-1

Annex I — Share Purchase Agreement, dated as of December 5, 2012 by and among Nautilus Marine Acquisition Corp., Assetplus Limited and the Sellers identified therein.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer (the “Offer”) described in this Offer to Purchase for cash (the “Offer to Purchase”), our Common Shares and the Acquisition (each as defined below). To understand the Offer and the Acquisition fully and for a more complete description of the terms of the Offer to Purchase and the Acquisition, you should carefully read the entire Offer to Purchase, including any Annexes, and the Letter of Transmittal (“Letter of Transmittal”) that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Common Shares Subject of this Offer
Up to 4,137,300 shares of common stock, par value $0.0001 per share, of Nautilus Marine Acquisition Corp. (the “Common Shares”). However, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than 4,137,300 Common Shares are validly tendered and not properly withdrawn, we may exercise our right to amend the Offer to accept for payment an additional amount of shares not to exceed 2% of our issued and outstanding Common Shares without extending the Expiration Date (as defined below) (such amendment, the “2% Amendment”), and thereby accept for payment all Common Shares which may be validly tendered in this Offer.

Price Offered Per Common Share	$10.10 net to the seller in cash, without interest thereon (the “Purchase Price”).

Scheduled Expiration of Offer
11:59 p.m., New York City time, on Monday, January 7, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of the SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	Nautilus Marine Acquisition Corp., a Marshall Islands corporation.

For further information regarding the Offer, see “The Offer” beginning on page 72.

General

Who is offering to purchase the Common Shares?

Nautilus Marine Acquisition Corp. (which intends to do business under the assumed name of “Nautilus Energy Services” until such time as its name is legally changed) (“Nautilus”, the “Company”, “we,” “us” or “our”) is offering to purchase the Common Shares. For additional information on Nautilus, see “Business of Nautilus.”

What Common Shares are sought?

We are offering to purchase up to 4,137,300 of the outstanding Common Shares. The Offer is not conditioned on any minimum or maximum number of Common Shares being tendered by our shareholders. However, in accordance with the rules of the SEC, in the event that more than 4,137,300 Common Shares are validly tendered and not properly withdrawn, we may elect to exercise our right to accept for payment additional Common Shares pursuant to the 2% Amendment without extending the Expiration Date. Any additional purchases pursuant to the 2% Amendment would allow us to accept for payment all Common Shares which may be validly tendered in this Offer. See “Summary Term Sheet and Questions and Answers — Why is the Offer for 4,137,300 Common Shares?” and “— What if more than 4,137,300 Common Shares are validly tendered in this Offer?”

Unless otherwise expressly stated, this Offer to Purchase assumes that no more than 4,137,300 Common Shares will be accepted for payment in this Offer, and that Nautilus will not elect to exercise its rights pursuant to the 2% Amendment to purchase any additional shares.

Why is the Offer for 4,137,300 Common Shares?

Pursuant to our articles of incorporation, as amended (the “Articles of Incorporation”) and the Business Corporations Act of the Republic of Marshall Islands (the “BCA”), Nautilus may consummate a business transaction without shareholder approval by providing all holders of its Common Shares with the opportunity to redeem their Common Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Offer is being made in part to provide Nautilus shareholders with such opportunity to redeem their Common Shares and to allow the Acquisition to be completed without a shareholder vote. In connection therewith, and as set forth in our SEC filings, we may accept for payment up to 4,257,425 validly tendered and not properly withdrawn Common Shares (approximately 88% of our public Common Shares) and still consummate our initial business transaction. Of our 6,000,000 issued and outstanding Common Shares, certain of our shareholders have agreed not to tender an aggregate of 1,742,700 Common Shares. See “Summary Term Sheet and Questions and Answers — What if more than 4,137,300 Common Shares are validly tendered in this Offer?” and “Additional Material Related Agreements — Lock-up Option Agreements”. Accordingly, an aggregate of 4,257,300 Common Shares may be validly tendered in this Offer, which exceeds by 120,000 the number of Common Shares we are offering to purchase. In the event more than 4,137,300 Common Shares are validly tendered in this Offer, we may exercise our right pursuant to the 2% Amendment to purchase up to 120,000 additional Common Shares without extending the Expiration Date, thereby permitting us to accept for payment up to an aggregate of 4,257,300 Common Shares and still consummate the Acquisition (as defined hereinafter). See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

What if more than 4,137,300 Common Shares are validly tendered in this Offer?

No more than 4,257,300 Common Shares may be validly tendered in this Offer, and this Offer is for 4,137,300 Common Shares. Because the total number of Common Shares which may be validly tendered does not exceed the sum of the 4,137,300 Common Shares subject to this Offer plus up to an additional 120,000 Common Shares that we may accept for payment pursuant to the 2% Amendment, our election to exercise our rights pursuant to the 2% Amendment will permit us to accept for payment up to all 4,257,300 validly tendered and not properly withdrawn Common Shares without extending the Expiration Date and still consummate the Acquisition.

Although we have 6,000,000 Common Shares issued and outstanding, it is impossible for more than 4,257,300 Common Shares to be validly tendered in this Offer. This is because holders of an aggregate of 1,742,700 Common Shares have agreed not to tender their shares as follows : (i) an aggregate of 1,200,000 Common Shares held by Astra Maritime Inc. (“Astra”) and Orca Marine Corp. (“Orca”), which are owned by Prokopios (Akis) Tsirigakis, our Chairman of the Board, Co-Chief Executive Officer and President and George Syllantavos, our Co-Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, respectively, Fjord Management S.A. (“Fjord”), which is jointly owned in equal parts by Messrs. Tsirigakis and Syllantavos, respectively, and our initial shareholders (collectively with Orca, Astra and Fjord, our “Insiders”), are subject of an agreement entered into by the Insiders in connection with our initial public offering (the “IPO”), not to tender their shares, and (ii) an aggregate of 542,700 Common Shares, equal to approximately 11.3% of the Common Shares issued in our IPO (the “Locked-up Shares”) have been locked-up pursuant to those certain lock-up with put option agreement (each, a “Lock-up Option Agreement”) that we entered into with each of AQR Opportunistic Premium Offshore Fund, L.P. (“AQR OPOF”), AQR Diversified Arbitrage Fund (“AQR DAF”), Hare & Co. (“H&C”) and CNH Diversified Opportunities Master Account (“CNH”, and together with AQR OPOF, AQR DAF and H&C, the “Restricted Investors”) for 439,500, 54,300, 32,600 and 16,300 Common Shares, respectively, on November 12, 2012, before we announced our intention to commence the Offer. Pursuant to the Lock-Up Option Agreements, each Restricted Investor agreed not to tender its respective Locked-up Shares in this Offer. In addition, during the period commencing on November 12, 2012 and terminating on the 11th business day following the Expiration Date (the “Lock-up Period”), each Restricted Investor is also prohibited from selling, transferring or otherwise disposing of the Lock-up Shares during the Lock-up Period. Also, pursuant to the Lock-up Option Agreement, we have granted each Restricted Investor a put right (the “Put Right”), exercisable commencing on the expiration of the Lock-up Period and terminating on the second business day thereafter, pursuant to which each Locked-up Share may be put back to us at $10.30 per share, at the option of the Restricted Investor. We would then be required to purchase for $10.30 per share each Locked-up Share validly put back to us on the second business day following the valid exercise of the Put Right. The obligations of each Restricted Investor and Nautilus under the Lock-Up Option Agreements are irrevocable and binding; however the closing of the purchase of Lock-up Shares from the Restricted Investors pursuant to the Put Right is subject to the consummation of the Offer. The Lock-up Option Agreement does not affect the Restricted Investors’ rights to redemption in the event of any liquidation. See “Additional Material Related Agreements — Lock-up Option Agreements”.

However, if more than 4,137,300 Common Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Amendment to purchase additional Common Shares, or if we are unable to satisfy the Acquisition Condition (as defined below), we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer or (ii) consummate the Acquisition (as defined below) in accordance with the terms of the Share Purchase Agreement described in this Offer to Purchase. Common Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration or termination of the Offer.

Like other tender offers commenced by special purpose acquisition corporations (“SPACs”), is the Offer subject to a “maximum tender condition”?

No. Unlike other tender offers commenced by SPACs, our Offer is not subject to a “maximum tender condition”. Typically, a “maximum tender condition” is a nonwaivable condition to a tender offer that requires the offeror to extend or terminate its offer, and leaves the offeror unable to consummate its business combination in the event that more shares are validly tendered and not properly withdrawn than the offeror has offered to purchase. Here, there is no such condition. This is because holders of 1,742,700 Common Shares have agreed not to tender their shares in this Offer, and, in accordance with the rules of the SEC, we may exercise our right pursuant to the 2% Amendment to purchase additional Common Shares without extending the Expiration Date, we may purchase all Common Shares validly tendered in this Offer. Accordingly, we are not subject to a maximum tender condition. See “Summary Term Sheet and Questions and Answers — What if more than 4,137,300 Common Shares are validly tendered in this Offer?”

Why is Nautilus tendering for its Common Shares if Nautilus’s board recommends that I DO NOT tender my shares?

Nautilus commenced this Offer because it (i) cannot consummate the Acquisition if this Offer is not consummated prior to or concurrently with the closing of the Acquisition and (ii) is required pursuant to its Articles of Incorporation to allow shareholders who do not support the Acquisition contemplated by the Share Purchase Agreement and the other transactions contemplated thereby (collectively, the “Transaction”) an opportunity to tender their Common Shares to us for purchase.

How is the Offer different from typical tender offers?

Typically an issuer or a third party commencing a tender offer wants to purchase the entire amount of the securities they are offering to purchase, oftentimes to facilitate a business purpose, such as a business transaction. In this case, Nautilus does not want shareholders of Nautilus to tender Common Shares, and Nautilus’s board of directors recommends that existing shareholders not tender their Common Shares after they review this Offer to Purchase.

In addition, unlike a typical tender offer, there will be no proration. This is because we are offering to purchase 4,137,300 Common Shares, and in the event Common Shares in excess of such amount are validly tendered in this Offer, we would either exercise our right pursuant to the 2% Amendment to purchase all such shares without extending the Expiration Date, or amend, terminate or extend the Offer. Further, the Restricted Investors have agreed not tender their 542,700 Locked-Up Shares, and the Insiders agreed not to tender their 1,200,000 Common Shares, thereby limiting the number of Common Shares which may be validly tendered in this Offer. However, in the event that more than 4,137,300 Common Shares are validly tendered and we do not exercise the 2% Amendment, or our management is not reasonably certain on the Expiration Date that the Acquisition is capable of being consummated, then we may terminate or extend the Offer. Shareholders have the right, pursuant to our Articles of Incorporation to a pro rata portion of our Trust Account (as defined below), absent a business combination, only in the event of our liquidation. Consequently, if we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer or (ii) consummate the Acquisition in accordance with the terms of the Share Purchase Agreement, and we will promptly return all Common Shares delivered pursuant to this Offer upon expiration or termination of the Offer.

What is the background of Nautilus?

Nautilus was formed in November 2010 pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets. Nautilus consummated its IPO of 4,800,000 units, where each unit (a “Unit”) consisted of one Common Share and one Warrant to purchase one Common Share (a “Warrant”), on July 20, 2011. On August 29, 2011, our Units automatically separated into Common Shares and Warrants, and following such separation, our Units ceased trading. The net proceeds of the IPO, together with $2,331,000 from Nautilus’s sale of 3,108,000 Warrants (the “Insider Warrants”) to the Insiders plus $480,000 in deferred underwriting commissions and discounts and $100,000 in deferred legal fees, for an aggregate of $48,480,000, were deposited in a trust account (the “Trust Account”) pending completion by Nautilus of an initial business transaction. If Nautilus does not consummate its initial business transaction by February 14, 2013, it must liquidate the Trust Account (including all deferred fees deposited therein) to the holders of the Common Shares issued in its IPO (our “public shareholders”) and dissolve. See “Information About the Companies” and “Business of Nautilus.”

Is there a Share Purchase Agreement related to the Offer?

Yes. On December 5, 2012, Nautilus entered into a Share Purchase Agreement (as it may be amended from time to time, the “Share Purchase Agreement”) with Assetplus Limited (“Assetplus”), and each of Vega Resource Group AS (“Vega Resource”) and Oil and Gas Ships Investor Limited (“Oil & Gas”, and together with Vega Resource, the “Sellers”) as ultimate beneficial owners of 100% of the issued and outstanding equity shares of Assetplus, pursuant to which Nautilus would acquire 100% of the issued and outstanding equity shares of Assetplus, and Assetplus will become a wholly-owned subsidiary of Nautilus (the “Acquisition”). Upon consummation of the Acquisition, Nautilus will indirectly own all of the issued and outstanding equity interests of Vega Offshore AS, a Norwegian company (“Vega Offshore”) and the vessel owning subsidiaries, Vega Corona AS, a Norwegian company, Vega Crusader AS, a Norwegian company, Vega Juniz AS, a Norwegian company and Vega Emtoli AS, a Norwegian company (collectively, the “Vessel Owning Subsidiaries”, and together with Vega Offshore, the “Subsidiaries”), which own or are parties to binding agreements to acquire: (i) two (2) platform supply vessels (“PSVs”) (Vega Crusader and Vega Corona) and (ii) two (2) oil spill response vessels (“OSRVs”) (Vega Juniz and Vega Emtoli). In addition, Nautilus would acquire, through its ownership of Assetplus, six (6) binding time charter agreements with Petróleo Brasileiro S.A. or its affiliates (“Petrobras”) for two PSVs (platform supply vessels) and four OSRVs (oil spill response vessels), respectively. Pursuant to our Articles of Incorporation and the BCA, Nautilus is permitted to consummate the Acquisition without shareholder approval by providing all holders of its Common Shares with the opportunity to redeem their Common Shares through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act. See “The Share Purchase Agreement.”

Who are Assetplus and the Sellers?

Assetplus is a limited liability company incorporated under the laws of Cyprus. Assetplus (a development stage company) is a holding company and was organized on August 10, 2012 for the purpose of aggregating under one holding company all time charter, vessel acquisition or other contracts awarded to Vega Offshore and the Vessel Owning Subsidiaries and to facilitate implementation of such contracts. Assetplus is the holding company that owns all of the issued and outstanding shares of capital stock of each of Vega Offshore and the Vessel Owning Subsidiaries. All the Subsidiaries were organized under the laws of Norway. Vega Offshore and/or the Vessel Owning Subsidiaries own or are parties to binding agreements to acquire: (i) two PSVs (platform supply vessels) (Vega Crusader and Vega Corona) and (ii) two OSRVs (oil spill response vessels) (Vega Juniz and Vega Emtoli). Further, Assetplus, through Vega Offshore, is a party to six binding time charter agreements with Petrobras for two PSVs and four OSRVs, respectively (collectively, the “Time Charters”). Each Time Charter is for an initial period of four years, plus an option pursuant to which Petrobras may extend the term for additional four years. As is customary for Petrobras long period time charter contracts entered into with non-Brazilian flagged vessels, such as the Time Charters, the Time Charters contain a so-called ‘ANTAQ clause’ (ANTAQ are regulations issued by the Brazilian Water Transportation Authority) providing Petrobras with the right to terminate the Time Charter, upon 45 days notice, after the passage of 365 days, in case the vessel loses its ANTAQ license to operate in Brazilian waters. To the knowledge of Nautilus and Assetplus, this clause has never been invoked against a vessel operating in Brazil. Assetplus, through Vega Offshore and/or the Vessel Owning Subsidiaries, intends to identify and control either through direct purchase or charter an additional two (2) vessels to service the remaining two (2) OSRV Petrobras time charter contracts for which it has not yet secured vessels. Under the terms of the two (2) remaining Time Charters for which Assetplus has not yet secured vessels, if Assetplus fails to deliver the required vessels on or prior to January 14, 2013, Petrobras has the right to terminate such Time Charters. However, management expects that Petrobras will extend the cancellation date of such Time Charters for an additional period of five months, similar to the non-cancellation letters Petrobras has provided to Vega Offshore for Vega Crusader and Vega Corona. See “Business of Assetplus” and “Management of Assetplus”.

The Sellers who ultimately beneficially own all of the issued and outstanding equity shares of Assetplus, and are Vega Resource and Oil and Gas.

Vega Resource is the holding company of the Vega group of companies, which include Vega Offshore Management AS, the commercial manager of the Assetplus fleet. Prior to its acquisition by Assetplus, Vega Offshore was a subsidiary of Vega Resource. Upon consummation of Assetplus’s acquisition of all the equity interests in Vega Offshore and the Vessel Owning Subsidiaries, Assetplus became the parent of each of Vega Offshore and the Vessel Owning Subsidiaries, and indirectly owns Vega Offshore’s contracts, including the Time Charters, and owns or is a party to binding agreements to acquire the Vessel Owning Subsidiaries’ fleet of two PSVs and two OSRVs.

Vega Resource has bid on two additional time charter contracts with Petrobras for two PSVs, and expects such time charters to be awarded in the first quarter of 2013. In connection therewith, Nautilus has entered into an exclusive option agreement with Vega Resource, pursuant to which Nautilus has been granted the exclusive option following the closing of the Acquisition to acquire said time charters from Vega Resource if the same are awarded to Vega Resource (the “Exclusive Option Agreement”). See “Additional Material Related Agreements — Exclusive Option Agreement”.

What is the Structure of the Acquisition and the Acquisition Consideration?

Upon closing of the Acquisition (the “Closing”), subject to the terms of the Share Purchase Agreement, all issued and outstanding securities of Assetplus will be wholly owned by Nautilus. Nautilus, through Assetplus, will indirectly own 100% of the equity securities of each of Vega Offshore and the Vessel Owning Subsidiaries. Upon the Closing, the Sellers will be collectively entitled to receive cash and other forms of consideration (the “Acquisition Consideration”), subject to certain terms and conditions described in the Share Purchase Agreement and this Offer to Purchase, as follows:

•	At or immediately following the Closing:

•	Nautilus will issue to the Sellers an aggregate of 1,722,773 Common Shares, valued at $10.10 per share, representing a total value of $17,400,007 (the “Initial Stock Payment” or “Equity Consideration”);

•	Nautilus will issue an aggregate of 594,059 Common Shares (equal to $6,000,000 in value at $10.10 per Common Share) (the “Put Shares”) to Mezzanine Financing Investment III Ltd. (“Mezzanine Financing”) in full satisfaction of (i) the $5,000,000 in loan proceeds drawn down by Assetplus on November 19, 2012 pursuant to that certain working capital loan agreement dated as of November 16, 2012, by and between Assetplus and Mezzanine Financing (the “Working Capital Facility”), and (ii) all interest and original issue discount (“OID”) amounts on such loan. The Put Shares will be covered by a six month put option (the “Put Option”), exercisable by Mezzanine Financing upon no less than 60 days prior written notice (the “Notice Period”), which notice is deliverable no earlier than the last day of the four month period following the consummation of this Offer. Upon valid exercise of the Put Option, Nautilus will purchase up to all 594,059 Put Shares from Mezzanine Financing at a price of $11.35 per Common Share in cash, which is equal to $6,742,570 (the “Put Option Value”) if the Put Option is validly exercised for all Put Shares. The Notice Period will allow Nautilus to attempt to arrange for a private transfer of the Put Shares from Mezzanine Financing to one or more third parties (the “Put Sale”). If a timely Put Sale is completed, Mezzanine Financing will receive the Put Option Value (with Nautilus contributing to Mezzanine Financing the shortfall, if any, between the actual proceeds from the Put Sale and the Put Option Value). If Nautilus is unable to complete a Put Sale during the Notice Period, Nautilus shall purchase the Put Shares from Mezzanine Financing at the Put Option Value on the final day of the Notice Period; and

•	Nautilus will assume, upon the Closing, the obligation to repay the outstanding indebtedness of Assetplus and its subsidiaries (collectively, the “Assumed Indebtedness”), the aggregate amount of which shall not exceed an amount of principal equal to $52,220,000 as of the Closing (the “Debt Assumption Amount”). The Assumed Indebtedness will be comprised of the following: (i) a Senior Debt Facility (as defined hereinafter) with a maximum availability of $38,220,000 and an outstanding principal balance as of the date hereof of $15,275,000; (ii) a mezzanine debt facility (comprised of one senior and one junior loan facility agreement) with an outstanding balance of $14,000,000 (collectively, the “Mezzanine Facility”); and (iii) any accrued and unpaid interest and OID on the amounts set forth in each of (i) and (ii) above.

•	Subsequent to the Closing, Nautilus will pay to the Sellers an aggregate of $7,150,000 in cash (the “Cash Payment” or “Cash Consideration”), either: (i) within fifteen (15) days following the Expiration Date, interest free, or (ii) within ninety (90) days following the Expiration Date, together with a 10% annual interest rate (interest to be applied beginning on the sixteenth (16th) day following the Expiration Date). The determination whether to make the Cash Payment pursuant to clause (i) or (ii) above is solely in the discretion of Nautilus. Upon receipt of the Cash Payment from Nautilus, the Sellers shall immediately pay an aggregate of $2,800,000 to Mezzanine Financing, on behalf of Assetplus, as partial repayment of the outstanding amounts on the Mezzanine Facility.

•	The Sellers will also be entitled to receive up to an aggregate of $6,315,040 worth of additional Common Shares (the “Earn-Out Payment” or “Contingent Consideration”) as additional consideration for the purchase of their equity interest in Assetplus if Nautilus achieves consolidated EBITDA (defined as gross revenue minus commissions minus vessel operating expenses on an annualized basis) derived from the four-vessel fleet of two PSVs and two OSRVs for the fiscal year ending December 31, 2013 equal to or in excess of $18,000,000 (the “EBITDA Earn-Out Threshold”). The Earn-Out Payment is based on a per share price equal to the greater of: (i) the 45-day value weighted average price on the issuance date and (ii) $10.10 per share. The Earn-Out Payment will be made within 30 days following the filing of Nautilus’s Form 20-F annual report for fiscal year ending December 31, 2013 (the “2013 Annual Report”). In the event that Assetplus acquires additional OSRV vessels to service the two remaining Petrobras Time Charters, then Sellers will be entitled to receive up to an aggregate of $1,614,980 worth of additional Common Shares per additional vessel (the “Additional Earn-Out Payment” or “Additional

Contingent Consideration”) if Nautilus achieves per additional vessel EBITDA for the fiscal ending December 31, 2013 equal to or in excess of $5,000,000 per additional vessel (the “Additional EBITDA Earn-Out Threshold”).

•	In the event that Sellers determine, prior to Closing, to acquire any vessels (and related indebtedness secured thereby) in addition to the four vessels they own (or have the right to acquire) at the time of the Share Purchase Agreement, then the parties will renegotiate the Acquisition Consideration to reflect such change in the net worth of Assetplus and its Subsidiaries. If an agreement regarding the adjustment is not reached by both parties, then Sellers will not acquire any such additional vessels prior to Closing.

See “The Transaction,” “The Share Purchase Agreement” and “Description of Securities.”

The diagram below depicts our organizational structure immediately following this Offer and the Transaction. The voting percentages provided below (i) do not reflect the issuance of Common Shares for the Contingent Consideration, which are only issuable upon the attainment of certain financial targets that have not yet been met, (ii) assume that no shareholders tender their Common Shares pursuant to this Offer; (iii) assume that no Warrants are exercised (including the 3,108,000 Insider Warrants and any warrants issuable to Messrs. Tsirigakis and Syllantavos upon conversion of promissory notes issued to them by Nautilus); (iv) assume that no Common Shares are issued pursuant to the First Equity Incentive Plan; (v) assume that 500,000 Insider Shares were forfeited by certain of the Insiders; (vi) assumes that 500,000 Common Shares were issued to Oil and Gas; and (vii) assume the Unit Purchase Option was not exercised.

Are there any restrictions on the transfer of Equity Consideration or Contingent Consideration?

Pursuant to the terms of the Share Purchase Agreement, each of the Sellers have agreed not sell or otherwise transfer the Equity Consideration for a period of 90 days after the consummation of the Acquisition, as defined in the Share Purchase Agreement. See “Share Purchase Agreement”.

The Contingent Consideration issuable upon satisfaction of EBITDA Earn-Out Threshold is not subject to any lock-up restrictions.

What assumptions have we made throughout this Offer to Purchase, including when disclosing ownership information?

Unless otherwise expressly stated, this Offer to Purchase assumes that no more than 4,137,300 Common Shares will be accepted for payment in this Offer, and that Nautilus will not elect to exercise its rights pursuant to the 2% Amendment to purchase any additional shares.

In addition, we have made several assumptions with respect to ownership of our Common Shares immediately following the consummation of the Acquisition. These assumptions impact certain calculations of post-transaction ownership and voting rights throughout this Offer to Purchase. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-transaction (i) do not reflect the issuance of Common Shares for the Contingent Consideration, which are only issuable upon the attainment of certain financial targets that have not yet been met, (ii) assume that no shareholders tender their Common Shares pursuant to this Offer; (iii) assume that no Warrants are exercised (including the 3,108,000 Insider Warrants and any warrants issuable to Messrs. Tsirigakis and Syllantavos upon conversion of promissory notes issued to them by Nautilus); (vi) assume that no Common Shares are issued pursuant to the First Equity Incentive Plan; (v) assume that 500,000 Insider Shares were forfeited by certain of the Insiders; (vi) assumes that 500,000 Common Shares were issued to Oil and Gas; and (vii) assume the Unit Purchase Option was not exercised.

How will Nautilus fund the purchase of Common Shares in the Offer?

Nautilus will use up to $41,786,730 of the $48,480,000 of funds raised in connection with its IPO, which funds are currently held in the Trust Account for the benefit of our public shareholders and which funds will become available to us upon consummation of the Acquisition, to purchase up to 4,137,000 Common Shares validly tendered and not withdrawn in the Offer. See “The Offer — Source and Amount of Funds.”

In the event that more than 4,137,300 Common Shares are validly tendered in this Offer, and we elect to exercise our rights pursuant to the 2% Amendment to purchase such additional shares without extending the Expiration Date, Nautilus would fund the purchase of up to 120,000 additional Common Shares from that certain Standby Debt Facility (the “Standby Facility”) dated December 5, 2012 and established by Orca and Astra in favor of Nautilus, at the request of Nautilus. Pursuant to the Standby Facility, Nautilus may draw down an amount equal to the lesser of: (i) $1.212 million or (ii) an amount equal to the product of the aggregate number of Common Shares validly tendered and not properly withdrawn pursuant to the Offer in excess of 4,137,300 Common Shares, multiplied by $10.10. See “The Offer — Sources and Amount of Funds” for a further description of the Standby Facility.

How will Nautilus fund the Cash Consideration payment required by the Share Purchase Agreement?

Pursuant to the Share Purchase Agreement, the Cash Consideration of $7.15 million payable by Nautilus to the Sellers is not due at Closing. Such amount is due, in the sole discretion of Nautilus, either: (i) within fifteen (15) days following the Expiration Date, interest free, or (ii) within ninety (90) days following the Expiration Date, with a 10% annual interest rate (interest to be applied beginning on the sixteenth (16th) day following the Expiration Date). As such, we believe that following the consummation of the Acquisition, we will have sufficient funds to satisfy such payment obligation from any combination of the amounts released to us from the Trust Account, our cash on hand, or our operations, each following the consummation of the Acquisition, or alternate sources of financing, if required.

Are the Offer and the Acquisition conditioned on one another?

Yes. Pursuant to the Share Purchase Agreement, it is a condition to the consummation of the Acquisition that the consummation of the Offer occurs prior to or concurrently with the Closing, and the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied. If the Acquisition Condition is not satisfied by the then scheduled Expiration Date, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Common Shares, at our expense, that were delivered pursuant to the Offer and we will be unable to consummate the Acquisition in accordance with the terms of the Share Purchase Agreement described in this Offer to Purchase. See “The Share Purchase Agreement.”

What is the most significant condition to the Offer?

Our obligation to purchase Common Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the Acquisition, in our reasonable judgment to be determined as of immediately prior to the Expiration Date, being capable of being consummated contemporaneously with this Offer, but in no event later than three business days after the expiration of this Offer. For a description of the conditions to the Acquisition, see “Summary Term Sheet and Questions and Answers — What are the most significant conditions to the Acquisition?” below. We refer to this condition, which is not waivable, as the “Acquisition Condition”.

The conditions to the Offer, including the Acquisition Condition, which are in our control must be satisfied or waived by us at or prior to the Expiration Date. We refer to the conditions to the Offer, including the Acquisition Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer.”

What are the most significant conditions to the Acquisition?

Pursuant to the Share Purchase Agreement, the consummation of the Acquisition is conditioned upon, among other things, (i) closing of the Offer prior to or concurrently with the Closing, (ii) Assetplus, together with its subsidiaries (including Vega Offshore and the Vessel Owning Subsidiaries), having outstanding indebtedness of not greater than $52,220,000, (iii) Nautilus delivering the Initial Stock Payment to the Sellers; (iv) Nautilus delivering the Put Shares to Mezzanine Financing; and (v) Sellers having delivered their shares of Assetplus to Nautilus. If these and/or any of the other conditions to the Acquisition are not met or waived, Assetplus or Nautilus, as the case may be, may choose to exercise any applicable right to terminate the Share Purchase Agreement. See “Risk Factors — Risks Related to the Transaction” and “The Share Purchase Agreement — Conditions to Closing the Transaction.”

Will there be a single controlling shareholder of Nautilus following the completion of the Acquisition?

No. However, immediately following the Acquisition the Sellers will collectively hold voting securities representing between approximately 26.7% of the voting power of Nautilus, in the event no Common Shares are validly tendered in the Offer, and approximately 53.2% of the voting power of Nautilus in the event 4,137,300 Common Shares are validly tendered and accepted for purchase in the Offer, and no Warrants are exercised, and without giving effect to any issuance of the Contingency Consideration. See “Beneficial Ownership of Nautilus Securities” for more detail on the beneficial ownership of Nautilus following the Acquisition, “The Share Purchase Agreement — Acquisition Consideration to be Delivered” for a further description of the Contingency Consideration and “— What assumptions have we made throughout this Offer to Purchase, including when discussing ownership information?” for a further description of assumptions relating to ownership and voting interests.

What is our business objective?

Our business objective is to acquire Assetplus. Upon the consummation of this Offer, we will have satisfied the Acquisition Condition and be able to facilitate our business objective.

Why are we making the Offer?

We are making the Offer in connection with the Acquisition because the provisions of our Articles of Incorporation, as disclosed in the prospectus related to our IPO, and the Share Purchase Agreement require us to conduct the Offer for Common Shares to provide our shareholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account upon our consummation of a business transaction. We also represented that in connection with this redemption opportunity, we would provide our shareholders with offering documents that contained substantially the same financial and other information about our proposed business transaction and redemption rights that would otherwise be required under Regulation 14A of the

Exchange Act, which regulates the solicitation of proxies. Accordingly, we are making the Offer so that we may provide our shareholders with appropriate disclosure regarding the business and finances of Nautilus, Assetplus and the post-transaction company so that our shareholders can decide whether to hold their Common Shares, or ask that they be redeemed by us pursuant to this Offer if the offer conditions are satisfied.

Promptly following the scheduled Expiration Date, we will publicly announce whether the Acquisition Condition, and the other conditions to this Offer have been satisfied or waived and whether the Offer has been completed, extended or terminated. If such conditions are satisfied or waived, promptly after the Expiration Date Nautilus shall purchase and pay the Purchase Price for each Common Share validly tendered and not properly withdrawn. Upon consummation of the Acquisition, which shall occur no later than three business days following the Expiration Date, Nautilus will purchase 100% of the equity securities in Assetplus from the Sellers, and Assetplus will become a wholly-owned subsidiary of Nautilus. The Acquisition would be completed without a meeting of Nautilus’s shareholders pursuant to our Articles of Incorporation and the BCA. See “The Transaction”.

How long do I have to tender my Common Shares?

You may tender your Common Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with a condition of the Offer, Nautilus may need to extend the Offer depending on the timing and process of the SEC staff’s review of the Offer to Purchase and related materials. The Offer will expire on Monday, January 7, 2013, at 11:59 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation. If we extend the Offer, we will delay the acceptance of any Common Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. In accordance with the rules of the SEC, we may amend the Offer pursuant to the 2% Amendment without extending the Expiration Date. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any material amendment to or termination of the Offer by promptly making a public announcement of the amendment or termination. An amendment of the Offer pursuant to the 2% Amendment, by itself, would not be deemed material. See “The Offer — Extension of the Offer; Termination; Amendment.”

How do I tender my Common Shares?

If you hold your Common Shares in your own name as a holder of record and decide to tender your Common Shares, you must deliver your Common Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to American Stock Transfer & Trust Company (the “Depositary”) before 11:59 p.m., New York City time, on Monday, January 7, 2013, or such later time and date to which we may extend the Offer.

If you hold your Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Common Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Common Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

You may contact Morrow & Co., LLC (the “Information Agent”) or your broker for assistance. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Can I tender my Warrants?

No. Nautilus is not offering to purchase its Warrants in the Offer. Furthermore, our Warrants are not exercisable until 30 days after the consummation of the Acquisition and therefore a Warrant holder will not be able to exercise his, her or its Warrants to purchase Common Shares and then tender the Common Shares into the Offer. See “Description of Securities”.

Until what time can I withdraw previously tendered Common Shares?

You may withdraw your tendered Common Shares at any time prior 11:59 p.m., New York City time, on Monday, January 7, 2013, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 11:59 p.m., New York City time on February 5, 2013. See “The Offer — Withdrawal Rights.”

How do I properly withdraw Common Shares previously tendered?

You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares. Certain additional requirements apply if the certificates for Common Shares to be withdrawn have been delivered to the Depositary or if your Common Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Withdrawal Rights.”

Has Nautilus or its board of directors adopted a position on the Offer?

Our board of directors unanimously recommends that you do not accept the Offer for your Common Shares and therefore refrain from tendering your shares because our business objective is to consummate the Acquisition of Assetplus. Our board of directors supports and has approved the Acquisition of Assetplus. Furthermore, our board of directors has determined that the Acquisition is in the best interests of Nautilus and its shareholders and if consummated would constitute our initial business transaction pursuant to our Articles of Incorporation. The members of our board, which include Insiders, will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of Nautilus’s public shareholders. See “The Transaction — Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction.”

What happens if I tender my Common Shares in the Offer?

If you tender your Common Shares into the Offer, you will not be participating in the Acquisition because you will no longer hold such Common Shares in Nautilus, which will be the public holding company for the operations of Assetplus following the consummation of the Acquisition. You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

When and how will Nautilus pay for the Common Shares I tender that are accepted for payment?

We will pay the Purchase Price in cash, without interest, for the Common Shares we purchase promptly after the expiration of the Offer if the offer conditions are satisfied. We will pay for the Common Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Common Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Will I have to pay brokerage fees and commissions if I tender my Common Shares?

If you are a holder of record of your Common Shares and you tender your Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Shares in street name through a broker, bank or other nominee and your broker tenders Common Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

What are the U.S. federal income tax consequences if I tender my Common Shares?

The receipt of cash for your tendered Common Shares will generally be treated for U.S. federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a corporate distribution. See “The Offer — United States Federal Income Tax Consequences.”

Will I have to pay stock transfer tax if I tender my Common Shares?

We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Common Shares to the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

What will be the purchase price for the Common Shares and what will be the form of payment?

The Purchase Price for the Offer is $10.10 per share. All Common Shares we purchase will be purchased at the Purchase Price. See “The Offer — Number of Shares; Purchase Price; No Proration.” If your Common Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date. Our Articles of Incorporation require that we offer a price per Common Share equal to the amount held in the Trust Account from and after such date as of two days prior to the commencement of this Offer plus interest accrued in the Trust Account until two business days prior to the consummation of the Transaction, less taxes payable and less any interests earned on the proceeds placed in the Trust Account withdrawn by Nautilus for working capital purposes, divided by 4,800,000 Common Shares sold as part of the Units in our IPO. Although we do not anticipate any change to the Purchase Price, if we need to adjust the Purchase Price to comply with our Articles of Incorporation (to the extent that, for example, either the amount of interest income accrued on the Trust Account in excess of our outstanding tax liability would cause the per-IPO share pro-rata amount to exceed $10.10 per share or the amount currently held in the Trust Account is reduced), we will amend this Offer and extend the Expiration Date for at least 10 business days. Under no circumstances will we pay interest on the Purchase Price other than as required by our Articles of Incorporation, including but not limited to, by reason of any delay in making payment. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Purchase of Shares and Payment of Purchase Price.”

How will the Offer and issuance of the Acquisition Consideration affect the number of Common Shares outstanding and the number of holders of Nautilus?

As of the date of this Offer to Purchase, we had 6,000,000 outstanding Common Shares, of which 4,800,000 Common Shares were issued in the IPO and we had outstanding Warrants to acquire 7,908,000 Common Shares at an exercise price of $11.50 per share that will become exercisable 30 days after the consummation of the Acquisition. If no Common Shares are tendered, we will have approximately 8,316,832 Common Shares outstanding following the issuance of the Equity Consideration and Put Shares. If the Offer is fully subscribed, we will have approximately 4,179,532 Common Shares outstanding following the purchase of Common Shares tendered pursuant to the Offer and the issuance of the Equity Consideration and Put Shares. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Nautilus Securities.”

To the extent any of our shareholders validly tender all of their Common Shares (without subsequently properly withdrawing such tendered Common Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Will the Insiders or Restricted Investors tender their Common Shares in the Offer?

No. Our Insiders currently hold 1,200,000 Common Shares acquired prior to our IPO (the “Insider Shares”) and have agreed not to tender any of their Insider Shares pursuant to the Offer. The Restricted Investors hold an aggregate of 542,700 Locked-up Shares, and each has entered into a Lock-Up Option Agreement pursuant to which it has agreed not to tender any of its respective Locked-up Shares pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer”.

What will happen if I do not tender my Common Shares?

Shareholders who choose not to tender their Common Shares will retain their Common Shares and have a greater percentage of ownership in our outstanding Common Shares following the completion of the Offer to the extent Common Shares are validly tendered and purchased pursuant to the Offer and the Acquisition is consummated; however, such Common Shares will be subject to dilution by the issuance of the Equity Consideration, and possibly the issuance of shares pursuant to the Earn-Out Payment and Nautilus’s First Equity Incentive Plan. “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Nautilus Securities.”

If I object to the price being offered for my Common Shares, will I have appraisal rights?

No appraisal rights will be available to you in connection with the Offer or the Acquisition. If the Acquisition is consummated, we will purchase all Common Shares validly tendered and not properly withdrawn. See “Appraisal Rights”.

What is the recent market price for the Common Shares?

On December 4, 2012, the last reported sale price on the Nasdaq Capital Market (“Nasdaq”) was $9.99 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether to tender your Common Shares. See “Price Range of Securities and Dividends.”

Will the Common Shares be listed on a stock exchange following the Acquisition?

Our Common Shares are currently quoted on the Nasdaq. There can be no assurance concerning our ability to meet Nasdaq’s continued qualification standards in the future. See “Risk Factors — Risks Related to the Offer” and “— Risks Related to Nautilus”.

What interests do Nautilus’s directors and officers and others have in the Transaction?

Nautilus’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•	If Nautilus is unable to consummate the Transaction, the 1,200,000 Insider Shares, which have a value of $11,988,000 based on a closing price of $9.99 on December 4, 2012, held by the Insiders will expire worthless;

•	If Nautilus is unable to consummate the Transaction, the 3,108,000 Insider Warrants, which have a value of $466,200 based on the last reported closing price of $0.15 as of December 4, 2012, held by the Insiders will expire worthless;

•	It is anticipated that two of Nautilus’s directors (Messrs. Tsirigakis and Syllantavos) will continue to serve as directors of Nautilus following the Acquisition;

•	In the event of Nautilus’s liquidation upon its failure to consummate a business transaction, our co-chief executive officers, namely, Mr. Tsirigakis and Mr. Syllantavos, may be liable to pay debts and obligations to vendors in the event such vendors have not waived claims brought against the Trust Account;

•	In the event of Nautilus’s liquidation upon its failure to consummate a business transaction without sufficient funds to pay costs associated with such liquidation, Messrs. Tsirigakis and Syllantavos have agreed to advance Nautilus the funds necessary to pay such costs; and

•	The underwriters of the IPO and counsel for Nautilus as well as advisors to Nautilus pursuant to advisory agreements with Nautilus will be entitled to payment of fees in cash associated with the IPO and/or the Transaction in the event the Acquisition occurs.

See “The Transaction — Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction.”

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902; telephone (800) 662-5200 (banks and brokerage firms: (203) 658-9400).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer to Purchase constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “potential” and “should”, as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected or projected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to Assetplus’s products or the markets in which Assetplus operates and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer to Purchase, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These risks, uncertainties and other important factors include, but are not limited to:

•	the risk that we may (i) be unable to satisfy the Acquisition Condition; (ii) be unable to consummate the Acquisition and (iii) withdraw the Offer, not purchase and promptly return any Common Shares tendered to us pursuant to this Offer;

•	the risk that governmental and regulatory review of the Offer documents may delay the Acquisition or result in the inability of the Transaction to be consummated by February 14, 2013 and the length of time necessary to consummate the proposed Transaction;

•	the risk that a condition to Closing may not be satisfied or waived;

•	the risk that the anticipated benefits of the Transaction may not be fully realized or may take longer to realize than expected;

•	the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized;

•	disruption from the Transaction making it more difficult to maintain relationships with the customers, employees or suppliers of Assetplus;

•	a reduction in Assetplus’s industry profit margins;

•	changing interpretations of generally accepted accounting principles; continued compliance with government regulations;

•	changing legislation and regulatory environments;

•	the continued ability to meet the Nasdaq listing standards, including maintaining the requisite number of round lot holders or shareholders and maintaining the independent director requirements for the board of directors and its committees;

•	“perils of the sea” or other unforeseen reasons that may adversely affect the business of Assetplus and its ability to service or fulfill its contracts with its customers;

•	a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Assetplus is engaged;

•	the general volatility of the market price of our Common Shares;

•	general economic conditions;

•	the risk of the concentration of Assetplus’s business with Petrobras, and related risks associated with the business of Petrobras generally;

•	the strength of the Brazilian or world economies;

•	fluctuations in currencies and interest rates;

•	fluctuations in charterhire rates and vessel values;

•	changes in demand for our vessels;

•	changes in our operating expenses, including crew costs, bunker prices, drydocking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	changes in maritime laws, rules and regulations;

•	potential liability from future litigation;

•	potential damage to, or spills from, our vessels or the oil rigs that our vessels will service;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	vessel breakdowns and instances of off-hire;

•	declines in the global prices of oil and natural gas;

•	declines in the level of offshore oil and natural gas exploration in Brazil or globally;

•	and maritime accidents and disasters.

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in our other filings with the SEC, including the final prospectus related to our IPO filed with the SEC on July 14, 2011 (File No. 333-174634) and our Annual Report on Form 20-F for the fiscal year ended October 31, 2011. The documents we file with the SEC, including the reports referred to above, also discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information”.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Common Shares in this Offer. As Assetplus’s operations will be those of Nautilus upon completion of the Acquisition, a number of the following risk factors relate to the business and operations of Assetplus and Nautilus, as the successor to such business.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein as well as our most recent Registration Statement on Form F-1 (File No. 333-174634) and Annual Report on Form 20-F. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks Related To The Offer

If we cannot consummate the Acquisition by February 14, 2013, we will be unable to consummate the Acquisition, will not purchase any Common Shares in this Offer, and be forced into liquidation.

Because we are a SPAC, we have a limited period of time by which we must consummate our initial business combination. Pursuant to our Articles of Incorporation, if we cannot consummate a business transaction prior to February 14, 2013, we will be unable to consummate the Acquisition and will be required to liquidate. In that case, we will be forced to terminate the Offer and will not purchase and will return all Common Shares tendered to us.

There is no guarantee that your decision whether or not to tender your Common Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Common Shares in the future following the completion of the Offer. If you choose to tender your Common Shares in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Common Shares. Similarly, if you do not tender your Common Shares, you will continue to bear the risk of ownership of your Common Shares after the Closing, and there can be no assurance that you can sell your Common Shares in the future at a higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Nautilus may terminate the Offer, and will not be able to access the funds held in its Trust Account.

Upon the consummation of the Acquisition, we plan to use the cash available from the funds held in the Trust Account to purchase the Common Shares validly tendered and not properly withdrawn pursuant to the Offer. Accordingly, if the conditions to the Offer are not satisfied, including the Acquisition Condition, or if more than 4,137,300 Common Shares are validly tendered and not properly withdrawn and we do not exercise our rights pursuant to the 2% Amendment, we will not be able to access the funds held in the Trust Account and thus will terminate or extend the Offer. See “The Tender Offer — Conditions of the Offer.”

Following the Offer, the amount of cash available to us for working capital purposes may be reduced, additional sources of financing may not be available and our purchase of shares in the Offer will cause our public float to be reduced. As a result, our stock price could decline and our continuing shareholders may be disadvantaged by reduced liquidity in our securities.

Although our board of directors has unanimously determined that the Acquisition and making the Offer are in the best interests of Nautilus and its shareholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which may reduce the funds available as working capital for the Assetplus business, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders;

•	the risk that we would not be able to replenish our cash reserves by raising additional debt or equity financing in the future on terms acceptable to us, or at all;

•	and the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in our Common Shares and may result in lower stock prices and reduced liquidity in the trading of our Common Shares following completion of the Offer and limit our ability to meet the Nasdaq listing standards.

Risks Related to Nautilus

Your only opportunity to affect the investment decision regarding a potential business transaction will be limited to the exercise of your right to redeem your Common Shares from us for cash.

Since our board of directors may consummate a business transaction without seeking shareholder approval in accordance with our Articles of Incorporation and the BCA, public shareholders will not have the right or opportunity to vote on the business transaction, unless we seek such shareholder vote. The board of directors does not currently intend to seek a shareholder vote. Accordingly, your only opportunity to affect the investment decision regarding a potential business transaction may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended from time to time. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied. See “The Offer.”

If we are unable to consummate a business transaction, our public shareholders will be forced to wait until February 14, 2013 or longer before receiving distributions from our Trust Account.

We have until February 14, 2013 to complete a business transaction. If we are unable to consummate a business transaction by February 14, 2013, we will (i) cease all operations except for the purposes of winding up, (ii) as promptly as possible, but not more than five business days thereafter, redeem all Common Shares sold in our IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, dissolve and liquidate as part of our plan of dissolution and liquidation. Furthermore, there will be no distribution with respect to our outstanding Warrants, which will expire worthless.

If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the BCA. In that case, investors may be forced to wait beyond February 14, 2013 before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of liquidation unless we consummate a business transaction prior thereto and only then in cases where investors have sought to redeem their Common Shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete a business transaction.

If the Acquisition is not consummated, our ability to consummate a different business transaction may be adversely impacted.

We have until February 14, 2013 to complete a business transaction. If we are unable to consummate the Acquisition, our ability to consummate a different business transaction may be adversely impacted. For example, we may not have adequate time to identify another target, perform due diligence, negotiate a definitive agreement related to the business transaction and complete a tender offer prior to February 14, 2013. Additionally, we would have fewer funds at our disposal to pay for the costs associated with consummating a different business transaction. Consequently, if we do not consummate the Acquisition, we may not be able to consummate a different business transaction before February 14, 2013 in which event we would be required to liquidate.

If we are forced to redeem or liquidate before the completion of a business transaction and distribute the Trust Account, our public shareholders may receive less than $10.10 per share and our Warrants will expire worthless.

If we are unable to complete a business transaction within the prescribed time frame and are forced to cease operations and ultimately liquidate our assets, the amount of either of the (i) per share redemption or (ii) per share liquidation distribution may be less than $10.10. Furthermore, there will be no distribution with respect to our outstanding Warrants which will expire worthless if we liquidate before the completion of a business transaction.

Public shareholders may receive less than their pro rata share of the Trust Account upon redemption due to claims of creditors.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we continue to seek to have all vendors, service providers (other than our independent accountants), prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Accordingly, the (i) per share redemption price or (ii) per share liquidation price could be less than the $10.10 per share held in the Trust Account, including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, due to claims of such creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our Trust Account could be subject to applicable bankruptcy law, and may be included as an asset in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return $10.10 per share to our public shareholders.

Shareholders may be liable for claims of third party creditors to the extent you receive distributions in a dissolution.

Under Marshall Islands law, shareholders might, in certain circumstances, be held liable for claims by third parties against a corporation to the extent of distributions received by them in dissolution. If we complied with the procedures set forth in Section 106 of the BCA, which are intended to ensure that we make reasonable provision for all claims against us, including a six month notice period during which any third-party claims can be brought against us before any liquidating distributions are made to shareholders, any liability of a shareholder with respect to a liquidating distribution should be limited to the lesser of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder, and any liability of the shareholder should be barred after the period set forth in such notice. However, it is our intention to make liquidating distributions to our shareholders as soon as reasonably possible after dissolution. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our shareholders will likely extend beyond the third anniversary of such dissolution or the settlement of claims, litigation or proceedings begun prior to or during the three year period. Accordingly, third parties may seek to recover from our shareholders amounts owed to them by us.

Our independent directors may decide not to enforce the indemnification obligations of Messrs. Tsirigakis and Syllantavos, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.10 per share and Messrs. Tsirigakis and Syllantavos assert that they are unable to satisfy their indemnification obligations or that they have no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against such officers or directors to enforce their indemnification obligations. This situation may present significant conflicts of interest and while we currently expect that our independent directors would take legal action on our behalf against such persons to enforce their indemnification obligations to us, it is possible that our directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.10 per share.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the Common Shares underlying the Warrants at the time that our warrantholders exercise their Warrants, a registration statement may not be effective, in which case our warrantholders may not be able to exercise their Warrants and therefore the Warrants could expire worthless.

Holders of our Warrants will be able to exercise the Warrants for cash only if we have an effective registration statement covering the Common Shares issuable upon exercise of the Warrants and a current prospectus relating to such Common Shares and, even in the case of a cashless exercise which is permitted in certain circumstances, such Common Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although we have undertaken in the warrant agreement entered into in connection with our IPO, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the Common Shares issuable upon exercise of the Warrants, and we intend to comply with our undertaking, we may not be able to do so. Factors such as an unexpected inability to remain current in our SEC reporting obligations or other material developments concerning our business could present difficulties in maintaining an effective registration statement and a current prospectus. Holders of Warrants will not be entitled to a cash settlement for their Warrants if we fail to have an effective registration statement or a current prospectus available relating to the Common Shares issuable upon exercise of the Warrants.

Compliance with the Sarbanes-Oxley Act of 2002 could require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls. Since we have a market capitalization of less than $75 million, Section 404(b) of the Sarbanes-Oxley Act (added as part of the Dodd-Frank Act) exempts us from the requirement that we have such system of internal controls audited. If no further action is taken by Congress or the SEC, at such time as we exceed a market capitalization of $75 million, we will be required to comply with such audit requirement. Further, if we generally fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation and any inability to provide reliable financial reports could harm our business.

Regardless of value and sophistication (if privately held) or market capitalization (if public), there can be no assurances a target company will be in compliance with all the applicable provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

As a foreign private issuer, we are permitted to rely on exemptions from certain NASDAQ corporate governance standards and other Exchange Act requirements applicable to U.S. issuers. This may afford less protection to holders of our securities.

As a foreign private issuer, we are permitted to follow home country corporate governance practices instead of certain requirements of Nasdaq Marketplace Rules. The corporate governance practice in our home country, the Marshall Islands, does not require the implementation of certain Nasdaq corporate governance standards. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq may provide less protection than is accorded to investors under the Listing Rules of the Nasdaq applicable to domestic issuers.

As a foreign private issuer, we will also be exempt from those rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, selective disclosure rules pursuant to Regulation FD and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic and current reports with the SEC as frequently or as promptly as U.S. issuers. Because of these exemptions, our shareholders are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

We do not currently intend to hold an annual meeting of shareholders until after our consummation of a business transaction, and if our shareholders want us to hold an annual meeting prior to our consummation of a business transaction, they may attempt to force us to hold one.

Unless otherwise required by law or the Nasdaq, or we decide for other business or legal reasons, we do not currently intend to hold an annual meeting of shareholders until after we consummate our initial business transaction. The applicable laws of the Marshall Islands do not require companies to hold a meeting of shareholders every year. Until we hold an annual meeting of shareholders, public shareholders may not be afforded the opportunity to elect directors and to discuss company affairs with management.

Also, because we do not currently intend to hold an annual meeting of shareholders until after we consummate a business transaction, we may not be in compliance with Section 64 of the BCA. Therefore, if our shareholders want us to hold an annual meeting prior to our consummation of a business transaction, they may attempt to force us to hold one since holders of not less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting specifying the time thereof, which shall not be less than two nor more than three months from the date of such call in accordance with Section 64(3) of the BCA.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our Articles of Incorporation and by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

It may not be possible for investors to enforce U.S. judgments against us.

We and all our subsidiaries will be incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries will be located outside the U.S. In addition, most of our directors and officers are or will be non-residents of the U.S., and all or a substantial portion of the assets of these non-

residents are or will be located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or our subsidiaries’ assets are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

United States tax authorities could continue to treat us as a “passive foreign investment company” following the Closing of the Acquisition, which could have adverse United States federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a passive foreign investment company (“PFIC”), for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, cash is treated as an asset that produces “passive income” and “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. On the other hand, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC may be subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Because we are a SPAC, with no past or current active business, we believe that we have been a PFIC since our inception. However, based on the expected activities of Assetplus following the Closing of the Acquisition, we may cease to be treated as a PFIC with respect to future taxable years following the Closing of the Acquisition. In this regard, we intend to treat the gross income we derive or are deemed to derive from Assetplus’s time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from Assetplus’s time chartering activities will not constitute “passive income,” and the assets that it owns and operates in connection with the production of that income will not constitute assets that produce or are held for the production of passive income.

There is substantial legal authority supporting this position consisting of case law and United States Internal Revenue Service (the “IRS”), pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC in any particular taxable year. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS or court of law were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse U.S. federal tax consequences for such shareholders), such shareholders would be subject to U.S. federal income tax at the then highest rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares. See “The Offer — United States Federal Income Taxation — Exchange of Common Shares Pursuant to the Offer — Passive Foreign Investment Company Rules” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we continue to be treated as a PFIC.

Risks Associated with the Shipping Industry

If charter rates fluctuate and the shipping industry continues to undergo cyclical turns, it may have a negative impact on our profitability and operations following consummation of the Transaction.

The shipping business, including the Offshore Supply Vessel sector, which includes PSVs, OSRVs and anchor handlers (collectively the “OSVs”), has been cyclical in varying degrees, experiencing fluctuations in charter rates, profitability and, consequently, vessel values. A significant contraction in demand for offshore drilling services, as a result of economic downturns or changes in government policies in certain regional markets could have a material adverse impact on the demand for OSVs. For instance, a decrease in the global prices for oil and natural gas could negatively affect the level of off-shore drilling activity and the demand for OSVs. The supply of OSVs is also a function of the delivery of new vessels and the number of older vessels scrapped, in lay-up, converted to other uses, reactivated or removed from active service. Supply may also be affected by governmental regulation, including that of international authorities. These and other factors may cause a decrease in the demand for the services. As a result, the operations of Assetplus may be adversely affected.

Changes in the shipping industry may reduce the demand for the types of vessels Assetplus may seek to acquire or the services Assetplus may ultimately provide and thereby reduce our profitability.

The future demand for OSVs in the markets in which we may ultimately operate will be dependent, in large part, upon economic growth in the global economy, global prices of oil and natural gas and levels of offshore drilling activity globally. Adverse economic, political, social or other negative developments could have a material adverse effect on Assetplus’s business.

If we experience a catastrophic loss and our insurance is not adequate to cover such loss, it could have a material adverse effect on Assetplus’s operations and profitability.

The ownership and operation of OSVs is affected by a number of risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, labor strikes, adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We intend to maintain insurance, consistent with industry standards, against these risks on any vessels and other business assets we may acquire through the Transaction or, from time to time, following completion of the Transaction. However, we cannot assure you we will be able to adequately insure against all risks, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Insurers will also require us to pay certain deductible amounts before they will pay claims, and insurance policies may contain limitations and exclusions, which may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims for damages that may be asserted against us. Our inability to obtain insurance sufficient to cover potential claims, or the failure of insurers to pay any significant claims, could have a material adverse effect on our profitability and operations.

If certain of our vessels were to suffer significant technical breakdown it may adversely affect the performance of our contracts and our profitability.

We may incur significant costs in complying with environmental, safety and other governmental regulations and our failure to comply with these regulations could result in the imposition of penalties, fines and restrictions on our operations.

The operation of vessels is subject to extensive and changing environmental protection, safety and other federal, state and local laws, rules, regulations and treaties, compliance with which may entail significant expense, including expenses for ship modifications and changes in operating procedures. We cannot assure you we will be able to comply with all laws, rules, regulations and treaties following the Transaction. If we are unable to adhere to these requirements, it could result in the imposition of penalties and fines against us, and could also result in the imposition of restrictions on our business and operations. Furthermore, the costs of compliance also could have a material adverse effect on our profitability and operations. For a more complete discussion of the government regulations applicable to the shipping industry, please see the section entitled “Business of Assetplus — Government Regulations” below.

World events could adversely affect our results of operations and financial condition.

Terrorist attacks, as well the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. Additional acts of terrorism and armed conflict around the world may contribute to further economic instability in the global financial markets. In the past, political conflicts have also resulted in attacks on vessels, mining and offshore drilling platforms and other efforts to disrupt offshore production of oil and natural gas, particularly in the Arabian Gulf region. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Maritime claimants could arrest our vessels, which would interrupt our business.

Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested”, this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends.

A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although Assetplus has arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends.

Assetplus’s acquisition of previously-owned vessels could increase our costs and decrease our profitability.

Assetplus’ vessels may not be free from defects that have escaped our attention. Authorities in certain jurisdictions may demand that repairs be made to this type of vessel before allowing it to berth at or depart a particular port, even though that vessel may be in class and in compliance with all relevant international maritime conventions. Should any of these types of problems or changes develop, income may be lost if a vessel goes off-hire and additional unforeseen and unbudgeted expenses may be incurred.

As to any vessel we acquire, we may not have the benefit of historical financial data on which to base future financial performance and shareholders will have to rely on management’s judgment with respect thereto.

In connection with consummation of the Transaction, which involves the acquisition of one or more vessels, as well as with respect to any vessels we may acquire thereafter, we do not anticipate that we will be able to rely on historical financial data specific to any vessel, as this information is not routinely maintained within the normal course of business within the shipping industry. Historical financial data of a vessel is often unavailable, irrespective of whether a vessel has a time charter employment. Accordingly, as to any vessel we may acquire, there may not be historical financial data available upon which you can rely, or upon on which we can base the vessel’s future financial performance.

Management services relating to Assetplus’s vessels are currently and may continue to be performed by management companies that are affiliates of our shareholders which could result in potential conflicts of interest.

Assetplus employs Vega Offshore Management AS, Norway (the “Commercial Manager”) to provide management services relating to the operation of its vessels. Following consummation of the Acquisition, certain affiliates of the Commercial Manager may become substantial shareholders of Nautilus. These arrangements may lead to certain conflicts of interest between the shareholders of Nautilus that are affiliates of the Commercial Manager and Nautilus.

Risks Related to Assetplus’s Business and Industry

You should carefully consider the following risk factors, together with all of the other information included in this Offer to Purchase, before you decide whether to tender Common Shares in the Offer. As Assetplus’s operations will be those of Nautilus upon the consummation of the Transaction, a number of the following risk factors relate to the business and operations of Assetplus and Nautilus, as the successor to such business.

Assetplus is a newly formed company with no history of operations.

Assetplus is a newly formed company and has no performance record, operating history or historical financial statements upon which you can evaluate its operations or its ability to implement and achieve its business strategy. Assetplus cannot assure you that it will be successful in implementing Assetplus’s business strategy.

Assetplus is a holding company, and will depend on the ability of the subsidiaries to distribute funds to it in order to satisfy its financial obligations or to make dividend payments.

Assetplus is a holding company and its Subsidiaries, which are all wholly-owned by it either directly or indirectly, will conduct all of its operations and own all of its operating assets. Assetplus has no significant assets other than the equity interests in the Subsidiaries. As a result, Assetplus’s ability to make dividend payments depends on the Subsidiaries and their ability to distribute funds to it. If Assetplus is unable to obtain funds from its Subsidiaries, its board of directors may exercise its discretion not to pay dividends. The Senior Debt Facility (as defined hereinafter), a loan agreement pursuant to which Assetplus has received its senior secured term loan, as is customary in shipping loan agreements, requires the consent of the lender prior to each of the Vessel Owning Subsidiaries party thereto from paying any dividends. The Vessel Owning Subsidiaries will be permitted to pay dividends under the senior secured term loan only with the prior consent of the lenders thereunder. In addition, Assetplus and the Subsidiaries are subject to limitations on the payment of dividends under Marshall Islands laws discussed above. See “Market Price Range of Securities and Dividends — Assetplus”

Assetplus currently relies exclusively on a single customer, Petrobras, and the loss of Petrobras or their not accepting Assetplus’s vessels, would have a material adverse impact on Assetplus’s financial results.

Assetplus has a single customer, Petrobras, for its current operative fleet, and it is subject to significant risks associated with having a single customer for its services. If Petrobras terminates, suspends or seeks to renegotiate the time charters for Assetplus’s vessels, does not accept Assetplus’s vessels (which are expected to be delivered pursuant to their respective Time Charters in fourth quarter of 2012 and first quarter of 2013) or ceases doing business, Assetplus’s results of operations and cash flows would be materially adversely affected.

If Petrobras terminates the Time Charters before the expiration of their initial term, Assetplus’s financial results would be materially adversely effected.

Petrobras long period time charter contracts entered into with non-Brazilian flagged vessels, such as the Time Charters contain a customary so-called ‘ANTAQ clause’ (ANTAQ are regulations issued by the Brazilian Water Transportation Authority) providing Petrobras with the right to terminate the Time Charter, upon 45 days notice, after the passage of 365 days, in case the vessel loses its ANTAQ license to operate in Brazilian waters. If Petrobras so terminates any of our Time Charters prematurely, Assetplus’s results of operations and cash flows would be materially adversely effected.

Failure by Petrobras to continue its announced plans for increased exploration and production activities offshore Brazil could have a material adverse effect on the market for OSRVs and PSVs.

Petrobras, Assetplus’s sole current customer, has publicly announced plans to spend approximately $128 billion on exploration and production activities from 2011 through 2015 and has stated that its vessel needs could increase from approximately 290 in 2010 to nearly 480 in 2015. Any decision by Petrobras to materially reduce the scope or pace of its announced exploration and production plans offshore Brazil could negatively impact the worldwide market for OSRVs and PSVs and could have a material adverse effect on Assetplus’s financial condition and results of operations.

Assetplus is dependent on its Commercial Manager to perform the day-to-day management of its fleet.

Assetplus has entered into agreements with its Commercial Manager to perform the day-to-day operations and scheduling of its two OSRVs and two PSVs. Although Assetplus may have rights against its Commercial Manager if it defaults on its obligations to it, you will have no recourse directly against the Commercial Manager. Further, Assetplus expects that it will need to seek approval from its lenders to change the Commercial Manager. If the Commercial Manager suffers material damage to its reputation or relationships it may harm its ability to:

•	continue to operate its vessels and service its customers;

•	renew existing charters upon their expiration;

•	obtain new charters;

•	obtain financing on commercially acceptable terms;

•	obtain insurance on commercially acceptable terms;

•	maintain satisfactory relationships with its customers and suppliers; and

•	successfully execute its growth strategy.

The Commercial Manager and Technical Manager are privately held companies and there may be little or no publicly available information about them.

Assetplus’s Commercial Manager and Technical Manager are privately held companies. The ability of its Commercial Manager and Technical Manager to continue providing services for its benefit will depend in part on their own financial strength. Circumstances beyond Assetplus’s control could impair its Commercial Manager’s or Technical Manager’s financial strength, and there may be limited publicly available information about its financial strength. As a result, an investor in our Common Shares might have little advance warning of problems affecting Assetplus’s Commercial Manager or Technical Manager, even though these problems could have a material adverse effect on us.

Construction of ships is subject to risks, including delays and cost overruns, which could have an adverse impact on Assetplus’s available cash resources and results of operations.

From time to time in the future, Assetplus may undertake new construction, modification or conversion projects. These projects together with existing modification projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:

•	shipyard unavailability;

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	local customs strikes or related work slowdowns that could delay importation of equipment or materials;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	latent damages or deterioration to the hull, equipment and machinery in excess of engineering estimates and assumptions;

•	work stoppages;

•	client acceptance delays;

•	weather interference or storm damage;

•	disputes with shipyards and suppliers;

•	shipyard failures and difficulties;

•	failure or delay of third-party equipment vendors or service providers;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals or in meeting permit or approval conditions.

These factors may contribute to cost variations and delays in the delivery of its remaining OSRVs. Delays in the delivery of these OSRVs or the inability to complete construction in accordance with their design specifications may, in some circumstances, result in a delay in contract commencement, resulting in a loss of revenue to us, and may also cause customers to renegotiate, impose penalties, terminate or shorten the term of a time charter pursuant to applicable late delivery clauses. In the event of termination of one of these time charters, Assetplus may not be able to secure a replacement contract on as favorable terms. Additionally, capital expenditures for vessel upgrades, refurbishment and construction projects could materially exceed Assetplus’s planned capital expenditures. Moreover, its vessels that may undergo upgrade, refurbishment and repair may not earn a dayrate during the periods they are out of service. The occurrence of any of these events may have a material adverse effect on Assetplus’s results of operations, financial condition or cash flows.

Assetplus has high levels of fixed costs that will be incurred regardless of its level of business activity which can have a significant negative effect on Assetplus’s operating results and financial condition.

Assetplus’s business has high fixed costs mainly associated with wages for the crew onboard, insurance expenses, maintenance and repair costs, as well as expenses related to the acquisition of lubricants, spares parts and vessel supplies. Downtime or low productivity due to reduced demand, equipment failure, weather interruptions or other causes can have a significant negative effect on its consolidated operating results and financial condition.

Assetplus is susceptible to unexpected increases in operating expenses such as materials and supplies, crew wages, maintenance and repairs, and insurance costs, which could adversely affect Assetplus’s consolidated financial position, results of operations and cash flows.

Many of Assetplus’s operating costs are unpredictable and vary based on events beyond its control. As a result, Assetplus’s gross margins will vary based on fluctuations in its operating costs. If its costs increase or it encounters unforeseen costs, it may not be able to recover such costs from Assetplus’s customers, which could adversely affect Assetplus’s financial position, results of operations and cash flows.

Fuel, or bunker prices, may adversely affect profits.

While Assetplus generally does not bear the cost of fuel, or bunkers, under its time charters, fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond its expectations may adversely affect Assetplus’s profitability at the time of charter negotiation or when Assetplus’s vessels trade in the spot market. Fuel is also a significant, if not the largest, expense in Assetplus’s shipping operations when vessels are under voyage charter. Increases in the price of fuel may adversely affect Assetplus’s profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside Assetplus’s control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns.

Assetplus may lose the right to operate in Brazil, which could result in Assetplus’s inability to continue Assetplus’s operations or materially increase the costs of operating in such foreign locations.

In Brazil, its sole current market, Assetplus depends upon governmental waivers of cabotage laws. These waivers could be revoked or made more burdensome, which could result in Assetplus’s inability to continue operations or materially increase the costs of operating in such market.

In addition, Assetplus’s operations are subject to the laws and regulations of Brazil, including laws and regulations relating to:

•	the equipping and operation of vessels;

•	repatriation of foreign earnings;

•	oil and gas exploration and development;

•	taxation of offshore earnings and earnings of expatriate personnel; and

•	use and compensation of local employees and suppliers by foreign contractors.

Failure to comply with applicable laws and regulations, including those relating to sanctions and export restrictions, may subject Assetplus to criminal sanctions or civil remedies, including fines, denial of export privileges, injunctions or seizures of assets.

The Brazilian economy has historically been volatile. Future volatility or instability may affect Assetplus’s business and results of operations.

The Brazilian economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high and variable levels of inflation and currency devaluation. Historically, Brazil’s political situation has influenced the performance of the Brazilian economy, and political crises have affected the confidence of investors and the general public. Future developments in policies of the Brazilian government and/or the uncertainty of whether and when such policies and regulations may be implemented, all of which are beyond Assetplus’s control, could have a material adverse effect on us. Additionally, the Brazilian government frequently implements changes to the Brazilian tax regime, including changes in prevailing tax rates and the imposition of temporary taxes, which may affect Assetplus’s results of operations.

Future results of operations depend on the long-term financial stability of Assetplus’s customers.

The time charters Assetplus enters into for its vessels are full utilization contracts with initial terms of four years. It enters into these long-term contracts with its customers based on a credit assessment at the time of execution. Assetplus’s financial condition in any period may therefore depend on the long-term stability and creditworthiness of Assetplus’s customers. Assetplus can provide no assurance that Assetplus’s customers will fulfill their obligations under long-term contracts and the insolvency or other failure of a customer to fulfill its obligations under such contract could adversely affect Assetplus’s financial condition and results of operations.

Assetplus’s operations in international markets subject us to risks inherent in conducting business internationally which may have a material adverse effect on Assetplus’s financial condition and results of operations.

We believe that Assetplus will derive all of its revenues from foreign sources. In addition, Assetplus expects Assetplus’s shipyard repair and procurement activities will be conducted with foreign vendors. Assetplus will therefore face risks inherent in conducting business internationally, such as legal and governmental regulatory requirements, potential vessel seizure or nationalization of assets, import-export quotas or other trade barriers, difficulties in collecting accounts receivable and longer collection periods, political and economic instability, kidnapping of or assault on personnel, piracy, adverse tax consequences, difficulties and costs of staffing international operations and language and cultural differences. Assetplus does not hedge against foreign currency risk. While it endeavors to contract in U.S. Dollars when operating internationally, some contracts may be denominated in a foreign currency, which would result in a foreign currency exposure risk. All of these risks are beyond Assetplus’s control and difficult to insure against. Assetplus cannot predict the nature and the likelihood of any such events. If such an event should occur, however, it could have a material adverse effect on Assetplus’s financial condition and results of operations.

Assetplus’s business involves many operating risks that may disrupt Assetplus’s business or otherwise result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks, which may have a material adverse effect on Assetplus’s financial condition and results of operations.

Assetplus’s vessels are subject to operating risks such as:

•	catastrophic marine disaster;

•	adverse weather and sea conditions;

•	mechanical failure;

•	collisions or allisions;

•	oil and hazardous substance spills;

•	navigation errors;

•	acts of God; and

•	war and terrorism.

The occurrence of any of these events may result in damage to or loss of Assetplus’s vessels and their tow or cargo or other property and injury to passengers and personnel. If any of these events were to occur, Assetplus could be exposed to liability for resulting damages and possible penalties, that pursuant to typical marine indemnity policies, Assetplus must pay and then seek reimbursement from its insurer. Affected vessels may also be removed from service and thus be unavailable for income-generating activity. While we believe Assetplus’s insurance coverage is at adequate levels and insures it against risks that are customary in the industry, Assetplus may be unable to renew such coverage in the future at commercially reasonable rates. Moreover, existing or future coverage may not be sufficient to cover claims that may arise and Assetplus does not maintain insurance for loss of income resulting from a marine casualty, which may have a material adverse effect on Assetplus’s financial conditions and results of operations.

Demand for Assetplus’s OSRV and PSV services substantially depends on the level of activity in offshore oil and gas exploration, development and production.

The level of offshore oil and gas exploration, development and production activity has historically been volatile and is likely to continue to be so in the future. The level of activity is subject to large fluctuations in response to relatively minor changes in a variety of factors that are beyond Assetplus’s control such as the following:

•	local and international political and economic conditions and policies,

•	changes in capital spending budgets by Assetplus’s customers;

•	unavailability of drilling rigs in Assetplus’s core market of Brazil;

•	prevailing oil and natural gas prices and expectations about future prices and price volatility;

•	the cost of offshore exploration for, and production and transportation of, oil and natural gas; and

•	successful exploration for, and production and transportation of, oil and natural gas from onshore sources.

The international OSV industry is highly competitive, and Assetplus may not be able to compete successfully for charters with new entrants or established companies with greater resources.

Assetplus employs its vessels in a highly competitive industry that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than Assetplus does. Competition among vessel owners can be intense and depends on the charter rate, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources than Assetplus has could operate larger fleets than Assetplus’s fleet and, thus, may be able to offer lower charter rates or higher quality vessels than Assetplus is able to offer. If this were to occur, Assetplus may be unable to retain or attract new charterers.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel with certain characteristics must be classed by a classification society that is authorized and is customarily a member of the International Association of Classification Societies Ltd. (“IACS”). The classification society must certify that a vessel has been built and maintained in accordance with the rules of such organization and complies with the applicable rules and regulations of the country whose flag such vessel flies and the international conventions of which that country is a member. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with international conventions such as the United Nations Safety of Life at Sea Convention (“SOLAS”). All vessels of Assetplus’s owned fleet are currently classed by the American Bureau of Shipping (“ABS”).

Vessels, pushboats and barges must undergo an annual survey, an intermediate survey and a special survey. For oceangoing vessels, such as Assetplus’s OSRVs and PSVs, in lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery and/or its hull would be surveyed periodically over a five-year period. Every oceangoing vessel is also required to be drydocked every two to three years on intermediate survey and every five years on special survey.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

Assetplus, either directly or through the Technical Manager, may be unable to attract and retain qualified, skilled employees necessary to operate its business.

In crewing its vessels, either directly or through the Technical Manager, Assetplus requires skilled employees who can perform physically demanding work. As a result of the volatility of the oil and gas industry and the demanding nature of the work, potential vessel employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with Assetplus’s. Further, Assetplus faces strong competition within the broader oilfield industry for potential employees, including competition from drilling rig operators for our fleet personnel. If Assetplus is unable to recruit qualified personnel it may not be able to operate its vessels at full utilization, which would adversely affect its results of operations.

Assetplus does not carry any strike insurance. As a result, if Assetplus were to become subject to a labor strike, Assetplus may incur uninsured losses, which could have a material adverse effect on Assetplus’s results of operations.

Assetplus does not currently maintain any strike insurance. As a result, if the crews of its vessels were to initiate a labor strike, Assetplus could incur uninsured liabilities and losses as a result. There can be no guarantee that Assetplus will be able to obtain additional insurance coverage in the future, and even if Assetplus is able to obtain additional coverage, Assetplus may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, it could have a material adverse effect on Assetplus’s results of operations.

Assetplus may be subject to calls because it obtains some of its insurance through protection and indemnity associations.

Assetplus may be subject to increased premium payments, or calls, in amounts based not only on Assetplus’s and Assetplus’s Commercial Manager’s claim records but also the claim records of other members of the protection and indemnity associations through which it receives insurance coverage for tort liability, including pollution-related liability. In addition, Assetplus’s protection and indemnity associations may not have enough resources to cover claims made against them. Assetplus’s payment of these calls could result in significant expense to us, which could have a material adverse effect on Assetplus’s business, results of operations, cash flows, financial condition and ability to pay dividends.

A decline in the market value of Assetplus’s vessels could lead to a default under its senior secured term loan and the loss of its vessels through foreclosure.

If the market value of Assetplus’s fleet declines, Assetplus may not be in compliance with certain provisions of Assetplus’s Senior Debt Facility secured by Assetplus’s vessels and Assetplus may not be able to refinance Assetplus’s debt or obtain additional financing. If Assetplus is unable to pledge additional collateral, Assetplus’s lenders could accelerate Assetplus’s debt and foreclose on Assetplus’s fleet.

For example, if the market value of a vessel financed under Assetplus’s Senior Debt Facility, combined with any other collateral provided with respect to the tranche of loans secured by such vessel, declines below

125% of the aggregate amount outstanding under the tranche of loans secured by such vessel, Assetplus will not be in compliance with certain provisions of the senior secured term loan, and an event of default under such facility may occur if Assetplus is unable to provide additional collateral to support such tranche of loans. Assetplus expects that the market value of each vessel in Assetplus’s fleet will be above the minimum market value required by the term loan. Following the Acquisition, Assetplus expects to be able to continue to comply with all of these provisions. However, should the charter rates or vessel values materially decline in the future due to any of the reasons discussed in the risk factors set forth, or otherwise, Assetplus may be required to take action to reduce Assetplus’s debt or to act in a manner contrary to Assetplus’s business objectives to meet these ratios and satisfy these provisions. Events beyond Assetplus’s control, including changes in the economic and business conditions in the shipping sectors in which Assetplus operates, may affect Assetplus’s ability to comply with these covenants. Assetplus cannot assure you that it will satisfy this requirement or that Assetplus’s lenders will waive any failure to do so.

There is a risk that Assetplus will be unable to borrow amounts under its senior secured term loan, and restrictive covenants in Assetplus’s senior secured term loan may impose financial and other restrictions on us.

Assetplus’s ability to borrow amounts under Assetplus’s Senior Debt Facility will be subject to the satisfaction of customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, Assetplus will be required, among other things, to confirm that the representations and warranties under the loan agreement are true and correct, to confirm that no event of default exists under the loan agreement and to provide the lender with acceptable valuations of the vessels in the fleet confirming that they are sufficient to satisfy minimum security requirements. To the extent that Assetplus is not able to satisfy these requirements, including as a result of a decline in the value of Assetplus’s vessels, Assetplus may not be able to draw down the full amount under Assetplus’s senior secured term loan without obtaining a waiver or consent from the lender.

Assetplus’s Senior Debt Facility will also impose operating and financial restrictions on us. These restrictions may limit Assetplus’s ability to, among other things:

•	incur additional indebtedness, including through the issuance of guarantees;

•	create or permit liens on Assetplus’s assets;

•	sell Assetplus’s vessels or other assets;

•	make investments;

•	engage in mergers or acquisitions;

•	change the flag or classification society of Assetplus’s vessels;

•	pay dividends (as described under “— We cannot assure you that we will pay dividends after the consummation of the Transaction.”);

•	make capital expenditures;

•	compete effectively to the extent Assetplus’s competitors are subject to less onerous financial restrictions; and

•	change the management of Assetplus’s vessels or terminate or materially amend the management agreement relating to each vessel.

These restrictions could limit Assetplus’s ability to finance future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, the senior secured term loan will require us to maintain specified financial ratios and satisfy financial covenants. Assetplus cannot assure you that it will meet these ratios or satisfy these covenants or that Assetplus’s lenders will waive any failure to do so. A breach of any of the covenants in, or Assetplus’s inability to maintain the required financial ratios under, Assetplus’s senior secured term loan would prevent us from borrowing additional money under this facility and could result in a default under the Senior Debt Facility. If a default occurs under Assetplus’s term loan, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and proceed against the collateral securing that debt, which could constitute all or substantially all of Assetplus’s assets.

Therefore, Assetplus’s discretion is limited because it may need to obtain consent from Assetplus’s lender in order to engage in certain corporate actions. Assetplus’s lenders’ interests may be different from Assetplus’s, and it cannot guarantee that it will be able to obtain Assetplus’s lenders’ consent when needed. This may prevent Assetplus from taking actions that are in Assetplus’s best interest.

Assetplus cannot assure you that it will be able to refinance any indebtedness incurred under its senior secured term loan.

Assetplus has financed the acquisition of its fleet with secured indebtedness. Assetplus cannot assure you that Assetplus will be able to refinance amounts drawn under its Debt Facilities (as defined hereinafter) at an interest rate or on terms that are acceptable to it or at all. If Assetplus is not able to refinance these amounts with the net proceeds of debt and equity offerings at an interest rate or on terms acceptable to us or at all, Assetplus will have to dedicate a portion of Assetplus’s cash flow from operations to pay the principal and interest of this indebtedness. If Assetplus is not able to satisfy these obligations, it may have to undertake alternative financing plans. The actual or perceived credit quality of Assetplus’s charterers, any defaults by them, and the market value of Assetplus’s fleet, among other things, may materially affect Assetplus’s ability to obtain alternative financing. In addition, debt service payments under Assetplus’s term loan or alternative financing may limit funds otherwise available for working capital, capital expenditures, the payment of dividends and other purposes. If Assetplus is unable to meet Assetplus’s debt obligations, or if Assetplus otherwise defaults under Assetplus’s term loan or an alternative financing arrangement, Assetplus’s lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on Assetplus’s fleet, which could result in the acceleration of other indebtedness that Assetplus may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Because the market value of Assetplus’s vessels may fluctuate significantly, Assetplus may incur losses when Assetplus sells vessels or it may be required to write down their carrying value, which would adversely affect Assetplus’s earnings.

The fair market value of Assetplus’s vessels may increase or decrease depending on the following factors:

•	general economic and market conditions affecting the OSRV and PSV industries;

•	prevailing level of charter rates;

•	competition from other companies;

•	types, sizes and ages of vessels;

•	other modes of transportation;

•	cost of new vessels;

•	price of steel;

•	governmental or other regulations; and

•	technological advances.

If Assetplus sells vessels at a time when vessel prices have fallen the sale may be at less than the vessel’s carrying amount in Assetplus’s financial statements in which case it will realize a loss. Vessel prices can fluctuate significantly, and in the case where the market value falls below the carrying amount Assetplus may be required to evaluate the asset for a potential impairment and may be required to write down the carrying amount of the vessel on Assetplus’s financial statements and incur a loss and a reduction in earnings, if the estimate of undiscounted cash flows expected to be generated by the use of the asset during the remainder of its economic life, excluding interest charges, depreciation and amortization expense is less than the asset’s carrying amount.

Regulation of greenhouse gases and climate change could have a negative impact on Assetplus’s business.

In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which establishes a binding set of targets for reduction of greenhouse gas emissions, became binding on all those countries that had ratified it. International discussions are currently underway to develop a treaty to replace the Kyoto Protocol after its expiration in 2012. Although the United States is not a party to the Kyoto Protocol, it has taken a number of steps to limit emissions of greenhouse gas emissions, including imposing reporting and permitting requirements on certain categories of sources.

Because Assetplus’s business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on Assetplus’s business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on Assetplus’s business.

Risks Related to the Transaction

Nautilus’s working capital will be reduced to the extent Common Shares are tendered in connection with the Offer or to the extent our cash and cash equivalents are lower than expected.

The approximately $48.48 million in funds to be released from the Trust Account to Nautilus upon consummation of the Acquisition and Nautilus’s cash and cash equivalents on hand immediately prior to the consummation of the Acquisition will be used to pay (i) first, the shareholders of Nautilus holding Common Shares sold in Nautilus’s IPO who shall have validly tendered and not withdrawn their Common Shares and (ii) then, the balance, if any, to Nautilus, which shall then, subject to the discretion of its board of directors, allocate any funds released to it towards the payment of its obligations pursuant to the Share Purchase Agreement and/or to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Nautilus in connection with the Transaction, in addition to approximately $580,000 in deferred fees from our IPO. If the Transaction is consummated and the amounts then available to us from the Trust Account are insufficient to fund our post-Acquisition working capital requirements, we would need to sell debt or equity securities or borrow the funds necessary to satisfy such requirements following the consummation of the Transaction. There is no assurance that such funds would be available to us on terms favorable to us or at all.

Following the consummation of the Acquisition, Nautilus will be a holding company and rely on dividends, distributions, loans and other payments, advances and transfers of funds from Assetplus to pay dividends, pay expenses and meet our other obligations.

Following the Acquisition, Nautilus will have no direct operations and no significant assets other than ownership of all the equity interests of Assetplus. Because we will conduct our operations through Assetplus and its Subsidiaries, following the consummation of the Acquisition, we will depend on those entities for dividends, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Common Shares. Legal and contractual restrictions in agreements governing the indebtedness of Assetplus and its Subsidiaries, as well as the financial condition and operating requirements of Assetplus and its Subsidiaries, may limit our ability to obtain cash from our subsidiaries. In particular, the Senior Debt Facility entered into by the Vessel Owning Subsidiaries of Assetplus requires the consent of the lenders prior to the payment of dividends, as is customary in shipping loan agreements. The earnings from, or other available assets of, Assetplus and its subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Shares or satisfy our other financial obligations.

Concentration of ownership after the Acquisition may have the effect of delaying or preventing a change in control and may adversely affect the market price of our securities.

If the Transaction is consummated, the Insiders and the Sellers will own approximately 8.4% and 26.7%, respectively, of the combined voting power of Nautilus in the event no Common Shares are tendered in the Offer and approximately 16.7% and 53.2%, respectively, of the combined voting power of Nautilus, in the event 4,137,300 Common Shares are accepted in the Offer assuming in each case no Contingency Consideration is issued, none of the outstanding Warrants are exercised and no securities are issued pursuant to the underwriters’ Unit purchase option or the Nautilus First Equity Incentive Plan. As a result, such persons, if acting together, have the ability to influence the outcome of corporate actions of Nautilus requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of Nautilus’s Securities. See “Beneficial Ownership of Nautilus Securities”.

Directors of Nautilus have potential conflicts of interest in structuring and negotiating the Transaction and approval of the other transactions described in this Offer to Purchase.

When considering whether to tender your Common Shares pursuant to the Offer, Nautilus shareholders should be aware that directors and executive officers of Nautilus have interests in the Transaction that may be different from, or in addition to, the interests of Nautilus shareholders. These interests include:

•	Our Insiders own 1,200,000 Insider Shares which they acquired for $25,000, and which have a value of $11,988,000 based on a closing price of $9.99 on December 4, 2012, will expire worthless. The Insiders have waived their right to receive distributions with respect to such shares upon our liquidation, which will occur if we are unable to consummate the Transaction by February 14, 2013. Accordingly, the Insider Shares will be worthless if we are required to liquidate;

•	If Nautilus is unable to consummate the Transaction and required to liquidate, the 3,108,000 Insider Warrants, which have a value of $466,200 based on the last reported closing price of $0.15 as of December 4, 2012, held by the Insiders will expire worthless;

•	It is anticipated that Nautilus’s directors (Messrs. Tsirigakis and Syllantavos) will continue to serve as directors of Nautilus following the Acquisition;

•	In the event of Nautilus’s liquidation upon its failure to consummate a business transaction, our co-chief executive officers, namely, Mr. Tsirigakis and Mr. Syllantavos, may be liable to pay debts and obligations to vendors in the event such vendors have not waived claims brought against the Trust Account;

•	In the event of Nautilus’s liquidation upon its failure to consummate a business transaction without sufficient funds to pay costs associated with such liquidation, Messrs. Tsirigakis and Syllantavos have agreed to advance Nautilus the funds necessary to pay such costs and to not seek reimbursement; and

•	The underwriters of the IPO and counsel for Nautilus as well as advisors to Nautilus pursuant to advisory agreements with Nautilus will be entitled to payment of fees in cash associated with the IPO and/or the Transaction in the event the Acquisition occurs.

These interests may influence the Nautilus executive officers and directors in structuring the Transaction and the negotiation of the Share Purchase Agreement and the approval of the other transactions described in this Offer to Purchase, which may adversely affect our financial conditions and results of operations.

The exercise of discretion by Nautilus’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Share Purchase Agreement or the Offer to Purchase may result in a conflict of interest when determining whether such changes to the terms of the Share Purchase Agreement or the Offer or waivers of conditions are appropriate and in the best interest of Nautilus and its shareholders.

In the period leading up to the consummation of the Transaction, events may occur that, pursuant to the Share Purchase Agreement, would require Nautilus to agree to further amend the Share Purchase Agreement or the Offer, to consent to certain actions taken by Assetplus or the Sellers or to waive rights that Nautilus is entitled to under the Share Purchase Agreement. Such events could arise because of changes in the course of Assetplus’s business, a request by Assetplus to undertake actions that would otherwise be prohibited by the terms of the Share Purchase Agreement or the occurrence of other events that would have a material adverse effect on Assetplus’s business and would entitle Nautilus to terminate the Share Purchase Agreement. In any of such circumstances, it would be in the discretion of Nautilus, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this Offer to Purchase may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Nautilus and its shareholders and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this Offer to Purchase, Nautilus does not believe there will be any changes or waivers that its directors and officers would be likely to make prior to the Closing. While certain changes could be made without notification to shareholders, if there is a change to the terms of the business transaction that would have a material impact on the shareholders, Nautilus will be required to circulate a new or amended Offer to Purchase or supplement thereto prior to consummating of the Offer.

If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of Nautilus’s securities may decline.

The market price of Nautilus’s securities prior to the consummation of the Transaction or the market price of its securities, including its Common Shares, following the consummation of the Transaction may decline as a result of the Transaction if:

•	Nautilus does not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Transaction on Nautilus’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, shareholders may experience a loss as a result of a decline in the market price of Nautilus’s securities prior to or following the consummation of the Transaction. A decline in the market price of Nautilus’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

We have not obtained an opinion from an independent investment banking firm as to the fair market value of Assetplus or that the price we are paying for the business is fair to our shareholders and shareholders therefore will be relying on the judgment or our board of directors with respect to such matters.

We are not required to and have not obtained an opinion from an independent investment banking firm that either the target business we have selected has a certain fair market value at the time of our signing a definitive agreement in connection with our initial business transaction or that the price we are paying is fair to our shareholders. The fair market value of such business has been determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value, and the price for which comparable businesses or assets have recently been sold. Our shareholders therefore will be relying on the judgment or our board of directors with respect to such matters.

We cannot assure you that we will pay dividends following the consummation of the Transaction.

Although we have established a dividend policy to be effective upon the consummation of the Acquisition, there can be no assurance that dividends will be paid in such anticipated amounts and frequency. We initially intend to pay a regular quarterly dividend of $0.09 per Common Share, or $0.36 per Common Share on a annual basis, starting with the dividend for the second quarter of 2013. Our intended initial quarterly and annual distribution rate has been established based on our estimate of cash available for distribution as generated from the existing business of Assetplus. Our estimate does not reflect the amount of cash estimated to be used for investing activities for acquisitions or other activities. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments and other indebtedness that will be outstanding upon completion of the Transaction.

However, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our credit agreements may also prohibit our declaration and payment of dividends under some circumstances. Under the Senior Debt Facility, Assetplus is required to obtain consents of the lenders prior to the payments of dividends, as is customary in shipping loan agreement. See “Prince Range of Securities and Dividends — Dividends and Dividend Policy of Nautilus following the Transaction” for a further description of our dividend policy and “Sources of Debt Financing for PSVs and OSRVs” for a description of restrictions imposed by our credit facilities. We may also enter into new financing or other agreements that will restrict our ability to pay dividends.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our credit agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends; but in case there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Accordingly, we may not be able to pay any dividends.

If the vessels acquired upon consummation of the Transaction are not delivered on time or delivered with significant defects, our business, results of operations and financial condition could be adversely affected.

Upon consummation of the Transaction, we expect to acquire the vessels Vega Crusader, Vega Corona and Vega Juniz, each of which have already been delivered to the Vessel Owning Subsidiaries, as well as Vega Emtoli, which is expected to be delivered prior to December 31, 2012. A delay in the delivery of Vega Emtoli to us or the failure of the contract counterparty to deliver Vega Emtoli at all could cause us to breach our obligations under a related time charter and could adversely affect our business, results of operations and financial condition and the amount of dividends that we pay in the future. To the extent that any vessel delivered to us suffers from substantial defects, it could have similar consequences.

Although the fleet will initially be comprised solely of OSRVs and PSVs, we intend to expand our operations into other sectors and own and operate a diversified fleet of vessels which will expose us to a greater number of risks.

The fleet to be indirectly acquired upon consummation of the Transaction will initially be comprised of OSRVs and PSVs. We intend to grow our fleet and expand our operations into other sectors. Operating a diversified fleet of vessels as opposed to a fleet concentrated in one sector of the international OSV industry requires expertise in multiple sectors and the ability to avoid a greater variety of vessel management risks in order to maintain effective operations. We will, among other factors, select management companies for vessels operating in a certain sector based on the expertise of the particular management company in managing vessels in that sector. We cannot assure you that we or the selected management companies will have the requisite expertise to address the greater variety of vessel management risks to which we expect to be exposed as we expand into other sectors.

We may be unable to effectively manage our growth.

We intend to continue to grow our fleet. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	obtaining required financing;

•	integrating any acquired business successfully with our existing operations;

•	enlarging our customer base; and

•	managing our expansion.

We intend to finance our growth with the net proceeds of future debt and equity offerings. Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and staff, and the management and staff of our fleet managers, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection therewith.

The aging of the fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Upon completion of the Acquisition, which is subject to the completion of this Offer, the average age of our fleet will be approximately one year. Older vessels are typically less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition.

Unless we maintain reserves or are able to borrow or raise funds for vessel replacement we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives, which we expect to be 30 years. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be materially and adversely affected. Any reserves set aside for vessel replacement may not be available for dividends.

INFORMATION ABOUT THE COMPANIES

Information about Nautilus

We were formed in November 2010 pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets.

A registration statement for our IPO was declared effective on July 14, 2011. We consummated our IPO on July 20, 2011 and received gross proceeds of $48,000,000. We issued an aggregate of 4,800,000 Units in the IPO. Each Unit consisted of one Common Share and one Warrant. Each Warrant entitles the holder to purchase from us one Common Share at an exercise price of $11.50 per share.

Prior to the consummation of the IPO, we completed a private placement (the “Private Placement”) of an aggregate of 3,108,000 Warrants to the Insiders, generating gross proceeds of $2,331,000. We received gross proceeds of $50,331,000 from the IPO and Private Placement before deducting underwriters’ compensation of $1,176,000. A total of $48,480,000 of the net proceeds from the IPO and the Private Placement (including $480,000 in deferred underwriters’ compensation and $100,000 of deferred legal fees, each of which is payable only in the event we consummate our business transaction) were placed in a Trust Account established for the benefit of our public shareholders and approximately $324,422 was held outside of the Trust Account. The proceeds initially held outside the Trust Account have been used by us to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The remaining portion of the gross proceeds not deposited in the Trust Account were used to pay for expenses incurred in connection with the IPO.

We also sold to the underwriters of our IPO, for $100, an option to purchase up to a total of 150,000 Units at an exercise price of $11.00 per Unit. The Units issuable upon exercise of this option are identical to those offered in our IPO. See “Description of Securities — Underwriters’ Unit Purchase Option”.

On July 15, 2011, our Units commenced trading on Nasdaq under the symbol “NMARU”.

On August 15, 2011, we announced that the underwriters of the IPO elected not to exercise their over-allotment option. As a result, the Insiders forfeited an aggregate of 180,000 Common Shares.

On August 29, 2011, the Units automatically separated into the Common Shares and Warrants underlying the Units and commenced trading on Nasdaq under the symbols “NMAR” and “NMARW”, respectively. Following the separation, the Units ceased trading. See “Price Range of Securities and Dividends.”

We evaluated a number of candidates before entering the Share Purchase Agreement with Assetplus. If the Acquisition is not consummated, we intend to continue searching for an alternative business transaction, although our efforts may not be successful given our limited remaining time. If we are unable to consummate a business transaction by February 14, 2013, we will (i) cease all operations except for the purposes of winding up, (ii) as promptly as possible, but not more than five business days thereafter, redeem all Common Shares sold in our IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, dissolve and liquidate as part of our plan of dissolution and liquidation. In the event of our liquidation, the Warrants will expire worthless.

We maintain our principal executive offices at 90 Kifissias Avenue, Maroussi 15125, Athens, Greece and our telephone number is +30 210 876-4858.

Information about Assetplus

Assetplus Limited is a limited liability company formed on August 10, 2012 pursuant to the laws of the Republic of Cyprus. Assetplus is the holding company that owns all of the issued and outstanding shares of capital stock of each of Vega Offshore and the Vessel Owning Subsidiaries. All the subsidiaries were organized under the laws of Norway. The Vessel Owning Subsidiaries own or are parties to binding agreements to acquire: (i) two (2) PSVs (platform supply vessels) and (ii) two (2) OSRVs (oil spill response vessels). Further, Assetplus, through Vega Offshore and/or the Vessel Owning Subsidiaries or other wholly-owned subsidiaries to be incorporated, from time to time, is a party to six (6) binding Time Charters with Petrobras for two (2) PSVs and four (4) OSRVs, respectively, each for an initial period of four (4) years, plus an option pursuant to which Petrobras may extend the term for additional four (4) years. As is customary for Petrobras long period time charter contracts entered into with non-Brazilian flagged vessels, such as the Time Charters, the Time Charters contain a so-called ‘ANTAQ clause’ (ANTAQ are regulations issued by the Brazilian Water Transportation Authority) providing Petrobras with the right to terminate the Time Charter, upon 45 days notice, after the passage of 365 days, in case the vessel loses its ANTAQ license to operate in Brazilian waters. To the knowledge of Nautilus and Assetplus, this clause has never been invoked against a vessel operating in Brazil. Assetplus expects to deliver its two PSVs and two OSRVs to their Petrobras Time Charters in the fourth quarter 2012 and first quarter 2013, respectively. Assetplus, through Vega Offshore and/or the Vessel Owning Subsidiaries intend to identify and control either through direct purchase or charter an additional two (2) vessels to service the remaining two (2) OSRV Petrobras time charter contracts for which it has not yet secured vessels. Under the terms of the two (2) remaining Time Charters for which Assetplus has not yet secured vessels, if Assetplus fails to deliver the required vessels on or prior to January 14, 2013, Petrobras may have the right to terminate such time charters. However, Assetplus expects that Petrobras will extend the cancellation date of such Time Charters for an additional period of five months, similar to the non-cancellation letters Petrobras has provided to Vega Offshore for Vega Crusader and Vega Corona. See “Business of Assetplus” and “Management of Assetplus”.

The Sellers own all of the issued and outstanding shares of Assetplus. Assetplus’s corporate office is located at Skopa; 10, Tribune House, 1075, Nicosia, Cyprus, and its telephone number is +35722767515.

Petrobras and the Brazilian Market

Petrobras

Petróleo Brasileiro S.A. — Petrobras — was incorporated in 1953 to conduct the Brazilian federal government’s hydrocarbon activities. Petrobras began operations in 1954 and has been carrying out crude oil and natural gas production and refining activities in Brazil on behalf of the government. As of December 31, 2011, the Brazilian federal government owned 28.66% of Petrobras’ outstanding capital stock and 50.24% of its voting shares.

Petrobras is an integrated oil and gas company that is the largest corporation in Brazil. Petrobras operates most of Brazil’s producing oil and gas fields and holds a large base of proved reserves and a fully developed operational infrastructure. In 2011, Petrobras’ average domestic daily oil production was 2,022.0 mbbl/d, an estimated 92% of Brazil’s total. Over 76% of Petrobras’ domestic proved reserves are in large, contiguous and highly productive fields in the offshore Campos Basin.

In 2010, Brazil enacted laws to regulate oil exploration and production activities in offshore pre-salt areas not subject to existing concessions. Pursuant to this new legislation, Petrobras entered into an agreement with the Brazilian federal government on September 3, 2010, under which the government assigned to Petrobras the right to activities for the exploration and production of oil, natural gas and other fluid hydrocarbons in specified pre-salt areas, subject to a maximum production of five billion barrels of oil equivalent. The initial purchase price for these rights was R$74,807,616,407, which was equivalent to U.S.$42,533,327,500 as of September 1, 2010.

The exploration and development of the new pre-salt areas granted to Petrobras by the Brazilian Government has demanded, and will continue to demand, significant investments and the rapid growth of Petrobras’ operations. To support this growth, Petrobras has ordered the construction of 22 new FPSOs and 33 drilling rigs and is also making necessary investments in infrastructure. Petrobras has planned capital expenditures and investments of U.S.$50.6 billion for 2012 and of U.S.$128 billion for the period from 2011 through 2015.

Brazil

Brazil is experiencing a dramatic increase in activity related to its deepwater and large pre-salt oilfield basins. This increase in activity is driven primarily by the state-owned oil company, Petrobras, and other producers, including BP p.l.c., Chevron Corporation, Exxon Mobil Corporation, OGX Petroleo e Gas Participacoes and Royal Dutch Shell plc. Petrobras has publicly announced plans to spend approximately $128 billion on exploration and production activities from 2011 through 2015 and has stated that its OSV needs could increase from approximately 290 in 2010 to nearly 480 in 2015. Assetplus expects to continue to actively bid additional vessels into Brazil. Despite the emerging importance of Brazil as a long-term deepwater drilling market, other operators are experiencing, and Assetplus may, experience high operating costs as well as regulatory complexity and bureaucratic inefficiency there, which may impact our ability to generate revenue or achieve profitability. Moreover, Petrobras is currently the only customer for Assetplus’s services in Brazil.

SELECTED HISTORICAL FINANCIAL INFORMATION

Nautilus Marine Acquisition Corp.

Nautilus is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The statement of operation data for the period November 1, 2010 (date of inception) to October 31, 2011 and the balance sheet data as of October 31, 2011 have been derived from Nautilus’s audited financial statements included elsewhere in this Offer to Purchase. The statement of operations data for the nine months ended July 31, 2011 and July 31, 2012 and the balance sheet data as of July 31, 2012 have been derived from Nautilus’s unaudited financial statements included elsewhere in this Offer to Purchase. The selected financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nautilus” and Nautilus’s financial statements and related notes to those financial statements included elsewhere in this Offer to Purchase.

	For the period November 1, 2010 (date of inception) to October 31, 2011	Nine Months Ended July 31, 2011	Nine Months Ended July 31, 2012
Statement of Operations Data:	(unaudited)	(unaudited)
Revenues	$—	$—	$—
Formation and operating costs	94,590	19,231	327,812
Miscellaneous expense/(Income)	(5,877)	2,652	(46,944)
Net loss	$88,713	21,883	280,868
Net loss per share, basic and diluted	$(0.03)	(0.02)	(0.18)

Balance Sheet Data:	As of October 31, 2011	As of July 31, 2011	As of July 31, 2012
Cash (including restricted cash held in trust)	$48,776,241	48,801,770	48,616,163
Total assets (including restricted cash held in the Trust Account)	$48,776,241	48,801,770	48,638,293
Total shareholders’ equity	$5,139,313	5,221,353	4,861,565

Assetplus Limited

The following selected consolidated historical financial information of Assetplus is presented to assist you in your analysis of the financial aspects of the Transaction. The consolidated statement of operations data for the period from August 10, 2012 (date of incorporation) to September 30, 2012 and consolidated balance sheet data as of September 30, 2012 have been derived from Assetplus audited consolidated financial statements included elsewhere in this Offer to Purchase. The selected financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Assetplus” and Assetplus’s audited consolidated financial statements and related notes included elsewhere in this Offer to Purchase.

For the Period from August 10, 2012 (date of incorporation) to September 30, 2012
Statement of Operations Data:
Revenues	$—
Formation and administrative costs	(180,059)
Management fees — related party	(180,000)
Operating loss	$(360,059)
Finance costs	(115,000)
Other non-operating loss	(1,245,266)
Net loss	$(1,720,325)

Balance Sheet Data as of September 30, 2012:
Total non current assets	$23,011,939
Total assets	$24,291,801
Total liabilities	$13,615,038
Total shareholders’ equity	$10,676,763

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Nautilus and Assetplus and unaudited condensed consolidated pro forma per share ownership information after giving effect to the Acquisition, assuming (a) the issuance of 1,722,773 Common Shares as Equity Consideration, (b) the payment of $7,150,000 for the Acquisitions’ Cash Payment, (c) the payment of $2,834,000 with respect to certain transaction costs and, with respect to the number of outstanding Common Shares, the following:

•	Assuming No Tender of Common Shares: This presentation assumes that no Nautilus shareholders validly tender their Common Shares pursuant to the Offer.

•	Assuming Maximum Allowable Tender of Common Shares: This presentation assumes that 4,137,300 Common Shares are validly tendered and not properly withdrawn, and that Nautilus purchases such shares at a price of $10.10 per Common Share pursuant to the Offer.

Nautilus is providing this information to aid you in your analysis of the financial aspects of the Acquisition. The historical information should be read in conjunction with “Selected Historical Financial Information” included elsewhere in this Offer to Purchase, the historical financial statements of Nautilus and the related notes thereto and the historical financial statements of Assetplus and the related notes thereto, each included elsewhere in this Offer to Purchase. The unaudited condensed consolidated pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed consolidated pro forma financial data and related notes included elsewhere in this Offer to Purchase.

The unaudited condensed consolidated pro forma per share information reflects the Acquisition being accounted for as a recapitalization by Assetplus of Nautilus as Nautilus’s management has concluded that Assetplus is the accounting acquirer based on its evaluation of the facts and circumstances of the Acquisition. Assetplus is the larger of the two entities and is the operating company within the combining companies. Directors designated by Assetplus will hold one seat on Nautilus’s board of directors. Although a larger portion of the voting rights in the consolidated entity is likely to be held by pre-Acquisition Nautilus shareholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity, were not aligned with this voting interest. Additionally, the Nautilus shareholders are expected to represent a diverse group of shareholders at completion of the Acquisition and we are not aware of any voting or other agreements that suggest that they can act as one party. See “The Transaction — Anticipated Accounting Treatment” for more information.

Unaudited Condensed Consolidated Pro Forma Per Share Information

	Assetplus Limited (1) (Historical)	Nautilus Marine Acquisition Corp. (Historical) (2)	Consolidated Pro Forma (Assuming No Tender of Common Shares)	Consolidated Pro Forma (Assuming Maximum Allowable Tender of Common Shares)
Book value per share at September 30, 2012 (3)	$1,067.67	$7.97	$6.29	$1.89
Basic earnings (loss) per share (4)	$(172.03)	$(0.05)	$(0.30)	$(0.96)
Diluted earnings (loss) per share (5)	$(172.03)	$(0.05)	$(0.30)	$(0.96)

(1)	As of September 30, 2012, Assetplus had 10,000 outstanding shares of common stock that were used to calculate both the book value per share and the basic and diluted earnings per share for the period August 10, 2012 to September 30, 2012

(2)	Book value per share of Nautilus is computed by dividing the sum of total shareholders’ equity plus Common Shares subject to possible redemption by the 6,000,000 Common Shares (which includes 4,257,425 Common Shares subject to possible redemption and 1,200,000 Common Shares currently held by our Sponsor) outstanding at the balance sheet date. The calculation is made for the three months ended July 31, 2012.

(3)	Book value per share for the pro forma columns is computed by dividing the sum of total shareholders’ equity by the Common Shares assumed to be outstanding after the Acquisition. Consolidated Pro Forma (assuming no tender of Common Shares) assumes 7,722,773 Common Shares are outstanding and is (i) the sum of 6,000,000 Common Shares currently outstanding plus issuance of the Equity Consideration. Combined Pro Forma (assuming maximum allowable tender of Common Shares) assumes 3,585,473 Common Shares are outstanding and is (i) the sum of 6,000,000 Common Shares currently outstanding plus issuance of the Equity Consideration and (ii) less the maximum allowable tender of 4,137,300 Common Shares.

(4)	Basic earnings (loss) per share in the pro forma columns is computed using the following weighted average shares: 6,000,000 Common Shares (assuming no tender of Common Shares), and 1,862,700 Common Shares (assuming maximum allowable tender of Common Shares), as presented in the Unaudited Condensed Consolidated Pro Forma Statements of Operations for the three months ended September 30, 2012 included elsewhere in this Offer to Purchase.

(5)	Diluted earnings (loss) per share in the pro forma columns is computed using the following weighted average shares: 6,000,000 Common Shares (assuming no tender of Common Shares), and 1,862,700 Common Shares (assuming maximum allowable tender of Common Shares), as presented in the Unaudited Condensed Combined Pro Forma Statements of Operations for the three months ended September 30, 2012 included elsewhere in this Offer to Purchase.

THE TRANSACTION

General Description of the Transaction

On December 5, 2012, Nautilus, Assetplus, and the Sellers entered into the Share Purchase Agreement, pursuant to which Nautilus will acquire all of the issued and outstanding equity shares of Assetplus in exchange for consideration in the form of cash, newly issued Common Shares of Nautilus and assumption of indebtedness. Upon consummation of the Acquisition, Assetplus will become a wholly owned subsidiary of Nautilus. Assetplus currently directly owns all of the issued and outstanding shares of capital stock of four special purpose vehicle companies, referred to herein as the Vessel Owning Subsidiaries, as well as Vega Offshore. The Acquisition will provide Nautilus with indirect ownership of the assets of (i) Vega Offshore, which include contracts for time charters from Petrobras for six vessels, and (ii) the Vessel Owning Subsidiaries, which own or have the rights to acquire two PSVs (Vega Crusader and Vega Corona) and two OSRVs (Vega Juniz and Vega Emtoli). The Share Purchase Agreement and consideration to be delivered in connection therewith are described below in greater detail under “The Share Purchase Agreement” and “The Share Purchase Agreement — Acquisition Consideration to be Delivered”, respectively. The description of the Share Purchase Agreement is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which is attached hereto as Annex I.

Acquisition Consideration

Upon the consummation of the Acquisition, the Sellers will be collectively entitled to receive the Acquisition Consideration in cash and other forms of consideration, subject to certain terms and conditions described in the Share Purchase Agreement and this Offer to Purchase, as follows:

•	At or immediately following the Closing:

o	Nautilus will issue to the Sellers Equity Consideration in the aggregate amount of 1,722,773 Common Shares, valued at $10.10 per share, representing a total value of $17,400,007;

o	Nautilus will issue an aggregate of 594,059 Put Shares to Mezzanine Financing in full satisfaction of (i) $6,000,000 pursuant to the Working Capital Facility and (ii) all interest and OID amounts on such loan. The Put Shares will be covered by the Put Option, exercisable by Mezzanine Financing during the Notice Period, which notice is deliverable no earlier than the day four months after the consummation of this Offer. Upon valid exercise of the Put Option, Nautilus will purchase up to all 594,059 Put Shares from Mezzanine Financing at the Put Option Value (a price of $11.35 per Common Share in cash, equal to an aggregate of $6,742,570 if the Put Option is validly exercised for all Put Shares). The Notice Period will allow Nautilus to attempt to arrange for the Put Sale, pursuant to which Mezzanine Financing will receive the Put Option Value (with Nautilus contributing to Mezzanine Financing the shortfall, if any, between the actual proceeds from the Put Sale and the Put Option Value). If Nautilus is unable to complete a Put Sale during the Notice Period, Nautilus shall purchase the Put Shares from Mezzanine Financing at the Put Option Value on the final day of the Notice Period; and

o	Nautilus will assume, upon the Closing, the Assumed Indebtedness, the aggregate Debt Assumption Amount of which shall not exceed an amount of principal equal to $52,220,000 as of the Closing. The Assumed Indebtedness will be comprised of the following: (i) a Senior Debt Facility with a maximum availability of $38,220,000 and an outstanding principal balance as of the date hereof of $15,275,000; (ii) a Mezzanine Facility with an outstanding balance of $14,000,000; and (iii) any accrued and unpaid interest and OID on the amounts set forth in each of (i) and (ii) above.

•	Subsequent to the Closing, Nautilus will pay to the Sellers the Cash Payment of $7,150,000 either: (i) within fifteen (15) days following the Expiration Date, interest free, or (ii) within ninety (90) days following the Expiration Date, with a 10% annual interest rate (interest to be applied beginning on the sixteenth (16th) day following the Expiration Date). The determination whether to make the Cash Payment pursuant to clause (i) or (ii) above is solely in the discretion of Nautilus. Upon receipt of the Cash Payment from Nautilus, the Sellers shall immediately pay an aggregate of $2,800,000 to Mezzanine Financing, on behalf of Assetplus, as partial repayment of the outstanding amounts on the Mezzanine Facility.

•	The Sellers will also be entitled to receive the Earn-Out Payment in an aggregate amount of up to $6,315,040 of Common Shares in additional consideration for the purchase of their equity interest in Assetplus if Nautilus achieves consolidated EBITDA (defined as gross revenue minus commissions minus vessel operating expenses on an annualized basis) for the fiscal year ending December 31, 2013 equal to or in excess of $18,000,000. The Earn-Out Payment is based on a per share price equal to the greater of: (i) the 45-day value weighted average price on the issuance date and (ii) $10.10 per share. The Earn-Out Payment will be made within 30 days following the filing of the 2013 Annual Report. In the event that Assetplus acquires additional OSRV vessels to service the two remaining Petrobras Time Charters, then Sellers will be entitled to receive the Additional Earn-Out Payment if Nautilus achieves the Additional EBITDA Earn-Out Threshold per vessel.

•	In the event that Sellers determine, prior to Closing, to acquire any vessels (and related indebtedness secured thereby) in addition to the four vessels they currently own (or have the right to acquire) at the time of the Share Purchase Agreement, then the parties will renegotiate the Acquisition Consideration to reflect such change in the net worth of Assetplus and its Subsidiaries. If an agreement regarding the adjustment is not reached by both parties, then Sellers will not acquire any such additional vessels prior to Closing.

See “The Share Purchase Agreement” and “Description of Securities.” Also, please see the diagram in “Summary Term Sheet and Questions and Answers” that depicts our organizational structure immediately following this Offer and the Transaction.

The Offer

Concurrently with the Acquisition, Nautilus will provide its shareholders with the opportunity to redeem their Common Shares for cash equal to $10.10 per Common Share, upon the consummation of the Acquisition. Nautilus’s board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Acquisition and approved the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement, and (iii) determined that the Acquisition is in the best interests of Nautilus and its shareholders and if consummated would constitute our initial business transaction pursuant to our Articles of Incorporation. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, those of Nautilus shareholders. See “The Transaction — Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction.”

Debt Financing

Assetplus currently finances its operations in part through several debt facilities: (i) a $38,220,000 senior debt facility provided by DVB Merchant Bank (Asia) Ltd. as agent (the “Senior Debt Facility”) bearing an interest rate of LIBOR plus 4.0% per annum, for financing the purchase of the two PSVs and the two OSRVs; (ii) the Mezzanine Facility; and (iii) the Working Capital Loan Facility for an Original Issue Discount of 16.7% thus providing Assetplus with net funding proceeds of $5,000,000. Each of these debt facilities, with the exception of the Working Capital Loan Facility, which will be repaid by the issuance of 594,059 Put Shares of Nautilus to Mezzanine Financing, will remain outstanding after the closing and Assetplus and its subsidiaries will remain obligated to repay the debt outstanding thereunder in accordance with the terms thereof. The terms of such agreements are described in greater detail below under the heading “Sources of Debt Financing for PSVs and OSRVs”.

Lock-up Option Agreement

On November 12, 2012, before we announced our intention to commence the Offer, we entered into Lock-Up Option Agreements with the Restricted Investors for an aggregate of 542,700 Locked-up Shares, representing approximately 11.3% of the Common Shares issued in our IPO. Pursuant to the Lock-Up Option Agreements, each Restricted Investor has agreed not to tender its respective Locked-up Shares in this Offer. In addition, during the Lock-up Period, which commenced on November 12, 2012 and will terminate on the 11th business day following the Expiration Date, each Restricted Investor is also prohibited from selling, transferring or otherwise disposing of the Lock-up Shares during the Lock-up Period. Also, pursuant to the Lock-Up Option Agreement, we have granted a Put Right to each Restricted Investor, exercisable commencing on the expiration of the Lock-up Period and terminating on the second business day thereafter, pursuant to which each Locked-up Share may be put back to us at $10.30 per share, at the option of the Restricted Investor. We would then be required to purchase for $10.30 per share each Locked-up Share as to which a Restricted Investor validly exercises the Put Right on the second business day following the valid exercise of the Put Right. The obligations of each Restricted Investor and Nautilus under the Lock-Up Option Agreements are irrevocable and binding; however the exercise of the Put Right and closing of the purchase of Lock-up Shares from the Restricted Investors is subject to the consummation of the Offer. The Lock-up Option Agreement does not affect the Restricted Investors’ rights to redemption in the event of any liquidation.

If the Offer is consummated, we intend to establish a dedicated escrow account and deposit the aggregate purchase price for the Locked-Up Shares into such escrow account to be created solely to hold such funds. If all Locked-up Shares are validly put back to us, we would purchase the same with the $5,589,810 on deposit in such escrow account. If no Locked-up Shares are validly put back to us, the $5,589,810 then on deposit in such escrow account would be distributed to us without restriction.

Each Restricted Investor has also agreed that during the Lock-up Period, it shall be prohibited from directly or indirectly purchasing, offering to purchase, promising to purchase or entering into any agreement or contract to purchase any Common Shares.

Background of the Transaction

The terms of the Share Purchase Agreement are the result of negotiations between the representatives of Nautilus and stockholders of Assetplus. The following is a brief description of the background of these negotiations and the related transactions.

Nautilus was formed on November 1, 2010 and is a SPAC organized under the laws of the Republic of the Marshall Islands. It was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets.

A registration statement for Nautilus’s IPO was declared effective on July 14, 2011. On July 20, 2011, Nautilus consummated its IPO of 4,800,000 Units. Each Unit consisted of one Common Share of Nautilus and one Warrant. Each Warrant will entitle its holder to purchase from Nautilus one Common Share at an exercise price of $11.50 commencing 30 days following the completion of a business transaction, and will expire five (5) years from the date of the consummation of the business transaction. The Warrants may be redeemed by Nautilus at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the Common Shares are at least $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. The Common Shares and Warrants started trading separately on August 29, 2011, at which time the Units ceased trading.

The Units were sold at an offering price of $10.00 per Unit, bringing total gross proceeds to Nautilus from the 4,800,000 Units sold in its IPO to $48,000,000. A total of $48,480,000 (including the proceeds of the Private Placement of 3,108,000 Insider Warrants for $2,331,000 to the Insiders) has been placed in the Trust Account. Nautilus also sold to the underwriters of the IPO, for $100, an option to purchase up to a total of 150,000 Units at an exercise price of $11.00 per Unit. The Units issuable upon exercise of this option are identical to those offered in the IPO.

Prior to the consummation of its IPO, neither Nautilus, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Nautilus.

Subsequent to the consummation of the IPO on July 20, 2011, Nautilus commenced consideration of potential target companies with the objective of consummating a business transaction. Nautilus identified a number of potential targets and updated and supplemented such list from time to time. The total number of potential acquisition targets eventually considered by Nautilus exceeded 25 targets.

During the period from the closing of its IPO through the execution of Share Purchase Agreement, Nautilus:

•	participated in in-person or telephonic discussions with representatives of over 15 potential acquisition targets, including Assetplus;

•	entered into non-disclosure agreements with ten potential acquisition targets, including Assetplus; and

•	entered into letters of intent and conducted diligence with respect to three potential acquisition targets, including Assetplus.

Nautilus reviewed the potential acquisition targets based on revenue growth opportunities, vessel employment coverage and duration, asset characteristics, charterer credibility, expected financial results, competitive position, industry dynamics, financing and management experience, and narrowed its focus based on the interest expressed by the potential targets. Of the 15 potential targets that expressed interest, discussions progressed to a point of sufficient mutual interest that Nautilus entered into non-disclosure agreements with ten of the targets. Nautilus’s analysis of the potential targets progressed to the due diligence phase with respect to three companies, including Company A, Company B and Assetplus.

On March 5, 2012, Nautilus entered into a letter of intent with Company A, a company owning a fleet of offshore vessels in the anchor handling tug supply sector. From February 7, 2012 to March 13, 2012, Nautilus conducted due diligence of Company A. On March 13, 2012, Nautilus terminated the letter of intent with Company A since it did not believe Company A would be able to perform its obligations under its charter agreements.

On June 7, 2012, Messrs. Tsirigakis and Syllantavos, Nautilus’s co-chief executive officers, while conducting due diligence on Company B and attending Posidonia, the largest gathering of the international shipping community taking place in Athens, Greece, became aware during discussions with representatives of a bank that Vega Resource was looking for additional transaction partners to source and acquire vessels to service the Time Charters with Petrobras to which Vega Offshore and its subsidiaries were parties. Later that day, Messrs. Tsirigakis and Syllantavos met with Per Schøyen, the CEO of Vega Resource. After initial discussions, Messrs. Tsirigakis and Syllantavos determined that although a transaction with Vega appeared attractive, it would require an immediate cash investment. Since substantially all of Nautilus’s funds were in the Trust Account and only to be released upon successful closing of a business transaction, Nautilus temporized further negotiations with Vega Resource.

On June 21, 2012, Nautilus entered into a letter of intent with Company B, a company owning and operating offshore platform supply vessels (PSVs) in West Africa and the Far East, to purchase certain vessels. From May 12, 2012 until August 4, 2012, Nautilus conducted due diligence on Company B. On August 4, 2012, Vega Resource advised Nautilus that it was still looking for transaction partners for Vega Offshore, that the principals of Oil and Gas were interested in investing in the transaction and that it had already commenced financing discussions with a bank that Nautilus was familiar with.

On August 10, 2012, Assetplus was formed as a holding company, and shortly thereafter consummated its acquisition of Vega Offshore from Vega Resource.

From August 13, 2012 to September 5, 2012, daily meetings were held in Athens, Greece between the principals of Assetplus and Messrs. Tsirigakis and Syllantavos regarding the terms of a potential transaction and due diligence processes.

On August 15, 2012, Nautilus terminated the letter of intent with Company B because it believed that Assetplus was a superior target for the following reasons: (i) Company B’s acquisition price was higher, and its projected revenue and operating profit were lower than the comparable metrics for Assetplus, (ii) the potential transaction with Company B was structured as an all-asset acquisition, and the consideration to be paid by Nautilus would have been solely cash, rather than a blend of cash and stock as with Assetplus, (iii) the average time charter contract coverage in the potential transaction with Company B was one year, whereas similar coverage in the proposed transaction with Assetplus is for a period of four years plus an additional optional four year extension of such terms at the identical hire rates, (iv) in view of the limited contract coverage of the potential transaction with Company B, Nautilus was only able to secure senior debt financing commitment for approximately 50% of the fair market value of the vessels to be acquired, whereas in the proposed transaction with Assetplus, Nautilus was able to secure commitments for senior debt financing for approximately 65% of the fair market value of the vessels to be acquired and (v) while the vessels in the potential transaction with Company B were contracted in West Africa with an major oil company, the short-term charter durations did not provide an equivalent level of favorable strategic prospects for the future as provided by the long-term Time Charter contracts with Petrobras secured by Assetplus.

On September 6, 2012, Nautilus’s board of directors convened a meeting to review and consider various issues relating to the acquisition of the Assetplus business. The board considered the longer than customary periods of the Time Charters with Petrobras and the opportunity to enter an attractive industry sector. The board also reviewed certain information regarding Assetplus’s operations, including technical management agreements, commercial management agreements as well as equity and debt funding sources. After discussions, the board believed that Assetplus would be a favorable target and authorized Nautilus’s management to pursue this opportunity.

On September 20, 2012, Nautilus sent an initial draft of a letter of intent for the business transaction (the “LOI”) to Assetplus.

Between September 21, 2012 and November 1, 2012, Messrs. Tsirigakis and Syllantavos and the principals of Assetplus held various meetings and conference calls regarding the terms of the LOI and the Transaction. During this time, Nautilus continued its due diligence of Assetplus.

On October 10, 2012, Nautilus discussed various business arrangements with Vega Resource and thereafter sent a draft of the Exclusive Option Agreement to Vega Resource. Between October 11, 2012 and November 4, 2012, Messrs. Tsirigakis and Syllantavos and principals of Vega Resource held various conference calls regarding the business terms of the Exclusive Option Agreement.

On October 10, 2012, Nautilus’s U.S. counsel, Ellenoff Grossman & Schole LLP (“EGS”), and Maxim Group LLC, Nautilus’s financial advisor (“Maxim”), discussed entering into potential transactions with certain investors to facilitate the closing of the Transaction and the Offer, including the Lock-Up Option Agreements.

On October 20, 2012, Nautilus and EGS provided a draft of the Share Purchase Agreement to Assetplus, the Sellers and their Greek counsel, Deverakis Law Office (“Deverakis”).

During the week of October 21, 2012, Nautilus’s management participated in various telephone conferences with Assetplus negotiating the terms of the LOI.

On November 1, 2012, Nautilus sent a revised draft of the LOI to Assetplus reflecting the discussions between the parties. Between November 2, 2012 and November 14, 2012, Messrs. Tsirigakis and Syllantavos and the principles of Assetplus held various meetings and conference calls regarding the terms of the LOI and the Transaction.

On November 1, 2012, EGS sent a draft of the Lock-Up Option Agreement to Maxim. Maxim subsequently discussed the structure of the agreement with various Shareholders. On November 2, 2012, Maxim sent a draft of the Lock-Up Option Agreement to Shareholders.

On November 2, 2012, EGS sent a revised draft of the Share Purchase Agreement to Assetplus and Deverakis, reflecting changes to the LOI.

On November 5, 2012, Vega Resource provided Nautilus with its final comments to the Exclusive Option Agreement.

On November 6, 2012, the board of directors of Nautilus held a special meeting. At this meeting, Mr. Tsirigakis provided the board with a synopsis of the proposed transaction, including information regarding Assetplus. After discussions thereon, the Nautilus board unanimously authorized the officers of Nautilus to continue to negotiate and execute the LOI with Assetplus and the Sellers.

On November 7, 2012, the Exclusive Option Agreement between Nautilus and Vega Resource was executed.

On November 12, 2012, Nautilus and the Restricted Investors executed the Lock-Up Option Agreements.

On November 14, 2012, the LOI was executed by Nautilus and Assetplus.

On November 15, 2012, Orrick Herrington & Sutcliffe LLP (“Orrick”), Assetplus’ U.S. counsel, sent comments on the draft Share Purchase Agreement to EGS.

On November 16, 2012, EGS prepared a summary of the open items for Nautilus to discuss with Assetplus. Later that day, representatives of Nautilus and Assetplus discussed the open items.

On November 17, 2012, EGS distributed a revised draft of the Share Purchase Agreement to Orrick, reflecting Nautilus comments.

On November 19, 2012, EGS and Orrick discussed the Share Purchase Agreement via teleconference.

On November 19, 2012, the Nautilus board held a special meeting to discuss the Transaction. During the meeting, the board carefully considered whether the Transaction terms were reasonable and whether the Transaction was in the best interests of Nautilus and its shareholders. The board fully recognized that its analysis was based on assumptions that may or may not ultimately be realized, or that they might not be realized in the time or manner as initially provided, but nonetheless believed, and believes, that the business of Assetplus is attractive and that whatever assumptions may change, the fundamental Assetplus business and strategy was and would be viable. Following these discussions, the board unanimously approved the Transaction and authorized the officers of Nautilus to negotiate and execute definitive documents for the Transaction, including the Share Purchase Agreement.

On November 20, 2012, EGS distributed a revised draft of the Share Purchase Agreement to Orrick.

On November 21, 2012, EGS and Orrick held further discussions regarding the Share Purchase Agreement via teleconference. Orrick then distributed a revised draft of the Share Purchase Agreement and EGS provided additional comments. Later that day, Orrick advised EGS that it had no further comments on the Share Purchase Agreement.

On December 5, 2012, the Share Purchase Agreement was executed by the parties. On December 7, 2012, Nautilus, the Sellers and Assetplus issued a press release announcing the Transaction.

Nautilus’s Board of Directors’ Reasons for the Approval of the Transaction

Based upon its evaluation, Nautilus’s board of directors unanimously approved the Transaction with the Sellers and Assetplus and determined that it is in the best interests of Nautilus and its shareholders.

Nautilus’s board of directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of Nautilus’s board of directors may have given different weight to different factors.

Nautilus’s board of directors considered the nature of the business of Assetplus, its possession of attractive chartering contracts which are of longer durations than available in the market and at attractive hire rates, the extent of the liabilities to be assumed and the factors below, in addition to the various risks discussed in the section entitled “Risk Factors”, in reaching its determination that the Transaction is in the best interests of Nautilus and its shareholders and to approve the Transaction.

In considering the Transaction, Nautilus’s board of directors gave consideration to the following positive factors (although not weighted or in any order of significance):

•	the attractive charter hire rates of the contracts with Petrobras; and

•	the long term charter contracts with Petrobras while the standard in this industry are considerably shorter contracts.

In addition, Nautilus’s board of directors also gave consideration to the following negative factors (although not weighted or in any order of significance):

•	the start-up nature of Assetplus; and

•	the start-up nature of implementing Assetplus’s business plan.

Interest of Nautilus Shareholders in the Transaction

Immediately after consummation of the Transaction, holders of Nautilus Common Shares, including the Insiders, will own approximately 8.4% of the Common Shares of Nautilus, or holders of Nautilus Common Shares, including the Insiders, will own 16.7% of Nautilus’s Common Shares (assuming that 4,137,300 Common Shares are tendered pursuant to this Offer, all Warrants are exercised and the Contingent Consideration is issued). See “Beneficial Ownership of Nautilus Securities.”

Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction

Nautilus’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•	If Nautilus is unable to consummate the Transaction or fails to complete an initial business transaction pursuant to the Articles of Incorporation, we will (i) cease all operations except for the purposes of winding up, (ii) as promptly as possible, but not more than five business days thereafter, redeem all Common Shares sold in our IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, subject to applicable law, and (iii) as promptly as possible following such redemption, dissolve and liquidate as part of our plan of dissolution and liquidation. In such event, the 1,200,000 Common Shares held by the Insiders that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because the Insiders are not entitled to receive any of the liquidation proceeds with respect to such shares. The 1,200,000 Common Shares had an aggregate market value of $11,998,000 based on the closing price of such shares of $9.99on December 4, 2012.

•	The Insiders purchased an aggregate of 3,108,000 Insider Warrants at a purchase price of $0.75 per warrant for an aggregate purchase price of $2,331,000 in the Private Placement prior to the IPO. All of the proceeds Nautilus received from the Private Placement were placed in the Trust Account. If Nautilus is unable to consummate the Transaction or fails to complete an initial business transaction and is subsequently dissolved and liquidated, all of Nautilus’s Warrants, including the Insider Warrants, will expire worthless. The Insider Warrants had an aggregate market value of $466,200 based on the last reported closing price of Warrants of $0.15 as of December 4, 2012.

•	Messrs. Tsirigakis and Syllantavos will maintain their roles as executive officers and directors of Nautilus following the consummation of the Transaction, and enter into consultancy agreements.

•	If Nautilus liquidates prior to the consummation of a business transaction, Messrs. Tsirigakis and Syllantavos will be personally liable to pay debts and obligations to vendors and other entities that are owed money by Nautilus for services rendered or products sold to Nautilus, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the Trust Account, but only if such entities did not execute a waiver (even if such waiver is subsequently found to be invalid and unenforceable). Based on Nautilus’s estimated debts and obligations, it is not currently expected that Messrs. Tsirigakis and Syllantavos will have any exposure under this arrangement in the event of a liquidation; and

•	If Nautilus is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Messrs. Tsirigakis and Syllantavos have agreed to advance Nautilus the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $30,000) and not to seek repayment for such expenses.

Additionally, upon consummation of the Transaction, the underwriters of Nautilus’s IPO will be entitled to receive $480,000 of deferred underwriting commissions and EGS will be entitled to receive $100,000 of deferred legal fees.

Anticipated Accounting Treatment

The Acquisition will be accounted for as a recapitalization by Assetplus of Nautilus as Nautilus’s management has concluded that Assetplus is the accounting acquirer based on its evaluation of the facts and circumstances of the Acquisition. Assetplus is the larger of the two entities and is the operating company within the combining companies. Directors designated by Assetplus will hold one seat on Nautilus’s board of directors. Although a larger portion of the voting rights in the combined entity is likely to be held by pre-Acquisition Nautilus shareholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity, were not aligned with this voting interest. Additionally, the Nautilus shareholders are expected to represent a diverse group of shareholders at completion of the Acquisition and we are not aware of any voting or other agreements that suggest that they can act as one party.

THE SHARE PURCHASE AGREEMENT

This section of the Offer to Purchase describes the material provisions of the Share Purchase Agreement but does not purport to describe all of the terms of the Share Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Share Purchase Agreement, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Share Purchase Agreement, a copy of which is attached as Annex I hereto, in its entirety because it is the primary legal document that governs the Transaction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Share Purchase Agreement.

The Share Purchase Agreement has been included to provide information regarding the terms of the Transaction. In your review of the representations and warranties contained in the Share Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Share Purchase Agreement may have the right to not close the Acquisition if the representations and warranties of another party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties to the Share Purchase Agreement, rather than establishing matters of fact. The representations and warranties and other provisions of the Share Purchase Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Offer to Purchase and the Annex.

The Share Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Share Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Share Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of the Offer to Purchase, may have changed since the date of the Share Purchase Agreement and subsequent developments or new information qualifying a representation or warranty to the extent material to an investment decision have been included in this Offer to Purchase. The representations, warranties and covenants in the Share Purchase Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Nautilus, the Sellers and Assetplus do not believe that these schedules contain information that is material to an investment decision.

Nature of Transaction

The nature of Assetplus’s business is primarily the implementation stage of a project rather than a fully developed operating business generating revenue, which stage will be achieved once the vessels are delivered into their respective Petrobras contracts.

Structure of Transaction

Pursuant to the Share Purchase Agreement, Nautilus will acquire all the equity interests in Assetplus, which will become a wholly-owned subsidiary of Nautilus. All of Assetplus’s subsidiaries will become indirect, wholly-owned subsidiaries of Nautilus and all the vessels and contracts of Assetplus and its Subsidiaries will therefore become indirectly wholly-owned by Nautilus.

Assetplus and its Subsidiaries are obligated, and effective as of the closing of the Acquisition, will remain obligated, under the following debt facilities to repay certain indebtedness:

(i)   the Senior Debt Facility by and among Assetplus as guarantor and, its Subsidiaries and DVB Merchant Bank Asia Limited (the “Senior Lender”) in a principal amount of up to $38,220,000 and bearing interest at a rate of LIBOR plus 4% per annum. For a detailed description of the Senior Debt Facility, see “Sources of Debt Financing for the PSVs and OSRVs — Senior Debt Facility”;

(ii)   the Subordinated Term Loan Facility dated November 23, 2012 in a principal amount of $16,800,000, and bearing interest at a rate of 10% per annum, and providing for an OID of 16.7%, the proceeds of which shall be used to replace the Mezzanine Debt Facility dated November 1, 2012 among Assetplus as Guarantor and Vega Juniz AS, a subsidiary of Assetplus, its Subsidiaries and Mezzanine Financing (in such capacity, the “Mezzanine Lender”) in a principal amount $16,800,000 and bearing interest at a rate of 10% per annum and providing for an original issue discount of 16.7%. For a detailed description of the Subordinated Term Loan Facility and Mezzanine Debt Facility, see “Sources of Debt Financing for the PSVs and OSRVs — Mezzanine Debt Facility”; and

(iii)   the Working Capital Facility by and among Assetplus, its Subsidiaries and Mezzanine Financing (in such capacity, the “Working Capital Lender”) in a principal amount of $6,000,000 and providing for an OID (the “Working Capital Facility”; and collectively with the Senior Debt Facility and the Mezzanine Debt Facility, the “Debt Facilities”) is repayable at Closing with the Put Shares. For a detailed description of the Working Capital Facility, see “Sources of Debt Financing for the PSVs and OSRVs — Working Capital Facility”.

Effective as of the Closing, Nautilus will assume the indebtedness outstanding under each of such Debt Facilities. In addition, after the Closing, substantially all the assets of Assetplus and each of its Subsidiaries (including all vessels delivered to the Subsidiaries as of such date, which at a minimum will include three of the four vessels) will be subject to security interests and ship mortgages in favor of the Senior Lender and the Mezzanine Lender securing the repayment of the Senior Debt Facility and Mezzanine Debt Facility.

Immediately following the Closing, Nautilus will issue the Put Shares to the Working Capital Lender thereby repaying in full such indebtedness under the Working Capital Facility. After giving effect to this repayment, the total indebtedness of Nautilus and its Subsidiaries as of the Closing of the Acquisition will be the amounts outstanding under the Senior Debt Facility, the Mezzanine Debt Facility and the Subordinated Term Loan Facility, which shall be no greater than $52,220,000.

Prior to and/or concurrently with the closing of the Acquisition, Nautilus will have completed the Offer pursuant to Rule 13e-4 and Regulation 14E (each, as modified, waived or otherwise agreed to with the SEC) of the Exchange Act. Through the tender offer, shareholders of Nautilus will be provided with the opportunity to redeem their Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes and interest, upon the consummation of the Acquisition. The obligation of Nautilus to purchase Common Shares validly tendered and not properly withdrawn pursuant to the Offer will be subject to, among others, the condition that the Acquisition is consummated.

Following the Closing: (i) commercial management of Assetplus’s vessels will continue to be undertaken by Commercial Manager, pursuant to an existing management agreement between Commercial Manager and Vega Offshore; and (ii) technical management of Assetplus’s vessels will continue to be undertaken by Technical Manager pursuant to an existing management agreement between the Vessel Owning Subsidiaries and Technical Manager.

Acquisition Consideration to be Delivered

In connection with the Transaction, the Sellers, in accordance with the terms and conditions of the Share Purchase Agreement, will receive or be entitled to receive aggregate cash and other forms of consideration consisting of (A) at Closing, consideration of up to $75,620,000 in the form of (i) Equity Consideration in the aggregate amount of 1,722,773 Common Shares, valued at $10.10 per share, representing a total value of $17,400,007; (ii) 594,059 Put Shares to Mezzanine Financing in full satisfaction of the $5,000,000 in loan proceeds drawn down by Assetplus pursuant to the Working Capital Facility, plus interest, OID and transaction costs related to such loan, which Put Shares will be covered by the Put Option, and if exercised, in connection with which Nautilus will purchase up to all Put Shares from Mezzanine Financing at the Put Option Value; and (iii) Nautilus’s assumption of the Debt Assumption Amount, the aggregate amount of which shall not exceed (a) an amount of principal equal to $52,220,000, plus accrued and unpaid interest and OID; (B) a cash payment of $7,150,000 either: (x) within fifteen (15) days following the Expiration Date, interest free, or (y) within ninety (90) days following the Expiration Date, with a 10% annual interest rate (interest to be applied beginning on the sixteenth (16th) day following the Expiration Date) where the determination whether to make the cash payment within 15 days or 90 days following the Expiration Date is solely in the discretion of Nautilus; and (C) the Earn-Out Payment upon the satisfaction of certain financial criteria. Upon receipt of the Cash Payment from Nautilus, the Sellers shall immediately pay an aggregate of $2,800,000 to Mezzanine Financing, on behalf of Assetplus, as partial repayment of the outstanding amounts on the Mezzanine Facility.

The Earn-Out Payment will become issuable to the Sellers in an amount of Common Shares, which in the aggregate, are valued up to $6,315,040 as additional consideration for the purchase of their equity interest in Assetplus if Nautilus achieves consolidated EBITDA (defined as gross revenue minus commissions minus vessel operating expenses on an annualized basis) for the fiscal year ending December 31, 2013 equal to or in excess of $18,000,000. The Earn-Out Payment is based on a per share price equal to the greater of: (i) the 45-day value weighted average price on the issuance date and (ii) $10.10 per share. The Earn-Out Payment will be made within 30 days following the filing of the 2013 Annual Report. In the event that Assetplus acquires additional OSRV vessels to service the two remaining Petrobras Time Charters, then Sellers will be entitled to receive the Additional Earn-Out Payment if Nautilus achieves the Additional EBITDA Earn-Out Threshold per vessel.

Lock-Up of Equity Consideration

Each of the Sellers agreed in the Share Purchase Agreement not to sell or otherwise transfer the Common Shares issued to them in the Initial Stock Payment for 90 days after the Closing, unless otherwise agreed to in writing by Nautilus in its sole discretion. See “Additional Material Agreements — Lock-Up Option Agreement” for a further description of the terms of such agreement.

Closing and Effective Time of the Transaction

The Transaction is expected to be consummated promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transaction,” unless Nautilus and Assetplus agree in writing to hold the Closing at another time but in no event will such time be later than 3 business days following the Expiration Date.

Conditions to Closing of the Transaction

The obligations of the parties to the Share Purchase Agreement to consummate the Acquisition are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Share Purchase Agreement before consummation of the Transaction. The obligation of Nautilus to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by Nautilus):

•	each of the representations and warranties of the Sellers and of the Sellers regarding Assetplus and its Subsidiaries shall be true and correct in all material respects at and as of the Closing Date;

•	the Sellers and Assetplus having performed and complied with all of their respective agreements and covenants set forth in the Share Purchase Agreement in all material respects through the Closing;

•	the Sellers shall have delivered to Nautilus at the Closing (A) the signed Instrument of Transfer of Shares in respect of the transfer of 8.620 Assetplus Shares from Geos Services Limited to Nautilus, (B) the signed Instrument of Transfer of Shares in respect of the transfer of 1.380 Assetplus Shares from Geos (Nominees) Limited to Nautilus, (C) the signed Resolution of the Sole Director of Assetplus approving the transfer of the Assetplus Shares to Nautilus, (D) the signed Certificate of the Secretary of Assetplus confirming that the transfer of the Assetplus Shares to Nautilus having been registered in the Register of Members of Assetplus and (E) the signed share certificate representing the Assetplus Shares in favor of Nautilus;

•	Assetplus shall have procured all of the third party consents required in order to effect the Closing;

•	there shall be no pending or threatened action, suit, or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by the Share Purchase Agreement, (B) cause any of the transactions contemplated by the Share Purchase Agreement to be rescinded following consummation, (C) affect adversely the right of Nautilus to own the Assetplus Shares and to control Assetplus, or (D) affect adversely the right of Assetplus to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

•	Assetplus, together with its Subsidiaries, as of the Closing shall have outstanding principal indebtedness no greater than $52,220,000 plus accrued interest and OID on such amount;

•	any and all stockholder, voting or similar agreements (or other agreements reasonably required by Nautilus) of the Sellers with each other or Assetplus, including but not limited to the Shareholders Agreement, being terminated as of the Closing Date;

•	the Sellers, on behalf of themselves and Assetplus, having delivered to Nautilus a certificate to the effect that certain of Nautilus’s conditions have been satisfied in all respects;

•	Assetplus having delivered to Nautilus resolutions adopted by the Board of Directors and the shareholders of Assetplus authorizing the Share Purchase Agreement and the transactions contemplated thereby as certified by the Secretary of Assetplus;

•	Assetplus having delivered to Nautilus a recent Certificate of Good Standing or equivalent in respect of Assetplus and each of its Subsidiaries issued by the appropriate governing body; and

•	the closing of this Offer having occurred prior to or concurrently with the Closing.

The obligation of the Sellers to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by the Sellers):

•	each of the representations and warranties of Nautilus being true and correct in all material respects at and as of the Closing Date;

•	Nautilus having performed and complied with all of its covenants pursuant to the Share Purchase Agreement in all material respects through the Closing;

•	Nautilus having delivered the Initial Stock Payment to the Sellers at the Closing;

•	Nautilus having assumed the Assumed Indebtedness by means of documentation in form and substance reasonably satisfactory to the Sellers, and the Senior Lender and Mezzanine Financing having accepted and approved such documentation;

•	there shall be no pending or threatened action, suit, or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by the Share Purchase Agreement, (B) cause any of the transactions contemplated by the Share Purchase Agreement to be rescinded following consummation, (C) affect adversely the right of any Seller to own the Common Stock of Nautilus, or (D) affect adversely the right of Nautilus to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

•	the closing of this Offer having occurred prior to or concurrently with the Closing;

•	Nautilus having delivered to the Sellers a certificate to the effect that certain of the Sellers’ conditions have been satisfied in all respects;

•	Nautilus having delivered to the Sellers resolutions adopted by the Board authorizing the Share Purchase Agreement and the transactions contemplated thereby as certified by the Secretary of Nautilus;

•	the Senior Lender and Mezzanine Finance each having consented in writing to waive any default or event of default arising under the agreements setting forth the terms and conditions of the Assumed Indebtedness in connection with the transactions contemplated thereby and having consented in writing to the consummation thereof;

•	with respect to an aggregate of 500,000 Insider Shares held by the Insiders (including 100,000 Common Shares that are subject to forfeiture if certain conditions related to the price of Nautilus

Common Shares are not satisfied), the Insiders having either (a) assigned such 500,000 Insider Shares to Oil & Gas, for nominal consideration and pursuant to a form of assignment in form and substance reasonably satisfactory to the Insiders and Oil & Gas or (b) forfeited for no consideration such 500,000 Insider Shares and causing Nautilus to cancel such shares and issue 500,000 Common Shares with the same rights and restrictions as the Insider Shares to Oil & Gas; and

•	all actions to be taken by Nautilus in connection with consummation of the transactions contemplated thereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated thereby have been satisfactory in form and substance to the Sellers.

Termination

The Share Purchase Agreement may be terminated prior to the Closing as follows:

•	by mutual written agreement of Nautilus, the Sellers and Assetplus;

•	by written notice by Nautilus to the Sellers and Assetplus, if there has been a breach by the Sellers and/or Assetplus of any of their representations, warranties or covenants contained in the Share Purchase Agreement, or if any representation or warranty of the Sellers and/or Assetplus shall have become untrue or inaccurate which, in either case, would result in a failure of certain conditions (a “Terminating Seller Breach”); provided, however, that if such Terminating Seller Breach is curable by the Sellers and/or Assetplus prior to the Termination Date, then Nautilus may not terminate the Share Purchase Agreement for fourteen (14) calendar days after delivery of written notice from Nautilus to the Sellers and Assetplus of such Terminating Seller Breach, provided the Sellers and/or Assetplus continues to exercise commercially reasonable efforts to cure such breach. Nautilus may not terminate the Share Purchase Agreement pursuant these provisions if it shall have materially breached the Share Purchase Agreement or if such Terminating Seller Breach is cured during such fourteen (14) day period;

•	by joint written notice by the Sellers to Nautilus, if there has been a breach by Nautilus of any of its representations, warranties or covenants contained in the Share Purchase Agreement, or if any representation or warranty of Nautilus shall have become untrue or inaccurate which, in either case, would result in a failure of certain conditions (a “Terminating Nautilus Breach”); provided, however, that if such Terminating Nautilus Breach is curable by Nautilus prior to the Termination Date, then the Sellers and Assetplus may not terminate the Share Purchase Agreement for fourteen (14) calendar days after delivery of written notice from the Sellers to Nautilus of such Terminating Nautilus Breach, provided Nautilus continues to exercise commercially reasonable efforts to cure such breach. The Sellers may not terminate this Agreement pursuant these provisions if it or Assetplus shall have materially breached the Share Purchase Agreement or if such Terminating Nautilus Breach is cured during such fourteen (14) day period; or

•	on or after February 14, 2013 (the “Termination Date”), by any of Nautilus, the Sellers or Assetplus upon written notice to the other parties.

Effect of Termination

If the Share Purchase Agreement is terminated, it shall become void, and there shall be no liability on the part of any party thereto or any of their respective affiliates or the members, managers, directors, officers, partners, employees, agents or other representatives of any of them, and all rights and obligations of each party thereto shall cease; except for liability for any fraud or willful breach of any of any party’s respective representations, warranties, covenants or agreements contained in the Share Purchase Agreement prior to termination.

Fees and Expenses

Except as otherwise set forth in the Share Purchase Agreement, all fees and expenses incurred by the Sellers and Assetplus, including without limitation legal fees and expenses, in connection with the Share Purchase Agreement and the transactions contemplated thereby will be borne by the Sellers, and all fees and expenses incurred by Nautilus, including without limitation legal fees and expenses, in connection with the Share Purchase Agreement and the transactions contemplated thereby will be borne by Nautilus.

Management of Nautilus Following the Acquisition

Immediately following the Closing, the board of directors of Nautilus (the “Board”) shall consist of five members, the majority of whom shall meet the definition of “independent” as set forth under the rules of Nasdaq. At Closing, Nautilus shall appoint three members to the Board, including Mr. Anthony Argyropoulos, Mr. Savvas Georghiades, and Mr. Alexandros Gotsopoulos. Following the Closing, Mr. Prokopios “Akis” Tsirigakis and Mr. George Syllantavos will remain as directors of Nautilus. Following the Closing, Mr. Tsirigakis will retain his current titles of President and Co-CEO of Nautilus while Mr. Syllantavos will retain his current titles of Co-CEO, CFO and Secretary of Nautilus.

Immediately following the Closing, the Board will have a staggered structure with three classes of directors (A, B and C) serving three year terms, with the initial tenure being one, two and three year tenures, respectively, for each class. Mr. Argyropoulos and Mr. Syllantavos will each serve as a Class C director. Mr. Georghiades and Mr. Tsirigakis will each serve as a Class B director. Mr. Gotsopoulos will serve as a Class A director. See “Management of Nautilus Following the Acquisition.”

Tender Offer

The Share Purchase Agreement obligates Nautilus to (subject to market conditions) consummate prior to the Closing a tender offer pursuant to Rule 13e-4 and Regulation 14E (each, as modified, waived or otherwise agreed to with the SEC) of the Exchange Act. Through the Tender Offer, shareholders of Nautilus will be provided with the opportunity to redeem their Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes, upon the consummation of the Acquisition. The obligation of Nautilus to purchase Common Shares validly tendered and not properly withdrawn pursuant to the Tender Offer will be subject to, among others, the Acquisition Condition.

Nautilus may not waive the Acquisition Condition, or the other Offer Conditions set forth in the Share Purchase Agreement (except for conditions to be satisfied by Assetplus and/ or Sellers) without the consent of Assetplus and the Sellers, unless required by the SEC. Notwithstanding the foregoing, Nautilus may, without the consent of Assetplus and the Sellers, (i) extend the Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than twenty (20) Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”), if, at any scheduled expiration of the tender offer, the conditions set forth in the Share Purchase Agreement, have not been satisfied or waived, or (ii) extend or amend the tender offer for any period (the Initial Expiration Date as extended, the “Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.

Representations and Warranties

The Share Purchase Agreement contains a number of representations that each of Nautilus, Assetplus and the Sellers have made to each other. These representations and warranties, among others, relate to the following: (i) Due Organization and Standing; Subsidiaries; (ii) Authorization and Power; (iii) No Conflicts; (iv) Capital Structure; (v) Consents and Approvals; (vi) SEC Documents; Financial Statements; (vii) Absence of Certain Changes; (viii) Absence of Undisclosed Liabilities; (ix) Litigation; (x) Restrictions on Business Activities;; (xi) Interested Party Transactions; (xii) Compliance With Laws; (xiii) Brokers’ and Finders’ Fees; (xiv) Board Approval; (xv) Compliance with Securities Act;; (xvi) Enforceability; (xvii) The APL Shares; (xviii) Assets; and (xix) Material Contracts.

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Share Purchase Agreement, material adverse effect means (i) for the Sellers or Assetplus, a material adverse effect on the financial condition, results of operations, properties or business of Assetplus and its Subsidiaries, either individually or taken as a whole and (ii) for Nautilus, any circumstance, change in or effect on Nautilus that is materially adverse to the financial condition, results of operations, properties or business of Nautilus.

Covenants of the Parties

The parties to the Share Purchase Agreement have agreed, during the period from the date of the Share Purchase Agreement until the earlier of the termination of the Share Purchase Agreement pursuant to its terms or the consummation of the Transaction, (i) to use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws to consummate the Transaction; (ii) to execute and deliver such other instruments and take such action as the other party may reasonably deem necessary or desirable in order to achieve the objectives therein; (iii) to give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of any third parties or governmental authorities necessary in order to consummate the transactions contemplated thereby; (iv) to hold in confidence any information received from the other parties that is non-public in nature; (v) to not engage in any practice, take any action, or enter into any transaction not in the ordinary course of business or as required by any Transaction Document, without the prior written consent of the other party; and (vi) to give prompt written notice of any developments which may present a material adverse effect.

In addition, the Sellers have agreed that prior to Closing, except with the prior written consent of Nautilus or as required or permitted by any Transaction Document, (i) to conduct the business of Assetplus in the ordinary course, (ii) to perform in all material respects and in a timely manner all of their respective obligations and comply in all material respects with all covenants under each Material Contract to which it is a party, (iii) to use their commercially reasonable efforts to preserve intact the present business organization of Assetplus and its Subsidiaries and preserve all relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Assetplus and its Subsidiaries; (iv) to use commercially reasonable efforts to maintain its material assets in the same state of repair as they are on the date thereof, reasonable wear and tear excepted; (v) to promptly notify Nautilus of any event or occurrence of which Sellers have knowledge that is not in the ordinary course of business; (vi) to maintain books and records of Assetplus in accordance with past practice, and use commercially reasonable efforts to maintain in full force and effect all material Seller permits and material insurances; (vii) to make available to Nautilus copies of all material correspondence exchanged with the builder in connection with any shipbuilding contract; (viii) to not agree to any material change of plans and drawings provided by such builder or approve any further material plans and/or material drawings to be provided by such builder pursuant to the shipbuilding contract; and (ix) to use commercially reasonable efforts to (x) maintain its material rights under any shipbuilding contract and (y) maintain its business relations with any newbuild vessel builder.

Nautilus agreed that except with the prior written consent of Assetplus or as required or contemplated by any Transaction Document: (i) to comply with all of its obligations under its articles of incorporation and bylaws (including the requirement to launch and consummate the Tender Offer), (ii) to perform in all material respects and in a timely manner all its obligations and comply in all material respects with all covenants under each material agreement to which it is a party, (iii) to promptly notify Assetplus of any event or occurrence of which Nautilus has knowledge that is not in the ordinary course of business, (iv) to maintain its books and records in accordance with past practice, (v) to make available to Assetplus copies of all material correspondence exchanged with the SEC and any other governmental authority, and (vi) to comply with all filing requirements under the U.S. securities laws, including all periodic filings required under the Exchange Act.

Access and Information

The parties to the Share Purchase Agreement have agreed, during the period from the date of the Share Purchase Agreement until the consummation of the Transaction, each party shall provide to the other party with full access during normal business hours to their books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting a due diligence investigation.

Non-Solicitation

During the period beginning on the date of the Share Purchase Agreement through Closing, neither Assetplus, the Sellers, Nautilus nor any of their respective officers, directors, employees, representatives or affiliates shall, without the prior written consent of the other parties, directly or indirectly, solicit, initiate, facilitate or encourage the submission of any proposals or offers from, provide confidential information to or enter into, participate in or continue, any discussions, negotiate or enter into any agreement, arrangement or understanding with any person or entity (other than the other parties) relating to or that may be reasonably expected to lead to, or result in: (i) any acquisition in a single transaction or a series of related transactions of all, substantially all, or any material, assets of such party; (ii) any acquisition of equity interests of such party; (iii) any arrangement, amalgamation, merger, dissolution, liquidation, recapitalization, consolidation or business combination directly or indirectly involving such party; (iv) any act, arrangement or transaction which could be inconsistent with the transactions contemplated by the Share Purchase Agreement; or (v) any proposal or public announcement of an intention to do any of the foregoing (in each case, an “Acquisition Proposal”). In addition, each party shall notify each other party in writing of any Acquisition Proposal it receives.

Trust Account Waiver

Assetplus and the Sellers agreed he, she or it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Nautilus and Assetplus, the Share Purchase Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Claims”). Each of Assetplus and the Sellers irrevocably waived any Trust Claims he, she or it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Nautilus and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of the Share Purchase Agreement). Each of Assetplus and the Sellers agreed and acknowledged that such irrevocable waiver is material to the Share Purchase Agreement and specifically relied upon by Nautilus to induce it to enter into the Share Purchase Agreement, and each of Assetplus and the Sellers further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Assetplus, any Seller or any of their affiliates, commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Nautilus, which proceeding seeks, in whole or in part, monetary relief against Nautilus, each of Assetplus and the Sellers (on behalf of themselves and their respective affiliates) acknowledged and agreed that his, her or its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Assetplus or any Seller (or their affiliates or any party claiming on Assetplus’s behalf or in lieu of Assetplus) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that Assetplus, any Seller or any of their affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Nautilus, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Nautilus public shareholders, whether in the form of money damages or injunctive relief, Nautilus shall be entitled to recover from Assetplus or the Sellers or any of their affiliates commencing any such action or proceeding, as the case may be, the associated legal fees and costs in connection with any such action or proceeding, in the event Nautilus prevails in such action or proceeding.

Debt Assumption

As of the Closing of the Acquisition, Assetplus and the Vessel Owning Subsidiaries will remain obligated to repay certain indebtedness under the Senior Debt Facility, the Mezzanine Debt Facility and the Working Capital Facility. See “Sources of Debt Financing For the PSVs AND OSRVs”. As of the Closing of the Acquisition, Nautilus will assume the repayment of all indebtedness outstanding under the Debt Facilities by virtue of consummating the Acquisition and directly owning Assetplus.

Performance of Contracts

Prior to the Closing, Assetplus and the Sellers shall have pursued the identification of and contract of the Additional Vessels, whether through direct purchase and/or bareboat charters, to service the remaining two OSRV time charter contracts awarded by Petrobras for the Additional Vessels.

Public Announcements

Nautilus, Assetplus and the Sellers agreed to hold in confidence any information received from the other parties that is non-public in nature and not to make any public announcement with respect to the Share Purchase Agreement or the Transaction without the prior written consent of the other parties, except to the extent required by applicable law, and in such case the party making such announcement shall provide the other parties with reasonable prior written notice regarding such announcement and shall discuss in good faith with the other parties their comments regarding the content thereof.

Regulatory Matters

The transactions contemplated by the Share Purchase Agreement are not subject to any additional federal or state regulatory requirements or approvals, except for comments from the SEC relating to this Offer to Purchase and for filings with the Republic of the Marshall Islands necessary to effectuate the Acquisition.

SOURCES OF DEBT FINANCING FOR THE PSVs AND OSRVs

Senior Debt Facility

On November 23, 2012 Assetplus, through its Vessel Owning Subsidiaries, as Borrowers, entered into a senior secured loan agreement with DVB Merchant Bank Asia Limited (the “Senior Debt Facility”) providing for a principal amount of up to $38,220,000 for partly financing the purchase of two PSVs (Vega Crusader and Vega Corona) and two OSRVs (Vega Juniz and Vega Emtoli). The Senior Debt Facility will be assumed by Nautilus upon the consummation of this Offer.

The Senior Debt Facility has a six year term and bears interest at a rate of LIBOR plus 4%. It may be drawn against in up to six draw downs, comprised of four draw downs of up to $7,637,500 each for each of the Vega Crusader, Vega Corona, Vega Juniz and Vega Emtoli, plus two additional draw downs of up to $3,835,000 each for the oil recovery equipment to be installed on each of the Vega Juniz and Vega Emtoli. Therefore, an aggregate of up to $11,472,500 is available pursuant to the Senior Debt Facility for each of the Vega Juniz and Vega Emtoli.

The draw downs for each of the Vega Juniz and Vega Emtoli are conditioned on the Vega Crusader and Vega Corona having been accepted by Petrobras. The draw downs for the oil recovery equipment for each of the Vega Juniz and Vega Emtoli are conditioned on producing to the Senior Lender a certificate by ABS evidencing the respective vessel has been classed as “Oil Recovery Vessel”.

Nautilus, upon closing, will take over the operating earnings accounts of all Vessel Owning Subsidiaries having an aggregate minimum restricted cash balance of $2,600,000 as is stipulated by the terms of the Senior Debt Facility.

Mezzanine Debt Facility

Pursuant to a “Loan Facility Agreement”, dated 1st November 2012, entered into by and between Mezzanine Financing and Vega Juniz AS, as Borrower (the “Mezzanine Senior Facility”), for an amount up to US$16,800,000, offered with an Original Issue Discount of 16.7%, which has provided the Borrower with net funding proceeds of up to US$14,000,000.

The Mezzanine Senior Facility was fully drawn (providing the Borrower with net funding proceeds of US$14,000,000 (after the application of the Original Issue Discount) on November 2, 2012 to partly finance the acquisition cost of Vega Juniz and for working capital purposes. As of the date hereof, the said facility has been partially repaid and the principal amount outstanding has been reduced to $9,800,000. There are no remaining undrawn commitments under this facility.

The Mezzanine Senior Facility has been partially refinanced, and will gradually be refinanced in full by a subordinated term loan facility, dated November 23, 2012, entered into by and between Mezzanine Financing, as junior lender, and the Vessel Owning Subsidiaries, as Borrowers, providing the Borrowers with a junior term loan for an amount of up to US$16,800,000, offered with an original issue discount of 16.7%, which shall provide the Borrowers with net funding proceeds of up to US$14,000,000 (“the Mezzanine Junior Facility”).

The amounts repaid under the Mezzanine Senior Facility are being re-advanced by Mezzanine Financing (after the application of the Original Issue Discount) to the relevant owning companies as junior secured advances (with Mezzanine obtaining 2nd priority mortgages on each of the four vessels ranking behind the senior secured lender) As of the date hereof, there is $7,000,000 owed under this Facility.

Working Capital Facility

In order to fund a portion of the working capital requirements, Assetplus entered into a short term working capital loan facility agreement with Mezzanine Financing on November 16, 2012 to provide a debt facility for a principal amount of up to $6,000,000 (the “Working Capital Facility”) with an Original Issue Discount of 16.7%, thus providing Assetplus with net funding proceeds of $5,000,000.

The Working Capital Loan Facility is to be repaid within one year from its November 19, 2012 drawdown with such repayment amount being set at $6,742,570 including principal, interest, OID and transaction costs. However, in the case of change of control of the Borrower, the Borrower is obliged to immediately prepay the Working Capital Facility.

Upon the acquisition by Nautilus of the totality of the shares in Assetplus Limited, Nautilus shall repay the amount of $6,742,570 by issuing to Mezzanine Financing 594,059 Put Shares. Furthermore, Nautilus will grant to Mezzanine Financing the Put Option exercisable beginning four months following the closing of the Tender Offer. If exercised by Mezzanine Financing, the Put Option will require Nautilus to purchase back from Mezzanine Financing up to all the Put Shares at Put Option Value equal to up to $6,742,570. Mezzanine Financing shall give Nautilus no less than sixty (60) days prior written notice of its decision to exercise the Put Option, in order to allow Nautilus to attempt to arrange for the Put Sale. If a Put Sale is completed, Mezzanine Financing shall receive the Put Option Value (with Nautilus contributing to Mezzanine Financing the shortfall, if any, between the actual proceeds from the Put Sale and the Put Option Value). If Nautilus is unable to complete a Put Sale during such sixty (60) day period, Nautilus shall purchase the Put Shares from Mezzanine Financing at the Put Option Value on the final day of such sixty (60) day period. Upon any purchase and sale of the Put Shares, Mezzanine Financing shall be required to transfer the Put Shares free and clear of any liens.

ADDITIONAL MATERIAL RELATED AGREEMENTS

This section of the Offer to Purchase describes the material provisions of the Additional Material Related Agreements but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Additional Material Related Agreements. The Additional Material Related Agreements were filed as exhibits to Nautilus’s Form 6-K, dated December 7, 2012. Shareholders and other interested parties are urged to read such agreements in their entirety. See “Where You Can Find More Information.”

Petrobras Time Charter Contracts

Assetplus, through its wholly-owned subsidiary, Vega Offshore, entered into six (6) Time Charters with Petrobras for two (2) PSVs and four (4) OSRVs. Each contract has a duration of four (4) years plus a single option to extend for four (4) additional years, which option is exercisable at the discretion of Petrobras. As is customary for Petrobras long period time charter contracts entered into with non-Brazilian flagged vessels, such as the Time Charters, the Time Charters contain a so-called ‘ANTAQ clause’ (ANTAQ are regulations issued by the Brazilian Water Transportation Authority) providing Petrobras with the right to terminate the Time Charter, upon 45 days notice, after the passage of 365 days, in case the vessel loses its ANTAQ license to operate in Brazilian waters. To the knowledge of Nautilus and Assetplus, this clause has never been invoked against a vessel operating in Brazil. The gross daily hire rates of the Time Charters are : $21,950 for the PSV Vega Crusader, $20,950 for the PSV Vega Corona and $26,200 for each of the four (4) OSRVs. Moreover, for each OSRV, Petrobras will pay mobilization fees of $1,965,000. Assetplus expects to deliver its two PSVs and two OSRVs to their Petrobras Time Charters in the fourth quarter 2012 and first quarter 2013, respectively.

Vessel Delivery and MOAs

Assetplus, through its wholly owned Vessel Owning Subsidiaries, has taken delivery under its ownership of two (2) PSVs (Vega Crusader and Vega Corona) and one OSRV (Vega Juniz) and has entered into an MOA to purchase one OSRV (Vega Emtoli). The purchase price of the PSV vessels are $12,050,000 and $12,050,000 and of the OSRV vessels and $12,460,000 and $11,900,000 respectively. Assetplus expects that the first year operating expenses of the PSVs and OSRVs vessels currently under ownership, as well as those of the two additional OSRVs contemplated for purchase, will be approximately $9,500 per day, given that they all are of the same design, size and age.

Under the terms of the two (2) remaining Time Charters for which Assetplus has not yet secured vessels, if Assetplus fails to deliver the required vessels on or prior to January 14, 2013, Petrobras has the right to terminate such Time Charters. However, management expects that Petrobras will extend the cancellation date of such Time Charters for an additional period of five months, similar to the non-cancellation letters Petrobras has provided to Vega Offshore for Vega Crusader and Vega Corona.

Assetplus, through Vega Offshore and/or the Vessel Owning Subsidiaries, intends to identify and control either through direct purchase or charter an additional two (2) vessels to service the remaining two (2) OSRV Petrobras Time Charters for which it has not yet secured vessels. Assetplus expects to purchase these two additional OSRV vessels to service the remaining Time Charters for a purchase price of approximately $16.5 million to $17.5 million each. Assetplus intends to secure debt financing of approximately $11 million for each such OSRV vessel.

Time Charters with Vessels

Assetplus, through its subsidiary, Vega Offshore, has entered into six long-term Time Charters with Petrobras. Assetplus has secured by ownership or MOA two PSVs (Vega Crusader and Vega Corona) and two OSRVs (Vega Juniz and Vega Emtoli) regarding four of such corresponding Time Charters. The Time Charters that will be served by each of Vega Crusader, Vega Corona, Vega Juniz and Vega Emtoli are on the basic terms set forth below. Time charters are arrangements for the chartering of a vessel for a set duration, during which the owner typically retains control of the vessel.

Vessel name	Type	Expected Delivery Date	Term of T/C contract	Single Option to extend	Gross Daily Rate
Vega Crusader	PSV	December 2012	4 years	4 years	$21,950
Vega Corona	PSV	December 2012	4 years	4 years	$20,950
Vega Juniz	OSRV	January 2013	4 years	4 years	$26,200
Vega Emtoli	OSRV	January 2013	4 years	4 years	$26,200

PSV Vega Crusader

The Time Charter for the Vega Crusader was entered into between Petrobras as charterer and Vega Offshore as owner on April 24, 2012. This Time Charter requires a vessel to provide support to oil platforms engaged in the exploration and production of oil and natural gas. The Time Charter consists of a Petrobras form and additional schedules relating to payments and technical and operational matters. This Time Charter is governed by Brazilian law. The fixed period is 4 years from delivery subject to the option of Petrobras to extend such period for an additional four years. The gross daily rate under this Time Charter is $21,950.

PSV Vega Corona

The Time Charter for the Vega Corona was entered into between Petrobras as charterer and Vega Offshore as owner on April 24, 2012. This Time Charter requires a vessel to provide support to oil platforms engaged in the exploration and production of oil and natural gas. The Time Charter consists of a Petrobras form and additional schedules relating to payments and technical and operational matters. This Time Charter is governed by Brazilian law. The fixed period is 4 years from delivery subject to the option of Petrobras to extend such period for an additional four years. The gross daily rate under this Time Charter is $20,950.

OSRV Vega Juniz

In August 2012, Petrobras awarded the Time Charter for the Vega Juniz to Vega Offshore as owner. This Time Charter requires a vessel to provide maritime support activities for emergency response to, as well as the recovery of oil from an oil spill. The Time Charter consists of a Petrobras form and additional schedules relating to payments and technical and operational matters. This Time Charter is governed by Brazilian law. The fixed period is 4 years from delivery subject to the option of Petrobras to extend such period for an additional four years. The gross daily rate under this Time Charter is $26,200, and Petrobras will pay a one-time mobilization fee of $1,965,000.

OSRV Vega Emtoli

In August 2012, Petrobras awarded the Time Charter for the Vega Emtoli to Vega Offshore as owner. This Time Charter requires a vessel to provide maritime support activities for emergency response to, as well as the recovery of oil from an oil spill. The Time Charter consists of a Petrobras form and additional schedules relating to payments and technical and operational matters. This Time Charter is governed by Brazilian law. The fixed period is 4 years from delivery subject to the option of Petrobras to extend such period for an additional four years. The gross daily rate under this Time Charter is $26,200, and Petrobras will pay a one-time mobilization fee of $1,965,000.

Time Charters Without Vessels

Assetplus, through its subsidiary, Vega Offshore, has entered into six long-term Time Charters with Petrobras. Although Assetplus has secured by ownership or MOA two PSVs (Vega Crusader and Vega Corona) and two OSRVs (Vega Juniz and Vega Emtoli) regarding four of such corresponding Time Charters, there remain two Time Charters, each requiring an OSRV that Assetplus has not yet secured. Under the terms of the two (2) remaining Time Charters for which Assetplus has not yet secured vessels, if Assetplus fails to deliver the required vessels on or prior to January 14, 2013, Petrobras has the right to terminate such Time Charters. However, management expects that Petrobras will extend the cancellation date of such Time Charters for an additional period of five months, similar to the non-cancellation letters Petrobras has provided to Vega Offshore for Vega Crusader and Vega Corona. Assetplus, through Vega Offshore and/or the Vessel

Owning Subsidiaries, intends to identify and control either through direct purchase or charter an additional two (2) vessels to service the remaining two (2) OSRV Petrobras Time Charters for which it has not yet secured vessels. The terms of these Time Charters are below:

OSRV Vega Jaanka

In August 2012, Petrobras awarded the Time Charter for the Vega Jaanka to Vega Offshore as owner. This Time Charter requires a vessel to provide maritime support activities for emergency response to, as well as the recovery of oil from an oil spill. The Time Charter consists of a Petrobras form and additional schedules relating to payments and technical and operational matters. This Time Charter is governed by Brazilian law. The fixed period is 4 years from delivery subject to the option of Petrobras to extend such period for an additional four years. The gross daily rate under this Time Charter is $26,200, and Petrobras will pay a one-time mobilization fee of $1,965,000.

OSRV Vega Inruda

In August 2012, Petrobras awarded the Time Charter for the Vega Inruda to Vega Offshore as owner. This Time Charter requires a vessel to provide maritime support activities for emergency response to, as well as the recovery of oil from an oil spill. The Time Charter consists of a Petrobras form and additional schedules relating to payments and technical and operational matters. This Time Charter is governed by Brazilian law. The fixed period is 4 years from delivery subject to the option of Petrobras to extend such period for an additional four years. The gross daily rate under this Time Charter is $26,200, and Petrobras will pay a one-time mobilization fee of $1,965,000.

Service Agreements

Under Brazilian law, each of the vessels owned by Vega Offshore must be operated under the terms of a service agreement between Petrobras and a third-party Brazilian operator, in this case Galaxia Maritima Ltda. Galaxia Maritima is or will be responsible for equipping, supplying, maintaining, operating and running each of the six vessels for all local Brazilian law requirements, pursuant to a Petrobras form contract running coterminously with the applicable time charter described above. Vega Offshore is a signatory to each service agreement and bears joint liability to Petrobras for any financial obligations accrued by Galaxia Maritima to Petrobras under each service agreement.

Project and Commercial Management Agreements

Assetplus through its wholly owned subsidiary, Vega Offshore, entered into a Commercial Management contract under the standard BIMCO ‘SHIPMAN 2009’ format with Vega Offshore Management AS, a company affiliated with Vega Resource AS to provide commercial management services for a minimum duration of two (2) years at a total fee of $90,000 per month.

Under the terms of this agreement, Vega Management AS will provide crew insurance as well as commercial management services, including negotiating charters, voyage estimating and accounting, provisioning of bunker fuels, arranging appropriate ship surveys, appointing agents and stevedores, preparation of budgets and local support and follow up in Singapore, Brazil and Norway.

Technical Management Agreements

Assetplus, through its wholly-owned Vessel Owning Subsidiaries, entered into technical management contracts under the standard BIMCO ‘SHIPMAN 2009’ format with Thome Offshore Management PTE Ltd of Singapore, an unaffiliated third-party, to provide technical management services for a minimum of one (1) year for an annual fee of $130,000 per vessel.

Under the terms of this agreement, the Commercial Manager will provide crew selection, training, engagement and management service; as well as accounting services, technical management services and provisioning services. These include but are not limited to drydocking, repair and maintenance arrangements, safety and security plan development and implementation, accounting system implementation and provisioning of supplies to the vessel.

First Equity Incentive Plan

On December 5, 2012, Nautilus adopted an equity incentive plan, which Nautilus refers to as the First Equity Incentive Plan, under which officers, key employees, directors and consultants of Nautilus and its subsidiaries will be eligible to receive options to acquire shares of common stock, stock appreciation rights, restricted stock and other stock-based or stock-denominated awards. Nautilus has reserved a total of 1,000,000 Common Shares for issuance under the plan, subject to adjustment for changes in capitalization as provided in the plan. The purpose of the First Equity Incentive Plan is to encourage ownership of shares by, and to assist Nautilus in attracting, retaining and providing incentives to, its officers, key employees, directors and consultants whose contributions to Nautilus are or will be important to the success of Nautilus and to align the interests of such persons with Nautilus’s stockholders. The various types of incentive awards that may be issued under the First Equity Incentive Plan will enable Nautilus to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

The plan will be administered by Nautilus’s compensation committee, or such other committee of Nautilus’s board of directors as may be designated by the board to administer the plan. The plan permits grants of options to purchase Common Shares, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock.

Under the terms of the plan, stock options and stock appreciation rights granted under the plan will have an exercise price per Common Share equal to the fair market value of a Common Share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights will be exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the plan administrator. Upon the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The Board may amend or terminate the plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Stockholder approval of plan amendments may be required in certain definitive, pre-determined circumstances if required by applicable tax regulations, rules of a national securities exchange or the SEC. Unless terminated earlier by the board of directors, the plan will expire ten years from the date on which the plan was adopted by the board of directors.

Employment Agreements and Consultancy Agreements

The Nautilus board has approved, and Nautilus has entered into employment agreements to be effective at Closing, with each of Messrs. Prokopios Tsirigakis and George Syllantavos for services to Nautilus subsequent to the Closing, as well as separate consulting agreements with Donava Holdings S.A.and Ramada Holdings Inc., companies owned and controlled by Messrs. Tsirigakis and Syllantavos respectively, for work to be performed by them subsequent to the Closing, outside of Greece. Each of the employment and consulting agreements have a term of five (5) years, and be automatically renewed for successive one-year terms unless terminated by advanced notice by either party. Each of these employment and consulting agreements contains standard non-solicitation and non-compete provisions.

The aggregate annual executive compensation pursuant to these consultancy and employment agreements amounts to $480,000 and €140,000, respectively.

Pursuant to the agreements, Messrs. Tsirigakis and Syllantavos may engage in other business activities with companies in the international shipping industry provided that such companies are not in direct competition with Nautilus, as determined by the board of directors of Nautilus. Messrs. Tsirigakis and Syllantavos are entitled to receive benefits under each of their employment agreements with Nautilus. Officers of Nautilus will be entitled to receive discretionary bonus awards and/or awards under Nautilus’s First Equity Incentive Plan in such amounts, if any, as determined by the board of directors of Nautilus, in its sole discretion. See “Management of Nautilus Following the Acquisition — Executive Compensation — Employment and Consultancy Agreements” for additional information.

Exclusive Option Agreement

Separate from the Time Charters, Vega Resource submitted a bid to Petrobras for two PSV time charter contracts, each with an initial term of four years, which may be extended for an additional four year period pursuant to a single option exercisable at the discretion of Petrobras. If awarded by Petrobras, such time charters may be held by Vega Resource, awarded to any one or all of two “special purpose vehicles”, namely Vega Chaser AS and Vega Challenger AS (each of which is wholly-owned by Vega Resource) or a different entity established by Vega Resource to hold such time charter(s) (collectively with Vega Chaser AS and Vega Challenger AS, the “Vega Bid SPVs”). Vega Resource expects Petrobras to award time charters in connection with the bid during the first quarter of 2013. On November 7, 2012, Nautilus entered into the Exclusive Option Agreement with Vega Resource for the purpose of obtaining an exclusive option to acquire said time charters from Vega Resource if the same are awarded to Vega Resource. This term of the Exclusive Option Agreement expires on June 30, 2013, unless otherwise extended by the Parties.

Pursuant to the Exclusive Option Agreement, Vega Resource granted Nautilus with the exclusive option during the period commencing upon the closing of the Offer through the later of either February 28, 2013 or 14 days after the award by Petrobras to Vega Resource of such a time charter, to acquire from Vega Resource any such time charter or 100% any Vega Bid SPV holding such a time charter. To exercise its exclusive option, Nautilus must provide Vega Resource with timely notice in accordance with the terms set forth in the Exclusive Option Agreement. Within 15 banking days of Nautilus providing due notice, or such other period of time as agreed to in writing by and between Nautilus and Vega Resource, (A) Vega Resource will transfer to Nautilus, and Nautilus will acquire from Vega Resource either (i) the time charter awarded to it by Petrobras or (ii) 100% interest in any Vega Bid SPV holding such time charter awarded to it by Petrobras and (B) Nautilus will become obligated to pay the purchase price of $2,200,000 to Vega Resource, which will be payable in cash as follows: (i) 25%, or $550,000 one the closing date of such transaction, (ii) 25%, or $550,000, ninety (90) days after such closing date and (iii) 50%, or $1,100,000, one-hundred eighty (180) calendar days after such closing date.

Lock-up Option Agreement

On November 12, 2012, before we announced our intention to commence the Offer, we entered into a Lock-Up Option Agreement with the Restricted Investors for an aggregate of 542,700 Locked-up Shares, representing approximately 11.3% of the Common Shares issued in our IPO. Pursuant to the Lock-Up Option Agreements, each Restricted Investor has agreed not to tender its respective Locked-up Shares in this Offer. In addition, during the Lock-up Period, which commenced on November 12, 2012 and will terminate on the 11th business day following the Expiration Date, each Restricted Investor is prohibited from selling, transferring or otherwise disposing of the Lock-up Shares during the Lock-up Period. Also, pursuant to the Lock-up Option Agreement, we have granted a Put Right to each Restricted Investor, exercisable commencing on the expiration of the Lock-up Period and terminating on the second business day thereafter, pursuant to which each Locked-up Share may be put back to us at $10.30 per share, at the option of the Restricted Investor. We would then be required to purchase for $10.30 per share as to which a Restricted Investor validly exercises the Put Right on the second business day following the valid exercise of the Put Right. The obligations of each Restricted Investor and Nautilus under the Lock-up Option Agreements are irrevocable and binding; however the exercise of the Put Right and closing of the purchase of Lock-up Shares from the Restricted Investors is subject to the consummation of the Offer. The Lock-up Option Agreement does not affect the Restricted Investors’ rights to redemption in the event of any liquidation.

If the Offer is consummated, we will deposit the aggregate purchase price for the Locked-Up Shares in a separate escrow account to be created solely to hold such funds. If all Locked-up Shares are validly put back to us, we would purchase the same with the $5,589,810 on deposit in such escrow account. If no Locked-up Shares are validly put back to us, the $5,589,810 then on deposit in such escrow account would be released to us without restriction.

Each Restricted Investor has also agreed that during the Lock-up Period, it shall be prohibited from directly or indirectly purchasing, offering to purchase, promising to purchase or entering into any agreement or contract to purchase any Common Shares.

Standby Facility

On December 5, 2012, we entered into a Standby Facility established by Orca and Astra. In the event that more than 4,137,300 Common Shares are validly tendered in this Offer and we elect to exercise our rights pursuant to the 2% Amendment to purchase such additional shares without extending the Expiration Date, we would fund the purchase of up to 120,000 additional Common Shares from the Standby Facility. Pursuant to the Standby Facility, the Standby Lenders (as defined hereinafter) may elect to provide financing to Nautilus in an amount equal to the lesser of: (i) $1.212 million or (ii) an amount equal to the product of the aggregate number of Common Shares validly tendered and not properly withdrawn pursuant to the Offer in excess of 4,137,300 Common Shares, multiplied by $10.10. The Standby Facility expires on the first business day following the consummation of the Tender Offer.

See “The Offer — Sources and Amount of Funds” for a further description of the Standby Facility.

Astra and Orca are owned by Prokopios (Akis) Tsirigakis, our Chairman of the Board, Co-Chief Executive Officer and President, and George Syllantavos, our Co-Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, respectively.

Irrevocable Standby Facility

At its request, Nautilus entered an Irrevocable Standby Facility (the “Irrevocable Standby Facility”) dated December 5, 2012 and established by Orca and Astra (with Orca in such capacity, the “Irrevocable Standby Lenders”) in favor of Nautilus. Pursuant to the Irrevocable Standby Facility, the Irrevocable Standby Lenders are obligated provide financing to Nautilus, if requested, in an amount up to $200,000 to fund certain fees and expenses incurred by Nautilus in connection with the Transaction and this Offer. The obligation of the Irrevocable Standby Lenders to provide the funding in immediately available funds is conditioned on: (a) the Borrower having consummated the Offer and (b) the Borrower providing the Irrevocable Standby Lenders with a request for funding. The Irrevocable Standby Facility expires on the first business day following the consummation of this Offer.

The Irrevocable Standby Facility will be evidenced by a note in the principal amount of funds, if any, drawn down thereunder. The note will be consistent with the material terms of the Irrevocable Standby Facility, be payable within 90 days subsequent to the date funding is provided thereunder. Neither the Irrevocable Standby Facility, nor the note to be issued in connection therewith, shall be convertible into, exchangeable for or otherwise exercisable into Common Shares or any other security which may be convertible into, exchangeable for or otherwise exercisable for Common Shares.

Astra and Orca are owned by Prokopios (Akis) Tsirigakis, our Chairman of the Board, Co-Chief Executive Officer and President, and George Syllantavos, our Co-Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, respectively.

Promissory Notes

In July 2012, Nautilus issued non-interest bearing unsecured promissory notes (the “July Notes”) in the aggregate amount of $120,000 to Messrs. Tsirigakis ($60,000) and Syllantavos ($60,000) in consideration for the payment by such officers of various expenses. The July Notes were due upon consummation of a business transaction. The July Notes may, at the option of each holder, be convertible into warrants of the post-business transaction entity at a price of $0.75 per warrant and have identical terms to the Insider Warrants as set forth in the Company’s IPO prospectus. The July Notes do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $10.10. The holders of the July Notes have certain registration rights as described therein. On December 5, 2012, the July Notes were amended to extend their due dates to 90 days after consummation of the Transaction.

On December 5, 2012, Nautilus issued non-interest bearing unsecured convertible promissory notes (the “December Notes”) in the aggregate amount of $140,000 to Messrs. Tsirigakis ($70,000) and Syllantavos ($70,000) in consideration for the payment by such officers of various expenses in connection with the Transaction and the Offer. The December Notes are due 90 days after consummation of the Transaction. The December Notes may, at the option of each holder, be convertible into warrants of the post-business transaction entity at a price of $0.75 per warrant and have identical terms to the Insider Warrants, as set forth in the Company’s IPO prospectus. The December Notes do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $10.10. The holders of the December Notes have certain registration rights as described therein.

THE OFFER

Number of Shares; Purchase Price; No Proration

Number of Common Shares

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 4,137,300 Common Shares validly tendered and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.10 per share, net to the sellers in cash, without interest, for a total Purchase Price of up to $41,786,730, as further described below under the heading “Purchase Price”.

In accordance with the rules of the SEC, in the event that more than 4,137,300 Common Shares are validly tendered and not properly withdrawn in this Offer, we may exercise our right pursuant to the 2% Amendment to purchase additional Common Shares without extending the Expiration Date.

The Offer is not conditioned on any minimum or maximum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions, including the Acquisition Condition. See “The Offer — Conditions of the Offer.”

Only Common Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Common Shares tendered and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following our termination of the Offer or the Expiration Date.

Purchase Price

The Purchase Price is $10.10 per share. The Purchase Price has been calculated based on the requirement in our Articles of Incorporation that the redemption price payable per Common Share shall be equal to the amount held in the Trust Account as of two days prior to the commencement of the tender offer plus interest accrued in the Trust Account from and after such date until two business days prior to the consummation of the Transaction, less taxes payable and less any interest earned on the proceeds placed in the Trust Account withdrawn by Nautilus for working capital purposes, divided by the total number of Common Shares sold as part of the Units in our IPO but in no event less than $10.10 per share. Under the terms of our Articles of Incorporation and the Share Purchase Agreement, we are required to conduct the Offer in accordance with the terms of Article 8 of our Articles of Incorporation, including the requirement related to the Purchase Price. See “Extension of the Offer; Termination; Amendment.”

No Proration

There will be no proration because the Offer is incapable of being over-subscribed.

The Offer is subject to certain conditions, including the Acquisition Condition. Accordingly, if the Acquisition Condition has not been satisfied, we will extend or terminate the Offer. See “The Share Purchase Agreement — Conditions to Closing” for a description of conditions to closing the Acquisition.

If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer or (ii) consummate the Acquisition in accordance with the terms of the Share Purchase Agreement, and we will promptly return all Common Shares delivered pursuant to this Offer.

This Offer to Purchase and the Letter of Transmittal for the Common Shares will be mailed to record holders of the Common Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Nautilus’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Shares.

Purpose of the Offer; Certain Effects of the Offer

On December 5, 2012, Nautilus, Assetplus, and the Sellers, entered into the Share Purchase Agreement, pursuant to which Nautilus will acquire all of the issued and outstanding equity shares of Assetplus in exchange for consideration in the form of cash and newly issued Common Shares of Nautilus. In connection with the announcement of the Transaction on December 7, 2012, Nautilus announced that it would offer to purchase, proximate to the Acquisition, up to 4,137,300 of its outstanding Common Shares as contemplated by this Offer to Purchase. The Offer provides our shareholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account as required by our Articles of Incorporation, and as disclosed in the prospectus for our IPO.

Each of our Insiders has agreed not to tender any of its respective Common Shares pursuant to the Offer.

Our intention is to consummate the Acquisition of Assetplus. Our board of directors has unanimously: (i) approved the Offer, (ii) declared the advisability of the Acquisition and approved the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement, and (iii) determined that the Acquisition is in the best interests of Nautilus and its shareholders and if consummated would constitute our initial business transaction pursuant to our Articles of Incorporation. If you tender your Common Shares into the Offer, you will not be participating in the Acquisition because you will no longer hold such Common Shares in Nautilus, which will be the public holding company for the operations of Assetplus following the consummation of the Acquisition. Our board of directors unanimously recommends that you do not accept the Offer with respect to your Common Shares. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of Nautilus shareholders. See “The Transaction — Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction.” You must make your own decision as to whether to tender your Common Shares pursuant to the Offer and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Common Shares with your broker, if any, or other financial advisor.

Certain Effects of the Offer

Approximately $41,786,730 will be required to purchase Common Shares in the Offer at the Purchase Price of $10.10 per share if the Offer is fully subscribed. In addition, we estimate up to $100,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer will be funded from funds from our Trust Account available to us upon consummation of the Acquisition. Our satisfaction of the deferred underwriting and legal costs from our IPO and other expenses incurred in connection with the Offer and the Acquisition may be paid from excess funds remaining in our Trust Account following payment of the Purchase Price. In the event that the funds available to Nautilus at Closing, and following the payment of the aggregate Purchase Price, are insufficient to satisfy in full the fees and expenses of Nautilus incurred in connection with this Offer, certain third parties and the Insiders have agreed to defer the payment of all such fees and expenses in excess of $1.212 million. In addition, certain of our Insiders have committed to loan us up to an additional $200,000 pursuant to the Irrevocable Standby Facility which may be applied towards the payment of such expenses. We believe that along with such deferred fee arrangements and loans from certain of our Insiders, our anticipated financial condition and cash flow from operations and access to capital markets will continue to provide us with adequate financial resources to meet our working capital requirements, make the Cash Payment, pay any deferred fees and expenses, and to fund capital expenditures as well as to engage in strategic activities.

Our securities are currently listed on Nasdaq. There can be no assurance that our securities will continue to be listed on Nasdaq or that we would continue to meeting their continued listing standards. See “Risk Factors.” Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC. We believe that our purchase of Common Shares pursuant to the Offer will not result in the Common Shares becoming eligible for termination of registration under the Exchange Act, and we have no intention to terminate such registration following the Offer.

Common Shares acquired pursuant to the Offer will be held as treasury shares, subject to future issuance by Nautilus unless otherwise retired.

Except as disclosed in this Offer to Purchase, including without limitation under the heading “The Transaction”, “The Share Purchase Agreement”, “Sources of Debt Financing For the PSVs and OSRVs” and “Additional Material Related Agreements” of this Offer to Purchase, Nautilus and Assetplus currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Nautilus;

•	any purchase, sale or transfer of a material amount of assets of Nautilus;

•	any material change in Nautilus’s present dividend rate or policy, indebtedness or capitalization;

•	any other material change in Nautilus’s business;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of Nautilus or Assetplus, or the disposition of any material amount of securities of Nautilus or Assetplus; or

•	any changes in the Articles of Incorporation, except that, as previously announced, following consummation of the Acquisition, Nautilus intends to seek shareholder approval of amendment of its Articles of Incorporation to change its name to “Nautilus Energy Services Corp.”, but until such time intends to operate under the trade name “Nautilus Energy Services”.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of Common Shares

For a shareholder to make a valid tender of Common Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Common Shares you wish to tender, or confirmation of receipt of the Common Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Common Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i)the registered holder of the Common Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Common Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii)Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion

Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for securities tendered must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Common Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Common Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Common Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Common Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Nautilus may enforce such agreement against the DTC participant.

Return of Unpurchased Common Shares

If any tendered shares are not purchased, or if less than all Common Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Common Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Common Shares tendered by book-entry transfer at DTC, the securities will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that: (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the Offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of our Common Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Annex thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Common Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Common Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering shareholder. Our acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Common Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Common Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all tendered securities or waive any defect or irregularity in any tender with respect to any particular securities or any particular shareholder whether or not we waive similar defects or irregularities relating thereto in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Nautilus, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering Common Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Common Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Common Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely, 11:59 p.m. on Monday, January 7, 2013. In addition, unless we have already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 11:59 p.m., New York City time on February 5, 2013. Except as this section otherwise provides, tenders of Common Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Common Shares in more than one group of Common Shares, the shareholder may withdraw Common Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Common Shares have been delivered in accordance with the procedures for book-entry transfer described above in “—Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Common Shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Nautilus, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of Common Shares or are unable to purchase Common Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Shares on our behalf. Such Common Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Common Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to certain conditions of the Offer promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 4,137,300 Common Shares validity tendered and not properly withdrawn on or before the Expiration Date, without giving effect to any additional purchases pursuant to the 2% Amendment. There will be no proration in this Offer. If the Acquisition Condition has not been satisfied, or more than 4,137,300 Common Shares are validly tendered and not properly withdrawn and we do not exercise our rights pursuant to the 2% Amendment to purchase additional shares without extending the Expiration Date, we will either extend the Offer or terminate the Offer and will promptly return all Common Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Common Shares that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.

In all cases, payment for Common Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Common Shares, or a timely book-entry confirmation of Common Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Common Shares tendered be made unless the Acquisition Condition has been satisfied. We will make prompt payment upon satisfaction of the offer conditions, but in no event later than three business days after the Expiration Date.

Nautilus will pay for Common Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Common Shares tendered and not purchased will be returned or, in the case of Common Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Common Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Common Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the

Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Common Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender shares through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept Common Shares tendered and we may terminate or amend the Offer, or postpone our acceptance of the Common Shares that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5) and Rule 14e-1(c), at the then-scheduled Expiration Date (as it may be extended) if any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	the Acquisition, in our reasonable judgment, to be determined as of immediately prior to the Expiration Date, is not capable of being consummated contemporaneously with this Offer, but in no event later than three business days after the expiration of this Offer. For a description of the conditions to the Acquisition, see “Summary Term Sheet and Questions and Answers — General — What are the most significant conditions to the Acquisition?” and “The Share Purchase Agreement.” We refer to this condition, which is not waivable, as the “Acquisition Condition”

We will not accept for payment, purchase or pay for any Common Shares tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Common Shares tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents unless we have earlier terminated the Offer. We intend to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders. Upon notification from the SEC that it has no further comment regarding this Offer, to the extent the Offer has been materially modified, we will redistribute the Offer to Purchase, as amended or supplemented, or a supplement to a previously distributed Offer to Purchase and the Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Nautilus to extend, terminate and/or modify the Tender Offer (subject to the terms and conditions of the Agreement), we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) and Rule 14e-1(a) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Common Shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date the Share Purchase Agreement shall have been terminated in accordance with its terms.

In addition: (i) no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred and (ii) there shall not have been instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the Common Shares pursuant to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, all of the conditions to the Offer, including the Acquisition Condition, must be satisfied or waived prior to the Expiration Date. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

You should evaluate current market quotes for our Common Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities and Dividends” and “Risk Factors.”

Source and Amount of Funds

Trust Account

We expect that up to $41,786,730 will be required to purchase shares tendered in the Offer, if the Offer is fully subscribed, and up to an additional $100,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of Offer materials and other services related to the Offer. The purchase of shares tendered in the Offer will be funded as follows:

•	The total Purchase Price will be funded by Nautilus from cash available from the Trust Account upon consummation of the Acquisition and Nautilus’s cash on hand as of immediately prior thereto. Of the approximately $48.48 million of cash in our Trust Account, only approximately $41,786,730 will be required for us to purchase your Common Shares and an additional $1.212 million to successfully consummate the Acquisition and pay for our related costs, fees and expenses, which funds will be available to us from a combination of any excess funds from the Trust Account and cash on hand.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Standby Facility

In the event that more than 4,137,300 Common Shares are validly tendered in this Offer, and we elect to exercise our rights pursuant to the 2% Amendment to purchase such additional shares without extending the Expiration Date, Nautilus would fund the purchase of up to 120,000 additional Common Shares from the Standby Facility dated December 5, 2012 and established by Orca and Astra (with Orca in such capacity, the “Standby Lender”) in favor of Nautilus, at the request of Nautilus. Pursuant to the Standby Facility, the Standby Lenders may elect to provide financing to Nautilus an amount equal to the lesser of: (i) $1.212 million or (ii) an amount equal to the product of the aggregate number of Common Shares validly tendered and not properly withdrawn pursuant to the Offer in excess of 4,137,300 Common Shares, multiplied by $10.10. Accordingly, the Standby Facility will be sufficient as a source of funds for any such purchases.

The Standby Facility will be evidenced by a note in the principal amount of funds, if any, drawn down thereunder. The note will be consistent with the material terms of the Standby Facility, be payable in three equal installments which are 30, 60 and 90 days, respectively, subsequent to the date funding is provided thereunder. Neither the Standby Facility, nor the note to be issued in connection therewith, shall be convertible into, exchangeable for or otherwise exercisable into Common Shares or any other security which may be convertible into, exchangeable for or otherwise exercisable for Common Shares.

Certain Information Concerning Nautilus, Assetplus and the Acquisition

Set forth elsewhere in this Offer to Purchase is information concerning Nautilus, Assetplus and the Acquisition. Shareholders are urged to review such information, including the information set forth in “Risk Factors”, prior to making a decision whether to tender their Common Shares.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares

See “The Transaction — Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction,” “The Share Purchase Agreement,” “Additional Material Related Agreements,” “Management of Nautilus Following the Acquisition,” “Certain Relationships and Related Transactions,” and “Description of Securities” herein for information related to the proposed Transaction, management of Nautilus following the consummation of the Transaction and certain transactions and arrangement concerning our securities.

Based on our records and on information provided to us by our directors, executive officers, and affiliates, and except for the Lock-up Option Agreements, neither we nor any of our directors, executive officers, affiliates have effected any transactions involving our Common Shares during the 60 days prior to the date of this Offer to Purchase.

Certain Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Common Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Marshall Islands Taxation

The following are the material Marshall Islands tax consequences of our activities to us and to our shareholders and warrant holders of investing in our Common Shares. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by us to our shareholders or proceeds from the disposition of our Common Shares, provided such shareholders or warrant holders, as the case may be, are not residents in the Marshall Islands. There is no tax treaty between the United States and the Republic of the Marshall Islands.

United States Federal Income Taxation

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders (as defined below) whose Common Shares are tendered and accepted for payment. In addition, this summary also describes the material U.S. federal income tax consequences of our expected future activities, which may be relevant to U.S. holders that do not tender their Common Shares in the Offer. This discussion assumes that holders hold Common Shares as capital assets within the meaning of the Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of the holder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, or (ii) the special tax rules that may apply to certain holders, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•	non-U.S. individuals, and non-U.S. corporations;

•	U.S. expatriates;

•	persons who mark-to-market our stock;

•	subchapter S corporations;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates (except to the extent discussed herein);

•	persons who received our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. holder” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. holders have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer and our expected future activities for holders that do not participate in the Offer. Holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer and our expected future activities for holders that do not participate in the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Exchange of Common Shares Pursuant to the Offer

The exchange of Common Shares for cash pursuant to the Offer will be a taxable redemption of the Common Shares for U.S. federal income tax purposes. The redemption will be treated either as a sale of Common Shares or as a distribution with respect to Common Shares, as more fully described below under “Criteria for Determining Sale or Distribution Treatment under Section 302.”

Criteria for Determining Sale or Distribution Treatment Under Code Section 302

Whether an exchange of Common Shares for cash pursuant to the Offer qualifies for sale or distribution treatment will depend largely on the total number of Common Shares treated as held by the holder before and after the exchange (including any Common Shares constructively owned by the holder as a result of, among other things, owning Warrants). The exchange of Common Shares for cash pursuant to the Offer generally will be treated as a sale of the Common Shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s share interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below. If the receipt of cash pursuant to the Offer is treated as a sale, then holders will have the tax effects described under “Passive Foreign Investment Company Rules” below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only Common Shares actually owned by the holder, but also Common Shares that are constructively owned by it. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option, which would generally include Common Shares which could be acquired pursuant to the exercise of the Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding shares actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of our outstanding shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s shares interest if either (i) all of the Common Shares actually and constructively owned by the holder are redeemed or (ii) all of the Common Shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other shares in us. The exchange of Common Shares for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if such exchange results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of Common Shares by a holder or related persons may be deemed to be part of a single integrated transaction for purposes of the foregoing tests. A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of tendering Common Shares pursuant to the Offer. A U.S. holder owning at least 1% of our outstanding shares who exchanges any Common Shares for cash pursuant to the Offer may be required to comply with the reporting requirement of U.S. Treasury Regulation Section 1.302-2(b)(2).

If none of the foregoing tests is satisfied, then the exchange of Common Shares for cash pursuant to the Offer will be treated as a corporate distribution and the tax effects will be as described below under “Passive Foreign Investment Company Rules.”

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because we are a SPAC, with no past or current active business, we believe that we have been a PFIC since our inception.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our Common Shares and the U.S. holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Common Shares, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. holder on the sale or other disposition of its Common Shares; and

•	any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Common Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Common Shares).

Under these rules,

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Common Shares;

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In general, a U.S. holder will avoid the PFIC tax consequences described above in respect to our Common Shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) (“QEF inclusions”), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which our taxable year ends. A subsequent distribution of such earnings and profits that were previously included in income is not taxable as a dividend to such U.S. holders. The tax basis of a U.S. holder’s shares in a QEF will be increased by QEF inclusions that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. holder did not make a timely QEF election and/or is not eligible for a retroactive QEF election as described above, then the PFIC tax consequences described above will apply unless the U.S. holder made a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special PFIC tax and interest charge rules described above. As a result of the purging election, the U.S. holder will have a new basis and holding period in the Common Shares with respect to which the purging election was made.

If the redemption pursuant to the Offer is treated as a sale, a U.S. holder that made a timely QEF election with respect to our Common Shares generally will recognize capital gain on such sale based on its adjusted basis in its Common Shares (as increased for QEF inclusions previously included in income and decreased by any distributions previously made that were not treated as dividends). On the other hand, a U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any gain realized from a redemption that is treated as a sale.

If the redemption pursuant to the Offer is treated as a corporate distribution, the deemed dividend generally should not be treated as a taxable to the extent attributable to amounts previously included in income by the U.S. holder pursuant to a QEF election. A U.S. holder that did not make a QEF election may be subject to the special PFIC tax and interest charge rules described above on any such deemed dividend.

U.S. holders should consult their own tax advisors regarding the PFIC rules in connection with the Offer.

Information Reporting and Backup Withholding

Under U.S. Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our Common Shares and the tax withheld with respect to those dividends, regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

In order for a non-U.S. holder to qualify as an exempt recipient, that holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of Common Shares where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Non-Participation in the Offer and Expected Future Activities

Holders of Common Shares who do not tender any of their Common Shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the Offer.

Passive Foreign Investment Status Following the Closing of the Acquisition

For purposes of determining whether, following the Closing of the Acquisition, we will continue to be treated as a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Assetplus has neither engaged in any operations nor generated any revenues to date. Until Assetplus (through its Subsidiaries) commences operations, it is likely that we will continue to be treated as a PFIC. Once Assetplus commences operations, we intend to take the position that its time chartering activities will generate service income, and not passive rental income, and that its assets are held for the production service income, and not passive rental income. However, as discussed below more fully under “Time Charters and the PFIC Rules,” there is some legal uncertainty as to whether time chartering activities constitute rental or service income. Moreover, there can be no assurance that the activities of Assetplus or its Subsidiaries will meet the legal definition of “time chartering” activities for purposes of the PFIC rules.

Time Charters and the PFIC Rules

There are legal uncertainties involved in determining whether the income derived from our expected time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code.

If a U.S. holder currently owns Common Shares and did not make a timely QEF election for the first taxable year in which it held such Common Shares, the U.S. holder would be subject to the adverse consequences described above (even for subsequent periods in which we were no longer treated as a PFIC) unless the U.S. holder makes a “purging” election by filing an IRS Form 8621 with the U.S. holder’s tax return for the last year in which we qualified as a PFIC, as described above under “Passive Foreign Investment Company Rules”. The purging election causes the U.S. holder to be treated as if it sold its Common Shares for fair market value on the last day of the last taxable year in which we qualified as a PFIC, and to report any gain on the deemed sale as an excess distribution subject to the punitive PFIC regime described above. However, a purging election does not permit the U.S. holder to recognize a loss at that time. TO AVOID THE ADVERSE CONSEQUENCES OF CONTINUING TO OWN STOCK IN A PFIC, ALL U.S. HOLDERS THAT CURRENTLY OWN COMMON SHARES AND WHO DO NOT TENDER SUCH SHARES IN THE OFFER ARE STRONGLY URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT MAKING A QEF ELECTION OR A PURGING ELECTION WITH RESPECT TO SUCH COMMON SHARES.

Other Tax Considerations

In addition to the tax consequences discussed above, we may be subject to tax in one or more other jurisdictions where we conduct activities. The amount of any such tax imposed upon our operations may be material.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Common Shares. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Common Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Common Shares upon the occurrence of any of the conditions specified in “Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Common Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return the Common Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act). We further reserve the right in our sole discretion and regardless of whether any of the events set forth under “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the Share Purchase Price, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. We may, without the consent of the Assetplus and the Sellers, (i) extend the Offer for one or more period(s) beyond the scheduled Expiration Date, if, at any scheduled Expiration Date any of the conditions to the Offer set forth in “Conditions of the Offer”, including the Acquisition Condition, have not been satisfied or waived, or (ii) extend or amend the Tender Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, including the terms of the Share Purchase Agreement, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, the Offer will remain open for at least five business days following the date that a notice concerning a material change in the terms of, or information concerning, the Offer is first published, sent or given to shareholders. If (i) we make any change to increase or decrease the price to be paid for Common Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. Any amendment of this Offer pursuant to the 2% Amendment would not be deemed material and would not by itself require us to extend the Expiration Date. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday in the U.S. and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Nautilus for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Common Shares pursuant to the Offer to Purchase. Shareholders holding securities through brokers, dealers and other nominee shareholder are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholder tenders Common Shares through the brokers, dealers and other nominee shareholder and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Common Shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorizes the issuance of up to 200,000,000 Common Shares, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Offer to Purchase, we had 6,000,000 outstanding Common Shares and outstanding Warrants to acquire 7,908,000 Common Shares at an exercise price of $11.50 per share that will become exercisable 30 days after the consummation of the Acquisition. No shares of preferred stock are currently outstanding.

Units

We issued an aggregate of 4,800,000 Units in our IPO. Each Unit consisted of one Common Share and one Warrant. Each Warrant entitles its holder to purchase one Common Share. On August 29, 2011, our Units automatically separated into its components of Common Shares and Warrants, and following the separation, the Units ceased trading.

Common Shares

Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In order to change such voting rights as are set out in our Articles of Incorporation a vote of the majority of all outstanding shares entitled to vote thereon must approve of such change(s). There are no non-resident or foreign shareholder restrictions on the right to our common shares or other securities under the BCA. In connection with a shareholder vote to approve our initial business transaction, if any, the Insiders have agreed to vote their Insider Shares in favor of our initial business transaction. In addition, the Insiders have also agreed to vote any Common Shares acquired in our IPO or in the aftermarket in favor of our initial business transaction submitted to our shareholders for approval, if any. The Insiders have agreed to waive redemption rights in connection with any potential initial business transaction.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after a business transaction, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our Common Shares, except that we will provide our shareholders with the opportunity to redeem their Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes payable and less any interests earned on the proceeds placed in the Trust Account we may withdraw for working capital purposes, upon the consummation of our initial business transaction, subject to the limitations described herein.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock with such designation, rights and preferences as may be determined by our board of directors. No share of preferred stock are currently issued or outstanding. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Shares. However, the underwriting agreement entered into in connection with our IPO prohibits us, prior to a business transaction, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the Common Shares on a business transaction. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

As of the date of this Offer to Purchase, we had outstanding Warrants to acquire 7,908,000 Common Shares. Each Warrant entitles the registered holder to purchase one Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days following the completion of a business transaction, including the Acquisition.

The Warrants will expire five years from the date of the initial business transaction at 11:59 p.m., New York City time, or on February 14, 2013 if we have not consummated an initial business transaction.

Holders of our Warrants will be able to exercise the Warrants only if we have an effective registration statement covering the Common Shares issuable upon exercise of the Warrants and a current prospectus relating to such Common Shares and such Common Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although we have undertaken in the warrant agreement entered into in connection with our IPO, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the Common Shares issuable upon exercise of the Warrants, and we intend to comply with our undertaking, we cannot assure you that we will be able to do so.

If any such post-effective amendment or registration statement has not been declared effective by the 60th business day following the closing of our initial business transaction, holders of the Warrants will have the right, during the period beginning on the 61st business day after the closing of our initial business transaction and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period when we will fail to have maintained an effective registration statement covering the Common Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the difference between the warrant exercise price and the fair market value by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of the Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Warrants or our securities broker or intermediary.

We may redeem the outstanding Warrants (excluding any Insider Warrants held by our Insiders or their permitted assigns) without the consent of any third party or the representatives of the underwriters:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the Warrants become exercisable;

•	upon not less than 30 days prior written notice of redemption; and

•	if, and only if, the last sales price of our Common Shares equals or exceeds $17.50 per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption;

provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement covering the Common Shares issuable upon exercise of the Warrants and a current prospectus relating to such Common Shares.

If we call the Warrants for redemption, we will have the option to require all holders that subsequently wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for: that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the

10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders. The material provisions of the Warrants are set forth herein.

The redemption provisions for our Warrants have been established at a price which is intended to provide a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing Common Shares price and the warrant exercise price to absorb any negative market reaction to our redemption of the Warrants. There can be no assurance, however, that the price of the Common Shares will exceed either $17.50 or the warrant exercise price of $11.50, after we call the Warrants for redemption and the price may in fact decline as a result of the limited liquidity following any such call for redemption.

The exercise price and number of Common Shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Shares at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or before the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised, or through a net cashless exercise (when permitted). The Warrant holders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional Common Shares will be issued upon exercise of the Warrants. If, upon exercise of a whole Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Common Shares to be issued to the Warrant holder.

Insider Warrants

Our Insiders purchased an aggregate of 3,108,000 Insider Warrants, or Insider Warrants, from us at a price of $0.75 per warrant in the Private Placement. All of the $2,331,000 in proceeds received from this sale were placed in the Trust Account. The Insider Warrants are identical to the Warrants except that if held by their initial holders or their permitted assigns (i.e. immediate family members of the holder and trusts established by the holder for estate planning purposes, to shareholders of our existing shareholders, by virtue of the laws of descent and distribution or pursuant to a domestic relations order, provided that such permitted transferee agrees in writing to be bound to the transfer restrictions that the Insider Warrants are subject to), they (i) may be exercised for cash or on a cashless basis and (ii) are not subject to redemption (accordingly, holders of Insider Warrants cannot be forced to exercise their Insider Warrants on a cash or cashless basis if we redeem the Warrants). In addition, the Insider Warrants are subject to transfer restrictions (subject to permitted assigns as described above) until 30 days day following the consummation of our initial business transaction. The proceeds from the sale of the Insider Warrants are held in our Trust Account for the benefit of our public shareholders. If we do not complete one or more business transactions on or before February 14, 2013, the Insider Warrants will become worthless.

The personal and financial interests of our affiliates may influence their motivation in identifying and selecting a target business and completing a business transaction in a timely manner. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business transaction are appropriate and in our and our shareholders’ best interest. See “The Transaction — Certain Benefits of Nautilus’ Directors and Officers and Others in the Transaction.”

Underwriters’ Unit Purchase Option

On July 14, 2011, as part of our IPO, we sold to the underwriters, for $100, a Unit Purchase Option to purchase up to a total of 150,000 Units at an exercise price of $11.00 per Unit. The Units issuable upon exercise of this Unit Purchase Option are identical to those sold in our IPO. This option may be exercised on a cashless basis, in whole or in part, commencing on the consummation of a business transaction and terminating on the five-year anniversary of the date of our IPO prospectus. The Unit Purchase Option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of our IPO registration statement with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”) the securities directly and indirectly issuable upon exercise of the Unit Purchase Option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of Units issuable upon exercise of the Unit Purchase Option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Unit Purchase Option will not be adjusted for issuances of shares at a price below its exercise price.

Changes in Authorized Shares

We are authorized to issue 200,000,000 Common Shares which will be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the issued share capital. We may by resolution:

•	consolidate and divide all or any of our unissued authorized shares into shares of larger amount than our existing shares;

•	sub-divide our existing Common Shares, or any of them into shares of smaller amount than is fixed by our Articles of Incorporation, subject nevertheless to the provisions of the BCA;

•	cancel any Common Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or

•	rate new classes of shares with preferences to be determined by the board of directors at the time of authorization, subject to shareholder approval.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Shares and warrant agent for our Warrants is American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

Our Information Agent

The Information Agent for this Offer is Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902.

MATERIAL DIFFERENCES IN THE RIGHTS OF NAUTILUS SHAREHOLDERS FOLLOWING THE TRANSACTION

Following the consummation of the Transaction, Nautilus shareholders who hold our Common Shares will have the same rights as shareholders of Nautilus prior to the Transaction, except with respect to the following:

Provisions Relating to Status as a SPAC

The provisions in Article 8 of our Articles of Incorporation, which afford certain protections to holders of our Common Shares issued as part of the Units in our IPO, will no longer be applicable following the consummation of the Transaction.

In accordance with Article 8 of our Articles of Incorporation, which can only be amended prior to a business transaction with the affirmative vote of the holders of at least sixty-five (65%) of all our outstanding Common Shares, if we do not consummate a business transaction prior to February 14, 2013, the purposes of the corporation shall automatically, with no action by the board of directors, be limited to effecting and implementing the dissolution and liquidation of the corporation and the taking of any other actions required to be taken in the Articles of Incorporation on or after such date and our powers are limited to those set forth Section 106 of the BCA.

Article 8 provides for:

•	Establishment of the Trust Account for the deposit of the proceeds of the Nautilus IPO which may not be disbursed until the earlier of a business transaction or February 14, 2013 in the event Nautilus does not consummate a business transaction;

•	The opportunity of holders of Common Shares to redeem their shares, effective upon consummation of a business transaction for cash equal to the redemption price (as noted below) either through a tender offer or in conjunction with a shareholder vote and the solicitation of proxies;

•	If the redemption is conducted through a tender offer (i) Nautilus shall file tender offer documents with the SEC containing substantially the same financial and other information about the business transaction and the redemption rights as is required under the Exchange Act proxy rules and (ii) Nautilus shall not commence any tender offer unless all holders of Common Shares other than the shares issued in the IPO irrevocably agree in writing not to redeem such shares in the tender offer;

•	A holder is restricted from redeeming shares equal to more than 15% of the shares issued in the IPO unless Nautilus conducts the redemption through a tender offer;

•	We will consummate a business transaction only if holders of no more than approximately 88% of the shares issued in the IPO redeem their Common Shares and, if we hold a shareholder vote in connection therewith, a majority of the outstanding shares are voted in favor of the business transaction;

•	If we do not consummate a business transaction within 21 months from the effective date of the registration statement, or February 14, 2013, we shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as possible, but not more than five business days thereafter, redeem all Common Shares sold in our IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, dissolve and liquidate as part of our plan of dissolution and liquidation, to be adopted in accordance with Section 106 of the BCA;

•	A holder of our shares shall receive funds from the Trust Account only in the event of a liquidation, the holder exercises its redemption rights or we redeem the shares in connection with a business transaction as noted above;

•	Our board of directors shall be classified into three (3) classes;

•	Prior to the consummation of a business transaction, we may not issue any additional stock that participates in the proceeds of the Trust Account or that votes as a class with the IPO Shares if we seek shareholder approval of a business transaction; and

•	A limitation on a transaction with an affiliate without Nautilus, or a committee of its independent directors, obtaining an opinion from an independent investment banking firm which may or may not be a member of FINRA that such business combination is fair to our shareholders from a financial point of view.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Nautilus

Price Range of Nautilus Securities

The Common Shares and Warrants of Nautilus are each traded on Nasdaq under the symbols NMAR and NMARW, respectively. The Units commenced public trading on July 15, 2011 under the symbol NMARU, and the Common Shares and Warrants commenced separate trading on August 29, 2011, at which time our Units ceased trading.

The following table sets forth the high and low bid prices as quoted on Nasdaq for our Units for the period from July 15, 2011 through August 29, 2011 and our Common Shares and Warrants for the period from August 29, 2011 through October 31, 2012.

	Units		Common Shares		Warrants
Quarter Ended	Low	High	Low	High	Low	High
October 31, 2012	N/A	N/A	$9.82	$10.50	$0.11	$0.22
July 31, 2012	N/A	N/A	$9.56	$9.90	$0.06	$0.21
April 30, 2012	N/A	N/A	$9.59	$10.00	$0.20	$0.35
January 31, 2012	N/A	N/A	$9.49	$9.61	$0.23	$0.41
October 31, 2011	$9.86	$9.92	$9.40	$9.56	$0.30	$0.53

On December 4, 2012, the last reported closing prices of our Common Shares and Warrants were $9.99 and $0.15, respectively. There was no trading of the Warrants on that date; on November 28, 2012, the last date on which there was trading of the Warrants, the Warrants closed at $0.15.

Holders

As of the date of this filing, there were seven holders of record of our Common Shares and seven holders of record of our Warrants.

Dividends and Dividend Policy of Nautilus Following the Transaction

Pre-Transaction

We have not paid any cash dividends on our Common Shares to date and do not intend to pay cash dividends prior to the completion of a business transaction. Prior to consummating a business transaction, it is our intention of Nautilus to retain earnings, if any, and cash for use in our pursuit of the Transaction. Accordingly, we do not anticipate that our board of directors will declare or pay any dividends or other distributions prior to the consummation of the Transaction.

Post-Transaction

Following the consummation of the Transaction, our board of directors will establish a dividend policy. We initially intend to pay a regular quarterly dividend of $0.09 per Common Share, or $0.36 per Common Share if annualized, starting with the second quarter of 2013. Our intended initial quarterly and annual dividend distribution level has been established based on operating the existing business of Assetplus and does not reflect the effect, whether positive of negative, of future investing activities for acquisitions or other activities or the equity and financing required for said activities.

We expect to expand our fleet over time. As our fleet expands, we intend to evaluate and determine whether to increase our quarterly dividend in a manner consistent with the associated growth in cash available for distributions per share and liquidity position. Our policy will be to pay dividends in amounts that will allow us to retain sufficient liquidity to fund our obligations as well as execute our business plan going forward. We have identified several near term opportunities for the potential expansion of our fleet and resulting growth of our business. In particular, in the context of the Transaction we have acquired two additional Time Charter Contracts with Petrobras, and we are exploring commercial options to source suitable vessels to service them. Should these efforts materialize, we expect to expand our operations, and thus we expect to grow our cash available for distributions per share. Other than the foregoing and the potential approval by our board of directors to exercise the option(s) pursuant to the Exclusive Option Agreement, we are not a party to any definitive agreements to potentially grow our fleet or otherwise expand our business.

Our board of directors will determine the timing and amount of all dividend payments, based on various factors, including our financial performance, immediate cash requirements, necessary reserves and contractual and legal restrictions. There is a risk that our estimated dividends will not be made or sustained as contemplated or that our board of directors will change our distribution policy in the future and that we cease making such distributions. Accordingly, we cannot guarantee that we will be able to pay quarterly or any dividends. The payment of any cash dividend following the consummation of the Transaction will be dependent upon our revenues and earnings, if any, capital requirements, restrictive covenants from debt obligations and general financial condition subsequent to completion of the Transaction. As a holding company without any direct operations, our ability to pay cash dividends to our shareholders may be limited to availability of cash provided to us by Assetplus through a distribution, loan or other transaction. See “Risk Factors — Risks Related to the Transaction.”

In addition, because we have made certain assumptions in estimating our intended initial quarterly and annual dividend distribution level (such as, inter alia, our expected vessel operating expenses, utilization rate), readers are advised that we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and we have made this estimate for the sole purpose of determining the amount of our initial quarterly and annual distribution capability. Our estimate of should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our future liquidity or our ability to pay dividends or make other distributions.

Assetplus

Price Range of Securities of Assetplus

Historical market price information regarding Assetplus’s securities is not provided because there is no public market for Assetplus’s securities.

As of the date of this Offer to Purchase, there are two holders of Assetplus’s issued and outstanding capital stock.

BUSINESS OF NAUTILUS

Overview

Nautilus was formed on November 1, 2010, pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets. Our efforts in identifying a prospective target business for our business transaction were not limited to a particular industry, geographic region or minimum transaction value, but we focused our search on identifying prospective target businesses in the international marine shipping, offshore and related maritime service industries. If we are unable to consummate a business transaction by February 14, 2013 we will (i) cease all operations except for the purposes of winding up, (ii) as promptly as possible, but not more than five business days thereafter, redeem all Common Shares sold in our IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption dissolve and liquidate as part of our plan of dissolution and liquidation. Furthermore, there will be no distribution with respect to our outstanding Warrants which will expire worthless.

Offering Proceeds Held in Trust

On July 20, 2011, Nautilus consummated its IPO of 4,800,000 Units and received gross proceeds of $48,000,000. The net proceeds of the IPO, including proceeds from the private sale of 3,108,000 Insider Warrants at a price of $0.75 per Warrant, and after deducting the underwriting discounts and commissions and the offering expenses, were approximately $48,480,000. Such amount, including $480,000 of deferred underwriting commissions and discounts and $100,000 in deferred legal fees, was deposited into the Trust Account and invested in government securities. As of July 31, 2012 we had approximately $118,538 that we may use to cover our operating expenses until February 14, 2013, and to cover the expenses incurred in connection with a business transaction. Except as set forth above, no funds in the Trust Account have been released and only the remaining interest income that Nautilus may use for working capital requirements and amounts necessary for its tax obligations will be released until the earlier of the consummation of a business transaction or the liquidation of Nautilus. The Trust Account contained $48,480,000, excluding interest earned thereon, as of November 28, 2012.

If the Offer and Acquisition are each consummated, the funds held in the Trust Account will be released to pay (i) first, the shareholders of Nautilus holding Common Shares sold in Nautilus’s IPO who shall have validly tendered and not withdrawn their Common Shares and (ii) then, the balance, if any, to Nautilus, which shall then, subject to the discretion of its board of directors, allocate any funds distributed to it towards the payment of its obligations pursuant to the Share Purchase Agreement and/or to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Nautilus in connection with the Transaction, in addition to approximately $580,000 in deferred fees from our IPO.

The holders of Common Shares included in the Units sold in the IPO will be entitled to receive funds from the Trust Account only in the event of Nautilus’s liquidation or if they validly tender and do not properly withdraw their Common Shares and the Acquisition is actually completed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account.

No Shareholder Approval of Business Transaction

Pursuant to the Articles of Incorporation, we are not required to seek shareholder approval before we effect our business transaction, as not all business transactions require shareholder approval under Marshall Islands law. Presented in the table below is a graphic explanation of certain types of business transactions and whether shareholder approval would be required under the BCA of the Republic of the Marshall Islands for each such transaction.

Type of Transaction	Whether Shareholder Approval is Required
Purchase of assets	No

Purchase of stock of target not involving a merger with Nautilus	No

Merger of target into a subsidiary of Nautilus	No

Merger of Nautilus with a target	Yes

Pursuant to the Share Purchase Agreement, the Acquisition is structured as our purchase of stock in Assetplus, the target company, not involving a merger with Nautilus, and therefore does not require shareholder approval under the BCA of the Republic of the Marshall Islands. Subject to the terms and conditions of this Offer and the Share Purchase Agreement, we will consummate the Acquisition of Assetplus without seeking shareholder approval.

Redemption Of Common Shares And Liquidation If No Initial Business Transaction

Our Insiders have agreed that we will only have until February 14, 2013, to consummate our initial business transaction. If we do not consummate a business transaction within such time, we will (i) cease all operations except for the purposes of winding up, (ii) as promptly as possible, but not more than five business days thereafter, redeem all Common Shares sold in our IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, dissolve and liquidate as part of our plan of dissolution and liquidation, to be adopted in accordance with Section 106 of the BCA. Pursuant to the terms of our Articles of Incorporation, our powers following the expiration of the permitted time period for consummating a business transaction will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation.

Our Insiders have waived their right to participate in any redemption with respect to their Insider Shares if we fail to consummate a business transaction by February 14, 2013. However, if our Insiders acquired shares in or after our IPO, they will be entitled to a pro rata share of the Trust Account with respect to such shares in the event we do not consummate a business transaction within the required time period. There will be no liquidating distribution with respect to our Warrants, which will expire worthless in the event we do not consummate a business transaction. We expect that all costs associated with the implementation and completion of our liquidation will be funded by any remaining assets outside of the Trust Account although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, Messrs. Tsirigakis and Syllantavos have agreed to advance us the funds necessary to complete such liquidation and not seek reimbursement for such expenses (currently anticipated to be approximately $30,000, based upon discussions with legal advisors in the Marshall Islands and our trustee).

Under the dissolution provisions of the Republic of the Marshall Islands BCA at any time within one year after dissolution we may give notice requiring all creditors, including unliquidated or contingent claims, and any with who we have an unfulfilled contract to present their claims in writing and in detail at a specified place and by a specified day which shall not be less than six months after the first publication of such notice. If a notice is issued such notice shall be published once a week for four weeks. The board of directors must adequately provide for payment of its liabilities and obligations in dissolution. If the corporation complies with certain procedures set forth in Section 106 of the BCA intended to ensure that it makes reasonable provision for all claims against it, including the notice described above, any liability of shareholders with respect to a liquidation would be barred if such claims are not presented not less than six months after the publication of such notice. However, as stated above, if we do not effect a business transaction on or before February 14, 2013, we shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as possible, but not more than five business days thereafter, redeem all Common Shares sold in our IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by Nautilus for working capital purposes, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining shareholders, as part of our plan of dissolution and liquidation. Accordingly, it is our intention to make liquidating distributions to our shareholders as soon as reasonably possible following February 14, 2013, the event we have not consummated the Acquisition, and, therefore, we do not intend to comply with those procedures. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our shareholders may extend well beyond the third anniversary of such date. Section 106 of the BCA requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent three years. However, because we are a SPAC, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as accountants, lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement from our IPO, we will seek to have all vendors, service providers and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. We have an obligation to pursue indemnification from Messrs. Tsirigakis and Syllantavos pursuant to the terms of their agreement with us. Further, Messrs. Tsirigakis and Syllantavos may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below $10.10 per share less any per share amounts distributed from our Trust Account to our public shareholders in the event we are unable to consummate a business transaction on or before February 14, 2013, and will not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Tsirigakis and Syllantavos will not be responsible to the extent of any liability for such third party claims.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to our public shareholders an aggregate of at least $10.10 per share. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to our public shareholders promptly after the termination of our corporate existence, this may be viewed or interpreted as giving preference to our public shareholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. To the extent any bankruptcy or other claims deplete the Trust Account, Nautilus cannot assure you it will be able to return to its public shareholders at least $10.10 per share.

Facilities

Nautilus currently maintains its executive offices at 90 Kifissias Avenue, Maroussi 15125, Athens, Greece. Fjord NEPA (Greece) an entity controlled by Mr. Tsirigakis, charges us $7,500 per-month for use of this office space and, if necessary, access to facilities located in other jurisdictions, as well as for certain general and administrative services, including but not limited to receptionist, secretarial and general office services, and will be provided to us until the earlier of our consummation of the business transaction or our liquidation.

Employees

Nautilus currently has two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. Accordingly, because a target business has been selected, our executive officers will spend more time investigating such target business and negotiating and processing the initial business (and consequently spend more time on Nautilus’s affairs) than they did prior to locating a suitable target business. We do not intend to have any full time paid employees prior to the consummation of our initial business transaction. See “Management of Nautilus Following the Acquisition” for information relating to our management, including compensation, following consummation of the Acquisition.

Legal Proceedings

There are no legal proceedings pending against Nautilus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF NAUTILUS

The following discussion should be read in conjunction with our financial statements, together with the notes to those statements, included elsewhere herein, and in conjunction with our other filings with the SEC. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

Overview

We were formed on November 1, 2010 pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets. On December 5, 2012, we entered into a Share Purchase Agreement to effectuate the Transaction as described in the sections above entitled “The Transaction” and “The Share Purchase Agreement.”

We presently have no revenue, have had losses since inception from incurring administrative costs of government compliance for a public company, have no operations other than the active solicitation of an acquisition target and have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

We intend to use cash from the proceeds of our IPO, our capital stock, incurred debt, or a combination of cash, capital stock and debt, in effecting our initial business transaction. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of investors in our IPO;

•	may subordinate the rights of holders of Common Shares if preferred stock is issued with rights senior to those afforded to the holders of our Common Shares;

•	may likely cause a change in control if a substantial number of our Common Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Common Shares and/or Warrants.

Similarly, if we incur substantial debt, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business transaction is insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	covenants that limit our ability to acquire capital assets or make additional acquisitions;

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;

•	our inability to pay dividends on our Common Shares;

•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Common Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception to the closing of our IPO was limited to preparations for that event. Since the consummation of our IPO, our activity has been limited to evaluating business transaction candidates. We have not generated any operating revenues and will not until after completion of our initial business transaction, at the earliest. We generate non-operating income in the form of interest income on cash and cash equivalents. We have incurred substantially increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence.

For the three months ended July 31, 2012 and July 31, 2011, we had a net loss of $84,614 and $13,074, respectively. For the nine month periods ended July 31, 2012 and July 31, 2011, we had a net loss of $280,868 and $21,883, respectively. For the twelve months ended October 31, 2011, we had a net loss of $88,713. For the period from November 1, 2010 (date of inception) to July 31, 2012 we had a net loss of $369,581.

Liquidity and Capital Resources

As of July 31, 2012 and October 31, 2011, we had $118,538 and $290,364, respectively, in a bank account available for use by management to cover the costs associated with identifying a target business and negotiating an acquisition or merger. As of July 31, 2012 and October 31, 2011, $48,497,625 and $48,485,877, respectively, were held in the Trust Account.

Our IPO and Private Placement of Warrants to the Insiders provided us with $299,411 of working capital after transferring $48,480,000 into the Trust Account and paying certain fees and expenses related to our IPO. For the nine months ended July 31, 2012 we used cash of $305,366 in operating activities and an amount of $133,540 was provided by financing activities. For the nine months ended July 31, 2011, an amount of $8,809 was used in operating activities, an amount of $48,480,000 was used in investing activities and an amount of $48,813,231 was provided by financing activities. For the twelve months ended October 31, 2011 we used cash of $62,047 in operating activities, together with a net loss for the period of $88,713. We started with no cash as of November 1, 2010. We ended the period at October 31, 2011 with a cash balance of $290,364.

We intend to use substantially all of the funds held in the Trust Account (net of taxes) to consummate our initial business transaction. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our initial business transaction, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We believe that the $118,538 held outside the Trust Account (as of July 31, 2012) along with up to 100% of the interest earned on the proceeds placed in the Trust Account will be sufficient to cover our day-to-day operating expenses (other than expenses relating to the consummation of our business transaction) until February 14, 2013.

Messrs. Tsrigakis and Syllatavos loaned us an aggregate of $120,000 in July 2012 for general working capital purposes and loaned us an aggregate of $160,000 in November 2012 for expenses relating to the consummation of our business transaction, as discussed in “Contractual Obligations” below.

If the Acquisition is consummated, the funds held in the Trust Account will be released to pay: (i) first, the shareholders of Nautilus holding Common Shares sold in Nautilus’s IPO who shall have validly tendered and not withdrawn their Common Shares and (ii) then, the balance, if any, to Nautilus, which shall then, subject to the discretion of its board of directors, allocate any funds distributed to it towards the payment of its obligations pursuant to the Share Purchase Agreement and/or to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Nautilus in connection with the Transaction, in addition to approximately $580,000 in deferred fees from our IPO. The $480,000 of the funds attributable to the deferred underwriting discount and commissions (1.0% of the gross proceeds from the sale of the Units sold in the IPO) and $100,000 of deferred legal fees from our IPO will be released upon consummation of the Transaction.

If we do not consummate an initial business transaction by February 14, 2013, we will (i) cease all operations except for the purpose of winding up, (ii) redeem our public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable and less interest earned on the proceeds placed in the Trust Account but withdrawn by us for working capital purposes and (iii) as promptly as possible following such redemption, dissolve and liquidate as part of our plan of dissolution and liquidation. We will pay the costs of liquidation from its remaining assets outside of the Trust Account. If such funds are insufficient, Messrs. Tsirigakis and Syllantavos have agreed to advance the funds necessary to pay any and all costs involved or associated with the process of liquidation and the return of the funds in the Trust Account to the public shareholders.

We have evaluated the appropriate accounting treatment for the Insider Warrants and the Warrants issued in connection with our IPO. As we are not required to net-cash settle such Warrants under any circumstances, including when we are unable to maintain sufficient registered shares to settle such Warrants, the terms of the Warrants satisfy the applicable requirements of FASB ASC 815-10-15, which provides guidance on identifying those contracts that should not be accounted for as derivative instruments, and FASB ASC 815-40-15. Accordingly, we intend to classify such instruments within permanent equity as additional paid-in capital.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than a monthly fee of $7,500 payable to Fjord NEPA (Greece), an entity controlled by Mr. Tsirigakis, for office space and certain general and administrative services, including but not limited to receptionist, secretarial and general office services. This agreement commenced on July 14, 2011 and will continue until the earliest to occur of: (i) the consummation of a business transaction or (ii) February 14, 2013.

Upon the consummation the Acquisition of Assetplus, we will become the sole stockholder of Assetplus, and indirectly, the Subsidiaries and therefore will be obligated to repay substantial indebtedness under the Debt Facilities of Assetplus and its Subsidiaries, the aggregate amount of which shall not exceed: (i) $38,220,000 outstanding under a Senior Debt Facility bearing interest at a rate of LIBOR plus 4% per annum with a six-year repayment term; (ii) $14,000,000 outstanding under two mezzanine debt facilities bearing interest at 10% per annum with a ten (10) year repayment term beginning on June 30, 2015; (iii) any accrued and unpaid interest on the amounts set forth in each of (i) and (ii) above, for a total amount of principal outstanding indebtedness which shall not exceed $52,220,000. In addition, upon the acquisition of the totality of the shares in Assetplus, Nautilus shall repay the Working Capital Facility in the amount of $6,742,570 (including principal, interest, OID and transaction costs) by issuing to Mezzanine Financing 594,059 shares of Nautilus common stock and also granting to Mezzanine Financing the Put Option.

Promissory Notes

In July 2012, Nautilus issued non-interest bearing unsecured promissory notes (the “July Notes”) in the aggregate amount of $120,000 to Messrs. Tsirigakis ($60,000) and Syllantavos ($60,000) in consideration for the payment by such officers of various expenses. The July Notes were due upon consummation of a business transaction. The July Notes may, at the option of each holder, be convertible into warrants of the post-business transaction entity at a price of $0.75 per warrant and have identical terms to the Insider Warrants as set forth in the Company’s IPO prospectus. The July Notes do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $10.10. The holders of the July Notes have certain registration rights as described therein. On December 5, 2012, the July Notes were amended to extend their due dates to 90 days after consummation of the Transaction.

On December 5, 2012, Nautilus issued non-interest bearing unsecured convertible promissory notes (the “December Notes”) in the aggregate amount of $140,000 to Messrs. Tsirigakis ($70,000) and Syllantavos ($70,000) in consideration for the payment by such officers of various expenses in connection with the Transaction and the Offer. The December Notes are due 90 days after consummation of the Transaction. The December Notes may, at the option of each holder, be convertible into warrants of the post-business transaction entity at a price of $0.75 per warrant and have identical terms to the Insider Warrants, as set forth in the Company’s IPO prospectus. The December Notes do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $10.10. The holders of the December Notes have certain registration rights as described therein.

Lock-Up Option Agreements

On November 12, 2012, before we announced our intention to commence the Offer, we entered into Lock-Up Option Agreements with the Restricted Investors for an aggregate of 542,700 Locked-up Shares, representing approximately 11.3% of the Common Shares issued in our IPO. Pursuant to the Lock-Up Option Agreements, each Restricted Investor has agreed not to tender its respective Locked-up Shares in this Offer. In addition, during the Lock-up Period, which commenced on November 12, 2012 and will terminate on the 11th business day following the Expiration Date, each Restricted Investor is also prohibited from selling, transferring or otherwise disposing of the Lock-up Shares during the Lock-up Period. Also, pursuant to the Lock-up Option Agreement, we have granted a Put Right to each Restricted Investor, exercisable commencing on the expiration of the Lock-up Period and terminating on the second business day thereafter, pursuant to which each Locked-up Share may be put back to us at $10.30 per share, at the option of the Restricted Investor. The obligations of each Restricted Investor and Nautilus under the Lock-Up Option Agreements are irrevocable and binding; however, the exercise of the Put Right and closing of the purchase of the Locked-up Shares from the Restricted Investors is subject to the consummation of the Offer. The Lock-up Option Agreement does not affect the Restricted Investors’ rights to redemption in the event of any liquidation.

Standby Facility

On December 5, 2012, we entered into a Standby Facility established by Orca and Astra. In the event that more than 4,137,300 Common Shares are validly tendered in this Offer and we elect to exercise our rights pursuant to the 2% Amendment to purchase such additional shares without extending the Expiration Date, we would fund the purchase of up to 120,000 additional Common Shares from the Standby Facility. Pursuant to the Standby Facility, the Standby Lenders may elect to provide financing to Nautilus in an amount equal to the lesser of: (i) $1.212 million or (ii) an amount equal to the product of the aggregate number of Common Shares validly tendered and not properly withdrawn pursuant to the Offer in excess of 4,137,300 Common Shares, multiplied by $10.10. See “The Offer — Sources and Amount of Funds” for a further description of the Standby Facility.

Irrevocable Standby Facility

At its request, Nautilus entered an Irrevocable Standby Facility dated December 5, 2012 and established by Orca and Astra (with Orca in such capacity, the “Irrevocable Standby Lenders”) in favor of Nautilus. Pursuant to the Irrevocable Standby Facility, the Irrevocable Standby Lenders are obligated provide financing to Nautilus, if requested, in an amount up to $200,000 to fund certain fees and expenses incurred by Nautilus in connection with the Transaction and this Offer. The obligation of the Irrevocable Standby Lenders to provide the funding in immediately available funds is conditioned on: (a) the Borrower having consummated the Offer and (b) the Borrower providing the Irrevocable Standby Lenders with a request for funding. The Irrevocable Standby Facility expires on the first business day following the consummation of this Offer. See “Additional Material Related Agreements — Irrevocable Standby Facility” for a further description of the Irrevocable Standby Facility.

Recent Accounting Pronouncements

We do not believe that the adoption of any recently issued accounting standards will have a material impact on our financial position and results of operations.

Off-Balance Sheet Arrangements

None.

MANAGEMENT OF NAUTILUS

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Prokopios (Akis) Tsirigakis	57	Chairman of the Board, Co-Chief Executive Officer and President
George Syllantavos	48	Co-Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director
Nicolas Bornozis	57	Director
Alexandros Argyros	32	Director
Stylianos (Stelios) Anastopoulos	62	Director

Prokopios (Akis) Tsirigakis has served as our Chairman of the Board of Directors, President and Co-Chief Executive Officer since inception. Since September 2011, Mr. Tsirigakis serves as a non-executive director on the Board of Directors of Ocean Rig UDW, Inc. (Nasdaq: ORIG) a company owning and operating a fleet of ultra deepwater semi-submersible rigs and drillships. In November 2007 he founded, and until February 2011 was the President and Chief Executive Officer of, Star Bulk Carriers Corp. a dry-bulk shipping company listed on the Nasdaq Stock Market (Nasdaq: SBLK) that owns and manages vessels aggregating in excess of 1.2 million deadweight tons of cargo capacity. He has served as a director of Star Bulk Carriers Corp. since November 2007. From May 2005 to November 2007 he founded and served as Chairman of the Board, Chief Executive Officer and President of Star Maritime Acquisition Corp., a SPAC that raised $189 million in December 2005, listed on the NYSE Amex, LLC (AMEX: SEA) and effected a $345 million acquisition of eight dry bulk carriers. Mr. Tsirigakis formerly served on the board of directors of Dryships Inc., a dry bulk transportation company listed on the Nasdaq Global Market (Nasdaq: DRYS). Since November 2003 to December 2007, he served as Managing Director of Oceanbulk Maritime S.A., a dry cargo shipping company that has operated and managed vessels. From November 1998 to November 2007, Mr. Tsirigakis served as the Managing Director of Combine Marine Inc., a company which he founded that provides ship management services to third parties. From 1984 to 1998, Mr. Tsirigakis was the Vice-President and Technical Director of Konkar Shipping Agencies S.A. of Athens, after having served as Konkar’s Technical Director from 1984 to 1991; the company at the time managed 16 dry bulk carriers, multi-purpose vessels and tanker/combination carriers. From 1982 to 1984, Mr. Tsirigakis was the Technical Manager of Konkar’s affiliate, Arkon Shipping Agencies Inc. of New York. He is a life-member of The Propeller Club of the United States, a member of the Technical Committee (CASTEC) of Intercargo, the International Association of Dry Cargo Shipowners, President of the Hellenic Technical Committee of RINA, the Italian Classification Society and member of the Technical Committees of various Classification Societies. Mr. Tsirigakis received his Masters and B.Sc. in Naval Architecture from The University of Michigan, Ann Arbor and has seagoing experience.

George Syllantavos has served as our Co-Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director since inception. From November 2007 to August 2011, he served as Chief Financial Officer, Secretary and director of Star Bulk Carriers Corp. a global dry bulk shipping company listed on the Nasdaq Stock Market (NASDAQ: SBLK) that owns and manages vessels aggregating in excess of 1.2 million deadweight tons of cargo capacity. Since September 2009, he has been the President, Secretary, Treasurer and sole director of BTHC X, Inc. (OTCBB: BTXI), a company exploring business combination opportunities in the Far East. From May 2005 to November 2007 he served as the Chief Financial Officer, Secretary and Director of Star Maritime Acquisition Corp., a SPAC that raised $189 million in December 2005, listed on the NYSE Amex, LLC (AMEX: SEA) and effected a $345 million acquisition of eight dry bulk carriers. From May 1999 to December 2007, he was the President and General Manager of Vortex Ltd., an aviation consulting firm specializing in strategic analysis, fleet planning and asset management. From January 1998 to April 1999, he served as a financial advisor to Hellenic Telecommunications Organization S.A., where, on behalf of the Chief Executive Officer, he coordinated and led the company’s listing on the New York Stock Exchange (NYSE: OTE) and where he was responsible for the strategic planning and implementation of multiple acquisitions of fixed-line telecommunications companies. Mr. Syllantavos served as a financial and strategic advisor to both the Greek Ministry of Industry & Energy (from June 1995 to May 1996) and the Greek Ministry of Health (from May 1996 to January 1998), where, in 1997 and 1998, he helped structure the equivalent of a US$700 million bond issuance for the payment of outstanding debts to the suppliers of the Greek National Health System. From 1998 to 2004, he served as a member of the Investment Committee of a merchant banking firm, where he reviewed and analyzed many acquisition targets of small or medium sized privately-held manufacturing firms in the U.S. and internationally, and assisted in negotiating, structuring and implementing the acquisition of several such firms. Before that, he served for many years as an aviation consultant specializing in strategic planning and fleet asset management. Mr. Syllantavos has a B.Sc. in Industrial Engineering from Roosevelt University and an MBA in Operations Management, International Finance and Transportation Management from Northwestern University (Kellogg).

Nicolas Bornozis has been a member of our Board of Directors since February 2011. He has over 28 years of experience in the US and European financial and capital markets. Since 1996, he has served as the Founder and President of Capital Link, Inc., an international investor relations and advisory firm, which assists listed companies and capital markets related organizations to develop and maintain access to European and North American investors. Capital Link has a leading position in investor relations for listed shipping companies and also focuses on U.S. closed-end funds and ETFs and international companies accessing the U.S. and European markets. He also established and managed, Alexander Capital, L.P, a US broker-dealer firm, which developed securities brokerage business in North America with the Greek, Egyptian and Russian markets and sold the company at the end of 2003. From 1988 to 1995, he served as President and CEO of CCF International Finance Corp. (CCF IFC), the US broker/dealer subsidiary of Credit Commercial de France, now part of HSBC. Prior to CCF IFC, he worked at the International Department of Bankers Trust Company in New York and then at the commercial banking operation of CCF in New York where he was responsible for business development and lending to US multinationals and Wall Street firms with special focus on asset based financing — shipping and real estate. He holds an MBA from Harvard Business School (1982) and a law degree from the University of Athens (1979) in Greece with specialization in commercial and corporate law. For ten years he was a visiting lecturer on international banking and finance at the City University Business School in London, United Kingdom. He is a member of the Advisory Board of the Atlantic Bank of New York, a subsidiary of the New York Community Bank.

Alexandros Argyros has been a member of our Board of Directors since February 2011. Since March 2010, he has been with Axia Ventures Group where he is currently serving as a Managing Director in the Investment Banking Division. Prior to that and since early 2009, Mr. Argyros has been a director of FiliaGroup, a private equity fund focusing on investments in the Environmental and Alternative Energy sectors within Greece. From 2002 to 2009, he spent seven years with Morgan Stanley, including three years with the global industrials group in New York and London and four years with the Greek coverage team in Athens focusing mainly on transactions involving public and private companies in the Greek commercial shipping sector. He currently sits on the Board of Directors of Filia Environmental Industries S.A. and FiliaCom S.A., both private companies active in the Environmental and Alternative Energy fields. Alexandros holds a BA in Economics from Amherst College.

Stylianos (Stelios) Anastopoulos, Rear Admiral (Ret.), has been a member of our Board of Directors since February 2011. His career in shipping spans almost four decades, including positions of responsibility in both commercial merchant shipping and the Hellenic Navy. Since 2004, he has served as the Honorary Consul of The Commonwealth of the Bahamas in Greece and he pursued the interests of the Bahamas and in particular by representing The Bahamas Maritime Authority in the region. He is a member of the Board of Directors of the Imperial Hellas Insurance Brokerage Co. since 2004. From 2001 to 2004, he served as Operations Advisor to Imperial Hellas Insurance Inc, a casualty and asset insurance company. From 1999 to 2001, he served as Safety & Quality Advisor at European Navigation, a dry bulk vessel operator and from 1998 to 1999 served as Safety & Quality Supervisor at Cardiff Marine a dry bulk, crude and products vessel operator and manager of the fleet of Dryships (Nasdaq: DRYS). Prior to that, Mr. Anastopoulos had a 29-year career in the Hellenic Navy serving in various active assignments involving full operational, technical, training and executive responsibilities. He served as a Commander on submarines and surface navy ships, as well as shore based units. He exited with the rank of Rear Admiral in 1998. From 1988 to 1991, he served as the Naval Attache in the Embassy of the Hellenic Republic in Ankara, Turkey. Mr. Anastopoulos is a 1970

graduate of the Hellenic Naval Academy (First Class Honors) and a 1984 graduate of the Hellenic Naval War College.

Directors

Our board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Bornozis, Argyros and Anastopoulos, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Tsirigakis and Syllantavos, will expire at the second annual meeting of shareholders.

Pursuant to the terms of the Share Purchase Agreement, at the Effective Time, the board of directors of Nautilus will consist of Messrs. Tsirigakis, Syllantavos, Argyropoulos, Georghiades and a final director to be designated by Assetplus. See “Management of Nautilus Following the Acquisition.”

Directors may vote on proposals, arrangements or contracts in which they are materially interested, provided that they disclose their interests to the board as soon as they become aware of such interests. Remuneration of directors may be fixed by a resolution of directors or any committee thereof. The directors may exercise all our powers to borrow money and to mortgage or charge our undertakings and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. There are no age limit requirements or shareholding requirements for directors.

Compensation for Officers and Directors

No compensation of any kind will be paid to our officers and directors (directly or indirectly) prior to a business transaction; however, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying prospective target businesses and performing due diligence on suitable business transactions. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Director Independence

Nasdaq requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Bornozis, Argyros and Anastopoulos are our independent directors, constituting a majority of our board.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Audit Committee

We have established an audit committee of the board of directors consisting of Mr. Bornozis, as chairman, Mr. Argyros and Mr. Anastopoulos, each of whom is an independent director under Nasdaq’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 20-F;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Pursuant to the rules of Nasdaq, the committee is required to have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Bornozis satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

We have established a nominating committee of the board of directors, which consists of Mr. Bornozis, as chairman, Mr. Argyros and Mr. Anastopoulos, each of whom is an independent director under the Nasdaq Capital Market’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and consultants appointed by it.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

BUSINESS OF ASSETPLUS

Background of Assetplus

Assetplus is a Cyprus limited liability company formed in August 2012 and the holding company that owns all of the issued and outstanding shares of capital stock of each of Vega Offshore and the Vessel Owning Subsidiaries. Vega Offshore and/or the Vessel Owning Subsidiaries own or are parties to binding agreements to acquire: (i) two (2) PSVs (platform supply vessels) and (ii) two (2) OSRVs (oil spill response vessels).

Corporate Structure

Vega Offshore

Vega Offshore is a wholly-owned subsidiary of Assetplus. Vega Offshore has entered into six (6) charter party agreements with Petrobras, two (2) for PSVs and four (4) for OSRVs. Vega Offshore nominated each of the Vessel Owning Subsidiaries to execute four (4) of these contracts through the vessels they control.

Vessel Owning Subsidiaries

The names of Assetplus’s wholly-owned Subsidiaries that will own or control under bareboat charter each vessel are as follows:

Subsidiary	Vessel Name
Vega Corona AS	Vega Corona
Vega Crusader AS	Vega Crusader
Vega Juniz AS	Vega Juniz
Vega Emtoli AS	Vega Emtoli

Vessels

Assetplus indirectly owns three vessels, consisting of two PSVs (Vega Crusader, Vega Corona) and one OSRV (Vega Juniz). Assetplus indirectly owns the rights to acquire, and will indirectly own a fourth vessel, the OSRV Vega Emtoli upon its delivery to its Subsidiary. Assetplus expects to deliver its two PSVs and two OSRVs to their Petrobras Time Charters in the fourth quarter 2012 and first quarter 2013, respectively. The following table provides summary information about the PSVs and OSRVs.

Vessel Name(1)	Vessel Type	Size (dwt)	Year Built	Gross Charter Rate ($ per day)	Type/ Term(3)
Vega Corona	PSV	1,400	2012	20,950	4 years + 4 optional years
Vega Crusader	PSV	1,400	2012	21,950	4 years + 4 optional years
Vega Juniz	OSRV	1,400	2012	26,200	4 years + 4 optional years
Vega Emtoli	OSRV	1,400	2012	26,200	4 years + 4 optional years

Platform Supply Vessels (PSVs)

PSV vessels service the offshore oil rig platforms involved in hydrocarbon exploration and development. The PSVs typically transport personnel, water, chemicals, cement, mud, pipes, drill bits and other equipment between shore and oil field.

Oil Spill Response Vessels (OSRVs)

OSRV vessels are deployed at each offshore oil field where hydrocarbon exploration or drilling activity is taking place. They are continuously on stand-by for the eventuality of an oil-spill occurring and perform regular drills for preparedness of this eventuality.

Additional Vessels to be Acquired

Assetplus expects to purchase two additional OSRV vessels to service the remaining Time Charters for a purchase price of approximately $16.5 million to $17.5 million each. Assetplus intends to secure debt financing of approximately $11 million for each such OSRV vessel. Assetplus expects that the first year operating expenses of the PSVs and OSRVs vessels currently under ownership, as well as those of the two additional OSRVs contemplated for purchase, will be approximately $9,500 per day, given that they all are of the same design, size and age.

Relationship with Petrobras

Unlike commodity shipping, such as containerships transporting goods from one port to another, the offshore sector is categorized as industrial shipping and as such, is relationship-driven. The barrier of entry in the offshore sector is high as a result. Assetplus has the advantage of having overcome this hurdle having been awarded through its wholly owned subsidiary, Vega Offshore, six (6) time charter contracts with Petrobras. Further, Nautilus has entered into the Exclusive Option Agreement with Vega Resource. Vega Resource has bid on two time charter contracts for PSVs with Petrobras, which time charters Vega Resource expects to be awarded in the first quarter of 2013. The exclusive option agreement provides Nautilus with the exclusive option following the closing of the Offer to acquire said time charters from Vega Resource if the same are awarded to Vega Resource. See “Additional Material Related Agreements — Exclusive Option Agreement” for a further description of the Exclusive Option Agreement. Tendering for Petrobras contracts is a complex and lengthy process normally lasting more than a year until award of the charter. Participants to the tendering process must undergo a vigorous vetting process before even being accepted to bid. During the vetting and the two bidding periods the business relationship with Petrobras has developed through numerous professional exchanges and is well placed to develop further.

Distinguishing Factors and Business Strategy

The management of Vega Resource developed a strategy almost two years ago and implemented by Vega Offshore prior to it being acquired by Assetplus. Vega Offshore implemented the concept of its strategy by first securing attractive chartering contracts, and then securing the vessels required to service such contracts. Although such a strategy represents a conservative approach, it is also difficult to achieve and is rarely encountered in practice. This strategy further called for Vega Offshore to leverage the experience of its management team in the offshore sector and, in particular, the relationships the members of its management had established in their professional capacities, and in particular with Petrobras. As a result, Vega Offshore successfully formed a start-up company that was able to pass Petrobras’s vetting process, thereby enabling it to participate as a bidder in the tender processes, despite having no vessels at that time. Vega Offshore’s initial bids were successful, and the company was therefore awarded its six (6) initial time charters on the condition that it would identify and secure newly-built vessels to service those time charters. Further, Nautilus has entered into the Exclusive Option Agreement with Vega Resource. Vega Resource has bid on two time charter contracts for PSVs with Petrobras, which time charters Vega Resource expects to be awarded in the first quarter of 2013. The exclusive option agreement provides Nautilus with the exclusive option following the closing of the Offer to acquire said time charters from Vega Resource if the same are awarded to Vega Resource.

Commercial Management of the Fleet

For the commercial management of its fleet, Assetplus, through its wholly owned subsidiary Vega Offshore, entered into a Commercial Management contract under the standard BIMCO ‘SHIPMAN 2009’ format with Vega Offshore Management AS, a company affiliated with Vega Resource AS, to provide commercial management services for a minimum duration of two (2) years at a total fee of $90,000 per month for the management of a fleet of up to six (6) vessels.

Technical and Crewing Management of the Fleet

Assetplus through its wholly owned Vessel Owning Subsidiaries, entered into Technical and Crewing Management contracts under the standard BIMCO ‘SHIPMAN 2009’ format with Thome Offshore Management PTE Ltd of Singapore, an unaffiliated third-party, to provide Technical and Crewing management services for a minimum of one (1) year at a fee of $130,000 per year per vessel.

Vessel Employment

Assetplus, through its wholly owned subsidiary Vega Offshore, entered into six (6) time charter contracts with Petrobras for two (2) PSVs and four (4) OSRVs. Each contract has a duration of four (4) years plus an additional optional four (4) years at the option of Petrobras. The gross daily hire rates of the time charter contracts are: $20,950 for Vega Corona, $21,950 for Vega Crusader and, $26,200 for each of Vega Juniz and Vega Emtoli. Each of these agreements is subject to termination by Petrobras, upon 45 days notice, after the passage of 365 days, in case the vessel loses its ANTAQ license to operate in Brazilian waters. Assetplus expects that the first year operating expenses of the PSVs and OSRVs vessels currently under ownership, as well as those of the two additional OSRVs contemplated for purchase, will be approximately $9,500 per day, given that they all are of the same design, size and age.

Regulatory Approvals

All the vessels of the fleet are Classed and certified by the American Bureau of Shipping (ABS) Classification society (“Class”).

Government Regulation

The operation of Assetplus’s vessels are subject to extensive and changing environmental protection, safety and other federal, state and local laws, rules, regulations and treaties, including numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990 (the “OPA”), the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages.

Legal Proceedings

From time to time, Assetplus may become a party to lawsuits arising in the ordinary course of its business. Assetplus does not believe that it is a party to any material pending legal proceedings.

THE INTERNATIONAL OFFSHORE SUPPLY VESSEL INDUSTRY

The information and data in this section relating to the international Offshore Supply Vessel (OSV) industry has been provided by Pareto Securities Asia Pte Ltd (Pareto), and is taken from Pareto databases and other sources available in the public domain. Pareto has advised us that it accurately describes the international OSV industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Pareto’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the OSV industry. The source of all tables and charts is Pareto unless otherwise indicated. Nautilus has agreed to pay Pareto a fee of $20,000 for the information provided below.

Introduction

The OSV industry is comprised of vessels which support the operation of offshore Oil & Gas (O&G) fields. There are four phases in the life cycle of an offshore O&G field, and each phase requires support from different types of oil services assets. The vessel asset class which Nautilus is currently proposing to acquire is Anchor Handling Tug Supply (AHTS) vessels, which are involved across the full offshore O&G value chain. AHTS vessels can also be used as Oil Spill Response Vessels (OSRV) in deepwater conditions. Nautilus intends to employ 4 of the 6 vessels to be acquired as OSVRs.

Nautilus may consider future acquisitions of Platform Supply Vessels (PSV), an asset class which is also involved across the full offshore O&G value chain. Other common oil services assets deployed over the life cycle of an offshore O&G field include Floating Production Storage, and Offloading vessels (FPSO), Anchor Handling Tugs (AHT), Standby Support Vessels (SSV), Dive Support Vessels (DSV) and Construction Support Vessels (CSV).

Figure 1. Oil services assets deployed over the life cycle of an offshore O&G field

Source: Pareto

Macro Environment Demand Factors

Global Demand for Oil

The O&G industry is cyclical, with past cycles characterized by alternating periods of oil supply overhang or shortage relative to energy demand. Global oil demand has been increasing at a rate of 1.3% p.a. from 1990 to 2011, and is expected to increase 0.9% p.a. with increased non-OECD transport and industrial demand more than offsetting efficiency gains and substitution (other forms of energy products). One should note that natural decline in existing oil production capacity, and not growth in oil demand, is the main driver of the need for new oil production capacity. This is shown in the figure below, and implies that the demand outlook for exploration and development of new oil fields is strong and robust.

Figure 2. World oil demand 1990-2030e and decline in existing production 2012-2030e*

* Average of demand forecasts from IEA, EIA, OPEC, Exxon and BP; 4.5% decline p.a on average in existing production
Source: BP; IHS Cera; Wood MacKenzie; IEA; Pareto

Global E&P outlook

Exploration and Production (E&P) of an offshore O&G field (also known as upstream activities) represents the first piece of the long petrochemical value chain which eventually brings us fuel supplies. Performance in the offshore O&G industry is driven primarily by the underlying demand for oil. E&P spending can be viewed as the capital expenditure (capex) of oil companies, and the revenue of O&G support companies.

Figure 3. Oil companies’ indicated E&P spending (USD bn)

Source: Pareto; oil companies’ announced budgets

According to Pareto’s annual E&P survey, 2012 marks the third consecutive year of double digit growth in E&P spending, with Pareto expecting a 13% y/y growth in 2012 (comprising USD ˜400bn of announced budgets, and with most of the second half of 2012 capex already booked, the final figure should be in-line with the Pareto’s E&P survey estimate). Pareto estimates another 10% y/y E&P spending growth in 2013E and 2014E, based on a long-term oil price assumption of USD 120/bbl. This estimate is consistent with both the historical relationship between changes in spending and planning prices as well as the cash flow and capex capacity E&P companies experienced in 2010/2011.

Figure 4. Historical development in E&P spending and average oil prices

Source: Pareto; E&P survey 2012

2012 year-to-date has seen a record high average oil price (Brent) of USD 111.9. At the beginning of 2012 oil had a price of USD 120/bbl, however, oil prices have experienced a steep decline to USD 90/bbl from May to August 2012, and recovered at a similar pace to the current USD 110/bbl level. This volatility illustrates the critical oil price reference point in terms of spending outlook: Pareto expects the E&P spending growth forecasts of 10% y/y in 2013E and 2014E to be valid as long as oil prices stay above USD 110/bbl, while E&P spending growth is expected to be positive (although the growth is expected to be below 10% y/y in 2013E and 2014E) as long as oil prices exceeds the planning prices of USD 95/bbl,, while Pareto expects no further E&P spending growth should oil prices fall below USD 90/bbl.

The trend on the development of E&P spending is shifting towards offshore capex, largely due to the persistent low gas prices in the U.S. and the sustained gap between Brent and WTI oil prices.

Implied demand of AHT/AHTS Vessels

AHT/AHTS vessels are commonly used to support the mobilisation of jack-up rigs and construction barges as they position for drilling jobs. Demand for AHT/AHTS vessels are driven by the use of jack-up rigs and world oil production. The OSV-to-rig ratio has increased over the past 4 years, from 3.37x to 4.11x in 2011, as increased safety regulations have been implemented following the Deepwater Horizon oil rig incident in the Gulf of Mexico. As a result more vessels have been employed by a single rig for standby purposes and fire-fighting capabilities. However, going forward, the OSV-to-rig ratio is expected to decrease (after taking account the forward orderbook of OSVs and rigs), which may result in strengthening market dynamics for OSVs particularly relating to charter rates and utilization ratios.

Figure 5. OSV-to-rig ratio

Source: Pareto; E&P survey 2012

In particular, we expect an increased focus on exploiting shallow water fields which are easier to produce oil from in the future, and a greater development of marginal fields going forward, which may boost the demand for 4,500bhp to 6,499bhp AHT/AHTS and < 3,000dwt PSV.

Supply Outlook of OSVs

OSV fleet profile

OSV supply fundamentals are dynamic. When fundamentals in a specific global region become more attractive, vessel operators will shift some of their vessels to those geographical locations. Thus, supply fundamentals should be viewed globally and not regionally in the longer term. Globally, there are 1,857 Anchor Handling Tugs (AHT) and Anchor Handling Tug Supply (AHTS) vessels. There are also 1,161 Platform Supply Vessels (PSV) and approximately 1,500-2,500 other OSVs and subsea support vessels (including Tugs, Crew Boats, Construction Support Vessels, and Dive Support Vessels) in the global offshore vessel space. The average age of the global AHT/AHTS and PSV fleet is 13.1 years and 12.3 years, respectively.

Figure 6. OSV fleet profile

Source: Pareto; ODS-Petrodata

The capability of AHT/AHTS vessels are usually classified according to brake horse power (bhp), and can be broken down into four main market segments based on the type of jobs which the vessels compete for (< 4,500bhp, 4,500bhp to 6,499bhp, 6,500bhp to 9,999bhp, > 10,000bhp). The capability of PSV vessels are usually classified according to deadweight ton (dwt), and can be broken down into three main market segments based on the type of jobs which the vessels compete for (< 3,000dwt, 3,000dwt to 4,500dwt, > 4,500dwt).

While both AHT and AHTS vessels can be utilised for towing jobs, the main difference is that AHTS vessels can also be used for transporting supplies for rigs (due to a larger deck space) and can service the rig on-station. Given increasing bunker costs and mobilisation fees for OSVs, AHTS vessels is increasingly favored over AHT vessels for towing jobs, as AHTS vessels can serve dual purposes and reduce operating costs for oil companies. While PSVs (another type of OSV mainly used to transport supplies for rigs) have been preferred over AHTS vessels in 2011 due to high fuel costs which make it more economical to utilize PSVs for the transportation of supplies. Similar size PSVs can transport a larger quantity of supplies as compared to AHTS vessels, however, day rates for PSVs have reached such a high level that oil companies are increasingly preferring to employ AHTS vessels instead. Furthermore PSVs have no anchor handling capabilities for rig support and AHTS vessels are still required to perform towing jobs.

Of the global AHT/AHTS fleet, 656 AHT/AHTS vessels (35% of the total AHT/AHTS fleet) are between 4,500bhp and 6,499bhp. Vessels with this capability satisfy the requirements of most towing jobs and are typically referred to as the “standard” AHT/AHTS design. Therefore, this specific market segment experiences liquid sales and purchase activity from small local owners who have strong interest in acquiring second-hand proven tonnage.

Figure 7. AHT/AHTS fleet market segmentation

Source: Pareto; ODS-Petrodata

Of the global PSV fleet, 590 PSV vessels (41% of the total PSV fleet) are below 3,000dwt. Vessels with this capability is often termed the “small-size” PSVs and are the most versatile asset class as their movements are not constrained by port limits and can be employed in most jobs. The sector is currently dominated by interest in medium and larger size vessels, due to better fuel economics when comparing the efficiency of vessels against the cargo volume transported. However, there will constantly be demand for the “small-size” PSVs due to port limits which restrict the size of the PSVs entering the ports.

Figure 8. PSV fleet market segmentation

Source: Pareto; ODS-Petrodata

4,500bhp to 6,499bhp AHT/AHTS fleet profile

The age profile of 4,500bhp to 6,499bhp AHT/AHTS is represented by a fairly young fleet, of which 405 vessels (62% of the 656 vessels) are between 1 to 7 years old. However, this market segment is characterised by a limited orderbook with 31 vessels (5% of the existing fleet) on order. There are 90 vessels (14% of the total AHTS fleet) above 30 years old and 157 vessels (24% of the total AHTS fleet) above 25 years old. Should these older vessels leave the market due to technical obsolence, there will be insufficient vessels in the current orderbook to replace this fleet. Furthermore, charterers are now requesting more advanced features such as DP2, oil recovery, higher bhp, stronger bow and stern thrusters — factors which will accelerate the fleet obsolescence process.

Figure 9. 4,500bhp to 6,499bhp AHTS fleet profile

Source: Pareto; ODS-Petrodata

Majority of vessels in this market segment are currently located in Southeast Asia and the Middle East. High mobilization costs between geographical regions serve as barriers to entry to vessels shifting between regions.

Figure 10. Geographical distribution of 4,500bhp to 6,499bhp AHTS vessels

Source: Pareto; ODS-Petrodata

< 3,000dwt PSV fleet profile

The age profile of < 3,000dwt PSV is represented by an ageing fleet, of which 248 vessels (44% of the 569 vessels) are over 25 years old, and 185 vessels (33% of the 569 vessels) are over 30 years old. On the other hand, this market segment is characterized by a limited orderbook with 21 vessels (4% of the existing fleet) on order. Oil companies are now imposing more stringent tender requirements on ages, and demanding more enhanced features such as DP2 and diesel electric or LNG powered engines, which will only accelerate the fleet obsolescence process. This implies that there are insufficient vessels in the current orderbook to replace the aging fleet.

Figure 11. < 3,000dwt PSV fleet profile

Source: Pareto; ODS-Petrodata

The majority of vessels in this market segment are currently located in the Gulf of Mexico, West Africa and South America. These are the regions with key demand for small-size PSVs, due to the port limits, and will require the greatest number of newbuildings to replace the ageing fleet.

Figure 12. Geographical distribution of < 3,000dwt PSV vessels

Source: Pareto; ODS-Petrodata

Charter Hire Rates and Vessel Prices

4,500 to 6,499bhp AHT/AHTS vessels are predominantly operated in the South East Asia region. The majority of these vessels are built in South East Asia and China, and deliver into the South East Asian spot market. Term utilization for 5,150bhp AHT/AHTS has been increasing by 0.5% per month and is now at 74% term utilization. However, 5,150bhp AHT/AHTS Time Charter (TC) rates in South East Asia have remained flat at USD 9,000/day since 2010, but we expect TC rates to recover upon reaching a better market (80% utilization).

< 3,000dwt PSVs are predominantly operated in the Gulf of Mexico region. Term utilization for PSVs has increased from 74% in 2011 to 83% in Q3’2012, and Time Charter (TC) rates in the Gulf of Mexico for a 3,000dwt PSV (UT755LN design) have increased from USD 24,000.day to USD 29,000/day. This demonstrates how quickly charter rates will move when utilization reaches a critical point (80% utilization).

The chart below illustrates the historical TC rates of 5,150bhp AHTS over the past 6 years. With TC rates of USD 15,750/day at the peak of the market in 2008, 75% above today’s market TC rate, this indicates the potential for attractive entry level points in the current market environment.

Figure 13. Market resale values and TC rates of 5,150bhp AHTS

Source: Pareto

Newbuilding prices are determined by a number of factors, including the vessel’s charter earnings potential, the timing of the delivery, the location where the newbuild is to be delivered, building considerations which may affect the vessels’ flag and the steel value (i.e. the floor value of the vessel). In the secondhand market, the impact of newbuilding prices and the strength of the charter market also affect secondhand vessel values. Secondhand vessel pricing is typically more sensitive to charter rates than newbuilds. The above chart indicates the change in newbuilding prices over the past 6 years. The newbuilding price of a 5,150bhp AHTS vessel was trading at approximately USD 18m at the peak of the market in 2008, but currently trade at approximately USD 12m. This represents a potential upside of USD 6m, which is 50% above the current value of USD 12m., On the other hand, newbuilding prices for PSVs is currently at USD 30m, close to where they were trading at the peak of the market.

Geographical Focus: Brazil

From 2001–2010, Brazil has lead the global market in terms of discovered oil and gas volumes. From 2006–2010, Brazil accounted for 40% of global discovered oil volumes. Most of the discoveries have been facilitated by Petróleo Brasileiro SA (Petrobras).

Figure 14. Discovered recoverable oil and gas resources in 2001-2010 by basin (bn boe)

Source: Wood Mackenzie

On the back of the significant Brazilian discoveries, Petrobras announced plans for a sharp increase in production. However, Petrobas has not been able to achieve its production targets and it is indicated that production will remain fairly flat from 2010-2013, as shown in the figure below. In 2011, production came in at 2.0 mbd, 0.4 mbd below the 2.4 mbd target that was presented in 2009. From 2013-2016, production is indicated to be 0.5-1.0 mbd lower than what was originally indicated by Petrobras’ Business Plan targets for 2010 and 2011. Given the historical disappointments in production, we expect increased spending by Petrobras to meet the production targets.

Figure 15. Brazil oil discoveries ’06-’10 and Petrobras production targets/actual

Source: Petrobras; Wood Mackenzie; Pareto

Currently, there are 131 AHT/AHTS vessels operating in Brazil, with the majority of the vessels (74 units or 56% of the fleet) in the mid-size range (10,000bhp — 20,000bhp). There are currently only 33 small-size vessels (below 10,000bhp), and the smallest AHT/AHTS vessels size (5,000bhp) are operated by CGG Veritas. 16 AHT/AHTS vessels are operated for Petrobras (two 5,150bhp AHTS vessels and 14 AHTS between 6,000bhp to 7,000bhp). The average age of the 33 small-size range AHT/AHTS vessels are 9 years, and only 14 vessels (with 7 of these units in the 8,000 to 9,999bhp range) are above 5 years old.

Figure 16. Fleet Profile of AHT/AHTS operating in Brazil

Source: Pareto; ODS-Petrodata

Currently, there are 179 PSVs operating in Brazil, with the majority of the vessels (89 units or 50% of the fleet) in the mid-size range (3,000dwt — 4,500dwt). There is a significant number of 62 small-size PSVs (below 3,000dwt), of which 43 PSVs are between 1,000dwt to 2,000dwt. 52 small-size PSV vessels are operated for Petrobras, with most of the charter durations lasting 4 years. The average age of the small-size PSVs are 16 years, and only 12 vessels (with 7 of these units around 1,500dwt and 4 of these units around 2,950dwt) are below 5 years old.

Figure 17. Fleet Profile of PSVs operating in Brazil

Source: Pareto; ODS-Petrodata

Types of oil services assets

Offshore drilling assets

Offshore drilling assets refer primarily to offshore rigs including tender rigs, drill barges, jack-up rigs (JU), semi-submersible rigs, and drillships. “Floaters” is a generalized term for semi-submersible rigs and drillships. Typically, tender rigs, drill barges, and jack-up rigs are used in shallow water regions, while floaters are used in deeper water regions. Globally, there are 30 tender rigs, 41 drill barges, 479 jack-up rigs, 194 semi-submersible rigs, and 62 drillships. The rig fleet will increase by 5, 0, 52, 25, and 36 units by 2014, respectively.

Offshore production and storage assets

Offshore production and/or storage assets refer to production platforms, Floating Production Storage, and Offloading vessels (FPSOs), and Floating Storage and Offloading vessels (FSOs). Production platforms are categorized into fixed and floating platforms. Fixed platforms are anchored directly onto the seabed. These assets have deck space for drilling equipment, production facilities and crew quarters. Due to their immobile characteristics, these assets are designed for very long-term use. Fixed platforms can operate in water depths of up to 2,000ft.

Floating production platforms are not anchored but moored onto the seabed. There are three common floating production platform types; tension leg platforms, spar platforms, and semi-submersible platforms. These assets typically operate in water depth from 1,500-10,000ft. Globally, there are 82 existing floating production platforms (including 1 in yard and 1 idle unit), and 9 units under construction.

FPSOs are production assets used to extract, process and store production from nearby subsea wells. These assets eliminate the need to lay expensive long distance pipelines from oil wells to onshore terminals, making them a cost effective solution for remote offshore fields. Globally, there are 156 existing FPSOs (including 5 in ship yards and 9 idle units), and 37 units under construction. Collectively, the FPSO fleet (including newbuildings) is able to process 15-20% of the total oil production in the world.

FSOs are specialized vessels designed to store and offload oil and/or gas from producing fields. Typically, FSOs are permanently moored at the fields with fixed mooring systems in calm waters or with weather vaning buoy systems in harsher water environments. Globally, there are 95 existing FSOs (including 3 idle units), and 1 unit under construction.

Offshore support vessels and subsea support vessels

Offshore Support Vessels (OSVs) and subsea support vessels are marine assets that provide support services to offshore drilling (rigs) and production assets (production platforms, FPSOs, and FSOs) utilized in E&P activities. Different drilling and production assets require different degrees of support from offshore vessels; typical support activities include rig towage, anchor setting, and cargo supply. As a general rule, harsher operating environments require support from deepwater-capable vessels. A list of the most common OSV types (non-exhaustive) is listed below; please note that “pax” refers to persons, and “bp” refers to bollard pull.

Figure 18. Summarised description of OSVs

Vessel types	Classes	Typical areas of operation	Development features over time
Accommodation Work Boat	Classed by pax, deck space, and crane capacity.	Transport general materials and personnel to and from worksites, provide hook ups and commission facilities for offshore installations, and participate in salvage operations.	Larger vessels with increasing crane size, and deck space.
Accommodation Barge	Classed by pax, and crane capacity.	Accommodate crew, 150-500 pax.	Increasing crane size, and pipelay capabilities.
Heavylift / Crane Barge	Classed according to crane capacity, and deck space.	Lift and transport heavy offshore assets.	Increasing crane capacity and deck space.
Anchor Handling Tug (AHT)	Classed according to brake horse power (bhp) and/or bollard pull (bp)	Tow and anchor mobile platforms, cranes, and pipelaying vessels. Supply cargos for platforms.	Increasing bhp, bp, and winch strengths. More advanced dynamic positioning (“dp”) capabilities.

Vessel types	Classes	Typical areas of operation	Development features over time
Harbour Tug	Classed by bollard pull.	Tow barges, and manoeuvre vessels in harbours and open seas.	Increasing size and manoeveurability.
Ocean Tug	Classed by bollard pull.	Towage, and ocean going activities, and salvage work.	Increasing power and manoeuvrability.
Landing Craft	Classed by length, and dwt.	Transport equipment and personnel.
Crew Boat	Measured by length, and/or pax.	Transport personnel to, from, and between offshore facilities, perform emergency response duties, and transport small volumes of urgent cargo to support production activities.	Larger vessels with increasing speed.
Utility Vessel	Classed according to bhp.	Support offshore construction projects, and transport personnel and oilfield supplies and equipment to and from offshore sites.	Increasing bhp.
Safety Standby / Emergency Response Rescue Vessel	Classed according to bhp.	Provide safety support services to offshore personnel, act as reserve radio station, and provide on-scene coordination.

Vessel types	Classes	Typical areas of operation	Development features over time
Dive Support Vessel (DSV)	Classed according to deadweight (dwt) and/or dive spreads.	Dive support, subsea maintenance and repair activities.	More advanced dynamic positioning, larger accommodation, and equipped with fire-fighting capabilities.
Construction Support Vessel (CSV)	Classed according to crane capacity, and bollard pull (bp).	Subsea installation and construction, remote operations, and dive support activities.	Increasing brake horse power, and bollard pull.
Well Intervention Vessel	Classed according to deck area, deck crane capacity, ROV system capabilities, and well intervention depth.	Perform production logging, re-perforation, and repair work for improving oil recovery purposes.	Well intervention vessel is a relatively new vessel.
Platform Supply Vessel (PSV)	Classed according to deadweight tonne (dwt) and/or deck area (sqm).	Transport wet and dry bulk cargoes for offshore platforms, deck cargoes, and pipes for pipelaying purposes.	Increasing dwt, more advanced dynamic positioning, and equipped with fire fighting capabilities.
Anchor Handling Tug Supply (AHTS)	Classed according to brake horse power (bhp) and/or bollard pull (bp)	Tow and anchor mobile platforms, cranes, and pipelaying vessels. Supply cargos for platforms.	Increasing bhp, bp, winch strengths, and dwt capacity. More advanced dynamic positioning (“dp”) capabilities.

Source: Pareto

Different drilling and production assets require different degrees of support from OSVs. As a general rule, harsher operating environments require support from deepwater capable OSVs. Less sophisticated drilling and production assets require more support from OSVs. The diagrams below depict some of the offshore support activities undertaken by OSVs.

Figure 19. Some activities undertaken by OSVs

Construction activities	Towage activities	Subsea activities

Source: Pareto

Utilization of offshore oil services assets in each E&P phase

Exploration phase

Exploration activities involve the search for rock formations with hydrocarbon deposits. Seismic surveys are typically required in the exploration phase to assess the potential of oil and gas fields (fields), and reduce exploration risks. Fields with promising geological structure will be identified for drilling. Depending on water depths, different rigs will be employed to drill and test the wells. Different types of OSVs will be required to support the rigs accordingly. Typical OSVs used in the exploration phase include seismic vessels, AHT, AHTS, PSVs, and Barges. The PSVs typically support the rigs with drilling mud, drilling risers, water, and other liquids, whereas the AHTS can also set the anchors for the rigs when the rigs need repositioning.

Figure 20. AHTS and PSV supporting a semi-submersible rig in exploration phase

Note:
Picture on the left shows an AHTS supporting a semi-submersible rig in the exploration phase.
Picture on the right shows a PSV providing supplies to a rig.

Source: Pareto Securities

Development phase

The development phase in an E&P project refers to the setting up of facilities for production purposes in economically recoverable fields. Subsea wells and subsea infrastructure are installed in water depths of up to approximately 3,000m for production purposes. Generally, an offshore field can be developed using offshore platforms, and floating production systems. Depending on the size of the field, more wells may be required to develop the hydrocarbon reservoir. Hence, rig activities in this phase are also common. These activities would require support from DSVs, CSVs, and Pipelay Barges, in addition to the OSVs employed in the exploration phase.

Figure 21. Construction Support Vessel (CSV) and Heavylift / Crane vessel utilised in the development phase

Source: Pareto

Production phase

The production phase involves the extraction, processing, storage, and transportation of hydrocarbons from the fields. These activities are carried out by offshore production assets including offshore platforms and FPSOs. OSVs required to support the offshore production assets include AHT, AHTS, PSVs, Crew Boats, Utility Vessels, and Subsea Support Vessels. The OSVs provide necessary supplies to continue the offshore operations with minimal downtime on the facilities. Well intervention vessels are used to extend the lifespan of the oilfield. Other sophisticated assets are used to perform necessary inspection, maintenance and repairs.

Figure 22. A PSV waiting to support a FPSO in production

Source: Pareto

Decommissioning phase

Decommissioning phase occurs when the field is no longer economical to recover and is deemed appropriate for site abandonment. The wells will need to be plugged, and production facilities removed. These operations require support from construction vessels, AHT, AHTS, and PSVs, amongst other OSVs.

Figure 23. AHT decommissioning an offshore platform

Source: Pareto

General sensitivity of each E&P phase to oil price

Each phase in the life cycle of an oil and gas field has a different sensitivity to oil price. Typically, the exploration stage is the most sensitive to oil price, while the production stage is the least sensitive. High oil price would encourage oil companies to extend field life, and defer the decommissioning phase into a later period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ASSETPLUS

You should read the following discussion in conjunction with Assetplus’s financial statements and related notes included in this Offer to Purchase. The following discussion (as well as other discussions in this Offer to Purchase) contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

Overview

Assetplus is a limited liability company incorporated under the laws of Cyprus. Assetplus is a holding company and was organized on August 10, 2012 for the purpose of aggregating under one holding company all time charter, vessel acquisition or other contracts awarded to Vega Offshore and the Vessel Owning Subsidiaries and to facilitate implementation of such contracts.

Assetplus presently has no revenue, and since August 10, 2012 (date of incorporation) and up to September 30, 2012 has incurred the following costs:

•	Formation and administrative costs.

•	Management fees payable to Vega Offshore Management AS (the Commercial Manager), a related party wholly-owned and controlled by Vega Resource Group AS, for commercial management of the fleet, which includes entering into insurance contracts on behalf of Assetplus, seeking and negotiating employment of the vessels, arranging the provision of bunkers, estimating and accounting of hire due from charters and assisting of the collection of any balances due to Assetplus.

•	Finance costs paid to Icon Capital Corp., a third party, for services rendered with respect to the execution of a commitment letter relating to a junior debt financing. However Assetplus did not proceed with this financing.

•	Non-operating losses recognized with respect to the incentive rights award to the controlling shareholder of Assetplus, Oil and Gas.

Assetplus will provide, through its wholly-owned subsidiaries and offshore service vessels marine support services to the global offshore energy industry through the operation of a diversified fleet of offshore marine service vessels. Assetplus’s revenues, net income and cash flows from operations will be dependent upon the activity level of its vessel fleet. The level of Assetplus’s business activity will be driven by the level of drilling and exploration activity by Assetplus’ customers. The customers’ activity is dependent on crude oil and natural gas prices, which fluctuate depending on respective levels of supply and demand for crude oil and natural gas.

Results of Operations and Known Trends or Future Events

Assetplus has neither engaged in any operations nor generated any revenues through September 30, 2012. As of September 30, 2012, Assetplus through its wholly owned Vessel Owning Subsidiaries had entered into MOA contracts to purchase two PSV and two OSRV vessels and assigned them to serve four of the Time Charters. The purchase price of the PSV vessels are $12,050,000 and $12,050,000 and of the OSRV vessels $12,460,000 and $11,900,000 respectively.

As of September 30, 2012, Assetplus through its wholly-owned subsidiary, Vega Offshore, had entered into six (6) charter parties with Petrobras. Assetplus expects to deliver its two PSVs and two OSRVs to their Petrobras Time Charters in the fourth quarter 2012 and first quarter 2013, respectively. The charter parties for the two PSVs, Vega Corona and Vega Crusader relate to a time charter for a fixed period of four years and an optional period of four years at a daily time charter rate of $20,950 and $21,950, respectively, whereas the charter parties for the two OSRVs, Vega Juniz and Vega Emtoli relate to the time charter for a fixed period of four years and an optional period of four years at a gross daily time charter rate of $26,200 for each Vessel. Petrobras will pay a one-time mobilization fee of $1,965,000 for each such OSRV. There still remain two (2) Time Charters, each requiring an OSRV that has not yet been secured. Assetplus, through Vega Offshore and/or the Vessel Owning Subsidiaries, intends to identify and control either through direct purchase or charter an additional two (2) vessels to service the remaining two (2) OSRV Petrobras Time Charters for which it has not yet secured vessels. Under the terms of the two (2) remaining Time Charters for which Assetplus has not yet secured vessels, if Assetplus fails to deliver the required vessels on or prior to January 14, 2013, Petrobras has the right to terminate such Time Charters. However, management expects that Petrobras will extend the cancellation date of such Time Charters for an additional period of five months, similar to the non-cancellation letters Petrobras has provided to Vega Offshore for Vega Crusader and Vega Corona. For a description of the Time Charters, see “Additional Material Related Agreements — Petrobras Time Charter Contracts” and “— Time Charters with Vessels” and “— Time Charters without Vessels”.

Capital Resources

Additional paid-in capital amounting to $12,384,238 as of September 30, 2012 represents the amounts paid-in by Assetplus shareholders in excess of the par value of their shares in order to finance the acquisition of the Company’s fleet, the improvements and modifications in process on the PSVs and for working capital purposes.

Off-Balance Sheet Financing Arrangements

Assetplus has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Assetplus did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Assetplus has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

Assetplus capital commitments, as of September 30, 2012 totaled $20,945,000 and relate to the purchase price of the vessels, Vega Crusader, Vega Corona and Vega Juniz.

In accordance with the Shareholders Agreement between Assetplus and the Sellers, the Sellers will also be entitled to receive up to an aggregate of $6,315,040 worth of additional Common Shares in Assetplus or its successor (which in this case is Nautilus) as additional consideration for the purchase of their equity interest in Assetplus if Nautilus achieves consolidated EBITDA derived from the four-vessel fleet of two PSVs and two OSRVs for the fiscal year ending December 31, 2013 equal to or in excess of $18,000,000. In the event that Assetplus acquires additional OSRV vessels to service the two remaining Petrobras Time Charters, then Sellers will be entitled to receive up to an aggregate of $1,614,980 worth of additional Common Shares per additional vessel if Nautilus achieves EBITDA for the fiscal ending December 31, 2013 equal to or in excess of $5,000,000 per additional vessel. The fair value of the Contingent Consideration has been recorded in the historical financial statements of Assetplus as of September 30, 2012.

On November 23, 2012 Assetplus through its Vessel Owning Subsidiaries, as Borrowers, entered into the Senior Debt Facility with DVB providing for an up to $38,220,000 debt facility (for financing the purchase of the 2 PSVs and the 2 OSRVs. The Senior Debt Facility will remain outstanding after the acquisition of Assetplus by Nautilus and the closing of this Offer and the main terms are the following:

The Senior Debt Facility has a six (6) year term and carries interest of LIBOR plus 4%. It may be drawn in up to six (6) drawdowns, four (4) drawdowns of up to $7,637,500 each for each of the four (4) vessels plus two (2) drawdowns of up to $ 3,835,000 each for the Oil Recovery Equipment installed on each of the OSRVs. Therefore the total senior debt financing for each OSRV amounts up to $11,472,500.

The drawdowns for the OSRVs are conditioned on the PSVs having been accepted by Petrobras. The drawdowns for the Oil Recovery Equipment are conditioned on producing a certificate by ABS evidencing the respective vessel has been classed as “Oil Recovery Vessel Class 2”.

The Mezzanine Senior Facility was fully drawn (providing the Borrower with net funding proceeds of US$14,000,000 after the application of the Original Issue Discount) on November 2, 2012 to partly finance the acquisition cost of Vega Juniz and for working capital purposes. As of the date hereof, the said facility has been partially repaid and the principal amount outstanding has been reduced to $9,800,000. There are no remaining undrawn commitments under this facility.

The Mezzanine Senior Facility has been partially refinanced, and will gradually be refinanced in full by a subordinated term loan facility, dated November 23, 2012, entered into by and between Mezzanine Financing, as junior lender, and the Vessel Owning Subsidiaries, as Borrowers, providing the Borrowers with the Mezzanine Junior Facility for an amount of up to US$16,800,000, offered with an original issue discount of 16.7%, which shall provide the Borrowers with net funding proceeds of up to US$14,000,000.

The amounts repaid under the Mezzanine Senior Facility are being re-advanced by Mezzanine Financing (after the application of the Original Issue Discount) to the relevant owning companies as junior secured advances (with Mezzanine obtaining 2nd priority mortgages on each of the four vessels ranking behind the senior secured lender) As of the date hereof, there is $7,000,000 owed under the Mezzanine Senior Facility.

In order to fund a portion of the working capital requirements related to taking delivery of Vega Corona and Vega Crusader, carrying out modifications, re-positioning and delivering the vessels to Petrobras, Assetplus entered on November 16, 2012 into a one (1) year Working Capital Loan facility with Mezzanine Financing Investment III Ltd. providing a $6,000,000 debt facility (the “Working Capital Loan Facility”) for an original issue discount of 16.7% thus providing Assetplus with net funding proceeds of $5,000,000. The Working Capital Loan Facility is to be re-paid within (1) year from its November 19, 2012 drawdown with such re-payment amount being set at $6,742,570 including principal, interest and transaction costs. Under the Working Capital Loan Facility, Assetplus is obliged to immediately prepay as per its terms in the case there is a change of control in Assetplus. Moreover, there is a 10% per annum default interest on all the amounts due by Assetplus under the Working Capital Loan Facility.

Pursuant to the Share Purchase Agreement, Nautilus has agreed issue an aggregate of 594,059 Put Shares to Mezzanine Financing in full satisfaction of the $6,000,000 in loan proceeds drawn down by Assetplus pursuant to the Working Capital Facility. The Put Shares will be covered by the Put Option, exercisable by Mezzanine Financing during the Notice Period, which notice is deliverable no earlier than the last day of the four month period following the consummation of this Offer. Upon valid exercise of the Put Option, Nautilus will purchase up to all 594,059 Put Shares from Mezzanine Financing at the Put Option Value (a price of $11.35 per Common Share in cash, equal to an aggregate of $6,742,570 if the Put Option is validly exercised for all Put Shares). The Notice Period will allow Nautilus to attempt to arrange for the Put Sale, pursuant to which Mezzanine Financing will receive the Put Option Value (with Nautilus contributing to Mezzanine Financing the shortfall, if any, between the actual proceeds from the Put Sale and the Put Option Value). If Nautilus is unable to complete a Put Sale during the Notice Period, Nautilus shall purchase the Put Shares from Mezzanine Financing at the Put Option Value on the final day of the Notice Period.

Recent Accounting Pronouncements

Assetplus does not believe that the adoption of any recently issued accounting standards will have a material impact on our financial position and results of operations.

Off-Balance Sheet Arrangements

None.

MANAGEMENT OF ASSETPLUS

Assetplus is a business development entity that was established in August 2012 to implement the Vega Offshore vessel project. It was formed under the law of Cyprus with two stockholders, Oil and Gas Ships Investor Limited and Vega Resource Group AS. Assetplus has no employees or officers and is managed by a sole director, Mr. Ioannis Cleanthous.

Upon its formation, pursuant to the Management Agreement dated as of August 10, 2012 (the “Management Agreement”) Assetplus appointed Vega Offshore Management AS (the “Commercial Manager”), a wholly-owned subsidiary of Vega Resource Group AS, to provide commercial management of the fleet, including entering into insurance contracts on behalf of the Company, seeking and negotiating employment of the vessels, arranging the provision of bunkers, estimating and accounting of hire due from charters and assisting of the collection of any balances due to the Company. In addition, Assetplus through its wholly owned Vessel Owning Subsidiaries, entered into Technical Management contracts under the standard BIMCO ‘SHIPMAN 2009’ format with Thome Offshore Management PTE Ltd of Singapore (the “Technical Manager”), an unaffiliated third-party, to provide Technical management services including crew selection, engagement and management services, as well as accounting services, technical management services and provisioning services. These services include but are not limited to drydocking, repair and maintenance arrangements, safety plan development and implementation, accounting system implementation and provisioning of supplies to the vessel. The decisions made by the Commercial Manager and Technical Manager represent substantially all the management decisions affecting Assetplus acting in its ordinary course of business.

The Chief Executive Officer of Vega Offshore Management AS, Norway is Mr. Per A Schøyen. The directors of Vega Offshore Management AS are Mr. Kenneth Fjeld, Chairman, Mr. Per Andreas Schøyen, Mr. Kjell Eivind Karlesen and Mr. Svein Harald Mosvold Knutsen.

Vega Offshore Management AS, Norway is wholly owned and controlled by Vega Resource Group As of Norway, the holder of 13.8% of the shares of Assetplus. Vega Resource Group AS is owned 25% by Admiral Offshore AS (owned 100% by Per A Schøyen), 25% by Ravnura Holding AS (owned 100% by Kjell Eivind Karlsen), 25% by Vega Offshore Services AS (owned 100% by Kenneth Fjeld), 20% by Mosvold Invest AS (owned 100% by Svein-Harald Mosvold Knutsen) and 5% by TI Invest AS (owned 100% by Tom Arne Nordvik).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2012 and the unaudited consolidated statement of operations for the period August 10, 2012 (date of incorporation) to September 30, 2012 for Assetplus and its Subsidiaries and the unaudited pro forma condensed balance sheet as of July 31, 2012 and the unaudited statement of operations for the three months ended July 31, 2012 for Nautilus are based on the separate historical financial statements of these companies, respectively, after giving effect to pro forma events that are related and/or directly attributable to the Acquisition and the Offer and are factually supportable and in the case of the unaudited condensed consolidated pro forma statement of operations, are expected to have a continuing impact on the consolidated results Although the reporting periods of Assetplus and its Subsidiaries and Nautilus are different, these are within the 93 days of each and can be consolidated for pro forma financial information purposes. The unaudited pro forma consolidated financial information has been revised to reflect the terms of the Share Purchase Agreement.

The unaudited pro forma condensed consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position that would have occurred had we operated as a consolidated entity for the periods presented. The unaudited pro forma condensed consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the Share Purchase Agreement occurred on the dates assumed. The unaudited pro forma condensed consolidated financial information also does not project our results of operations or financial position for any future period or date.

On December 5, 2012, Nautilus, Assetplus, and the Sellers, entered into the Share Purchase Agreement, pursuant to which Nautilus will acquire all of the issued and outstanding equity shares of Assetplus in exchange for consideration in the form of cash and newly issued Common Shares of Nautilus. Upon consummation of the Acquisition, Assetplus will become a wholly owned subsidiary of Nautilus. Assetplus currently directly owns all of the issued and outstanding shares of capital stock of four special purpose vehicle companies, referred to herein as the Vessel Owning Subsidiaries, as well as Vega Offshore. The Acquisition will provide Nautilus with indirect ownership of the assets of Vega Offshore and the Vessel Owning Subsidiaries, which include two PSVs and two OSRVs. The Acquisition will be accounted for as a recapitalization of Assetplus and management has concluded that Assetplus is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. Accordingly, this transaction is not considered to be a business combination under ASC 805 — Business Combinations, as Nautilus (the accounting acquiree) does not meet the definition of a business and hence the combination of the two companies are based on their historical carrying values. The purpose of the Acquisition was to assist Assetplus with its business plan to expand. Of the two entities, Assetplus is the operating entity within the consolidated companies

The following table sets forth the total Acquisition Consideration payable to Sellers pursuant to the Share Purchase Agreement in the form of cash and stock. The table does not give effect to the Contingent Consideration. In accordance with the Shareholders Agreement between Assetplus and the Sellers, the Sellers will also be entitled to receive up to an aggregate of $6,315,040 worth of additional Common Shares in Assetplus or its successor (which in this case is Nautilus) as additional consideration for the purchase of their equity interest in Assetplus if Nautilus achieves consolidated EBITDA derived from the four-vessel fleet of two PSVs and two OSRVs for the fiscal year ending December 31, 2013 equal to or in excess of $18,000,000. In the event that Assetplus acquires additional OSRV vessels to service the two remaining Petrobras Time Charters, then Sellers will be entitled to receive up to an aggregate of $1,614,980 worth of additional Common Shares per additional vessel if Nautilus achieves per additional vessel EBITDA for the fiscal ending December 31, 2013 equal to or in excess of $5,000,000 per additional vessel. The fair value of the Contingent Consideration has been recorded in the historical financial statements of Assetplus as of September 30, 2012.

The following table sets forth the total Acquisition Consideration payable to Sellers pursuant to the Share Purchase Agreement in the form of cash and stock. The table does not give effect to (i) the issuance of an aggregate of 594,059 Put Shares to Mezzanine Financing in full satisfaction of the principal amount of Working Capital Facility of $6,000,000 and (ii) the Debt Assumption Amount totaling $32,075,000 (maximum aggregate amount of $52,220,000) as these loan facilities, were entered into subsequent to the reporting period of Assetplus and would have been entered into irrespective if the Transaction is consummated or not and hence are not directly attributable to the Transaction. These loan facilities were entered into as sources of financing for the purchase of the PSVs and ORSV and for working capital requirements.

Unaudited Condensed Consolidated Pro Forma Balance Sheet as of September 30, 2012
(expressed in U.S. Dollars)

	Assetplus Limited (Consolidated Historical) as of September 30, 2012	Nautilus Marine Acquisition Corp. (Historical) as of July 31, 2012	Pro Forma Adjustments (Assuming No Tender of Common Shares)		Pro Forma Consolidated (Assuming No Tender of Common Shares)	Pro Forma Adjustments For Maximum Allowable Tender of Common Shares		Pro Forma Consolidated (Assuming Maximum Allowable Tender of Common Shares)
Assets
Cash and cash equivalents	$—	$118,538	$37,933,625	(1)	$38,052,163	$(32,332,730	) (8)	$5,719,433
Restricted Cash held in trust	—	48,497,625	(48,497,625	)(1)	—	—
Prepaid expenses	16,005	22,130	—		38,135	—		38,135
Inventories	260,857	—	—		260,857	—		260,857
TOTAL CURRENT ASSETS	276,862	48,638,293	(10,564,000)		38,351,155	(32,332,730)		6,018,425
NON-CURRENT ASSETS
Intangible assets, net	4,982,640	—	—		4,982,640	—		4,982,640
Advances for vessel acquisitions	15,615,000	—	—		15,615,000	—		15,615,000
Leasehold improvements, net	2,414,299	—	—		2,414,299	—		2,414,299
TOTAL NON-CURRENT ASSETS	23,011,939	—	—		23,011,939	—		23,011,939
Deferred finance costs	1,003,000	—	—		1,003,000	—		1,003,000
TOTAL ASSETS	$24,291,801	$48,638,293	$(10,564,000)		$62,366,094	$(32,332,730)		$30,033,364
Liabilities
Trade accounts payable	$6,026,456	$41,923	$—		$6,068,379	—		6,068,379
Accrued liabilities	1,270,676	—	—		1,270,676	9,454,000	(10)	10,724,676
Due to related parties	90,000	139,180	—		229,180	—		229,180
Deferred underwriting compensation	—	480,000	(480,000	)(3)	—	—		—
Accrued legal fees	—	100,000	(100,000	)(2)	—	—		—
TOTAL CURRENT LIABILITIES	7,387,132	761,103	(580,000)		7,568,235	9,454,000		17,022,235
NON-CURRENT LIABILITIES
Other non-current liabilities	6,227,906	—	—		6,227,906	—		6,227,906
TOTAL LIABILITIES	13,615,038	761,103	(580,000)		13,796,141	9,454,000		23,250,141
Common Shares subject to possible redemption (4,257,425 Common shares, at a per-share redemption price of $10.10)	—	43,015,625	(43,015,625	)(4)	—	—		—
Common stock	12,850	174	(12,252	)(5)	772	(414	)(9)	358
Additional paid-in capital	12,384,238	5,230,972	42,658,296	(6)	60,273,506	(41,786,316	)(9)	18,487,190
Accumulated deficit	(1,720,325)	(369,581)	(9,614,419	)(7)	(11,704,325)	—		(11,704,325)
TOTAL SHAREHOLDERS’ EQUITY	10,676,763	4,861,565	$(9,984,000)		48,569,953	(41,786,730)		6,783,223
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	$24,291,801	$48,638,293	$(10,564,000)		$62,366,094	$(32,332,730)		$30,033,364

Balance Sheet Pro Forma Footnotes:

(1)	Represents the following adjustments to cash and cash equivalents:

•	An increase of $48,497,625 to cash and cash equivalents, and decrease of $48,497,625 to restricted cash for investments held in Nautilus’s Trust Account that will be available for the consummation of the Acquisition, transaction costs, share repurchases, and the operating activities of Assetplus following the Acquisition;

•	a decrease of $580,000 for the payment of $ 480,000 of deferred underwriting fees and $100,000 of legal fees that related to the IPO of Nautilus; which are payable upon the consummation of the Acquisition;

•	a decrease of $2,834,000 for the payment of certain transaction costs and

•	a decrease of $7,150,000 for the Cash Payment to the Sellers in connection with the Acquisition.

(2)	Represents a decrease of the deferred Nautilus IPO legal fees of $100,000 that will be paid using the proceeds of the Trust Account upon the consummation of the Acquisition.

(3)	Represents a decrease of $480,000 relating to the deferred underwriters fees of the IPO of Nautilus that will be paid upon the consummation of the Acquisition.

(4)	Represents the elimination of Common Shares subject to redemption pursuant to the Acquisition.

(5)	Represents the following adjustments to common stock:

•	an increase of $426 due to reflect reclassification of Common Shares subject to redemption to Common Shares. The assumption is that no holders validly tender their Common Shares and the entire amount is reclassified as permanent equity;

•	a decrease of $12,850 that represents the elimination of par value of Assetplus common stock outstanding upon consummation of the Acquisition with the full amount being reclassified to additional paid-in capital; and

•	an increase of $172 to record the value of 1,722,773 newly-issued Common Shares to the Sellers as part of the Equity Consideration;

(6)	Represents the following adjustments to additional paid-in-capital:

•	an increase of $12,850 that represents the elimination of the par value of Assetplus common stock outstanding upon the combination with the full amount being reclassified to additional paid-in capital (see note (5);

•	the elimination of the $369,581 accumulated deficit of Nautilus;

•	a decrease of $172 to record the value of 1,722,773 newly-issued Common Shares to the Sellers; and

•	an increase of $43,015,199 to reflect reclassification of Common Shares subject to redemption to Common Shares. The assumption is that no holders validly tender their Common Shares and the entire amount is reclassified as permanent equity.

(7)	Represents the following adjustments to accumulated deficit:

•	an increase of $2,834,000 to record the payment of certain transaction costs;

•	the elimination of the $369,581 accumulated deficit of Nautilus. See note (6); and

•	an increase of $7,150,000 for the Cash Payment to the Sellers in connection with the Acquisition.

(8)	Represents the following adjustments in the Cash and cash equivalents:

•	a reduction in cash assuming Nautilus shareholders tender 4,137,300 Common Shares. This amount, which, immediately prior to the Acquisition, was being held in the Trust Account, represents the value of 4,137,300 Common Shares at $10.10 per Common Share

•	an increase in cash by $2,304,000, representing the transaction costs, the payment of which can be deferred in accordance with the terms of the agreements with the service providers of Nautilus; and

•	an increase in cash by $ 7,150,000, which represents the Cash Payment to the Seller, which can be deferred in accordance with the terms of the Share Purchase Agreement.

(9)	Reflects the reduction in Common Shares and the additional paid-in capital for 4,137,300 Common Shares tendered to, and purchased by, Nautilus pursuant to the Offer at a value of $10.10 per Common Share.

(10)	Represents the following adjustments in the Accrued liabilities:

•	an increase of $2,304,000 with respect to transaction costs the payment of which can be deferred in accordance with the terms of the agreements with the service providers of Nautilus; and.

•	an increase of $7,150,000 which represents the Cash Payment to the Seller, which can be deferred in accordance with the terms of the Share Purchase Agreement.

Unaudited Condensed Consolidated Pro Forma Statements of Operations
for the Three Months Ended September 30, 2012
(expressed in U.S. Dollars)

	Assetplus Limited (Consolidated Historical) Period from August 10, 2012 (date of incorporation to September 30, 2012	Nautilus Marine Acquisition Corp. (Historical) Three-month period ended July 31, 2012	Pro Forma Adjustments (Assuming No Tender of Common Shares)		Pro Forma Consolidated (Assuming No Tender of Common Shares)	Pro Forma Adjustments For Maximum Allowable Tender of Common Shares		Pro Forma Consolidated (Assuming Maximum Allowable Tender of Common Shares)
Statement of Operations Data:
Formation and administrative costs	$(180,059)	$(100,905)	$22,500	(2)	$(258,464)	$—		$(258,464)
Management fees-related party	(180,000)	—			(180,000)	—		(180,000)
Operating loss	$(360,059)	$(100,905)	$22,500		$(438,464)	$—		$(438,464)
Finance costs	(115,000)	—	—		(115,000)	—		(115,000)
Miscellaneous income/(expense)	—	16,291	(15,057	)(1)	1,234	2,083	(4)	3,317
Other-non operating loss	(1,245,266)	—	—		(1,245,266)	—		(1,245,266)
Net loss (3)	$(1,720,325)	$(84,614)	$7,443		$(1,797,496)	$2,083		$(1,795,413)

Loss per share attributable to shareholders
Basic and diluted		$(0.05)			$(0.30)			$(0.96)
Weighted average shares outstanding:
Basic and diluted		1,742,575			6,000,000			1,862,700

Statement of Operation Pro Forma Footnotes:

(1)	Reflects the reduction in interest income following the consummation of the transaction and the release of funds from Nautilus’s Trust Account.

(2)	Reflects the reduction in expenses of $7,500 per month as a result of expiration of the Administrative Services Agreement with Fjord NEPA upon consummation of the Acquisition.

(3)	Assumes no provision for income taxes on the pro forma adjustments related to Nautilus due to Nautilus’ statutory income tax rate of 0% as a Marshall Islands business company. Also assumes that Assetplus, as a result of the Acquisition, will not be subject to U.S. federal income tax because it will be a wholly owned limited liability company of Nautilus, and thus, disregarded as an entity separate from Nautilus (a foreign corporation that is not engaged in U.S. trade or business).

(4)	Reflects the increase in interest income from Nautilus’s Trust Account assuming the maximum tender of Common Shares.

(5)	The above table has not been adjusted for transaction costs totaling $2,304,000

MANAGEMENT OF NAUTILUS FOLLOWING THE ACQUISITION

Directors and Officers

Immediately following the Closing, the board of directors of Nautilus (the “Board”) shall consist of five members, the majority of whom shall meet the definition of “independent” as set forth under the rules of Nasdaq. At Closing, Nautilus shall appoint three members to the Board, including Mr. Anthony Argyropoulos, Mr. Savvas Georghiades, and Mr. Alexandros Gotsopoulos. Following the Closing, Mr. Prokopios “Akis” Tsirigakis and Mr. George Syllantavos will remain as directors of Nautilus. Following the Closing, Mr. Tsirigakis will retain his current titles of President and Co-CEO of Nautilus while Mr. Syllantavos will retain his current titles of Co-CEO, CFO and Secretary of Nautilus.

Immediately following the Closing, the Board will have a staggered structure with three classes of directors (A, B and C) serving three year terms, with the initial tenure being one, two and three year tenures, respectively, for each class. Mr. Argyropoulos and Mr. Syllantavos will each serve as a Class C director. Mr. Georghiades and Mr. Tsirigakis will each serve as a Class B director. Mr. Gotsopoulos will serve as a Class A director. Immediately following the consummation of the Transaction, Nautilus’s directors and officers are expected to be as follows:

Name	Age	Position
Prokopios (Akis) Tsirigakis	57	Chairman of the Board, Co-Chief Executive Officer and President
George Syllantavos	48	Co-Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director
Savvas Georghiades	62	Director
Anthony Argyropoulos	48	Director
Alexandros Gotsopoulos	31	Director

See “Management of Nautilus” for biographical information of Messrs. Tsirigakis and Syllantavos.

Anthony Argyropoulos founded Athens based Seaborne Capital Advisors (“Seaborne”) in 2011, and has served as its managing director from that time. Seaborne assists shipping companies in raising equity, debt or hybrid capital, providing general advisory work in mergers & acquisitions, capital structuring, buybacks/dividends, restructurings as well as with equity research and other general investment banking related services. Prior to that, in May 2004 he joined Cantor Fitzgerald & Co acting initially as a Managing Director and later as a Partner from December 2007 through September 2011, where he was responsible for the investment banking group’s activities in the maritime sector. Mr. Argyropoulos has extensive investment banking expertise developed since early 1999 in the seaborne transportation industry. From 1999 through early 2004 he was a Senior Vice President with Jefferies & Company, Inc., an investment banking firm, where he was instrumental in developing their maritime investment banking practice. He has been involved with raising $2.0 billion in 12 initial public offerings (7 as lead underwriter), $1.3 billion in 14 follow-on offerings (6 as lead underwriter), $545 million in 7 sole managed at-the-market offerings and $580 million in high yield notes. He has also been instrumental in executing mergers, acquisitions, restructurings and advisory assignments valued in the aggregate at over $3.6 billion. From 1991 through 1998 he worked in a financial management capacity for a shipping company. Mr. Argyropoulos graduated from the Deree College in 1986 with a B.A. in Economics and from Bentley College, Waltham in 1991 with an M.B.A. in Finance. He is a member of the Beta Gamma Sigma honor society of collegiate schools of business. He is a frequent speaker in global shipping events, contributor to several publications and recipient of a number of awards.

Alexandros Gotsopoulos has been the CEO of IES Services SA, a financial advisor firm based in Athens since February 2012. He is responsible for advising on and pricing $7.4 billion interest rate derivatives portfolio of numerous public and private companies. In addition to this he is involved in a managing alternative assets portfolios and the cross asset markets allocation of clients of the firm. Prior to that and beginning November 2008 he was with Seacharm Navigation Limited. He has also been involved with raising $1.65 billion in controlled equity offerings. Prior to that he spent three years (2005 to July 2007) with JPMorgan Chase (Financial Institutions Derivative Marketing) and Bank of America (Structured Interest Rate and FX Hybrids) in London UK. Alexandros holds a BSc in Mathematics from Imperial College London and an MSc in Mathematical Trading & Finance from Sir Cass Business School, City University. He is an associate of the Royal College of Science and an Associate of the Securities and Investment Institute.

Savvas Georghiades is a practicing lawyer in Cyprus since 1976 and principal of the Savvas D. Georghiades Law Office in Nicosia Cyprus. Mr. Georghiades is a member of the Cyprus Bar Association, and a member of the Board of Directors of Ocean Rig UDW Inc. (Nasdaq: ORIG). Mr. Georghiades is a graduate of Aristotle University of Thessaloniki.

Officer and Director Qualifications

Prokopios (Akis) Tsirigakis:

We believe Mr. Tsirigakis is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience, and experience in heading as CEO a public shipping company such as Star Bulk Carriers Corp (Nasdaq:SBLK). We believe Mr. Tsirigakis’ participation in various public company boards over the years will contribute towards implementing sound corporate governance policies and streamlined corporate processes that will optimize the internal processes both in terms of efficiency and implementing checks and balances. Mr. Tsirigakis industry-wide contacts and sources, ranging from private and public company contacts, shipping banks, private equity funds and investment bankers will facilitate the company’s growth.

George Syllantavos:

We believe Mr. Syllantavos is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience, and experience in heading as CFO a public shipping company such as Star Bulk Carriers Corp (Nasdaq:SBLK). We believe Mr. Syllantavos’ previous participation in various public company boards will contribute towards implementing sound corporate governance policies and streamlined corporate processes that will optimize the internal processes both in terms of efficiency and implementing checks and balances. Mr. Syllantavos’ industry-wide contacts and sources, ranging from private and public company contacts, shipping banks, private equity funds and investment bankers will facilitate the company’s growth.

Anthony Argyropoulos:

We believe Mr. Argyropoulos is well qualified to serve as a member of the Board due to his experience in top-level management positions his extensive experience as leading investment banker with particular expertise in shipping public companies. We believe Mr. Argyropoulos access to contacts and sources emanate from being in charge of a leading investment banks’ shipping practice, also focusing on international companies looking to access the U.S. and European markets will allow us to generate acquisition opportunities and identify suitable acquisition candidates. We believe Mr. Argyropoulos banking and securities experience will prove a valuable contribution to our Board.

Savvas Georghiades:

We believe Mr. Georghiades is well qualified to serve as a member of the Board due to his extensive legal experience particularly in corporate law. We believe Mr. Georghiades’ public company board experience will contribute towards implementing sound corporate governance policies and internal checks and balances. We believe Mr. Georghiades’ legal expertise will allow him to provide sound input to the board and his access to contacts emanating from his long professional legal career will further the company’s purposes.

Alexandros Gotsopoulos:

We believe Mr. Gotsopoulos is well qualified to serve as a member of the Board due to his wide exposure to financial instruments and particular expertise in financial investments. We believe Mr. Gotsopoulos’ background and experience working for leading banks and financial instruments experiences will prove a valuable contribution to our Board.

Board of Directors and Committees of the Board

As a foreign private issuer, Nautilus will be exempt from many of Nasdaq’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices and the establishment and composition of an audit committee and a formal written audit committee charter. Nautilus intends to comply with Nasdaq’s corporate governance practices that are applicable to domestic corporations, except as set forth below.

Our board of directors has resolved to amend our bylaws such that, effective immediately upon the consummation of the Acquisition, the Board will have a staggered structure with three (3) classes of directors (A, B and C) serving 3-year terms, with the initial tenure being one (1), two (2) and three (3) year tenures, respectively, for each class. Mr. Argyropoulos will serve his initial term as a Class C director, while Mr. Tsirigakis and Mr. Syllantavos will serve their initial terms as Class B directors, and the remaining directors will serve as Class A directors.

Director Independence

The Nasdaq Capital Market requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Argyropoulos, Georghiades, and Gotsopoulos will be our independent directors appointed at Closing, and will constitute a majority of our board.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Audit Committee

Our audit committee of the board of directors will consist of Mr. Argyropoulos, as chairman, Mr. Georghiades and Mr. Gotsopoulos, each of whom our Board of Directors has determined is an independent director. Mr. Argyropoulos will be the Committee’s financial expert. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 20-F;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of our independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing our independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as determined by our board of directors. The Nasdaq Capital Market listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Pursuant to the rules of the Nasdaq Capital Market, the committee is required to have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Argyropoulos satisfies the Nasdaq Capital Market’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

Our compensation committee of the board of directors will consist of Mr. Syllantavos, as Chairman, Mr. Georghiades and Mr. Argyropoulos. Our Board of Directors has determined that Mr. Georghiades and Mr. Argyropoulos are independent directors so the Nominating Committee is majority independent.

Nominating Committee

Our nominating committee of the board of directors will consist of Mr. Tsirigakis, as Chairman, Mr. Georghiades and Mr. Argyropoulos. Our Board of Directors has determined that Mr. Georghiades and Mr. Argyropoulos are independent directors so the Nominating Committee is majority independent. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and consultants appointed by it.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, to be adopted by the board of directors following the consummation of the Transaction, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board membership. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Ethics

Following the Closing of the Acquisition, we intend to adopt a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Director Compensation

The board of directors of Nautilus has evaluating the compensation that Nautilus will provide for its directors and determined that each board member will receive $1,000 per meeting, with the chairman of the board and the chair of each committee receiving an additional $500 per meeting.

Executive Compensation

The board of directors of Nautilus has reviewed and approved the executive compensation structures and systems that Nautilus will provide for its named executive officers.

Employment and Consultancy Agreements

The Nautilus board has approved, and Nautilus has entered into employment agreements to be effective at Closing, with each of Messrs. Prokopios Tsirigakis and George Syllantavos for services to Nautilus subsequent to the Closing, as well as separate consulting agreements with Donava Holdings S.A. and Ramada Holdings Inc., companies owned and controlled by Messrs. Tsirigakis and Syllantavos respectively, for work to be performed by them subsequent to the Closing, outside of Greece. Each of the employment and consulting agreements have a term of five (5) years, and be automatically renewed for successive one-year terms unless terminated by advanced notice by either party. Each of these employment and consulting agreements contains standard non-solicitation and non-compete provisions.

The aggregate annual executive compensation pursuant to these consultancy and employment agreements amounts to $480,000 and €140,000, respectively.

BENEFICIAL OWNERSHIP OF NAUTILUS SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of the Common Shares as of December 5, 2012 (pre-Transaction) and the beneficial ownership of the Common Shares immediately following consummation of the Transaction (post-Transaction) by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding Common Shares on December 5, 2012 (pre-Transaction) and of our Common Shares outstanding after the consummation of the Transaction (post-Transaction);

•	each of our current officers and directors;

•	each person who will become an executive officer or director upon consummation of the Transaction;

•	all pre-Transaction executive officers and directors as a group; and

•	all post-Transaction executive officers and directors as a group.

As of the date of this Offer to Purchase, Nautilus had 6,000,000 Common Shares issued and outstanding and no outstanding preferred stock.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own (within the meaning of Rule 13d-3 of the Exchange Act).

Information (pre-Transaction) does not reflect beneficial ownership of our outstanding Warrants or Unit Purchase Option as these Warrants and Unit Purchase Option are not currently exercisable.

Information (post-Transaction) with respect to our Common Shares: (i) does not reflect the issuance of Common Shares for the Contingent Consideration, which are only issuable upon the attainment of certain financial targets that have not yet been met, (ii) assumes that no shareholders tender their Common Shares pursuant to this Offer; (iii) assumes that no Warrants are exercised (including the 3,108,000 Insider Warrants and any warrants issuable to Messrs. Tsirigakis and Syllantavos upon conversion of promissory notes issued to them by Nautilus); (vi) assumes that no Common Shares are issued pursuant to the First Equity Incentive Plan; (v) assumes that 500,000 Insider Shares were forfeited by certain of the Insiders; (vi) assumes that 500,000 Common Shares were issued to Oil and Gas; and (vii) assumes the Unit Purchase Option was not exercised.

	Pre-Transaction		Post-Transaction
	Amount and nature of beneficial ownership of Common Shares	Approximate percentage of outstanding Common Shares	Amount and nature of beneficial ownership of Common Shares	Approximate percentage of outstanding Common Shares
Name and address of beneficial owners (1)
Astra Maritime Inc. (2)	472,400	7.9%	275,567	3.3%
Orca Marine Corp. (2)	472,400	7.9%	275,567	3.3%
Prokopios (Akis) Tsirigakis (2)(3)	556,400	9.3%	324,567	3.9%
George Syllantavos (2)(3)	556,400	9.3%	324,567	3.9%
Fjord Management S.A. (3)	168,000	2.8%	98,000	1.2%
Nicolas Bornozis	56,000	*	32,666	0.4%
Alexandros Argyros	15,600	*	9,100	0.1%
Stylianos Anastopoulos	15,600	*	9,100	0.1%
Bulldog Investors (4)	584,524	9.7%	584,524	7.0%
Pine River Capital Management L.P.(5)	594,000	9.9%	594,000	7.1%
Polar Securities Inc. (6)	476,299	7.9%	476,299	5.7%
Hudson Bay Master Fund Ltd. (7)	594,000	9.9%	594,000	7.1%

	Pre-Transaction		Post-Transaction
	Amount and nature of beneficial ownership of Common Shares	Approximate percentage of outstanding Common Shares	Amount and nature of beneficial ownership of Common Shares	Approximate percentage of outstanding Common Shares
AQR Capital Management, LLC (8)	931,200	15.5%	931,200	11.2%
Oil and Gas Ships Investor Limited (9)	—	—	1,985,149	23.9%
Vega Resource Group A.S. (10)	—	—	237,624	2.9%
Mezzanine Financing Investment III Ltd. (11)	—	—	594,059	7.1%
Alexandros Gotsopoulos (12) Anthony Argyropoulos (13)	—	—	—	—
Savvas Georghiades (14)	—	—	—	—
All pre-transaction directors and executive officers as a group (5 persons) (2)	1,200,000	20.0%	700,000	8.4%
All post-transaction directors and executive officers as a group (5 persons) (2)	1,112,800	18.5%	649,134	7.8%

*	Less than 1 percent.

(1)	Unless otherwise indicated, the business address of each of the shareholders is c/o 90 Kifissias Avenue, Maroussi 15125, Athens, Greece.

(2)	Mr. Tsirigakis is the sole shareholder of Astra Maritime Inc. and Mr. Syllantavos is the sole shareholder of Orca Marine Corp. As a result, Mr. Tsirigakis may be deemed to be beneficial owners of any shares deemed to be beneficially owned by Astra Maritime Inc., and Mr. Syllantavos may be deemed to be beneficial owner of any shares deemed to be beneficially owned by Orca Marine Corp.

(3)	Mr. Tsirigakis and Mr. Syllantavos each own 50% of Fjord Management S.A. As a result, they may each be deemed to be beneficial owners of 50% of the shares deemed to be beneficially owned by Fjord Management S.A. Each of Messrs. Tsirigakis and Syllantavos disclaim beneficial ownership of any shares of Fjord Management S.A. in which he does not have a pecuniary interest.

(4)	Based on information contained in a Schedule 13G/A filed by the following persons on February 14, 2012, Phillip Goldstein and Andrew Dakos are principals of Bulldog Investors. Bulldog Investors has the sole voting with respect to 408,831 Common Shares and sole dispositive power with respect to 584,524 Common Shares. The address of Bulldog Investors is Park 80 West, 250 Pehle Ave. Suite 708, Saddle Brook, NJ 07663.

(5)	Based on information contained in a Schedule 13G filed by the following persons on July 25, 2011, Brian Taylor is the principal of each of, Pine River Master Fund Ltd. and Pine River Capital Management L.P., and shares with them voting and dispositive power with respect to these shares. The address for each of them is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(6)	Based on information contained in a Schedule 13G/A filed by the following persons on February 14, 2012, Polar Securities Inc. and North Pole Capital Master Fund share voting and dispositive power with respect to these shares. Paul Sabourin serves as the Chief Investment Officer of each of Polar Securities and North Pole, and their address is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

(7)	Based on information contained in a Schedule 13G filed by the following persons on July 26, 2011, Hudson Bay Master Fund Ltd., Hudson Bay Capital Management, L.P. (the “Investment Manager”) and Mr. Sander Gerber share voting and dispositive power with respect to these shares. The address of the principal business office of each of the Investment Manager and Mr. Gerber is 120 Broadway, 40th Floor, New York, NY 10271. The address of the principal business office of Hudson Bay Master Fund Ltd. is Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, Georgetown, Grand Cayman, Cayman Islands.

(8)	Based on information contained in a Schedule 13G/A filed by the following person on February 8, 2012, AQR Capital Management, LLC (“AQR”) serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds 754,800 of the shares reported in the Schedule 13G. AQR Capital Management, LLC has shared voting and dispositive power with respect to these shares. Abdon Bolivar serves as the Chief Compliance Officer to AQR, and its address is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(9)	Ms. Vrysiis Aikaterini Vosniadi is the natural person with voting and dispositive power with respect to these Common Shares. The address of this shareholder is c/o Assetplus Limited, 10 Skopa Street, Tribune Huse, 1075, Nicosia, Cyprus.

(10)	Messrs. Kjell Eivind Karlsen, Kenneth Fjelt, Per Andreas Schøyen, Svein-Harald Mosvold Knutsen and Tom Arne Nordvik share voting and dispositive power with respect to these Common Shares. The address of these shareholders is c/o Vega Offshore Management AS, PO Box 54, N-4611 Kristianland, Norway.

(11)	Ms. Elissavet Manola is the natural person with voting and dispositive power with respect to these Common Shares. The address of this shareholder is 5/1 Merchants Street, Valletta, Malta.

(12)	The address of this person is Agiou Konstantinou Street 52, 151 24 Marousi, Greece.

(13)	The address of this person is c/o Seaborne Capital Advisors, Spefsippoy 17, Athens, Greece, 10675.

(14)	The address of this person is Tribune House, 10 Skopa Street, Nicosia, 1086 Cyprus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nautilus

Locked-Up Shares

On November 12, 2012, before we announced our intention to commence the Offer, we entered into Lock-Up Option Agreements with the Restricted Investors for an aggregate of 542,700 Locked-up Shares, representing approximately 11.3% of the Common Shares issued in our IPO. Pursuant to the Lock-Up Option Agreements, each Restricted Investor agreed not to tender its respective Locked-up Shares in this Offer. In addition, during the Lock-up Period, which commenced on November 12, 2012 and will terminate on the 11th business day following the Expiration Date, each Restricted Investor is also prohibited from selling, transferring or otherwise disposing of the Lock-up Shares during the Lock-up Period. Also, pursuant to the Lock-up Option Agreement, we have granted a Put Right to each Restricted Investor, exercisable commencing on the expiration of the Lock-up Period and terminating on the second business day thereafter, pursuant to which each Locked-up Share may be put back to us at $10.30 per share, at the option of the Restricted Investor. We would then be required to purchase for $10.30 per share each Locked-up Share validly put back to us on the second business day following the valid exercise of the Put Right. The obligations of each Restricted Investor and Nautilus under the Lock-Up Option Agreements are irrevocable and binding; however the closing of the purchase of Lock-up Shares from the Restricted Investors pursuant to the Put Right is subject to the consummation of the Offer. The Lock-up Option Agreement does not affect the Restricted Investors’ rights to redemption in the event of any liquidation.

Founders Shares and Insider Warrants

Our Insiders currently own 1,200,000 Insider Shares (net of 180,000 Common Shares which were forfeited as a result of the IPO underwriters’ not exercising their over-allotment option), after taking into account our initial issuance of 500 Common Shares to our Insiders in a private placement on November 1, 2010 for an aggregate of $25,000 and a subsequent forward stock split of 3,450 shares for each outstanding Common Share on November 22, 2010 (and after giving effect to the 0.8-for-1 reverse split in July 2011). On April 5, 2011, the Insiders transferred a total of 293,480 Common Shares (146,740 shares by each sponsor) to Fjord Management S.A., an entity owned jointly by Mr. Tsirigakis and Mr. Syllantavos (193,200 shares), Nicolas Bornozis (64,400 shares), Alexandros Argyros (17,940 shares) and Stylianos Anastopoulos (17,940 shares). In addition, our Insiders’ earnout shares (equal to 5.0% of our issued and outstanding Common Shares) will be subject to forfeiture by such shareholders as follows: (i) 2.5% of our issued and outstanding Common Shares will be subject to forfeiture in the event the last sales price of our stock does not equal or exceed $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 36 months following the closing of our initial business transaction and (ii) 2.5% of our issued and outstanding Common Shares will be subject to forfeiture in the event the last sales price of our stock does not equal or exceed $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 36 months following the closing of our initial business transaction. The Insider Shares are subject to lockup restrictions prohibiting their sale or transfer until one year following consummation of a business transaction, subject to certain limited exceptions described below under “—Lockup of Insider Shares and Insider Warrants by our Directors and Affiliates.”

Our Insiders purchased an aggregate of 3,108,000 Insider Warrants, at the price of $0.75 per warrant for a purchase price of $2,331,000 in the Private Placement completed in connection with the consummation of the IPO. The purchase price of the Insider Warrants was added to the proceeds from our IPO and was deposited in the Trust Account pending our completion of an initial business transaction. The Insider Warrants are identical to those Warrants sold in our IPO except that if held by our Insiders or their permitted assigns, these Warrants (i) may be exercised for cash or on a cashless basis and (ii) are not subject to redemption. In addition, the Insider Warrants (including the underlying Common Shares) will be subject to lockup provisions until one day following the consummation of our initial business transaction. If we do not complete an initial business transaction, the $2,331,000 purchase price of the Insider Warrants will be included as a part of the redemption amount payable to our public shareholders prior to any voluntary winding up as such amounts will be held in our Trust Account and the Insider Warrants will expire worthless.

Lockup of Insider Shares and Insider Warrants by our Directors and Affiliates

All of the Insider Shares are subject to lockup provisions and may not be transferred, sold or assigned, until: (i) one year after the completion of our initial business transaction or (ii) the date on which we consummate a liquidation, share exchange, change of control transaction, share reconstruction and amalgamation or contractual control arrangement or engage in any other similar business transaction. Notwithstanding the foregoing, if the last sales price of our stock equals or exceeds $11.50 for any 20 trading days within any 30-trading day period during the lockup period, 50% of such shares will be released from lockup and, if the last sales price of our stock equals or exceeds $13.00 for any 20 trading days within any 30-trading day period during the lockup period, the remaining 50% of such shares shall be released from lockup. Notwithstanding the ability of our directors and their affiliates to transfer, assign or sell their earnout shares upon meeting the foregoing performance targets, they have agreed not to transfer, assign or sell their earnout shares before they are earned.

During the lockup period, our directors and their affiliates will not be able to sell or transfer such securities except to permitted transferees (i.e. immediate family members of the holder and trusts established by the holder for estate planning purposes, to shareholders of the Insiders, by virtue of the laws of descent and distribution or pursuant to a domestic relations order) who agree in writing to be bound to the transfer restrictions, agree to vote in favor of our initial business transaction in the event we seek shareholder approval in connection with our initial business transaction and waive any rights to participate in any liquidation distribution if we fail to consummate an initial business transaction. Our directors and their affiliates will retain all other rights as a shareholder, including, without limitation, the right to vote such Insider Shares and the right to receive cash dividends, if declared. If dividends are declared and payable in Common Shares, such dividends will also be subject to the lockup and will be released pro rata, in accordance with the Insider Shares.

The holders of the Insider Warrants are subject to lockup provisions and such Insider Warrants may not be transferred, sold or assigned, until the date that is 30 days after the date we complete our initial business transaction; provided, however that the transfers can be made to permitted transferees who agree in writing to be bound by such transfer restrictions.

If we are unable to effect a business transaction, our directors and their affiliates will not receive any portion of the redemption proceeds with respect to their Insider Shares. See “Additional Material Related Agreements”.

Indemnification

In order to protect the amounts held in the Trust Account, Messrs. Tsirigakis and Syllantavos have agreed to indemnify us, pro rata based upon their indirect beneficial ownership in us prior to our IPO, for all claims of creditors, to the extent that we fail to obtain waivers from vendors, service providers and prospective target business to the extent necessary to ensure that the amounts in the Trust Account available for distribution to our shareholders below $10.10 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the IPO underwriters against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Tsirigakis and Syllantavos will not be responsible to the extent of any liability for such third party claims. In the event that the proceeds in the Trust Account are reduced below $10.10 per share or upon the liquidation of our Trust Account and Messrs. Tsirigakis and Syllantavos assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, our independent directors, if any, would determine whether to take legal action against Messrs. Tsirigakis and Syllantavos to enforce their indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Messrs. Tsirigakis and Syllantavos to enforce their indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the (i) per share redemption price or (ii) per share liquidation price will not be less than $10.10 per share.

Loans to Nautilus

Prior to the consummation of our IPO, Akis Tsirigakis and George Syllantavos, our co-chief executive officers, had loaned us $238,145 pursuant to certain promissory notes. The proceeds of these loans were used by us to pay for a portion of our IPO expenses. The loans were fully repaid in July 2011. Messrs. Tsirigakis and Syllantavos also loaned us $120,000 for general working capital purposes and $140,000 for expenses in connection with this Offer all of which shall be repaid following the consummation of this Transaction.

Standby Facility

In the event that more than 4,137,300 Common Shares are validly tendered in this Offer, and we elect to exercise our rights pursuant to the 2% Amendment to purchase such additional shares without extending the Expiration Date, Nautilus would fund the purchase of up to 120,000 additional Common Shares from the Standby Facility dated December 5, 2012 and established by the Standby Lenders in favor of Nautilus, at the request of Nautilus. Pursuant to the Standby Facility, the Standby Lenders may elect to provide financing to Nautilus in an amount equal to the lesser of: (i) $1.212 million or (ii) an amount equal to the product of the aggregate number of Common Shares validly tendered and not properly withdrawn pursuant to the Offer in excess of 4,137,300 Common Shares, multiplied by $10.10. See “The Offer — Sources and Amount of Funds” for a further description of the Standby Facility.

Irrevocable Standby Facility

At its request, Nautilus entered an Irrevocable Standby Facility dated December 5, 2012 and established by Orca and Astra (with Orca in such capacity, the “Irrevocable Standby Lenders”) in favor of Nautilus. Pursuant to the Irrevocable Standby Facility, the Irrevocable Standby Lenders are obligated provide financing to Nautilus, if requested, in an amount up to $200,000 to fund certain fees and expenses incurred by Nautilus in connection with the Transaction and this Offer. The obligation of the Irrevocable Standby Lenders to provide the funding in immediately available funds is conditioned on: (a) the Borrower having consummated the Offer and (b) the Borrower providing the Irrevocable Standby Lenders with a request for funding. The Irrevocable Standby Facility expires on the first business day following the consummation of this Offer. See “Additional Material Related Agreements — Irrevocable Standby Facility” for a further description of the Irrevocable Standby Facility.

Promissory Notes

In July 2012, Nautilus issued non-interest bearing unsecured promissory notes (the “July Notes”) in the aggregate amount of $120,000 to Messrs. Tsirigakis ($60,000) and Syllantavos ($60,000) in consideration for the payment by such officers of various expenses. The July Notes were due upon consummation of a business transaction. The July Notes may, at the option of each holder, be convertible into warrants of the post-business transaction entity at a price of $0.75 per warrant and have identical terms to the Insider Warrants as set forth in the Company’s IPO prospectus. The July Notes do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $10.10. The holders of the July Notes have certain registration rights as described therein. On December 5, 2012, the July Notes were amended to extend their due dates to 90 days after consummation of the Transaction.

On December 5, 2012, Nautilus issued non-interest bearing unsecured convertible promissory notes (the “December Notes”) in the aggregate amount of $140,000 to Messrs. Tsirigakis ($70,000) and Syllantavos ($70,000) in consideration for the payment by such officers of various expenses in connection with the Transaction and the Offer. The December Notes are due 90 days after consummation of the Transaction. The December Notes may, at the option of each holder, be convertible into warrants of the post-business transaction entity at a price of $0.75 per warrant and have identical terms to the Insider Warrants, as set forth in the Company’s IPO prospectus. The December Notes do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $10.10. The holders of the December Notes have certain registration rights as described therein.

Expenses

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business transactions. Reimbursable out-of-pocket expenses incurred by our officers and directors will not be repaid out of proceeds held in the Trust Account until these proceeds are released to us upon the completion of a business transaction, provided there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business transaction is in our and our public shareholders’ best interest.

Lack of Compensation, Fees

Other than reimbursable out-of-pocket expenses payable to our officers and directors, in no event will any of our Insiders, officers, advisors or directors, or any of our or their respective affiliates be paid any finder’s fee, consulting fee or any other form of compensation, including the issuance of any of our securities, prior to, or for any services they render, in order to effectuate the consummation of a business transaction. Furthermore, we have adopted a policy prohibiting our Insiders, officers, directors and Sellers of our advisory board or any of our or their affiliates from receiving any finder’s fee or other compensation from a target company for services rendered in connection with a business transaction.

Employment Agreements and Consultancy Agreements

See “Management of Nautilus Following the Acquisition — Executive Compensation — Employment and Consultancy Agreements” for information related to employment and consultancy agreements effective at Closing.

Assetplus

Commercial Management Agreement

See the section titled “Management of Assetplus” and “Additional Material Related Agreements” — Executive Officer Compensation Overview” for a description of the Commercial Management Agreement between Vega Offshore AS and Vega Offshore Management AS. This agreement will remain in effect after Closing and affiliates of Vega Resource AS may become substantial shareholders of Nautilus in connection with the Share Purchase Agreement.

APPRAISAL RIGHTS

No appraisal rights are available under the BCA to the shareholders of Nautilus in connection with the Transaction.

WHERE YOU CAN FIND MORE INFORMATION

Nautilus is subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 6-K, unaudited financial information after each of our first three fiscal quarters. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the address and telephone number set forth on the back cover of this Offer to Purchase.

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT NAUTILUS BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece
Attn: Prokopios (Akis)
Tsirigakis, President
Tel: +30 210 876-4858

The Depositary for the Offer is:

American Stock Transfer & Trust Co.
Attn: Reorganization Dept.
59 Maiden Lane
New York, New York 10038

By Facsimile (for Eligible Institutions only)	Confirm Receipt of Facsimile by Telephone:
(718) 234-5001	(718) 921-8317

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the address and telephone numbers set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:
Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400

INDEX TO FINANCIAL STATEMENTS

NAUTILUS MARINE ACQUISITION CORP.

As of October 31, 2011 and the period November 1, 2010 (inception) through October 31, 2011

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet	F-3
Statement of Operations	F-4
Statement of Changes in Shareholders’ Equity	F-5
Statement of Cash Flows	F-6
Notes to Financial Statements	F-7

As of July 31, 2012 and October 31, 2011 and for the three and nine month periods ended July 31, 2012 and 2011 and the period from November 1, 2010 (inception) through July 31, 2012

Balance Sheets	F-15
Statements of Operations	F-16
Statement of Changes in Shareholders’ Equity	F-17
Statements of Cash Flows	F-18
Notes to Financial Statements	F-19

ASSETPLUS LIMITED

As of September 30, 2012 and the period August 10, 2010 (date of incorporation) to September 30, 2012

Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheet as of September 30, 2012	F-30
Consolidated Statement of Operations for the Period August 10, 2012 (date of incorporation) to September 30, 2012	F-31
Consolidated Statement of Changes in Shareholders’ Equity for the Period August 10, 2012 (date of incorporation) to September 30, 2012	F-32
Consolidated Statement of Cash Flows for the Period August 10, 2012 (date of incorporation) to September 30, 2012	F-33
Notes to the Consolidated Financial Statements	F-34

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Nautilus Marine Acquisition Corp.

We have audited the accompanying balance sheet of Nautilus Marine Acquisition Corp. (a corporation in the development stage) (the “Company”) as of October 31, 2011, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from November 1, 2010 (inception) through October 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Nautilus Marine Acquisition Corp (a corporation in the development stage) as of October 31, 2011, and the results of its operations and its cash flows for the period from November 1, 2010 (inception) through October 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC
New Brunswick, New Jersey
February 16, 2012

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Balance Sheet
October 31, 2011
(In United States Dollars)

ASSETS
Current Assets:
Cash	$290,364
Restricted Cash Held in Trust	48,485,877
Total Assets	$48,776,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Deferred Underwriting Compensation	$480,000
Accounts payable	32,543
Due to related parties	19,180
Accrued legal fees	100,000
Total Liabilities	631,723

Common Stock Subject to Possible Redemption, 4,257,425 Shares (at Redemption Value)	43,005,205

Shareholders’ Equity:
Preferred Stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—
Common Stock, $0.0001 par value; 200,000,000 shares authorized, 6,000,000 shares issued and outstanding (4,257,425 shares subject to possible redemption)	600
Additional Paid-in Capital	5,227,426
Deficit Accumulated During Development Stage	(88,713)
Total Shareholders’ Equity	5,139,313
Total Liabilities and Shareholders’ Equity	$48,776,241

The accompanying notes are an integral part of this Financial Statement.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Statement of Operations
For the period from November 1, 2010 (inception) through October 31, 2011
(In United States Dollars)

Period from November 1, 2010 (inception) through October 31, 2011

Revenues:	$—

Expenses:
Formation and Operating costs	94,590
Miscellaneous income	(5,877)
Total expenses	88,713

Net Loss	$(88,713)

Basic and diluted net loss per share	$(0.03)
Weighted average shares outstanding	2,700,165

The accompanying notes are an integral part of this Financial Statement.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Statement of Changes in Shareholders’ Equity
For the period from November 1, 2010 (inception) through October 31, 2011
(In United States Dollars)

	Shares of common stock
	Shares	Amount	Additional paid-in capital	Deficit accumulated during the development stage	Shareholders’ Equity
Balance at November 1, 2010	—	$—	$—	$—	$—
Shares of common stock issued at $0.01449 per share	1,380,000	138	24,862	—	25,000
Sale on July 14, 2011 of 4,800,000 units at $10 per unit, (including 4,257,425 shares subject to possible redemption)	4,800,000	480	47,999,520	—	48,000,000
Underwriters’ discount and offering expenses	—	—	(2,122,769)	—	(2,122,769)
Sale on July 14, 2011 of 3,108,000 private placement warrants to the Sponsor at $0.75 per warrant	—	—	2,331,000		2,331,000
Forfeiture of common stock due to non-exercise of the over-allotment option	(180,000)	(18)	18	—	—
Proceeds subject to possible redemption of 4,257,425 shares of common stock at redemption value	—	—	(43,005,205)	—	(43,005,205)
Net loss attributable to common shareholders not subject to possible redemption	—	—	—	(88,713)	(88,713)
Balance at October 31, 2011	6,000,000	$600	$5,227,426	$(88,713)	$5,139,313

The accompanying notes are an integral part of this Financial Statement.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Statement of Cash Flows
For the period from November 1, 2010 (inception) through October 31, 2011
(In United States Dollars)

Cash Flows from Operating Activities
Net loss	$(88,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Due to Sponsors	19,180
Increase in accounts payable	32,543
Gain on trading securities	(5,877)
Net cash used in operating activities	(42,867)

Cash Flows from Investing Activities
Principal deposited in Trust Account	(48,480,000)
Net cash used in investing activities	(48,480,000)

Cash Flows from Financing Activities
Proceeds from notes payable to affiliate	238,145
Payments of notes payable to affiliate	(238,145)
Proceeds from public offering	48,000,000
Proceeds from issuance of Sponsor Warrants	2,331,000
Payment of offering costs	(1,542,769)
Proceeds from sale of sponsors’ shares of common stock	25,000
Net cash provided by financing activities	48,813,231
Net increase in cash	290,364
Cash at beginning of period	—
Cash at end of period	$290,364

The accompanying notes are an integral part of this Financial Statement.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Nautilus Marine Acquisition Corp. (the “Company”) is a recently-organized blank check company formed pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Business Transaction”). The Company has neither engaged in any operations nor generated any revenues to date. All activity through October 31, 2011 relates to the Company’s formation and initial public offering and from July 20, 2011, the identification of potential target businesses and assets.

The registration statement for the Company’s initial public offering (“IPO”) was declared effective on July 14, 2011. On July 20, 2011, the Company consummated a public offering of 4,800,000 units, with each unit consisting of one share of its common stock and one warrant to purchase one share of its common stock (See Note 3). The shares of common stock sold as part of the units in the IPO are referred herein as “public shares.” Prior to the consummation of the IPO, the Company completed a private placement (the “private placement”) of an aggregate of 3,108,000 warrants (“insider warrants”) to certain initial shareholders, generating gross proceeds of $2,331,000. The Company received gross proceeds of $50,331,000 before deducting underwriters’ compensation of $1,176,000 and including $2,331,000 received for the sale of 3,108,000 warrants to the initial shareholders. On November 22, 2010, the Company completed a private placement of 1,380,000 shares of its common stock (the “initial shares”) to its shareholders, Astra Maritime Inc. and Orca Marine Corp, for net proceeds of $25,000. The private placements of the initial shares and insider warrants are collectively referred herein to as the “private placements”(See Note 4).

Upon the closing of the IPO and the private placements for the insider warrants, $48,480,000 was placed into a trust account (discussed below). As of October 31, 2011, the proceeds placed into the trust account were invested in United States government treasury bills with a maturity of 180 days or less. The amounts in the trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in U.S. government treasury bills and meeting the conditions under Rule 2a-7 promulgated under the Investment Company Act. The trust account is held at a bank in London and is maintained by American Stock Transfer & Trust Company acting as trustee. Except for the interest income that may be released to the Company to pay any taxes and to fund working capital requirements, and amounts necessary to purchase up to 15% of the public shares (See Note 1), none of the funds held in trust will be released from the trust account until the earlier of (i) the consummation of a Business Transaction, (ii) the redemption of the shares sold in the IPO if the Company is unable to consummate a Business Transaction by February 14, 2013 or (iii) the Company’s liquidation (if no redemption occurs).

Initial Business Transaction

For the purposes of consummating a Business Transaction, the Company is not limited to a particular industry or geographic region, although its management team has initially focused its search on identifying a prospective target business in the international marine shipping, offshore and related maritime service industries. Until July 20, 2011, the Company’s efforts were limited to organizational and financing activities. Subsequent to that date, the Company has focused on identifying potential target businesses and assets. The Company presently has no business operations and no financial history. The Business Transaction must be with one or more assets or target businesses having an aggregate fair market value of at least 80% of the value of the trust account (excluding taxes) at the time of the agreement to enter into the Business Transaction.

Upon the consummation of the Business Transaction, subject to certain limitations, the Company will provide its shareholders with the opportunity to redeem their shares of common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes and amounts released for

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

working capital purposes. The Company intends to consummate the Business Transaction and conduct the redemptions without a shareholder vote and instead redeem the shares held by shareholders pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulates issuer tender offers, and will file tender offer documents with the SEC. If, however, a shareholder vote is required by law or the rules of the NASDAQ Capital Market, or the Company decides to hold a shareholder vote for business or legal reasons and it is no longer subject to the foreign private issuer rules, it will conduct the redemptions in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Regardless of whether the Company holds a shareholder vote or a tender offer in connection with the Business Transaction, public shareholders will have the right to redeem their shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes and any interest earned on the proceeds placed in the trust account actually withdrawn for working capital purposes, upon the consummation of the Business Transaction, subject to the limitations described herein.

The Company has recorded the 4,257,425 of public shares subject to redemption at their aggregate redemption value of $43,005,205 and classified them as temporary equity at October 31, 2011, in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 480, “Distinguishing Liabilities from Equity.”

The Company will consummate the Business Transaction only if holders of no more than approximately 88% of its public shares elect to redeem their shares and, solely if it seeks shareholder approval, a majority of the outstanding shares of common stock voted are voted in favor of the Business Transaction.

Permitted Purchase of Public Shares

If the Company is no longer subject to the foreign private issuer rules and it seeks shareholder approval for the Business Transaction and does not conduct redemptions pursuant to the tender offer rules, prior to the Business Transaction, there may be released from the trust account, amounts necessary to purchase up to 15% of the public shares. All shares so purchased by the Company will be immediately cancelled.

Additionally, if the Company is no longer subject to the foreign private issuer rules and holds a shareholder vote to approve the Business Transaction, and it does not conduct redemptions pursuant to the tender offer rules, it may enter into privately negotiated transactions to purchase public shares from shareholders who would otherwise elect to redeem their shares, with such purchases made using funds held in the trust account. All shares so purchased by the Company will be immediately cancelled.

Liquidation

In the event no Business Transaction is consummated on or before February 14, 2013, the Company will (i) cease all operations except for the purposes of winding up, (ii) redeem the common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate as part of the plan of dissolution and liquidation. Furthermore, there will be no distribution with respect to our outstanding warrants, which will expire worthless.

After distributing the proceeds of the trust account pursuant to the redemption, the Company will promptly, subject to the approval of its remaining shareholders and board of directors, distribute the balance of its net assets to the remaining shareholders according to its plan of dissolution. The Company will pay the costs of liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Messrs. Tsirigakis and Syllantavos, our founders and co-chief executive officers, have agreed to advance the funds

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

necessary to pay any and all costs involved or associated with the process of liquidation and the return of the funds in the trust account to the public shareholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission.

Development Stage Company

The Company complies with the reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities.” As of October 31, 2011, the Company had not commenced operations or generated revenue. All activity through July 20, 2011 relates to the Company’s formation, the Private Placement and the IPO, and from July 20, 2011, the identification of potential target businesses and assets. The Company will not generate any operating revenues until after completion of the Business Transaction, at the earliest, but will generate non-operating income in the form of interest income on the designated trust account.

Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at October 31, 2011 principally consist of cash in a money market account held by the Company through its Trust Account.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the IPO and private placement, as calculated using the treasury stock method.

Redeemable Common Stock

As discussed in Note 1, all of the 4,800,000 shares of common stock sold as part of a Unit in the IPO contain a redemption feature which allows for the redemption of shares of common stock under the Company’s liquidation or tender offer/shareholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

Income Tax

There is, at present, no direct taxation in the Marshall Islands and interest, dividends, and gains payable to the Company are received free of all Marshall Islands taxes. The Company is registered as an “exempted company” pursuant to the Marshall Islands Companies Law (as amended). As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Marshall Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. For U.S. tax purposes, the Company expects to be treated as a passive foreign investment company by its U.S. shareholders. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes. As of October 31, 2011, the Company has not commenced operations and thus has no uncertain tax positions. The Company follows the provisions of ASC 740-10 which prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on its tax return. ASC 740-10 requires that the financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. There were no adjustments related to uncertain tax positions recognized during the period November 1, 2010 (inception) to October 31, 2011.

Deferred Offering Costs

The Company complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A, “Expenses of Offering” whereby offering costs incurred prior to an initial public offering are capitalized and then charged to shareholders’ equity upon the completion of the offering (or charged to expense if the offering is not completed). Accordingly, at October 31, 2011, offering costs totaling approximately $2,123,000 (including $1,656,000 in underwriter’s fees) have been charged to shareholders’ equity.

Fair Value of Financial Instruments

In accordance with ASC 820 “Fair Value Measurements and Disclosures”, the Company considers assets and liabilities to be financial instruments and considers the fair values of the Company’s financial instruments to approximate their carrying amounts represented on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

3. PUBLIC OFFERING

On July 20, 2011, the Company consummated the sale of 4,800,000 units at a purchase price of $10.00 per unit. Each unit consists of (i) one share of the Company’s common stock, $0.0001 par value (“common stock”), and (ii) one warrant to purchase one share of common stock (“warrant”). Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

Each warrant will become exercisable on the later of 30 days after the completion of a Business Transaction and July 14, 2012 and will expire five years from the date of the Business Transaction, or earlier upon redemption or liquidation. The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ prior written notice after the warrants become exercisable, only in the event that the last sales price of the common stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is given.

The Company will not redeem the warrants unless a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to the shares of common stock issuable upon exercise of the warrants included in the units offered is effective and expected to remain effective to and including the redemption date, and a prospectus relating to the shares of common stock issuable upon exercise of the warrants is available throughout the 30-day redemption period. The Company does not need the consent of the underwriters of the IPO or the shareholders to redeem the outstanding public warrants.

If the Company calls the warrants for redemption, it will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis,” although the public warrant holders are not eligible to do so at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This would have the effect of reducing the number of shares received by holders of the warrants.

4. RELATED PARTY TRANSACTIONS

Private Placements

The shareholders before the IPO purchased an aggregate of 3,108,000 warrants, or insider warrants, at the price of $0.75 per warrant for a purchase price of $2,331,000 in a private placement. The aggregate purchase price of the insider warrants was added to the proceeds from the IPO and is held in the trust account pending our completion of a Business Transaction. If we do not complete a Business Transaction, the $2,331,000 purchase price of the insider warrants will be included as a part of the redemption amount payable to our public shareholders prior to any voluntary winding up as such amounts will be held in our trust account and the insider warrants will expire worthless. The insider warrants are identical to the warrants included in the units sold in the IPO, except that the insider warrants (i) are non-redeemable, so long as they are held by any of the initial holders or their permitted transferees, (ii) are exercisable on a cashless basis at the election of the holder, so long as they are held by the initial holders or their permitted transferees, and (iii) are not transferable or saleable by the initial holders (except to permitted transferees) until one day after the consummation of a Business Transaction.

In addition, each of the initial shareholders, agreed not to transfer their respective ownership interests or take any steps to cause the sponsors to issue new ownership interests in such entities to anyone other than a permitted transferee. The insider warrants are not currently exercisable and are subject to lockup restrictions.

In addition, commencing after the consummation of the Business Transaction, the holders of the insider warrants and the underlying shares of common stock and their permitted transferees are entitled to registration rights.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

Notes Payable to Officers

Between November 23, 2010 and July 14, 2011, the Company issued non-interest bearing unsecured promissory notes to Messrs. Tsirigakis and Syllantavos in the aggregate amount of $238,145, in consideration of the payment by such officers of various organizational and offering expenses on the Company’s behalf and a direct loan made to the Company. These notes were repaid on July 20, 2011.

Due to related parties

As of October 31, 2011, an amount of $19,180 is due to Messrs. Tsirigakis and Syllantavos for certain administrative expenses they incurred on behalf of the Company.

Administrative Services

The Company has agreed to pay Fjord NEPA (Greece), an entity controlled by Mr. Tsirigakis, $7,500 per month for office space and general and administrative services. This agreement commenced on July 14, 2011 and shall continue until the earlier of February 14, 2013 or the consummation of the Business Transaction.

5. TRUST ACCOUNT

Upon the closing of the IPO and the private placement of the 3,108,000 insider warrants, a total of $48,480,000 was placed in the trust account. As of October 31, 2011, the amounts in the trust account were invested in United States government treasury bills with a maturity of 180 days or less.

6. SHAREHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 200,000,000 shares of common stock. Holders of the Company’s common stock are entitled to one vote for each share. All weighted average and earnings per share amounts have been restated to reflect the retroactive effect of the reverse stock splits.

On August 15, 2011, the Company announced that the underwriters of the Company’s IPO elected not to exercise their over-allotment option. As a result, the Company’s shareholders prior to the IPO forfeited an aggregate of 180,000 shares of their common stock of the Company. As a result of the forfeiture, there are 6,000,000 shares of common stock of the Company issued and outstanding as of October 31, 2011.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, in one or more series, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. At October 31, 2011, the Company has not issued any shares of preferred stock.

7. FAIR VALUE MEASUREMENTS

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The guidance related to Fair Value Measurements requires that assets and liabilities carried at fair value should be classified and disclosed in one of the following three categories based on the inputs used to determine its fair value:

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

Level 1: Quoted market prices in active markets for identical assets or liabilities,

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data,

Level 3: Unobservable inputs that are not corroborated by market data.

The following table present information about the Company’s assets that are measured at fair value on a recurring basis as of October 31, 2011, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

Fair Value of Financial Assets as of October 31, 2011

Description	Balances, at October 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$48,485,977	$48,485,977	—	—
Total	$48,485,977	$48,485,977	—	—

The fair values of the Company’s cash equivalents invested in United States government treasury bills with a maturity of 180 days or less, are determined through market, observable and corroborated sources.

8. PURCHASE OPTION

The Company sold to the underwriter, for $100, an option to purchase up to a total of 150,000 units. The units issuable upon exercise of this option are identical to those offered in the IPO. This option is exercisable at $11.00 per unit, and may be exercised on a cashless basis, in whole or in part, during the period from the later of the commencement of a Business Transaction or the one year anniversary of the date of the offering through July 20, 2016. The option, the 150,000 units, the 150,000 shares of common stock, the 150,000 warrants underlying the units and the 150,000 shares of common stock underlying the warrants were deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the date of the IPO, except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. Although the purchase option and its underlying securities were registered under the offering, the purchase option grants to holders demand and “piggy back” rights for period of five and seven years, respectively, from the date of the IPO with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The Company will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or the underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

The sale of the purchase option was accounted for as a cost attributable to the IPO. As such, the fair value of the option was recorded as a charge to shareholders’ equity. Accordingly, there was no net impact on the financial position or results of operations, except for the recording of the $100 proceeds from the sale. Because our units or other securities do not have a trading history, management has estimated, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $775,000, using an expected life of five years after the first anniversary of the effective date of the registration statement for

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
October 31, 2011

the IPO, volatility of 69.03%, and a risk-free rate of 1.48%.The expected volatility of approximately 69.03% was estimated by management based on evaluation of the average historical volatilities of fifteen international maritime shipping companies with vessels in the dry bulk and tanker sectors. Management believes the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of the Company’s units. Although an expected life of five years was used in the calculation, if a Business Transaction is not consummated within the prescribed time period and the Company liquidates, the purchase option will become worthless.

The Company has evaluated the accounting treatment of this option. The term of the option satisfies the applicable requirements of FASB ASC 815-10-15, which provides guidance on identifying the contract that should not be accounting for as derivative instruments and FASB ASC 815-40-15. Accordingly, the Company classified this instrument as additional paid-in capital.

9. COMMITMENTS

The Company granted Maxim Group LLC (“Maxim”), as the representative of the underwriters for the offering, a 45-day option to purchase up to 720,000 units (over and above the 4,800,000 units referred to above) solely to cover over-allotments, if any. The option expired unexercised in August 2011.

The Company sold to Maxim for $100 an option to purchase up to a total of 150,000 units at an exercise price of $11.00 per unit. (See Note 8)

The Company has committed to pay deferred underwriting compensation of $480,000 to the representative of the underwriters upon the Company’s consummation of the Business Transaction. The deferred underwriting compensation has been accrued in the accompanying balance sheet.

The Company has agreed to pay to Fjord NEPA (Greece), an entity controlled by Mr. Tsirigakis, $7,500 per month for office space and certain general and administrative services, including but not limited to receptionist, secretarial and general office services. This agreement commenced on July 14, 2011 and will continue until the earliest to occur of: (i) the consummation of a business transaction or (ii) February 14, 2013.

The Company has committed to pay its attorneys a legal fee of $100,000 upon the consummation of the Business Transaction. This amount has been accrued in the accompanying balance sheet.

10. SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring after the balance sheet date and has determined that there are no material events that have occurred, which would require disclosure in the financial statements.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Balance Sheets
(In United States Dollars)

	July 31, 2012 (Unaudited)	October 31, 2011 (Audited)
ASSETS
Current Assets:
Cash	$118,538	$290,364
Prepaid expenses	22,130	—
Restricted cash held in trust	48,497,625	48,485,877
Total Assets	$48,638,293	$48,776,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Deferred underwriting compensation	$480,000	$480,000
Accounts payable	41,923	32,543
Due to related parties	139,180	19,180
Accrued legal fees	100,000	100,000
Total Liabilities	761,103	631,723

Common stock subject to possible redemption, 4,257,425 shares (at Redemption Value)	43,015,625	43,005,205

Shareholders’ Equity:
Preferred Stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.0001 par value; 200,000,000 shares authorized, 1,742,575 shares issued and outstanding (excluding 4,257,425 shares subject to possible redemption)	174	174
Additional paid-in capital	5,230,972	5,227,852
Deficit accumulated during development stage	(369,581)	(88,713)
Total Shareholders’ Equity, Net	4,861,565	5,139,313
Total Liabilities and Shareholders’ Equity	$48,638,293	$48,776,241

The accompanying notes are an integral part of these Financial Statements.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Statements of Operations
(In United States Dollars)

	3 months ended July 31, 2012 (unaudited)	3 months ended July 31, 2011 (unaudited)	9 months ended July 31, 2012 (unaudited)	9 months ended July 31, 2011 (unaudited)	Period from November 1, 2010 (Inception) through July 31, 2012 (unaudited)

Revenues:	$—	$—	$—	$—	$—
Expenses:
Formation and Operating costs	100,905	10,422	327,812	19,231	422,402

Loss from operations	(100,905)	(10,422)	(327,812)	(19,231)	(422,402)

Miscellaneous Income/ (Expense)	16,291	(2,652)	46,944	(2,652)	52,821

Net Loss	$(84,614)	$(13,074)	$(280,868)	$(21,883)	$(369,581)

Weighted average shares outstanding	1,742,575	1,444,873	1,601,584	1,401,942
Basic and diluted net loss per share	$(0.05)	$(0.01)	$(0.18)	$(0.02)

The accompanying notes are an integral part of these Financial Statements.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Statement of Changes in Shareholders’ Equity
(In United States Dollars)

	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated during the Development Stage	Shareholder’s Equity
Balance at November 1, 2010	—	$—	$—	$—	$—
Shares of common stock issued at $0.01449 per share	1,380,000	138	24,862	—	25,000
Sale on July 14, 2011 of 4,800,000 units at $10 per unit, (including 4,257,425 shares subject to possible redemption)	4,800,000	480	47,999,520	—	48,000,000
Underwriters’ discount and offering expenses	—	—	(2,122,769)	—	(2,122,769)
Sale on July 14, 2011 of 3,108,000 private placement warrants to the Sponsor at $0.75 per warrant	—	—	2,331,000	—	2,331,000
Forfeiture of Common stock due to non-exercise of the over-allotment option	(180,000)	(18)	18	—	—
Proceeds subject to possible redemption of 4,257,425 shares of common stock at redemption value	(4,257,425)	(426)	(43,004,779)	—	(43,005,205)
Net loss attributable to common shareholders not subject to possible redemption	—	—	—	(88,713)	(88,713)
Balance at October 31, 2011	1,742,575	$174	$5,227,852	$(88,713)	$5,139,313
Adjustment to the proceeds subject to possible redemption of 4,257,425 shares of common stock at redemption value	—	—	(10,420)	—	(10,420)
Offering expenses refund	—	—	13,540	—	13,540
Net loss attributable to common shareholders not subject to possible redemption	—	—	—	(280,868)	(280,868)
Balance at July 31, 2012	1,742,575	$174	$5,230,972	(369,581)	$4,861,565

The accompanying notes are an integral part of these Financial Statements.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Statements of Cash Flows
(In United States Dollars)

	9 months ended July 31, 2012	9 months ended July 31, 2011	Period from November 1, 2010 (Inception) through July 31, 2012
Cash Flows from Operating Activities
Net loss	$(280,868)	$(21,883)	$(369,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Due to related parties	—	—	19,180
Increase in Accounts Payable	9,380	10,422	41,923
Prepaid Expenses	(22,130)	—	(22,130)
Loss/ (Gain) on Trading Securities	(11,748)	2,652	(17,625)
Net Cash used in Operating Activities	(305,366)	(8,809)	(348,233)
Cash Flows from Investing Activities
Principal Deposited in trust account	—	(48,480,000)	(48,480,000)
Net Cash used in Investing Activities	—	(48,480,000)	(48,480,000)
Cash Flows from Financing Activities
Proceeds from notes payable to affiliate	120,000	238,145	358,145
Payment of notes payable to affiliate	—	(238,145)	(238,145)
Proceeds from public offering	—	48,000,000	48,000,000
Proceeds from issuance of sponsor warrants	—	2,331,000	2,331,000
Payment of Offering costs	—	(1,542,769)	(1,542,769)
Refund of Offering costs	13,540	—	13,540
Proceeds from sale of sponsors’ shares of common stock	—	25,000	25,000
Net Cash provided by financing activities	133,540	48,813,231	48,946,771
Net (decrease)/ increase in cash	(171,827)	324,422	118,538
Cash at beginning of period	290,364	—	—
Cash at end of period	$118,538	$324,422	$118,538

Supplemental Disclosure of Non-Cash Transactions:
Deferred underwriting compensation	—	480,000	480,000
Accrued legal fees	—	100,000	100,000

The accompanying notes are an integral part of these Financial Statements.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Nautilus Marine Acquisition Corp. (the “Company”) is a blank check company formed pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets which the Company has not yet identified (“Business Transaction”). The Company has neither engaged in any operations nor generated any revenues to date. All activity through July 31, 2012 relates to the Company’s formation and initial public offering and from July 20, 2011, the identification of potential target businesses and assets. The Company has selected October 31 as its fiscal year end.

In the opinion of the Company’s management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for the fair presentation of the Company’s financial position as of July 31, 2012 and the results of its operations and cash flows for the nine month period ended July 31, 2012.

The registration statement for the Company’s initial public offering was declared effective on July 14, 2011. On July 20, 2011, the Company consummated a public offering of 4,800,000 units, with each unit consisting of one share of its common stock and one warrant to purchase one share of its common stock (the “IPO” — Note 3). The shares of common stock sold as part of the units in the IPO are referred herein as “public shares.” Prior to the consummation of the IPO, the Company completed a private placement (the “private placement”) of an aggregate of 3,108,000 warrants (“insider warrants”) to certain initial holders, generating gross proceeds of $2,331,000. The Company received gross proceeds of $50,331,000 before deducting underwriters’ compensation of $1,176,000 and including $2,331,000 received for the sale of 3,108,000 warrants to the initial holders. On November 22, 2010, the Company completed a private placement of 1,380,000 shares of its common stock (the “initial shares”) to its sponsors, Astra Maritime Inc. and Orca Marine Corp, for net proceeds of $25,000. The private placements of the initial shares and insider warrants are collectively referred herein to as the “private placements” — Note 4.

Upon the closing of the IPO and the private placements for the insider warrants, $48,480,000 was placed into a trust account (discussed below). As of July 31, 2012, the proceeds placed into the trust account were invested in money market funds investing solely in U.S. government treasury bills and meeting the conditions under Rule 2a-7 promulgated under the Investment Company Act. The trust account is held at a bank in London and is maintained by American Stock Transfer & Trust Company acting as trustee. Except for the interest income that may be released to the Company to pay any taxes and to fund working capital requirements, and amounts necessary to purchase up to 15% of the public shares (Note 1 — Permitted Purchases of Public Shares), none of the funds held in trust will be released from the trust account until the earlier of (i) the consummation of a Business Transaction, (ii) the redemption of the shares sold in the public offering if the Company is unable to consummate a Business Transaction by February 14, 2013 or (iii) the Company’s liquidation (if no redemption occurs).

Initial Business Transaction

For the purposes of consummating a Business Transaction, the Company is not limited to a particular industry or geographic region, although its management team will initially focus its search on identifying a prospective target business in the international marine shipping, offshore and related maritime service industries. To date, the management’s efforts have been limited to organizational and financing activities and from July 20, 2011, the identification of potential target businesses and assets. Presently, no business operations and financing activities exist. The initial Business Transaction must be with one or more assets or target businesses having an aggregate fair market value of at least 80% of the value of the trust account (excluding taxes) at the time of the agreement to enter into such initial Business Transaction.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

Upon the consummation of the initial Business Transaction, subject to certain limitations, the Company will provide its shareholders with the opportunity to redeem their shares of common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes and amounts released for working capital purposes. The Company intends to consummate the Business Transaction and conduct the redemptions without stockholder vote and instead redeem the shares held by shareholders pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulates issuer tender offers, and will file tender offer documents with the SEC. If, however, a stockholder vote is required by law or the rules of the NASDAQ Capital Market, or the Company decides to hold a stockholder vote for business or legal reasons and it is no longer subject to the foreign private issuer rules, it will conduct the redemptions in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Regardless of whether the Company holds a stockholder vote or a tender offer in connection with an initial Business Transaction, public shareholders will have the right to redeem their shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes and any interest earned on the proceeds placed in the trust account actually withdrawn for working capital purposes, upon the consummation of the Company’s initial Business Transaction, subject to the limitations described herein.

The Company has recorded the 4,257,425 of public shares subject to redemption at their aggregate redemption value of $43,015,625 and classified them as temporary equity at July 31, 2012, in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 480, “Distinguishing Liabilities from Equity.”

The Company will consummate the initial Business Transaction only if holders of no more than approximately 88% of its public shares elect to redeem their shares and, solely if it seeks stockholder approval, a majority of the outstanding shares of common stock voted are voted in favor of the Business Transaction.

Permitted Purchase of Public Shares

If the Company is no longer subject to the foreign private issuer rules and it seeks shareholder approval for the Business Transaction and does not conduct redemptions pursuant to the tender offer rules, prior to the Business Transaction, there may be released from the trust account, amounts necessary to purchase up to 15% of the public shares. All shares so purchased by the Company will be immediately cancelled.

Additionally, if the Company is no longer subject to the foreign private issuer rules and holds a stockholder vote to approve the Business Transaction, and it does not conduct redemptions pursuant to the tender offer rules, it may enter into privately negotiated transactions to purchase public shares from shareholders who would otherwise elect to redeem their shares, with such purchases made using funds held in the trust account. All shares so purchased by the Company will be immediately cancelled.

Liquidation

If the Company does not consummate an initial Business Transaction by February 14, 2013, it will (i) cease all operations except for the purpose of winding up, (ii) redeem its public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes and amounts released for working capital purposes and any amounts released to purchase up to 15% of the public shares, subject to applicable law, and (iii) as promptly as possible following such redemption, subject to the approval of the Company’s remaining shareholders and board of directors, dissolve and liquidate as part of its plan of dissolution and liquidation.

After distributing the proceeds of the trust account pursuant to the redemption, the Company will promptly, subject to the approval of its remaining shareholders and board of directors, distribute the balance of its net assets to the remaining shareholders according to its plan of dissolution. The Company will pay the costs of liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Messrs.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

Tsirigakis and Syllantavos, our founders and co-chief executive officers, have agreed to advance the funds necessary to pay any and all costs involved or associated with the process of liquidation and the return of the funds in the trust account to the public shareholders.

Going Concern Consideration

If the Company does not consummate an initial business transaction by February 14, 2013, it will (i) cease all operations except for the purpose of winding up, (ii) redeem its public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, less taxes and any interest earned on the proceeds placed in the trust account for working capital purposes and (iii) as promptly as possible following such redemption, subject to the approval of the Company’s remaining shareholders and board of directors, dissolve and liquidate as part of its plan of dissolution and liquidation. The Company will pay the costs of liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Messrs. Tsirigakis and Syllantavos have agreed to advance the funds necessary to pay any and all costs involved or associated with the process of liquidation and the return of the funds in the trust account to the public shareholders. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission.

Development Stage Company

The Company complies with the reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities.” As of July 31, 2012, the Company had not commenced operations or generated revenue. All activity through July 31, 2012 relates to the Company’s formation, the Private Placement and the IPO, and from July 20, 2011, the identification of potential target businesses and assets. Following the IPO, the Company will not generate any operating revenues until after completion of an initial Business Transaction, at the earliest, but will generate non-operating income in the form of interest income on the designated trust account.

Restricted Cash Equivalents Held in the Trust Account

The amounts held in the trust account represent substantially all the proceeds of the Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a business transaction. Any interest income earned from the restricted assets can be used for operational purposes and is not considered restricted. The funds held in the trust account may only be invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in U.S. government treasury bills and meeting the conditions of Rule 2a-7 promulgated under the Investment Company Act.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

common stock outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method.

Redeemable Common Stock

As discussed in Note 1, all of the 4,800,000 shares of common stock sold as part of a Unit in the Public Offering contain a redemption feature which allows for the redemption of shares of common stock under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Tax

There is, at present, no direct taxation in the Marshall Islands and interest, dividends, and gains payable to the Company are received free of all Marshall Islands taxes. The Company is registered as an “exempted company” pursuant to the Marshall Islands Companies Law (as amended). As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Marshall Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. For U.S. tax purposes, the Company expects to be treated as a passive foreign investment company by its U.S. shareholders. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes. As of July 31, 2012 and October 31, 2011, the Company has not commenced operations and thus has no uncertain tax positions. The Company follows the provisions of ASC 740-10 which prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on its tax return. ASC 740-10 requires that the financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. There were no adjustments related to uncertain tax positions recognized during the period November 1, 2010 (inception) to July 31, 2012.

Deferred Offering Costs

The Company complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A, “Expenses of Offering” whereby offering costs incurred prior to the initial public offering are capitalized and then charged to shareholders’ equity upon the completion of the offering (or charged to expense if the offering is not completed). Accordingly, at July 31, 2012 and October 31, 2011, offering costs totaling approximately $2,123,000 (including $1,656,000 in underwriter’s fees) have been charged to shareholders’ equity.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

Fair Value of Financial Instruments

In accordance with ASC 820 “Fair Value Measurements and Disclosures”, the fair value of the Company’s assets and liabilities that qualify as financial instruments under U.S GAAP approximate their carrying amounts represented on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Reclassifications

Certain reclassifications have been made to amounts reported for 2011 to conform to 2012 presentation. Such reclassifications have no effect on previously reported net loss.

3. PUBLIC OFFERING

On July 20, 2011, the Company consummated the sale of 4,800,000 units at a purchase price of $10.00 per unit. Each unit consists of (i) one share of the Company’s common stock, $0.0001 par value (“common stock”), and (ii) one warrant to purchase one share of common stock (“warrant”). Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of a Business Transaction and July 14, 2012 and will expire five years from the date of the Business Transaction, or earlier upon redemption or liquidation. The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ prior written notice after the warrants become exercisable, only in the event that the last sales price of the common stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is given.

The Company will not redeem the warrants unless a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to the shares of common stock issuable upon exercise of the warrants included in the units offered is effective and expected to remain effective to and including the redemption date, and a prospectus relating to the shares of common stock issuable upon exercise of the warrants is available throughout the 30-day redemption period. The Company does not need the consent of the underwriters of the IPO or the shareholders to redeem the outstanding public warrants.

If the Company calls the warrants for redemption, it will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis,” although the public warrant holders are not eligible to do so at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This would have the effect of reducing the number of shares received by holders of the warrants.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

4. RELATED PARTY TRANSACTIONS

Private Placements

The shareholders before the IPO purchased an aggregate of 3,108,000 warrants, or insider warrants, at the price of $0.75 per warrant for a purchase price of $2,331,000 in a private placement. The aggregate purchase price of the insider warrants was added to the proceeds from the IPO and is held in the trust account pending our completion of a Business Transaction. If we do not complete a Business Transaction, the $2,331,000 purchase price of the insider warrants will be included as a part of the redemption amount payable to our public shareholders prior to any voluntary winding up as such amounts will be held in our trust account and the insider warrants will expire worthless. The insider warrants are identical to the warrants included in the units sold in the IPO, except that the insider warrants (i) are non-redeemable, so long as they are held by any of the initial holders or their permitted transferees, (ii) are exercisable on a cashless basis at the election of the holder, so long as they are held by the initial holders or their permitted transferees, and (iii) are not transferable or saleable by the initial holders or any of the initial holders beneficial owners (except to permitted transferees) until one day after the consummation of a Business Transaction.

In addition, each of the shareholders of our sponsors agreed not to transfer their respective ownership interests or take any steps to cause the sponsors to issue new ownership interests in such entities to anyone other than a permitted transferee. The insider warrants are not exercisable and are subject to lockup restrictions.

In addition, commencing after the consummation of the Business Transaction, the holders of the insider warrants and the underlying shares of common stock and their permitted transferees are entitled to registration rights.

Notes Payable to Officers

Between November 23, 2010 and July 14, 2011, the Company issued non-interest bearing unsecured promissory notes to Messrs. Tsirigakis and Syllantavos in the aggregate amount of $238,145, in consideration of the payment by such officers of various organizational and offering expenses on the Company’s behalf and a direct loan made to the Company. These notes were repaid on July 20, 2011.

In July 2012, the Company issued non-interest bearing unsecured promissory notes in the aggregate amount of $120,000 to Messrs. Tsirigakis ($60,000) and Syllantavos ($60,000) in consideration for the payment by such officers of various expenses of the Company in connection with the evaluation of potential business transactions. The notes are due upon the closing of the initial business transaction and are convertible at the holder’s option into warrants at $0.75 per warrant (such additional warrants will have the same terms and provisions as the insider warrants). The holders of the notes have agreed to waive any claims in or to any monies held in the trust account.

Due to Related Parties

As of July 31, 2012 and October 31, 2011, an amount of $139,180 and $19,180, respectively, is due to Messrs. Tsirigakis and Syllantavos, for certain administrative expenses they incurred on behalf of the Company. This amount includes the promissory notes issued in July 2012 in the aggregate amount of $120,000 as set forth above in “Notes Payable to Officers.”

Administrative Services

The Company has agreed to pay Fjord NEPA (Greece), an entity controlled by Mr. Tsirigakis, $7,500 per month for office space and general and administrative services. This agreement commenced on July 14, 2011 and shall continue until the earlier of February 14, 2013 or the consummation of the Business Transaction.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

5. RESTRICTED CASH HELD IN TRUST

Upon the closing of the IPO and the private placement of the 3,108,000 insider warrants, a total of $48,480,000 was placed in the trust account. As of July 31, 2012 and October 31, 2011, the amounts in the trust account were invested in money market funds investing solely in U.S. government treasury bills and meeting the conditions of Rule 2a-7 promulgated under the Investment Company Act.

6. SHAREHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 200,000,000 shares of common stock. Holders of the Company’s common stock are entitled to one vote for each share. All weighted average and earnings per share amounts have been restated to reflect the retroactive effect of the reverse stock splits.

On August 15, 2011, the Company announced that the underwriters of the Company’s initial public offering elected not to exercise their over-allotment option. As a result, the Company’s existing shareholders forfeited an aggregate of 180,000 shares of their common stock of the Company. As a result of the forfeiture, there are 1,742,575 shares of common stock, excluding 4,257,425 shares subject to possible redemption of the Company, issued and outstanding as of July 31, 2012.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, in one or more series, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. At July 31, 2012 and October 31, 2011, the Company has not issued any shares of preferred stock.

7. FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The guidance related to Fair Value Measurements requires that assets and liabilities carried at fair value should be classified and disclosed in one of the following three categories based on the inputs used to determine its fair value:

Level 1: Quoted market prices in active markets for identical assets or liabilities,

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data,

Level 3: Unobservable inputs that are not corroborated by market data.

The following table present information about the Company’s assets that are measured at fair value on a recurring basis as of July 31, 2012 and October 31, 2011, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

Fair Value of Financial Assets as of July 31, 2012 and October 31, 2011.

Description	Balances, at July 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Restricted cash held in trust	$48,497,625	$48,497,625	—	—
Total	$48,497,625	$48,497,625	—	—

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

Description	Balances, at July 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Restricted cash held in trust	$48,485,877	$48,485,877	—	—
Total	$48,485,877	$48,485,877	—	—

8. PURCHASE OPTION

The Company sold to the underwriter, for $100, an option to purchase up to a total of 150,000 units. The units issuable upon exercise of this option are identical to those offered in the IPO. This option is exercisable at $11.00 per unit, and may be exercised on a cashless basis, in whole or in part, during the period from the later of the commencement of a Business Transaction or the one year anniversary of the date of the offering through July 20, 2016. The option and the 150,000 units, the 150,000 shares of common stock and the 150,000 warrants underlying the units, and the 150,000 shares of common stock underlying the warrants, were deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the date of the offering except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. Although the purchase option and its underlying securities would be registered under the offering, the option grants to holders demand and “piggy back” rights for period of five and seven years, respectively, from the date of the IPO with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The Company will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option.

The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

The sale of the option was accounted for as a cost attributable to the IPO. As such the fair value of the option was recorded as a charge to shareholders’ equity. Accordingly, there was no net impact on the financial position or results of operations, except for the recording of the $100 proceeds from the sale. Because our units or other securities do not have a trading history, management has estimated, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $774,725, using an expected life of five years after the first anniversary of the effective date of the registration statement for the IPO, volatility of 69.03%, and a risk-free rate of 1.48%.The expected volatility of approximately 69.03% was estimated by management based on evaluation of the average historical volatilities of fifteen international maritime shipping companies with vessels in the dry bulk and tanker sectors. Management believes the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of the Company’s units. Although an expected life of five years was used in the calculation, if a Business Transaction is not consummated within the prescribed time period and the Company liquidates, the option will become worthless.

The Company has evaluated the accounting treatment of this option. The term of the option satisfies the applicable requirements of FASB ASC 815-10-15, which provides guidance on identifying the contract that should not be accounting for as derivative instruments and FASB ASC 815-40-15. Accordingly, the Company classified this instrument as additional paid-in capital.

Nautilus Marine Acquisition Corp.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2012

9. COMMITMENTS

The Company has also sold to Maxim, for $100 an option to purchase up to a total of 150,000 units at an exercise price of $11.00 per unit. (See Note 8)

The Company has committed to pay deferred underwriting compensation of $480,000 to the representative of the underwriters upon the Company’s consummation of the Business Transaction. The deferred underwriting compensation has been accrued in the accompanying balance sheets as of July 31, 2012 and October 31, 2011.

The Company has agreed to pay to Fjord NEPA (Greece), an entity controlled by Mr. Tsirigakis, $7,500 per month for office space and certain general and administrative services, including but not limited to receptionist, secretarial and general office services. This agreement commenced on July 14, 2011 and will continue until the earliest to occur of: (i) the consummation of a business transaction or (ii) February 14, 2013.

The Company has committed to pay its attorneys a legal fee of $100,000 upon the consummation of the Business Transaction. This amount has been accrued in the accompanying balance sheets as of July 31, 2012 and October 31, 2011.

10. SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring after the balance sheet date and has determined that there are no material events that have occurred which would require disclosure in the financial statements.

ASSETPLUS LIMITED
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
(A DEVELOPMENT STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Assetplus Limited
Nicosia, Cyprus

We have audited the accompanying balance sheet of Assetplus Limited and subsidiaries (a development stage company) (the “Company”) as of September 30, 2012, and the related consolidated statement of operations, changes in shareholders’ equity, and cash flows for the period August 10, 2012 (date of incorporation) to September 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2012, and the results of its operations and its cash flows for the period August 10, 2012 (date of incorporation) to September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
November 21, 2012, except for Note 11, as to which the date is December 5, 2012.

ASSETPLUS LIMITED
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2012
(Expressed in United States Dollars)

	Notes	As of September 30, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents		—
Prepaid expenses		16,005
Inventories		260,857
TOTAL CURRENT ASSETS		276,862

NON-CURRENT ASSETS
Intangible assets	7	4,982,640
Advances for vessel acquisitions	4	15,615,000
Leasehold improvements	4	2,414,299
TOTAL NON-CURRENT ASSETS		23,011,939

Deferred finance costs	6	1,003,000
TOTAL ASSETS		24,291,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	4	6,026,456
Accrued liabilities	5	1,270,676
Due to related party	3	90,000
TOTAL CURRENT LIABILITIES		7,387,132
NON-CURRENT LIABILITIES
Other non-current liabilities	7	6,227,906
TOTAL LIABILITIES		13,615,038

COMMITMENTS AND CONTINGENCIES	9	—

SHAREHOLDERS’ EQUITY
Share capital (Common stock, $0.0013 par value, 10,000 shares authorized, 10,000 shares issued and outstanding)	8	12,850
Additional paid-in capital	8	12,384,238
Deficit accumulated during development stage		(1,720,325)
TOTAL SHAREHOLDERS’ EQUITY		10,676,763
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		24,291,801

The accompanying notes are an integral part of these consolidated financial statements.

ASSETPLUS LIMITED
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 10, 2012 (DATE OF INCORPORATION)
TO SEPTEMBER 30, 2012
(Expressed in United States Dollars)

	Notes	Period from August 10, 2012 (date of incorporation) to September 30, 2012

Revenue		—

Costs and Expenses:
Formation and administrative costs		(180,059)
Management fees — related party	3	(180,000)
Operating loss		(360,059)
Other Expenses:
Finance costs		(115,000)
Other non-operating loss	7	(1,245,266)
Net loss		(1,720,325)
Other comprehensive income		—
Net loss and total comprehensive loss		(1,720,325)

The accompanying notes are an integral part of these consolidated financial statements.

ASSETPLUS LIMITED
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 10, 2012 (DATE OF INCORPORATION)
TO SEPTEMBER 30, 2012
(Expressed in United States Dollars)

	Share Capital	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Shareholders’ Equity
Balance August 10, 2012 (date of incorporation)	—	—	—	—
Issuance of 10,000 shares of common stock on August 10, 2012 at $1.285 per share	12,850	—	—	12,850
Contribution from shareholders	—	12,384,238	—	12,384,238
Net loss	—	—	(1,720,325)	(1,720,325)
Balance September 30, 2012	12,850	12,384,238	(1,720,325)	10,676,763

The accompanying notes are an integral part of these consolidated financial statements.

ASSETPLUS LIMITED.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 10, 2012 (DATE OF INCORPORATION)
TO SEPTEMBER 30, 2012
(Expressed in United States Dollars)

Period from August 10, 2012 (date of incorporation) to September 30, 2012

Cash flows from operating activities
Net loss	(1,720,325)
Adjustments to reconcile net loss to net cash used in operating activities:
Other non-operating loss	1,245,266
Increase in prepaid expenses	(16,005)
Increase in inventories	(260,857)
Increase in trade accounts payable	298,078
Increase in due to related party	90,000
Net cash used in operating activities	(363,843)

Cash flows from investing activities
Advances for vessel acquisitions	(8,000,000)
Leasehold improvements paid	(1,527,245)
Net cash used in investing activities	(9,527,245)

Cash flows from financing activities
Issuance of common stock	12,850
Contribution from shareholders	9,878,238
Net cash provided by financing activities	9,891,088
Net change in cash and cash equivalents	—
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	—

Supplemental cash flow information
Non-cash investing and financing activities:
Advances paid to the Seller by the Non-controlling Shareholder for the acquisition of the two PSVs prior to the incorporation of the Company	2,410,000
Advances for vessel acquisitions included under trade accounts payable	5,205,000
Leasehold improvements paid by the Non-controlling Shareholder prior to the incorporation of the Company	96,000
Leasehold improvements included under trade accounts payable and accrued liabilities	791,054
Deferred financing charges included under accrued liabilities	1,003,000
Incentive rights awarded for the contribution of intangible assets	4,982,640

The accompanying notes are an integral part of these consolidated financial statements.

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

1.  Description of Business and General Information

Assetplus Limited referred to herein as “the Company” was incorporated on August 10, 2012 under the laws of the Republic of Cyprus. As per the shareholders agreement dated August 10, 2012 (the “Shareholders Agreement”), as amended and supplemented by an agreement dated September 18, 2012, Oil and Gas Ships Investor Limited, (the “Controlling Shareholder”) and Vega Resource Group A.S. (the “Non-controlling Shareholder”) formed this Company.

The Company will provide, through its subsidiaries and offshore service vessels and marine support services to the global offshore energy industry through the operation of a diversified fleet of offshore marine service vessels. The Company’s revenues, net income and cash flows from operations will be dependent upon the activity level of the vessel fleet. The level of the Company’s business activity will be driven by the level of drilling and exploration activity by the Company’s customers. The customers’ activity is dependent on crude oil and natural gas prices, which fluctuate depending on respective levels of supply and demand for crude oil and natural gas.

The consolidated financial statements of the Company include the following subsidiaries

Subsidiary	Country of Incorporation	Vessel name	Year Built	Acquisition date	DWT (1)	Type of vessel

Vessel-owning companies:
Vega Corona A.S.	Norway	Vega Corona	2012	(2)	1,393	PSV
Vega Crusader A.S.	Norway	Vega Crusader	2012	(2)	1,393	PSV
Vega Juniz A.S.	Norway	Vega Juniz	2012	(2)	1,393	OSRV

Other:
Vega Offshore A.S.	Norway	—	—	—	—	—

(1)	Deadweight Ton (“DWT”). A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s DWT is the total weight the vessel can carry when loaded to a particular load line.

(2)	The Company has entered into a bareboat agreement with Nam Cheong International Ltd. for a maximum period of twelve months. The Company is obliged to acquire the vessel prior to the expiration of this period.

The Company, through Vega Corona A.S., Vega Crusader A.S. (collectively the “PSV owners”) and Vega Offshore A.S., has entered into three Memorandums of Agreements (“MOAs”) with Nam Cheong International Ltd. (the “Seller”), a third party, for the acquisition of two Platform Supply Vessels (“PSVs”) and an Oil Spill Response Vessel (“OSRV”). The two PSVs were delivered to the Company under a bareboat agreement with the Seller prior to September 30, 2012 and the OSRV commenced a bareboat agreement with the Seller following its delivery to the Company in November 6, 2012 (Note 4).

Furthermore, in accordance with the Shareholders Agreement, the Non-controlling Shareholder is obliged to novate to the Company, three additional MOAs signed with the Seller for the acquisition of three OSRVs at an agreed price of $16,600,000 each, which also includes the estimated cost of the installation of the oil spill response equipment. The acquisition of these three vessels is at the discretion of the Company.

The Company’s subsidiaries, Vega Corona A.S. and Vega Crusader A.S. have been nominated as the registered owners of the two PSVs whereas Vega Juniz A.S. (the “OSRV owner”) is the registered owner of the OSRV.

The Company, through Vega Offshore A.S., has entered into six charter parties with Petroleo Brasilero S.A. — Petrobras (the “Charterer”), a third party. The charter parties for the two PSVs, Vega Corona and Vega Crusader relate to a time charter for a fixed period of four years and an optional period of four years at a

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

daily time charter rate of $20,950 and $21,950, respectively, whereas each of the remaining four charter parties relate to the time charter of an OSRV for a fixed period of four years (the “Lease Term”) and an optional period of four years at a daily time charter rate of $26,200. Under the terms of the charter parties, the Charterer has the option of early termination after the passage of 365 days by first providing a forty five days’ notice. Each of the OSRV charter parties provide for a mobilization fee of $1,965,000 payable by the Charterer to the Company two months after the commencement of the charter parties. The charter parties of the two PSVs and the first OSRV are to be novated to the PSV owners and the OSRV owner, respectively.

2.  Significant Accounting Policies:

a)	Basis of Presentation and Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the subsidiaries disclosed in Note 1. All intercompany balances and transactions have been eliminated in consolidation.

b)	Development Stage Company: The Company complies with the reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities.” As of September 30, 2012, the Company had not commenced operations or generated revenue. All activities from the Company’s incorporation through September 30, 2012 relate to the Company’s formation, the identification of potential target assets and the improvement and modification of the existing ones.

c)	Use of Estimates: The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been made by management, including the fair value of the Incentive Rights award to the Controlling Shareholder and the Non-controlling Shareholder, the recoverability of deferred finance costs and certain accrued liabilities. Actual results could differ from those estimates.

d)	Comprehensive Income: The Company has no other comprehensive income and accordingly comprehensive loss equals net loss.

e)	Foreign Currency Translation: The functional and reporting currency of the Company and its subsidiaries is the United States Dollar (“U.S. Dollar”). Transactions incurred in other currencies during the year are translated into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to reflect the period end exchange rates. Any resulting gains or losses are reflected separately in the accompanying consolidated statements of operations in the period in which they arise.

f)	Cash and Cash Equivalents: The Company considers highly-liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less at the time of issuance to be cash equivalents.

g)	Inventories: Inventories, which comprise of bunkers on board the vessels, are stated at the lower of cost or market and are charged to operating expenses as consumed determined on the first-in, first-out (“FIFO”) basis.

h)	Advances for vessels acquisition: Advances made to the Seller are classified as “Advances for vessel acquisition” until the date of the payment of the delivery installment, at which date the Company obtains the ownership of the vessel.

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

i)	Amortization of Leasehold Improvements: Amortization of leasehold improvements on leased vessels is computed utilizing the straight-line method over the lease term or the remaining useful life of the asset, whichever is shorter, after the assessment of any extension options included in the charter parties or any vessel purchase commitments in place. If the Company purchases the leased vessel prior to the end of the operating lease term, the Company recognizes the value of any unamortized capitalized leasehold improvement as an adjustment of the acquisition price.

j)	Deferred Financing Costs: Financing fees incurred for obtaining new loans and credit facilities are deferred and amortized over the term of the respective loan or credit facility using the straight-line method. The effect of using the straight-line method for amortizing financing fees incurred on new loans is not materially different from that obtained using the effective interest method. Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period in which the repayment or refinancing is made, subject to the guidance regarding Debt Extinguishment. Any unamortized balance of costs related to credit facilities repaid is expensed in the period. Any unamortized balance of costs relating to credit facilities refinanced is deferred and amortized over the term of the respective credit facility in the period in which the refinancing occurs, subject to the provisions of the accounting guidance relating to Changes in Line-of-Credit or Revolving-Debt Arrangements.

k)	Pension and Retirement Benefit Obligations — Crew: The vessel-owning companies included in the consolidated financial statements employ the crew on board, under short-term contracts (usually up to nine months) and accordingly, they are not liable for any pension or post-retirement benefits.

l)	Leases: Bareboat agreements which meet the criteria of ASC 840 as operating leases are recognized on a straight-line basis over the period of the agreement and are included under “Formation and administrative costs” in the accompanying consolidated statement of operations during the period that the vessels are under modification.

3.  Related Party Transactions

Transactions with Vega Offshore Management A.S.: On August 10, 2012, the Company appointed Vega Offshore Management A.S. (the “Commercial Manager”), a related party wholly-owned and controlled by Vega Resources Group A.S., to provide commercial management of the fleet, which includes entering into insurance contracts on behalf of the Company, seeking and negotiating employment of the vessels, arranging the provision of bunkers, estimating and accounting of hire due from charters and assisting of the collection of any balances due to the Company.

The agreement with the Commercial Manager has a term of twenty four months, thereafter rolling, with two months’ notice of termination months, at a monthly management fee of $90,000. The management fees for the period from August 10 (date of incorporation) to September 30, 2012 amounting to $180,000, is presented under “Management fees — related party” in the accompanying consolidated statement of operations. The outstanding balance due to the Commercial Manager as of September 30, 2012 amounting to $90,000 is presented under “Due to related party” in the accompanying consolidated balance sheet.

4.  Advances for Vessel Acquisitions and Leasehold Improvements

On March 29, 2012, the PSV owners had entered into an MOA with the Seller for the acquisition of the PSVs under construction, at a purchase price of $12,050,000 for each of the vessels. The total amount advanced to the Seller until September 30, 2012 amounted to $10,410,000.

The Company and the Seller have entered into several addendums to the MOAs for the acquisition of the PSVs. Based on the terms of these addendums, the vessels Vega Crusader and Vega Corona were delivered to the Company on August 24, 2012 and September 11, 2012, respectively, under bareboat agreements with the

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

Seller for a maximum period of twelve months at a daily charter rate of $3,000. Based on the MOAs, as amended, the sale of the PSVs will be completed upon payment of the final amounts due and the concurrent termination of the bareboat agreement. At that time, the Company will pay to the Sellers the delivery installments, amounting to $6,845,000 for each of the PSVs.

On August 22, 2012, the Company entered into an MOA with the Seller for the acquisition of the OSRV Vega Juniz, at a purchase price of $12,460,000. Based on several addendums subsequently signed by the Company, installments totaling $5,205,000 were payable by September 30, 2012. These installments were not paid by September 30, 2012, and thus, an amount of $5,205,000, representing the Company’s liability to the Seller is included under “Trade accounts payable” in the accompanying balance sheet.

The Vega Juniz was delivered to the Company in November 6, 2012, under a bareboat agreement with the Seller for a maximum period of twelve months at a daily charter rate of $1,000, and its sale will be completed upon payment of the final amounts due and the concurrent termination of the bareboat agreement. Subsequent to the period end date, all amounts due to the Seller were paid and legal ownership of the vessel was obtained (Note 11).

The amount presented under “Leasehold improvements”, amounting to $2,414,299 as of September 30, 2012 represents the cost of the improvements and modifications performed on the vessels, Vega Corona, Vega Crusader and Vega Juniz following their delivery from the Seller.

5.  Accrued Liabilities

The amounts presented in the accompanying consolidated balance sheet are analyzed as follows:

September 30, 2012

Deferred finance costs (Note 6)	1,003,000
Leasehold improvements	267,676
Total Accrued Liabilities	1,270,676

6.  Deferred Finance Costs

On September 4, 2012, the Company signed a commitment letter with DVB Group Merchant Bank (Asia) Ltd. (the “Lending Bank”), to provide financing for the acquisition of the Company’s PSVs. The total amount committed, amounts to the lesser of the 65% of the aggregate fair value of the PSVs on delivery and $15,275,000. The amount of the drawdown is payable in twenty-four consecutive quarterly installments of $381,875 starting three months after the drawdown and a balloon payment of $6,110,000 payable together with the last installment.

The commitment letter also provides for a work fee of $200,000 payable to the Lending Bank, irrespective whether or not the loan facility agreement is signed. The Company has accrued for this amount as finance costs within “Accrued liabilities” and “Deferred finance costs” in the accompanying consolidated balance sheet.

Furthermore, on September 4, 2012, the Company signed a commitment letter with the Lending Bank, to provide financing for the acquisition of the Company’s OSRVs. The total amount committed, amounts to the lesser of the 65% of the aggregate fair value of the OSRVs on delivery and $45,890,000, of which $15,340,000 represents the bank financing for the installation of oil spill recovery equipment. The amount of the drawdown is payable in twenty-four consecutive quarterly installments of $1,147,250 each, starting three months after the drawdown and a balloon payment of $18,356,000 payable together with the last installment.

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

The commitment letter also provides for work fee of $803,000 payable to the Lending Bank irrespective whether or not the loan facility agreement is signed. The Company has accrued for this amount as finance costs and are included under “Accrued liabilities” and “Deferred finance costs.” in the accompanying consolidated balance sheet.

The amortization of deferred finance costs, which represent an asset of the Company as of September 30, 2012 will commence upon the drawdown of the loans using the effective interest rate method.

7.  Fair Value Measurements

In accordance with the requirements of accounting guidance of ASC 820 “Fair Value Measurements” the Company classifies and discloses assets and liabilities carried at fair value in one of the following categories:

Level 1:	Quoted market prices in active markets for identical assets and liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:	Unobservable inputs that are not corroborated by market data.

The principal financial liabilities of the Company consist of trade accounts payables, accrued liabilities, due to manager, due to manager-related party and other non-current liabilities. The carrying values of trade accounts payable accrued liabilities, due to manager and due to manager-related party, are reasonable estimates of their fair value due to their short-term nature.

In accordance with the Shareholders Agreement, the Company will issue to the Controlling Shareholder and the Non-controlling Shareholder, a variable number of incentive rights (the “Incentive Rights”), provided that the annualized and adjusted for unforeseen events profit before depreciation, interest and income taxes of the Company for the year ending December 31, 2013 meets or exceeds the amount of $28,000,000 (the “Performance Obligation”). Each of these rights will represent the right to receive one share of common stock of the Company or its successor. The number of the Incentive Rights which will be issued to the Controlling Shareholder and the Non-controlling Shareholder is dependent on the aggregate number of vessels that will be acquired by the Company. The USD equivalent, of the shares awarded to the Controlling Shareholder and the Non-controlling Shareholder is presented below:

Type of vessel	Controlling Shareholder	Non-controlling Shareholder
	USD	USD

PSV1	308,508	1,234,032
PSV2	308,508	1,234,032
OSRV1	322,996	1,291,984
OSRV2	322,996	1,291,984
OSRV3	322,996	1,291,984
OSRV4	322,996	1,291,984
Total	1,909,000	7,636,000

As of September 30, 2012 no fair value measurements for assets or liabilities under Level 1 and 2 were recognized in the Company’s consolidated financial statements.

	Level 1:	Level 2:.	Level 3:

Non-current liabilities/Other non-current liabilities
Incentive Rights	—	—	6,227,906

The Company determined the fair value of the Incentive Rights based on the estimated weighted average probability of 77.47%, that shares will be issued to its shareholders. The weighted average probability was

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

determined taking into account various factors, such as the Company’s contracted revenue under the existing time charters, the budgeted operating expenses and the probability that the Company will exercise its options to acquire the additional two OSRVs. The Company has used a discount rate of 10.11% representing the expected weighted average cost of capital.

Using this approach, an amount of $1,245,266, which is included under “Other non-current liabilities” in the Company’s accompanying consolidated balance sheet, represents the discounted value of the Company’s liability to its Controlling Shareholder as of September 30, 2012 with a corresponding charge recognized under “Other non-operating loss” in the accompanying consolidated statement of operations.

The fair value of the Non-controlling Shareholder Incentive Rights award as of September 30, 2012 amounts to $4,982,640, which is included under “Other non-current liabilities” and has been recognized as “Intangible assets” as the Non-Controlling Shareholder contributed the six contracted time charter contracts without receiving any cash consideration.

8.  Share Capital and Additional Paid-in Capital

As of September 30, 2012, the Company had 10,000 shares of common stock authorized, issued and outstanding with a par value of €1.00 per share (USD equivalent $1.285 per share) which were issued on August 10, 2012. The holders of the shares are entitled to one vote on all matters submitted to a vote of shareholders owners and to receive dividends, if any.

Additional paid-in capital amounting to $12,384,238 as of September 30, 2012 represents the amounts paid-in by the Company’s shareholders in excess of the par value of their shares in order to finance the acquisition of the Company’s fleet, the improvements and modifications in process on the PSVs and for working capital purposes.

9.  Commitments and Contingencies

The future minimum revenues expected to be received, assuming no off-hire days, with respect to non-cancelable operating leases for the two PSVs and the one OSRV, including any mobilization fees payable to the Company by the Charterer, are as follows:

Period ending September 30
2013	21,789,248
2014	5,397,252
Total	27,186,500

The estimated future revenues expected to be received over the Lease Term, assuming no off-hire days, related to operating leases for the two PSVs and the one OSRV, including any mobilization fees payable to the Company by the Charterer, provided that the Charterer will not exercise its option to early terminate the Lease Term (Note 1), are as follows:

Period ending September 30
2013	21,789,248
2014	25,221,500
2015	25,221,500
2016	25,290,600
2017	5,328,200
Total	102,851,048

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

The Company’s capital commitments as of September 30, 2012, under the existing MOAs with the Seller are as follows:

Period ending September 30
2013	20,945,000
Total	20,945,000

On July 5, 2012, the PSV owners appointed Thome Offshore Management Pte. Ltd. (the “Technical Manager”), a third party, to provide overall technical and crew management of the PSVs, which includes entering into employment agreements with the crew on behalf of the Company, provision of competent personnel to supervise the maintenance and the efficiency of the vessels, including the dry docking of the vessels, arranging the provision of stores spares and lubricants, providing accounting services.

The agreement with the Technical Manager has a term of twelve months commencing upon the delivery of each of the vessel, thereafter rolling, with two months’ notice of termination, at a monthly management fee of $10,833.

On August 28, 2012, the OSRV owner entered into a management agreement with the Technical Manager. This agreement is subject to the same terms with the management agreements between the Technical Manager and the PSV owners.

There are no legal proceedings to which the Company or any of each subsidiary is a party as of the date of the financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. Liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by Protection &Indemnity Club insurance.

10.  Income Taxes

The Company is not liable for income taxes in the country of its incorporation or in the country of the incorporation of its subsidiaries, as these jurisdictions do not impose taxes on international shipping income.

As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Republic of Cyprus or Norway may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. The Company, as of September 30, 2012, has not commenced operations and thus has no uncertain tax positions.

11.  Subsequent Events

On October 3, 2012, the Company advanced to the Seller an amount of $1,910,000 in accordance with the terms of the addendum to the MOA for the acquisition of Vega Juniz.

On October 5, 2012 the Company signed an advisory services agreement with Shipinvest Brokers Ltd (“Consultants”), a third party, to provide consulting services related to identifying, sourcing, negotiating, arranging the employment and / or sale or purchase of the Company’s assets. The Consultants will receive a success fee of $250,000 related to the completion of a transaction with a third party, 1.25% in connection with employment arrangements and 1% in connection of sale and purchase activities. This contract has a duration of five years, thereafter rolling until mutual agreement to terminate.

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

On October 22, 2012, the shareholders of the Company entered into an addendum to the Shareholders Agreement, whereby it was agreed that the Company would proceed with the acquisition of the OSRV, Vega Emtoli, which is currently under construction. According to this addendum, the purchase price of this vessel is $16,600,000, including the estimated cost for the installation of the oil spill response equipment. At that date, the Non-controlling Shareholder transferred to the Company the shares of its 100% subsidiary, Vega Emtoli AS, buying company of the OSRV Vega Emtoli. On October 30, 2012 the Company deposited $1,090,000 in an escrow account in the joint names of the buyer of the OSRV Vega Emtoli, Vega Emtoli AS and the seller of the OSRV Vega Emtoli, Asian Offshore IV AS, the latter a third party, with respect to the acquisition of the vessel.

On November 1, 2012 the Company signed a loan facility for senior secured debt (the “Mezzanine Senior Facility”) with Mezzanine Financing Investment III Ltd, a third party, for an amount of $16,800,000, offered with an Original Issue Discount of 16.7%, providing the Company with net proceeds of $14,000,000.

The Mezzanine Senior Facility was fully drawn (providing the Company with net funding proceeds of US$14,000,000 (after the application of the Original Issue Discount) on November 2, 2012 to partly finance the acquisition cost of Vega Juniz and for working capital purposes. As of the date hereof, the said facility has been partially repaid and the principal amount outstanding has been reduced to $9,800,000. There are no remaining undrawn commitments under this facility.

The Mezzanine Senior Facility has been partially refinanced, and will gradually be refinanced in full by a subordinated term loan facility, dated November 23, 2012, entered into by and between Mezzanine Financing Investment III Ltd., as junior lender, and the Vega Corona AS, Vega Crusader AS, Vega Juniz AS and Vega Emtoli AS, as Borrowers, providing the Borrowers with a junior term loan for an amount of up to US$16,800,000, offered with an original issue discount of 16.7%, which shall provide the Borrowers with net funding proceeds of up to US$14,000,000 (“the Mezzanine Junior Facility”). Repayment installments will be based on a 10 year straight line amortization profile commencing on June 30, 2015.

On November 2, 2012, the Company deposited $10,550,000 in an escrow account held to the order of the buyer of Vega Juniz, Vega Juniz AS representing the outstanding amount for the acquisition of the vessel Vega Juniz. This amount was released to the Seller on November 12, 2012.

On November 16, 2012, in order to fund a portion of the working capital requirements, the Company signed a short term working capital loan facility with Mezzanine Financing Investment III Ltd, for an amount of $6,000,000, offered with an Original Issue Discount of 16.7% providing the Company with net proceeds of $5,000,000 and is repayable within one year from its November 19, 2012 drawdown date for an amount of $6,742,570.

On November 23, 2012, the Company signed a senior secured loan agreement with the Lending Bank (the “Senior Debt Facility”) providing for a principal amount of up to $38,220,000 for partly financing the purchase of two PSVs (Vega Crusader and Vega Corona) and two OSRVs (Vega Juniz and Vega Emtoli).

The Senior Debt Facility has a six year term and bears interest at a rate of LIBOR plus 4%. It may be drawn against in up to six draw downs, comprised of four draw downs of up to $7,637,500 each for each of the Vega Crusader, Vega Corona, Vega Juniz and Vega Emtoli, plus two additional draw downs of up to $3,835,000 each for the oil recovery equipment to be installed on each of the Vega Juniz and Vega Emtoli. The borrowers shall repay the facility in 24 consecutive quarterly installments commencing three months after the first drawdown, plus a balloon payment together with the last installment.

On November 27, 2012 the Company took delivery of Vega Crusader as an owner, following the payment of the final delivery instalment due to the Seller and the concurrent termination of the bareboat agreement.

ASSETPLUS LIMITED
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

On November 29, 2012 the Company took delivery of Vega Corona as an owner, following the payment of the final delivery instalment due to the Seller and the concurrent termination of the bareboat agreement.

Subsequent events have been evaluated through December 5, 2012, the date of issuance of these consolidated financial statements.

Annex A

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 5th day of December, 2012, by and among Oil and Gas Ships Investor Limited (“O&G”), Vega Resource Group AS (“Vega Resource”, and together with O&G, the “Sellers”), Assetplus Limited, a Cyprus company (“APL”), and Nautilus Marine Acquisition Corp., a Marshall Islands corporation (“Nautilus”). The Sellers, APL and Nautilus are jointly referenced in this Agreement as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, O&G and Vega Resource are the ultimate beneficial owners of all the 10.000 shares of nominal value EURO1.00 each of the capital stock of APL that is issued and outstanding as of the date hereof (the “APL Shares”), out of which 8.620 shares are registered in the name of Geos Services Limited held by them as nominees/in trust for O&G pursuant to a Trust Deed dated 26th September 2012 (the “Geos Trust Deed”), and the remaining 1.380 shares are registered in the name of Geos (Nominees) Limited (“Geos Nominees Limited”, and together with Geos Services Limited, the “Trustees”) held by them as nominees/in trust for Vega Resource pursuant to a Trust Deed dated 26th September 2012 (the “GeosN Trust Deed”, and together with the Geos Trust Deed, the “Trust Deed” or “Trust Deeds”);

WHEREAS, APL owns all of the issued and outstanding shares of capital stock of Vega Offshore AS, a Norwegian company (“Vega Offshore”);

WHEREAS, APL, through Vega Offshore, has been awarded and has signed the respective contracts for time charters from Petróleo Brasileiro S.A. or its Affiliates (“Petrobras”) for six (6) vessels;

WHEREAS, as of the date hereof APL directly owns all of the issued and outstanding shares of capital stock of the four (4) SPVCs listed on Schedule 5(a) hereto (the “Vessel Owning Subsidiaries”);

WHEREAS, the Vessel Owning Subsidiaries own or are parties to binding agreements to acquire: (i) two (2) platform supply vessels (“PSVs”), and (ii) two (2) oil spill response vessels (“OSRVs”) (as indicated on Schedule 5(aa)(i) hereto, each such vessel, a “Vessel” and collectively, the “Vessels”) to service four (4) of the Petrobras time charters;

WHEREAS, the parties intend to identify and control, either through direct purchase or charters, two (2) additional vessels (the “Additional Vessels”) that will service the remaining two (2) Petrobras time charters;

WHEREAS, Nautilus desires to purchase all of the APL Shares (and, therefore, indirectly the Vessel Owning Subsidiaries, Vega Offshore, the Vessels and the Additional Vessels, if any, together with all related time charters and other contracts), and Sellers have agreed to sell the same to Nautilus, upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the Parties agree as follows:

1.   Transfer of APL Shares. Subject to all of the terms and conditions of this Agreement, the Sellers hereby agree to sell, transfer, and convey to Nautilus (or cause the Trustees to sell, transfer and convey to Nautilus), and Nautilus agrees to purchase and acquire from the Sellers on the Closing Date (defined below), free and clear of all liens, claims, charges, and encumbrances of any kind, all of Sellers’ beneficial ownership and interest and right and title whatsoever to the APL Shares. Following the acquisition of the APL Shares, APL and its Subsidiaries (as defined below) shall be wholly-owned subsidiaries of Nautilus and Nautilus will therefore indirectly own all of APL’s assets and its business.

2.   Consideration.

2.1   Purchase Price. The purchase price of the APL Shares, in the aggregate, consists of cash and the other forms of consideration described below (the “Purchase Price”), subject to certain terms and conditions described in Section 2.

(a)   Cash Payment. Nautilus shall pay to the Sellers an aggregate of $7,150,000 in cash (the “Cash Payment”) by wire transfer to the Purchase Price Bank Account or by such other payment method as Nautilus and the Sellers may mutually agree, either: (i) within fifteen (15) days following the closing of the Tender Offer (as defined below), interest free, or (ii) within ninety (90) days following the closing of the Tender Offer, together with interest accruing at a 10% annual rate beginning on the sixteenth (16th) day following the closing of the Tender Offer through the date of payment. The determination whether to elect to make the Cash Payment pursuant to clause (i) rather than (ii) above is solely in the discretion of Nautilus.

(b)   Share Payment. On the Closing Date, Nautilus shall deliver or cause to be delivered to the Sellers, an aggregate of 1,722,773 shares of its common stock, par value $0.0001 per share (“Common Stock”), which shall be duly issued, fully paid and non-assessable and free and clear of all Liens (the “Initial Stock Payment”).

(c)   Assumption of Indebtedness. Nautilus shall assume all of the indebtedness of APL and its Subsidiaries that is outstanding on the date hereof, which is set forth on Schedule 2(c) hereto, and all additional indebtedness incurred by APL and its Subsidiaries prior to the time of the Closing (as defined below) (collectively, the “Assumed Indebtedness”), which total indebtedness shall not exceed an amount equal to (i) the principal of $52,220,000, plus (ii) the principal amount of the Working Capital Facility, plus (iii) accrued and unpaid interest and original issue discount on the amounts set forth in clauses (i) and (ii) above (the “Debt Assumption Amount”).

(d)   Earn-Out Payment. Assuming the EBITDA Earn-Out Threshold (defined below) is achieved, then within 30 days following the filing of Nautilus’ Form 20-F annual report for fiscal year ending December 31, 2013, Nautilus shall issue to the Sellers an aggregate of $6,315,040 worth of additional shares of Common Stock (the “Earn-Out Payment”), based on a per share price equal to the greater of: (i) the 45-day value weighted average price on the issuance date and (ii) $10.10 per share. For purposes of this Agreement, “EBITDA Earn-Out Threshold” means if Nautilus achieves Consolidated EBITDA (derived from the four Vessels only) for the fiscal year ending December 31, 2013 equal to or in excess of $18,000,000; provided that the Board of Directors of Nautilus (the “Board”), at its sole discretion, shall have the right to make downward adjustments to the EBITDA Earn-Out Threshold to account for unforeseen circumstances or otherwise. In the event APL acquires the Additional Vessels, then Sellers shall receive up to an aggregate of $1,614,980 worth of additional shares of Common Stock per Additional Vessel if Nautilus achieves EBITDA for the fiscal year ending December 31, 2013 equal to or in excess of $5,000,000 per Additional Vessel.

(e)   Working Capital Facility. Immediately following the Closing, Nautilus shall repay the Working Capital Facility by issuing to Mezzanine Financing Investment III Ltd. (“Mezzanine Financing”) 594,059 shares of Common Stock.

(f)   Put Option. Nautilus hereby grants to Mezzanine Financing a put option (the “Put Option”) exercisable by Mezzanine upon no less than sixty (60) days prior written notice (the “Notice Period”), which notice may not be delivered by Mezzanine Financing prior to the last day of the four month period beginning on the date of the closing of the Tender Offer. If Mezzanine Financing exercises the Put Option, Nautilus will purchase back from Mezzanine Financing a maximum of 594,059 shares of Common Stock held by Mezzanine Financing (the “Put Shares”) at a price of $11.35 per share in cash, which is equal to $6,742,570 (the “Put Option Value”). The Notice Period shall allow Nautilus to attempt to arrange for a private transfer of the Put Shares from Mezzanine Financing to third parties (the “Put Sale”). If a Put Sale is completed, Mezzanine Financing shall receive the Put Option Value (with Nautilus contributing to Mezzanine Financing the shortfall, if any, between the actual proceeds from the Put Sale and the Put Option Value). If Nautilus is unable to complete a Put Sale during such sixty (60) day period, Nautilus shall purchase the Put Shares from Mezzanine Financing at the Put Option Value on the final day of such sixty (60) day period. Upon any purchase and sale of the Put Shares, Mezzanine Financing shall be required to transfer the Put Shares free and clear of any Liens (as defined below).

(g)   Distribution Percentages; Shareholders Agreement. All payments required to be made by Nautilus to the Sellers pursuant to this Agreement shall be made in accordance with that certain Shareholders

Agreement, dated August 10 2012, between Vega Resource and O&G (as amended, the “Shareholders Agreement”), the ultimate beneficial shareholders of APL. Notwithstanding the immediately preceding sentence, the Shareholders Agreement shall be terminated at or prior to the Closing; provided, however, that the parties hereto agree that the Earn-Out Payment to be made after the Closing shall be distributed in accordance with said Shareholders Agreement.

(h)   Purchase Price Adjustment for Number of Vessels. The parties acknowledge and agree that the Purchase Price was negotiated based on the assumption that APL would own a total of four (4) Vessels (or the rights to acquire such Vessels) with their contracts, including time charters, and would be obligated to repay the related indebtedness according to its existing repayment terms. In the event that APL determines to acquire any Additional Vessels and related indebtedness secured thereby prior to the time of Closing, then the parties shall negotiate in good faith to adjust the Cash Payment, the Initial Stock Payment, the Debt Assumption Amount and the Earn-Out Payment to reflect any changes in the net worth of APL and its Subsidiaries resulting therefrom. If the Parties fail to reach a mutually agreeable resolution regarding the amount of and nature of such an adjustment, then APL shall not acquire any such Additional Vessels prior to the Closing.

3.   The Closing.

3.1   Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents among the Parties by fax, e-mail/.pdf, hand delivery or courier, as agreed to, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, on a date mutually agreeable to the Parties (the “Closing Date”).

3.2   Payment and Deliveries at Closing. At the Closing: (i) the Sellers shall deliver to Nautilus the various certificates, instruments and documents referenced in Section 9(a) below, (ii) Nautilus shall deliver to the Sellers the various certificates, instruments and documents referenced in Section 9(b) below, (iii) Nautilus shall deliver to the Sellers certificates representing the Initial Stock Payment, and (iv) the Sellers shall procure the delivery to Nautilus of (A) the signed Instrument of Transfer of Shares in respect of the transfer of 8.620 of the APL Shares from Geos Services Limited to Nautilus in the form attached hereto as Annex A, (B) the signed Instrument of Transfer of Shares in respect of the transfer of 1.380 shares out of the APL Shares from Geos (Nominees) Limited to Nautilus in the form attached hereto as Annex B, (C) the signed Resolution of the Sole Director of APL approving the transfer of the APL Shares to Nautilus, (D) the signed Certificate of the Secretary of APL confirming that the transfer of the APL Shares to Nautilus has been registered in the Register of Members of APL and (E) the signed share certificate representing the APL Shares in favor of Nautilus.

4.   Representations and Warranties of the Sellers. Each Seller, severally and not jointly, hereby represents and warrants to Nautilus, solely with respect to itself, that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a)   Organization. Seller is a company duly organized, validly existing and in good standing under the Laws (as defined below) of the jurisdiction of its organization and has the requisite power and authority to own its properties and to carry on its business as presently conducted. As used herein, “Law” or “Laws” means any applicable United States, non-United States, state, provincial, territorial, city, local or other statute, law, ordinance, regulation, rule, treaty, convention, executive order, injunction, decree or other order of any governmental entity.

(b)   Authorization and Power. Such Seller has the power and authority to execute, deliver and perform such Seller’s obligations under this Agreement and to sell, assign, transfer and deliver its APL Shares as contemplated hereby. No permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or consent of any third party is required in connection with the execution and delivery by such Seller of this Agreement and the consummation of the transactions contemplated hereby, except as provided for in the Trust Deeds, which shall be terminated at or prior to the Closing.

(c)   No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with the terms and conditions hereof by such Seller will violate or result in a breach of any term or provision of Seller’s organization documents or any agreement to which such Seller, APL or any Subsidiary thereof is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of such Seller, APL or any Subsidiary thereof under any existing agreement, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller, APL, any Subsidiary or any of their respective properties or assets.

(d)   Due Authorization; Binding Obligation. This Agreement and any other agreements delivered together with this Agreement or in connection herewith or at the Closing (collectively “Transaction Documents”) by such Seller have been duly authorized by all necessary action and have been duly executed and delivered by such Seller. This Agreement and each Transaction Document to which such Seller is a party constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by limitations, on the availability of equitable remedies.

(e)   Ownership. Such Seller is the sole indirect owner of the APL Shares set forth with respect to such Seller on Schedule 4(e). The APL Shares held by such Seller are owned beneficially by the applicable Seller and are validly issued and outstanding, fully paid for and non-assessable with no personal liability attaching to the ownership thereof. Such Seller owns its APL Shares free and clear of all liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contracts, commitments, equities or other claims or demands of any kind (collectively, “Liens”), and upon transfer of the APL Shares, Nautilus will acquire good, valid and marketable title thereto, constituting all of the APL Shares held by such Seller in the aggregate, free and clear of all Liens. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of APL (other than pursuant to this Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of APL, except for the Shareholders Agreement and the Trust Deeds, which shall be terminated at or prior to the Closing.

(f)   Professional Fees. Except as set forth on Schedule 4(f) hereto, none of such Seller nor APL or their Affiliates (defined below) or Subsidiaries has done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby, and such Seller does not know of any claim by anyone for such a commission or fee.

(g)   Seller Status. Such Seller is “outside the United States” and not a “U.S. person,” as such terms are defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and is not acquiring shares of Common Stock hereunder for the account or benefit of any “U.S. person,” as that term is defined in Regulation S under the Securities Act. Such Seller is acquiring the shares of Common Stock constituting the Initial Stock Payment or the Earn-Out Payment (as the case may be) hereunder for such Seller’s own account, as principal, for investment purposes only and not with any intention to, directly or indirectly, resell, distribute or otherwise dispose of or fractionalize such shares of Common Stock, in whole or in part.

5.   Representations and Warranties of the Sellers Regarding APL and its Subsidiaries. Each of the Sellers, jointly and severally, hereby represent and warrant to Nautilus that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5). References to “Subsidiary” or “Vessel Owning Subsidiary” as used in this Section 5 shall include, as the context requires, any Vessel owned by such Subsidiary or Vessel Owning Subsidiary.

(a)   Due Organization; Subsidiaries.

(i)   APL is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own its properties and to carry on its business as presently conducted. APL is duly qualified as a foreign company to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

(ii)   For purposes of this Agreement, a “Material Adverse Effect” means a material adverse effect on the financial condition, results of operations, properties or business of APL and its Subsidiaries, either individually or taken as a whole. For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

(iii)   As of the Closing Date, Vega Offshore and the Vessel Owning Subsidiaries constitute the only Subsidiaries of APL, and APL’s ownership interest therein, the type of entity, the jurisdiction and date of its incorporation or organization and its authorized capital stock or comparable equity interests are as set forth on Schedule 5(a). APL owns all of the equity of the Subsidiaries and rights to receive equity of the Subsidiaries identified on Schedule 5(a), free and clear of all Liens, other than Permitted Liens. No person or entity other than APL has the right to receive any equity interest in the Subsidiaries.

(b)   Authority; Enforceability. This Agreement and all Transaction Documents to which APL is a party have been duly authorized, executed and delivered by APL and are legal, valid and binding agreements of APL, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. APL has full power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(c)   Capitalization. Schedule 5(c) sets forth the authorized and outstanding equity interests of APL and its Subsidiaries on a fully diluted basis as of the date of this Agreement and the Closing Date. Except as set forth on Schedule 5(c), there are no options, warrants or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or giving any right to subscribe for any APL Shares or other equity interest of APL or any of the Subsidiaries. The only officer, director, employee and consultant stock option or stock incentive plan or similar plan currently in effect or contemplated by APL is described on Schedule 5(c). Except for the Shareholders Agreement (which shall be terminated on or before the Closing), there are no outstanding agreements or preemptive or similar rights affecting the APL Shares.

(d)   Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over APL, or any of its Affiliates (defined below), any trading market or APL’s equity interest holders is required for the execution by APL of the Transaction Documents and compliance and performance by APL of its obligations under the Transaction Documents. APL’s sole director has unanimously approved the Transaction Documents and APL’s performance of its obligations thereunder. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. or Non-U.S. governmental authority, is required by APL or any Affiliate of APL in connection with the consummation of the transactions contemplated by this Agreement or the consummation of any of the other agreements, covenants or commitments of APL or any Subsidiary contemplated by the other Transaction Documents except to the extent the failure to obtain or file any of the foregoing would not have a Material Adverse Effect. Any such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by Law. For purposes of this

Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity. Affiliate includes any Subsidiary of APL. For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e)   No Violation or Conflict. The performance of APL’s obligations under this Agreement and all other agreements entered into by APL relating thereto will not:

(i)   violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the organizational documents of APL or its Subsidiaries, (B) to APL’s knowledge, any decree, judgment, Law, treaty or determination applicable to APL or its Subsidiaries of any court, governmental agency or body, or arbitrator having jurisdiction over APL or over the properties or assets of APL or any of its Subsidiaries or Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which APL or any of its Subsidiaries or Affiliates is a party, by which APL or any of its Subsidiaries or Affiliates is bound, or to which any of the properties of APL or any of its Subsidiaries or Affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which APL, or any of its Subsidiaries or Affiliates, is a party, except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)   result in the creation or imposition of (A) any Lien upon the APL Shares or (B) any Lien, other than a Permitted Lien, on any of the assets or rights of APL or any of its Subsidiaries or Affiliates; or

(iii)   result in the activation of any anti-dilution rights or a reset or repricing of any debt, equity or security instrument of any creditor or equity holder of APL, or the holder of the right to receive any debt, equity or security instrument of APL or its Subsidiaries nor result in the acceleration of the due date of any obligation of APL or its Subsidiaries; or

(iv)   result in the triggering of any piggyback or other registration rights of any person or entity holding securities of APL or its Subsidiaries or having the right to receive securities of APL or its Subsidiaries.

(f)   The APL Shares. The APL Shares:

(i)   are free and clear of any Liens, subject only to restrictions upon transfer under the Securities Act and any applicable state or foreign securities Laws;

(ii)   have been duly and validly authorized, fully paid and non-assessable;

(iii)   have not been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of APL or rights to acquire securities of APL; and

(iv)   do not subject the holders thereof to personal liability by reason of being such holders.

(g)   Litigation. There is no pending or, to the best knowledge of APL or the Sellers, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over APL or any of its Subsidiaries or Affiliates that would affect the execution by APL or the complete and timely performance by APL of its obligations under the Transaction Documents. There is no pending or, to the knowledge of APL or the Sellers, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over APL or any of its Subsidiaries or Affiliates which litigation, if adversely determined, would have a Material Adverse Effect.

(h)   Financial Statements.

(i)   APL has delivered to Nautilus true and correct copies of the audited consolidated balance sheet of APL and the related consolidated statement of income, changes in stockholders’ equity, and cash flow for the fiscal year ending September 30, 2012 (collectively, the “Financial Statements”) together with the audit opinion of an accounting firm approved by the Public Company Accounting Oversight Board and reasonably acceptable to Nautilus.

(ii)   The Financial Statements: (A) have been prepared in accordance with the books and records of APL, (B) fairly present in all material respects the financial condition and results of operations of APL as of the dates thereof and for the periods indicated thereon (except for the lack of footnotes and for normal year-end adjustments) and (C) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of non-year end statements, to the lack of footnotes and other presentation items and normal year-end adjustments. Since the date of the Financial Statements, there has been no material change in any accounting principle, procedure or practice followed by APL or in the method of applying any such principle, procedure or practice.

(i)   Legal Compliance. APL and its Subsidiaries have complied in all material respects with all Laws, treaties or determinations applicable to APL and its Subsidiaries of any court, governmental agency or body, or arbitrator having jurisdiction over APL and its Subsidiaries or over the properties or assets of APL or any of its Subsidiaries, and no proceeding is pending or, to APL’s knowledge, threatened, alleging any failure to so comply.

(j)   Employees.

(i)   APL and its Subsidiaries have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, verification of employment authorization, collective bargaining and the payment of social security and other taxes. APL does not have knowledge of any labor relations problems being experienced by it or its Subsidiaries (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or grievances).

(ii)   (A) there are no limitations on the authority of any key employee to remain and be employed with APL or its Subsidiaries, (B) neither APL nor its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and upon any termination of the employment of any such employees, (C) there is no unfair labor practice complaint against APL or its Subsidiaries pending before the National Labor Relations Board or any other U.S. or foreign governmental entity, (D) there is no labor strike, dispute, slowdown or stoppage actually pending or, to APL’s knowledge, threatened against or involving APL or its Subsidiaries, (E) no labor union currently represents the employees of APL or its Subsidiaries, and (F) to APL’s knowledge, no labor union has taken any action with respect to organizing the employees of APL or its Subsidiaries. Neither APL nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or union contract.

(k)   Environmental and Safety.

(i)   Except as would not have a Material Adverse Effect, APL and its Subsidiaries are in compliance with all Laws concerning environmental and safety requirements, and no proceeding, claim, demand or notice has been filed or commenced against it or, to the knowledge of APL or the Sellers, is threatened alleging any failure to comply with any such Laws.

(ii)   Except as would not have a Material Adverse Effect, APL and its Subsidiaries have no liability under any Law or order of any governmental entities, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

(iii)   Except as would not have a Material Adverse Effect, APL and its Subsidiaries have no liability (and APL, its Subsidiaries or their predecessors have not treated, handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future proceeding, claim, or demand (under any Law) against APL giving rise to any liability) for damage to any site (including any real property or any Vessel), location, or body of water (surface or subsurface) or for illness or personal injury.

(iv)   APL and its Subsidiaries have obtained and been in material compliance with all of the terms and conditions of all permits which are required under, and has complied with all other, Laws of any governmental entity relating to environmental and safety requirements, including Laws relating to emissions, discharge, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

(v)   APL and its Subsidiaries have delivered or caused to be delivered to Nautilus all environmental assessments, reports, audits and other documents in its possession or under its control that relate to any Vessel that APL or its Subsidiaries currently occupies or has occupied at any time in the past.

(vi)   APL has not received any written notice or report with respect to it or its facilities regarding any (A) actual or alleged violation of environmental and safety requirements or (B) actual or potential liability arising under environmental and safety requirements, including, without limitation, any investigatory, remedial or corrective obligation. Neither APL nor its Subsidiaries have expressly assumed or undertaken any liability of any other person under any environmental and safety requirements.

(l)   Related Party Transactions. Except as set forth on Schedule 5(l), and except as expressly contemplated by this Agreement, no current or former Affiliate of APL is now, or has been during its existence, (i) a party to any contract with APL or its Subsidiaries, (ii) indebted to APL or its Subsidiaries, or (iii) the direct or indirect owner of an interest in any person which is a present supplier or customer of APL or its Subsidiaries (other than non-affiliated holdings in publicly held companies), nor does any such person receive income from any source other than APL or its Subsidiaries which should properly accrue to APL or its Subsidiaries.

(m)   Information Concerning APL. The information provided by APL and its representatives to Nautilus, including the Financial Statements, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances under which they were made.

(n)   No Defaults or Violations. Neither APL nor any of its Subsidiaries is in violation of their organizational documents. Neither APL nor any of its Subsidiaries is (i) in default under or in violation of any Material Contract to which it is a party or by which it or any of its properties (including the Vessels) are bound or affected, (ii) in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other Law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(o)   No Undisclosed Liabilities. Except as set forth on Schedule 5(o), APL and its Subsidiaries have no liabilities or obligations of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities or obligations: (i) reflected in the Financial Statements; (ii) set forth in the Schedules; (iii) incurred since September 30, 2012 in the ordinary course of business of APL and its Subsidiaries; and (iv) which would not have a Material Adverse Effect.

(p)   Absence of Certain Changes. Except as set forth on Schedule 5(p), since September 30, 2012, APL and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred (i) any event or circumstance with respect to the Vessels, APL, APL’s Subsidiaries, or the Material Contracts of APL or its Subsidiaries, that has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of APL or any of its Subsidiaries, (iii) any change in accounting methods or practices by APL, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of APL, or any direct or indirect redemption, purchase or other acquisition by APL of any of its shares of capital stock, (v) other than this Agreement, any material contract entered into by APL or any of its Subsidiaries, other than in the ordinary course of business and as provided to Nautilus, or any amendment or termination of, or default under, any material contract to which APL or any of its Subsidiaries is a party or by which it is bound, (vi) any amendment or change to APL’s certificate of incorporation or bylaws, or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by APL to any of its directors or employees. APL has not agreed since September 30, 2012 to do any of the things described in the preceding clauses (i) through (vii).

(q)   Assets. (i) Schedule 5(q) lists all of the assets owned, controlled or under contract to acquire by APL or its Subsidiaries (the “Assets”), including without limitation:

(A)   any Vessel (including any Additional Vessels);

(B)   any real property;

(C)   any other vessels, vehicles, equipment, including engines, parts, testing equipment, office equipment and other related equipment used by APL in its business, with a value in excess of $25,000; and

(D)   any contract or other intangible rights relating to any Assets.

(ii)   APL is the sole owner of and has good and marketable title to the Assets, which constitute all of the assets, rights and properties used in, or reasonably necessary for, the conduct of its business.

(r)   Material Contracts. (i) Except as disclosed in Schedule 5(r), neither APL nor its Subsidiaries is a party to or subject to:

(A)   Any lease, sublease or similar contract with any person pursuant to which APL or its Subsidiaries is a lessee, lessor, sublessee, sublessor, licensee or licensor of, or provides for the use of, any real or immovable property;

(B)   Any lease, sublease or similar contract with any person pursuant to which APL or its Subsidiaries is a lessee, lessor, sublessee, sublessor, licensee or licensor of, or provides for the use of, personal or movable property (including time charters of any kind) with a value in excess of $25,000;

(C)   Any contract for the purchase by APL or its Subsidiaries of vessels (including any Shipbuilding Contract (as defined below)), materials, supplies, goods, services, vehicles, equipment or other assets, other than which do not require payments in excess of $25,000;

(D)   Any sales, distribution or other similar agreement providing for the sale by APL or its Subsidiaries of materials, supplies, goods, services, equipment, or other assets, other than to which do not require payments in excess of $25,000;

(E)   Any insurance contract or policy;

(F)   Any partnership, joint venture or other similar contract, arrangement or agreement;

(G)   Any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(H)   Any license, franchise or similar agreement;

(I)   Any agency or other similar agreement;

(J)   Any contract or commitment that in any way limits the freedom of APL or its Subsidiaries to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which could so limit the freedom of APL or its Subsidiaries after the Closing;

(K)   Any consulting agreement;

(L)   Any contract relating to any guaranty or indemnity issued by APL or its Subsidiaries;

(M)   Any agreement relating to the acquisition or disposition of any part of the business of APL or its Subsidiaries;

(N)   Any agreement under which APL or its Subsidiaries has advanced or loaned any amount of money to any director, officer or employee of APL or its Subsidiaries;

(O)   Any contract relating to employment, severance, benefits, or similar arrangements; or

(P)   Any other contract or commitment which involves consideration or value in excess of $25,000;

(ii)   All of the contracts and agreements referred to in this Section 5(r) are referred to herein as the “Material Contracts.” APL has provided Nautilus with true, complete and accurate copies of each Material Contract.

(iii)   Each Material Contract is a valid and binding agreement of APL or its Subsidiaries, as the case may be, and is in full force and effect, and neither APL or its Subsidiaries and, to the knowledge of APL, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any such default or breach.

(s)   Intellectual Property Rights. (i) Schedule 5(s) sets forth a list of all Intellectual Property Rights (defined below) used or held for use or otherwise necessary in connection with the conduct of APL’s or its Subsidiaries’ business, specifying as to each, as applicable: (A) the nature of such Intellectual Property Right; (B) the owner of such Intellectual Property Right and if APL or its Subsidiaries is not the owner, the rights held by APL or its Subsidiaries; (C) the jurisdictions by or in which such Intellectual Property Right is recognized, issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (D) material licenses, sublicenses and other agreements as to which APL or its Subsidiaries is a party and pursuant to which any person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(ii)   (A) Neither APL nor its Subsidiaries has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement by APL or its Subsidiaries of any Intellectual Property Rights of any other person, and (B) there is no basis for any such claim of infringement, and no knowledge of any continuing infringement by any other person of any Intellectual Property Rights used or held for use or otherwise necessary in connection with the conduct of APL’s business. No such Intellectual Property Right used by APL or its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by APL or its Subsidiaries or restricting the licensing thereof by APL or its Subsidiaries to any person. Neither APL nor its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Rights.

(iii)   As used herein, the term “Intellectual Property Right” means any trade name, trademark, service name, service mark, copyright, invention, patent (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

(t)   No Disagreements with Accountants and Lawyers. There are no disagreements of any kind currently or previously existing, between APL and the accountants and lawyers currently and previously employed by APL related to (i) any alleged breach of any Law or regulation or any misstatement contained in any financial statements of APL, or (ii) disputes or conflicts over payment owed or alleged to be owed to such accountants and lawyers.

(u)   Investment Company. Neither APL nor any Subsidiary or Affiliate of APL is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v)   Foreign Corrupt Practices. Neither APL nor its Subsidiaries nor, to their knowledge, any agent or other person acting on behalf of APL or its Subsidiaries, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by APL or its Subsidiaries (or made by any person acting on its behalf) which is in violation of Law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

(w)   Full Disclosure. Neither this Agreement, the Transaction Documents nor any certificate or other instrument or document furnished or to be furnished by APL or the Sellers to Nautilus pursuant to this Agreement, contains any untrue statement of a material fact. To the knowledge of the Sellers, APL and the Sellers have not failed to disclose any material fact (i) necessary to make the statements and information contained herein or therein not misleading, or (ii) that would have or would reasonably be expected to have a Material Adverse Effect.

(x)   Insurance. Schedule 5(x) lists all insurance policies currently in effect covering the Assets, APL’s and its Subsidiaries business and employees. APL maintains such policies in such amounts and covering such risks as is customary for companies operating in the business in which APL operates. There is no claim by the Sellers, APL or its Subsidiaries or Affiliates pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid and APL and its Subsidiaries are otherwise in full compliance with the terms and conditions of all such policies.

(y)   Licenses and Permits. Schedule 5(y) lists and correctly and completely describes each material governmental license, permit, authorization, consent or approval necessary for APL and its Subsidiaries to conduct their respective businesses, together with the name of the governmental agency or entity issuing such license or permit (the “Permits”). Such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby and any necessary renewal applications have been timely filed.

(z)   Tax Status. Each of APL and its Subsidiaries: (i) to the extent required by Law, has made or filed all income and all other material Tax Returns (as defined below) required by any jurisdiction to which any of such entities is subject to Tax, and (ii) has paid all Taxes (as defined below), shown or determined to be due on such Tax Returns, except those being contested in good faith. To the extent that any of APL or its Subsidiaries has been required to file any Tax Returns, the Sellers have made available to Nautilus correct and complete copies of all Tax Returns filed with respect to APL and its Subsidiaries for any taxable period, and any examination reports and statements of deficiencies assessed against or agreed to by APL or its Subsidiaries. Neither APL nor any of its Subsidiaries is a party to, or has ever been a party to, any Tax sharing agreement, other than any Tax sharing agreement that has been terminated as of the Closing on terms that require no further payments by any party. Sellers have made available to Nautilus a true and complete copy of each such Tax sharing agreement as listed on Schedule 5(z). There are no past-due unpaid Taxes owed to any Taxing Authority.

As used herein: (i) “Tax” or “Taxes” means any and all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other similar charges imposed by any Governmental Authority, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, (ii) “Taxing Authority” means any governmental entity having jurisdiction with respect to any Tax, (iii) “Tax Matter” means any inquiry, claim, assessment, audit, proceeding or similar event with respect to Taxes and (iv) “Tax Returns” means any return, declaration, report, claim for refund or credit, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aa)   Vessels; Maritime Matters.

(i)   Each existing vessel owned by a Vessel Owning Subsidiary or any Vessel subject to a Memorandum of Agreement or a bareboat charter with an interim owner as of the date hereof (such Vessels,

the “Built Vessels”) are listed on Schedule 5(aa)(i). There are no vessels currently being built for APL or any Vessel Owning Subsidiary (including any Additional Vessels, such Vessels each a “NewBuild Vessel”). The use of the Built Vessels in the trades in which they are engaged is not in contravention of any applicable Laws and Maritime Guidelines (as defined below) where failure to comply with such Laws and Maritime Guidelines would reasonably be expected to have a Material Adverse Effect. Each Vessel Owning Subsidiary is qualified under all applicable Laws to own its respective Built Vessel as they are now being owned, including the Laws of each Built Vessel’s flag state. Each relevant Vessel Owning Subsidiary is qualified under all applicable Laws to operate its respective Built Vessel as they are now being operated, including the Laws of each Built Vessel’s flag state, except where any failure to be so qualified would not and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. As used herein, “Maritime Guidelines” means any United States, international or non-United States (including Norway, the Marshall Islands, Cyprus and Greece) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any governmental entity, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

(ii)   Except as set forth on Schedule 5(aa)(ii): (A) each Built Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies and is in class with all class and trading certificates for vessels of the same age and type valid through the date of this Agreement, (B) to APL’s knowledge, no event has occurred and no condition exists that would cause such Built Vessel’s class to be suspended or withdrawn, and (C) each Built Vessel is free of any outstanding recommendations affecting its class.

(iii)   Except as set forth in Schedule 5(aa)(iii), each applicable Vessel Owning Subsidiary is the sole owner of each such Built Vessel as applicable and has good title to such Built Vessel, free and clear of all Liens.

(iv)   Neither APL nor any Vessel Owning Subsidiary is party to any Shipbuilding Contract. As used herein, “Shipbuilding Contract” means any contract or agreement for the building of a NewBuild Vessel.

(bb)   Restrictions on Business Activities. Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon APL or any of its Subsidiaries which has, or reasonably would be expected to have, the effect of prohibiting or materially impairing any business practice of APL or its Subsidiaries, any acquisition of property by APL or its Subsidiaries, or the conduct of business by APL or its Subsidiaries.

6.   Representations and Warranties of Nautilus. Nautilus hereby represents and warrants to the Sellers and APL that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6):

(a)   Organization and Standing. Nautilus is a corporation duly organized, validly existing and in good standing under the laws of The Republic of the Marshall Islands. Nautilus has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Nautilus Material Adverse Effect. Nautilus has made available to the Sellers (including via EDGAR), a true and correct copy of its certificate of incorporation and the bylaws, or other organizational documents thereof, as applicable, each as amended to date. Nautilus is not in violation of any of the provisions of its certificate of incorporation or bylaws. Nautilus does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)   Authorization and Power. Nautilus has the requisite corporate power and authority to enter into and perform this Agreement and each Transaction Document and to purchase the APL Shares being sold to it hereunder. The execution, delivery and performance of this Agreement and each Transaction Document by Nautilus and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no further consent or authorization of Nautilus or its Board of Directors or stockholders, if applicable, is required. Each of this Agreement and each Transaction Document has been duly authorized, executed and delivered by Nautilus and constitutes a legal, valid and binding obligation of Nautilus, enforceable against Nautilus in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(c)   No Conflicts. The execution, delivery and performance of this Agreement and each Transaction Document and the consummation by Nautilus of the transactions contemplated hereby and thereby or relating hereto or thereto do not and will not: (i) result in a violation of Nautilus’s certificate of incorporation or bylaws, (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession or license to which Nautilus is a party, nor (iii) result in a violation of any Law applicable to Nautilus or its properties (except for such conflicts, defaults and violations of Law as would not, individually or in the aggregate, have a Nautilus Material Adverse Effect).

(d)   Capital Structure. The authorized capital stock of Nautilus consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value, of which, as of the date hereof, there were issued and outstanding, 6,000,000 shares of common stock and no shares of preferred stock. The issued and outstanding Common Stock consists of 4,800,000 shares issued in Nautilus’ IPO (as defined below) subject to redemption (the “Public Shares”), and 1,200,000 shares of Common Stock (the “Insider Shares”) issued to the shareholders listed on Schedule 6(d)(1) (the “Insiders”), of which 300,000 Insider Shares are subject to forfeiture if certain conditions related to the price of the Common Stock are not satisfied. There are no other outstanding shares or voting securities of Nautilus and no outstanding commitments to issue any shares of capital stock or voting securities of Nautilus after the date hereof, other than (i) pursuant to this Agreement, (ii) 4,800,000 shares of Common Stock issuable upon the exercise of the Nautilus’s Common Stock Purchase Warrants (the “Nautilus Warrants”) issued in Nautilus’ initial public offering (the “IPO”), and (iii) 3,108,000 shares of Common Stock issuable upon the exercise of warrants issued to the Insiders (the “Insider Warrants”). All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Nautilus or any agreement to which Nautilus is a party or by which it is bound. Nautilus has reserved 7,908,000 shares of common stock for issuance upon exercise of Nautilus Warrants and the Insider Warrants. Except for (i) the rights created pursuant to this Agreement, (ii) the Nautilus Warrants, and (iii) the Insider Warrants, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Nautilus is a party or by which it is bound obligating Nautilus to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Nautilus or obligating Nautilus to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 6(d)(2), there are no contracts, commitments or agreements relating to voting, purchase or sale of Nautilus’s capital stock (i) between or among Nautilus and any of its stockholders and (ii) to the best of Nautilus’s knowledge, between or among any of Nautilus’s stockholders. The shares of Common Stock issued to the Sellers to satisfy the Initial Stock Payment and the Earnout Payment are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and free and clear of all Liens.

(e)   Consents and Approval. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Nautilus or any of its subsidiaries in connection with the execution and delivery of this Agreement by Nautilus of the transactions contemplated hereby, except for (i) the filing with, the Securities and Exchange Commission (the “SEC”) of the Schedule TO, pursuant to which Nautilus will make the Tender Offer, (ii) the filing of a Form 6-K with the SEC as required; (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) any filings required with NASDAQ with respect to the Tender Offer and the shares of Nautilus issued hereunder; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Nautilus Material Adverse Effect on Nautilus and would not reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement

(f)   SEC Documents; Financial Statements. A true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings (including exhibits filed therewith) of Nautilus filed with the SEC by Nautilus since its inception have been, and, prior to the Closing Date, will be available to the Sellers on the SEC’s website at www.sec.gov, and at Nautilus’s executive offices (collectively, the “Nautilus SEC Documents”). Nautilus has timely filed all forms, statements and documents required to be filed by it with the SEC since its inception. In addition, Nautilus will promptly make available to APL any additional Nautilus SEC Documents filed prior to the Closing. All documents required to be filed as exhibits to the Nautilus SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Nautilus nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Nautilus SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and none of the Nautilus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Nautilus SEC Document. The financial statements of Nautilus, including the notes thereto, included in the Nautilus SEC Documents (the “Nautilus Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Reports on Form 6-K, as permitted by Form 6-K of the SEC). The Nautilus Financial Statements fairly present the consolidated financial condition and operating results of Nautilus at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

(g)   Sarbanes-Oxley Act of 2002. Nautilus is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and the Closing Date.

(h)   Absence of Certain Changes. Since December 31, 2011 (the “Nautilus Balance Sheet Date”), Nautilus has conducted its business in the ordinary course consistent with past practice and, except as set forth in Schedule 6(h), there has not occurred: (i) any change, event or condition that has resulted in, or has had, or would reasonably be expected to have, a Nautilus Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of Nautilus; (iii) any change in accounting methods or practices by Nautilus; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Nautilus, or any direct or indirect redemption, purchase or other acquisition by Nautilus of any of its shares of capital stock; (v) other than this Agreement, any material contract entered into by Nautilus, other than in the ordinary course of business and as provided to APL, or any amendment or termination of, or default under, any material contract to which Nautilus is a party or by which it is bound; (vi) any amendment or change to Nautilus’s certificate of incorporation or bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Nautilus to any of its directors or employees. Except as set forth in Schedule 6(h), Nautilus has not agreed since December 31, 2011 to do any of the things described in the preceding clauses (i) through (vii).

(i)   Absence of Undisclosed Liabilities. Nautilus has no material obligations or liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) those set forth or adequately provided for in the Balance Sheet included in Nautilus’s Report on Form 6-K for the period ended July 31, 2012 (the “Nautilus Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Nautilus Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Nautilus Balance Sheet date and not reasonably likely to have a Nautilus Material Adverse Effect and (iv) those incurred in connection with this Agreement

(j)   Litigation. There is no pending or, to the best knowledge of Nautilus, threatened action, suit, proceeding or investigation against Nautilus before any court, governmental agency or body, or arbitrator having jurisdiction over Nautilus or any of its Affiliates that would affect the execution by Nautilus or the complete and timely performance by Nautilus of its obligations under the Transaction Documents. There is no pending or, to the knowledge of Nautilus, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Nautilus or any of its Affiliates which litigation, if adversely determined, would have a Material Adverse Effect.

(k)   Restrictions on Business Activities. Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Nautilus which has, or reasonably would be expected to have, the effect of prohibiting or materially impairing any business practice of Nautilus, any acquisition of property by Nautilus, or the conduct of business by Nautilus.

(l)   No Interest in Property. Nautilus does not have any interest in any real property, tangible personal property and/or intellectual property as an owner, licensee, lessee or tenant (as applicable).

(m)   Employee Benefit Plans. Nautilus does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Nautilus, or any trade or business (whether or not incorporated) which is under common control with Nautilus, with respect to which the Nautilus has or would reasonably be expected to have liability. Except in connection with the Tender Offer or Put Option, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Nautilus.

(n)   Interested Party Transactions. Except as disclosed in the Nautilus SEC Documents, Nautilus is not indebted to any director or officer of Nautilus (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Nautilus, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

(o)   Insurance. Nautilus maintains no insurance of any kind, other than directors and officers liability coverage in the amount of $2,000,000.

(p)   Compliance With Laws. Nautilus has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of its business.

(q)   Brokers’ and Finders’ Fees. Nautilus has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby other than as set forth on Schedule 6(q).

(r)   Minute Books. The minute books of Nautilus made available to the Sellers contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Nautilus since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

(s)   Board Approval. The Nautilus Board has approved this Agreement and determined that this Agreement is in the best interests of the Nautilus stockholders.

(t)   NASDAQ Quotation. Nautilus Common Stock is listed on NASDAQ. Except due to the minimum number of stockholders requirement, there is no action or proceeding pending or, to Nautilus’s knowledge, threatened against Nautilus by NASDAQ to prohibit or terminate the listing of the Common Stock on NASDAQ. The Nautilus Common Stock is registered pursuant to Section 12(b) of the Exchange Act and Nautilus has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Nautilus Common Stock under the Exchange Act nor has Nautilus received any notification that the SEC is contemplating terminating such registration

(u)   Trust Account Funds. As of July 31, 2012, there was $48,480,000, not including interest thereon, held in the trust account established in connection with Nautilus’s IPO (the “Trust Account”) for use by Nautilus in connection with a business combination as set forth in Nautilus’s Certificate of Incorporation. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

(v)   Information on Nautilus. Nautilus is, and will be at the time of the final purchase of all the APL Shares, an “accredited investor”, as such term is defined in Regulation D promulgated by the SEC under the Securities Act, and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Nautilus to utilize the information made available by APL to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Nautilus has the authority and is duly and legally qualified to purchase and own the APL Shares. Nautilus is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(w)   Compliance with Securities Act. Nautilus understands and agrees that the APL Shares have not been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act, and that such APL Shares must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration. Nautilus will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the APL Shares unless pursuant to an effective registration statement under the Securities Act, or unless an exemption from registration is available. Notwithstanding anything to the contrary contained in this Agreement, Nautilus may transfer (without restriction and without the need for an opinion of counsel) the APL Shares to its Affiliates, provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement.

(x)   No Disagreements with Accountants and Lawyers. There are no disagreements of any kind currently or previously existing, between Nautilus and the accountants and lawyers currently and previously employed by Nautilus related to (i) any alleged breach of any Law or regulation or any misstatement contained in any financial statements of Nautilus, or (ii) disputes or conflicts over payment owed or alleged to be owed to such accountants and lawyers.

(y)   Full Disclosure. Neither this Agreement nor any certificate or other instrument or document furnished or to be furnished by Nautilus to APL or the Sellers pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

7.   Due Diligence. Prior to the Closing, each Party will, and will cause its current auditors and legal counsel to, fully cooperate with each other Party, its auditors and advisors in each other Party’s due diligence investigation of such Party. Each Party will conduct due diligence, including visiting and inspecting each other Party’s location(s) and vessels, and meet with each other Party’s management. Each Party’s auditors and legal counsel will conduct due diligence on each other Party’s financial statements, operations and other matters. Each Party and its employees, officers, directors, advisors, legal counsel, accountants, agents and representatives (the “Representatives”) will extend their full cooperation to each other Party’s Representatives in connection with such investigation and will provide such Representatives with full access during normal business hours to their books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting such due diligence investigation.

8.   Additional Covenants and Agreements. The Parties hereby agree as follows:

(a)   Best Efforts. Subject to the terms and conditions of this Agreement, each of the Sellers, APL (on behalf of itself and each of its Subsidiaries) and Nautilus will use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) Nautilus shall prepare (with the assistance of APL and the Sellers) and file with the SEC the Schedule TO as promptly as practicable after the date hereof and shall commence and conduct a tender offer to repurchase any and all shares of its Common Stock prior to the Closing at a purchase price of $10.10 per share of Common Stock (the “Tender Offer”) and otherwise in accordance with the requirements of its certificate of incorporation and bylaws and applicable Laws; and (ii) the Sellers shall (and shall cause APL and its Subsidiaries to) cooperate with Nautilus in preparing all documents needed by Nautilus for, and taking all other actions reasonably requested by Nautilus in connection with, the Tender Offer.

(b)   Further Assurances. At any time and from time to time after the execution of this Agreement, including following the Closing Date, at another Party’s request and without further consideration, a Party will execute and deliver such other instruments and take such action as the other Party may reasonably deem necessary or desirable in order to achieve the objectives of this Agreement.

(c)   Notices and Consents. Each of the Parties will (and the Sellers will cause APL and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of any third parties or governmental authorities necessary in order to consummate the transactions contemplated hereby.

(d)   Confidentiality. Nautilus, APL and the Sellers, as applicable, will hold in confidence any information received from the other Parties that is non-public in nature. No Party shall make any public announcement with respect to the Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except to the extent required by applicable Law, and in such case the Party making such announcement shall provide the other Parties with reasonable prior written notice regarding such announcement and shall discuss in good faith with the other Parties their comments regarding the content thereof.

(e)   Conduct of APL Business Prior to Closing. Sellers covenant and agree that between the date hereof and the time of the Closing, (i) except with the prior written consent of Nautilus or (ii) as required or permitted by any Transaction Document: Sellers shall direct each of APL and each of its Subsidiaries to: (1) conduct its business in the ordinary course, including without limitation continuing its efforts to acquire Vessels to service the awarded time charters held by APL and its subsidiaries from Petrobras; (2) perform in all material respects and in a timely manner all of their respective obligations and comply in all material respects with all covenants under each Material Contract to which it is a party, including without limitation, their obligations for payment of any installment which may become due prior to Closing under any Memorandum of Agreement (assuming the ability to draw down on the Working Capital Facility and the performance in all material respects and in a timely manner and compliance in all material respects with all covenants by the counterparties thereto); (3) use their commercially reasonable efforts to preserve intact the present business organization of APL and its Subsidiaries and preserve all relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with APL and its Subsidiaries; (4) use commercially reasonable efforts to maintain its material assets in the same state of repair as they are on the date hereof, reasonable wear and tear excepted; (5) promptly notify Nautilus of any event or occurrence of which Sellers have knowledge that is not in the ordinary course of business; (6) maintain its books and records in accordance with past practice, and use commercially reasonable efforts to maintain in full force and effect all material Seller Permits and material insurances; (7) make available to Nautilus copies of all material correspondence exchanged with the counterparty in connection with any Memorandum of Agreement; (8) not agree to any material change of plans and drawings provided by any counterparty or approve any further material plans and/or material drawings to be provided by any counterparty pursuant to any Memorandum of Agreement; and (9) use commercially reasonable efforts to (x) maintain its material rights under any Memorandum of Agreement and (y) maintain its business relations with any counterparty under any Memorandum of Agreement. Notwithstanding the foregoing, APL shall be permitted to create additional wholly owned subsidiaries, including, without limitation, an additional holding company that is wholly-owned by APL, for purposes of owning all the equity of the Vessel Owning Subsidiaries.

(f)   Conduct of Nautilus Business Prior to Closing. Nautilus covenants and agrees that between the date hereof and the time of the Closing, (i) except with the prior written consent of APL, or (ii) as required or contemplated by any Transaction Document, including relating to the Additional Vessels: (A) Nautilus shall comply with all of its obligations under its certificate of incorporation and bylaws (including the requirement to launch and consummate the Tender Offer), (B) perform in all material respects and in a timely manner all its obligations and comply in all material respects with all covenants under each material agreement to which it is a party, (C) promptly notify APL of any event or occurrence of which Nautilus has knowledge that is not in the ordinary course of business, (D) maintain its books and records in accordance with past practice, (E) make available to APL copies of all material correspondence exchanged with the SEC and any other Governmental Authority, and (F) comply with all filing requirements under the U.S. securities laws, including all periodic filings required under the Exchange Act.

(g)   Prohibited Activities. Prior to the Closing, APL and Nautilus each shall not, and the Sellers shall not cause or permit APL or any of its Subsidiaries to, engage in any practice, take any action, or enter into any transaction not in the ordinary course of business or as required by any Transaction Document, without the prior written consent of the other party. Without limiting the generality of the foregoing, each Party will not, and will not cause or permit, any of its Subsidiaries to: (i) amend its organizational documents, (ii) declare, set aside, or pay any dividend or make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests, except pursuant to the Tender Offer or as set forth on Schedule 8(g), (iii) issue, sell, or otherwise dispose of any of its equity interests, or grant any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests (A) at a price of less than $10.10 per Common Share in the case of Common Shares or (B) that is exercisable for or convertible into Common Shares or any other equity security at a price of less than $10.10 per Common Share, without the prior consent of the Sellers, not to be unreasonably withheld, (iv) make any loans, advances or capital contributions to, or investments in, any other entity except as contemplated by this Agreement, (v) create or incur any Lien on any of its assets, other than any Permitted Lien, (vi) amend, terminate or waive any right under any agreement, contract or other written commitment to which it is a party or by which it is bound, (vii) agree or commit to do any of the foregoing, or (viii) otherwise engage in any practice, take any action, or enter into any transaction that is inconsistent with the transactions contemplated hereby.

(h)   Notice of Developments. The Sellers shall give prompt written notice to Nautilus of any development of which the Sellers acquire Knowledge prior to the Closing that would have a Material Adverse Effect on APL or its Subsidiaries, the Vessels or business or prospects or cause a breach of any of the representations and warranties in Sections 4 and 5 above. Nautilus shall give prompt written notice to Sellers of any development of which Nautilus acquires Knowledge prior to the Closing that would have a Nautilus Material Adverse Effect or cause a breach of any of the representations and warranties in of Nautilus in Section 6 above. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the disclosures contained in the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(i)   Exclusivity. From and after the date hereof, none of APL, the Sellers, Nautilus nor any of their respective officers, directors, employees, representatives or Affiliates shall, without the prior written consent of the other Parties, directly or indirectly, solicit, initiate, facilitate or encourage the submission of any proposals or offers from, provide confidential information to or enter into, participate in or continue, any discussions, negotiate or enter into any agreement, arrangement or understanding with any person or entity (other than the other Parties) relating to or that may be reasonably expected to lead to, or result in: (i) any acquisition in a single transaction or a series of related transactions of all, substantially all, or any material, assets of such Party; (ii) any acquisition of equity interests of such Party; (iii) any arrangement, amalgamation, merger, dissolution, liquidation, recapitalization, consolidation or business combination directly or indirectly involving such Party; (iv) any act, arrangement or transaction which could be inconsistent with the transactions contemplated by this Agreement; or (v) any proposal or public announcement of an intention to do any of the foregoing (in each case, an “Acquisition Proposal”). In addition, each Party shall notify each other Party in writing of any Acquisition Proposal it receives.

(j)   Resignations and Bank Accounts. On the Closing Date, except to the extent otherwise directed by Nautilus, Sellers shall cause to be delivered to Nautilus duly signed resignations, effective immediately as of the Closing, of all directors or members of other similar governing body of their position as a director and of all officers of their position as an officer of APL and its Subsidiaries and the signatories to the bank accounts of APL and its Subsidiaries shall be changed to persons nominated by Nautilus by written notice to the Sellers at least five (5) days prior to the Closing.

(k)   Nautilus Board of Directors; Officers. (i) Immediately following the Closing, the Board shall consist of five (5) members, the majority of whom shall meet the definition of “independent” as set forth under the rules of the NASDAQ Stock Market.

(ii)   At Closing, Nautilus shall appoint three (3) new members to the Board: Mr. Anthony Argyropoulos; Mr. Savvas Georghiades; and Mr. Alexander Gotsopoulos.

(iii)   At Closing, Mr. Prokopios “Akis” Tsirigakis and Mr. George Syllantavos shall remain as directors of Nautilus. Nautilus shall use commercially reasonable efforts to cause any other directors serving on the Board prior to the Closing to resign. Following the Closing, Mr. Tsirigakis will retain his current titles of President and Co-CEO of Nautilus while Mr. Syllantavos will retain his current titles of Co-CEO, CFO and Secretary of Nautilus.

(iv)   The Board will have a staggered structure with three (3) classes of directors (A, B and C) serving three (3) year terms, with the initial tenure being one (1), two (2) and three (3) year tenures, respectively, for each class. Mr. Argyropoulos and Mr. Syllantavos will each serve as a Class C director. Mr. Georghiades and Mr. Tsirigakis will each serve as a Class B director. Mr. Gotsopoulos will serve as a Class A director.

(l)   Pre-Closing Actions. Prior to the Closing, Nautilus, APL and the Sellers shall use commercially reasonable efforts to complete the following actions:

(i)   finalize and execute definitive documentation relating to the senior secured indebtedness to be provided by DVB Group Merchant Bank (Asia) Ltd. (“DVB”) in connection with the acquisition by APL or its Subsidiaries of the two PSV Vessels;

(ii)   finalize and execute definitive documentation relating to the senior secured indebtedness to be provided by DVB in connection with the acquisition by APL or its Subsidiaries of the two OSRV Vessels;

(iii)   finalize and execute definitive documentation relating to any secured or other subordinated mezzanine indebtedness for the benefit of Nautilus and APL as agreed to by the Parties, including the junior indebtedness provided by Mezzanine Financing (the “Mezzanine Term Loans”);

(iv)   finalize and execute definitive documentation relating to the Working Capital Facility; and

(v)   arrange for the delivery of the fourth Vessel to a Vessel Owning Subsidiary.

(m)   Additional Vessels. Each Party shall use commercially reasonable efforts to seek to identify and contract the Additional Vessels prior to the Closing Date, whether through direct purchase and/or bareboat charters, to service the remaining two OSRV time charter contracts awarded by Petrobras for the Additional Vessels.

(n)   Post-Closing Vessel Management. Following the Closing: (i) commercial management of APL’s vessels will be undertaken by Vega Offshore Management AS, pursuant to the existing management agreement between Vega Offshore and Vega Offshore Management AS; and (ii) technical management of APL’s vessels will be undertaken by Thome Offshore Management Pte (“Thome”), pursuant to the existing management agreements between Thome and the Vessel Owning Subsidiaries.

(o)   Lock-Ups. Each of the Sellers shall not sell or otherwise transfer the shares of Common Stock issued to them in the Initial Stock Payment for ninety (90) days after the Closing, unless such restriction is waived in writing by Nautilus in its sole discretion.

(p)   Market Stand-Off Agreement. Each Seller (on behalf of itself and its successors and assigns) hereby agrees, with respect to such Seller, and for so long as such Seller owns five percent (5%) or more of the outstanding shares of Common Stock, that in connection with any firm commitment, underwritten public offering by Nautilus of its securities following the Closing Date (a “Future Offering”), that such Seller shall not, to the extent requested by Nautilus or an underwriter of such securities, sell or otherwise transfer or dispose of or engage in any other transaction regarding any securities of Nautilus then owned by such Seller for a period not to exceed 180 days following the closing date of any such Future Offering; provided, however, that the foregoing shall only be applicable if all executive officers and directors of Nautilus and holders of 5% or greater of the shares of Common Stock are required to enter into similar agreements, it being agreed that the “lock-up” period for such Seller shall not exceed the period applicable to such officers, directors and shareholders and shall in no event exceed 180 days following the closing date of such Future Offering.

(q)   Use of Cash Payment. Upon receipt of the Cash Payment from Nautilus, the Sellers shall immediately pay an aggregate of $2,800,000 to Mezzanine Financing, on behalf of APL, as partial repayment of the outstanding amounts on the Mezzanine Term Loans.

(r)   Tender Offer.

(i)   As soon as is reasonably practicable after receipt by Nautilus from APL of all financial and other information required in the Schedule TO, Nautilus shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Schedule TO for the purpose of conducting the Tender Offer. APL shall furnish to Nautilus all information concerning APL and its Subsidiaries and their business required to be set forth in the Schedule TO. APL and its counsel shall be given an opportunity to review and comment on the Schedule TO prior to its filing with the SEC. Nautilus, with the assistance of APL, shall promptly respond to any SEC comments on the Schedule TO and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable.

(ii)   As soon as practicable following the receipt of the necessary information from APL, Nautilus shall distribute the Schedule TO to the holders of Common Stock and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the shares of Common Stock tendered to Nautilus pursuant to the Tender Offer.

(iii)   Nautilus shall comply in all material respects with the applicable provisions of and rules under the Securities Act, the Exchange Act and the applicable provisions of Marshall Islands Law in the preparation, filing and distribution of the Schedule TO, the conduct of the Tender Offer thereunder, and the purchase of the shares of Common Stock thereunder. Without limiting the foregoing, Nautilus shall ensure that the Schedule TO does not, as of the date on which it is first distributed to stockholders of Nautilus, and as of the date of the closing of the Tender Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

9.   Closing Conditions.

(a)   Conditions to Obligation of Nautilus. The obligation of Nautilus to consummate the transactions in connection with the Closing is subject to satisfaction of the following conditions (or waiver in writing by Nautilus):

(i)   the representations and warranties set forth in Sections 4 and 5 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)   the Sellers and APL shall have performed and complied with all of their respective agreements and covenants hereunder in all material respects through the Closing (including those listed in Sections 8(i) and 8(l) hereunder);

(iii)   the Sellers shall have delivered to Nautilus at the Closing (A) the signed Instrument of Transfer of Shares in respect of the transfer of 8.620 APL Shares from Geos Services Limited to Nautilus in the form attached hereto as Annex A, (B) the signed Instrument of Transfer of Shares in respect of the transfer of 1.380 APL Shares from Geos (Nominees) Limited to Nautilus in the form attached hereto as Annex B, (C) the signed Resolution of the Sole Director of APL approving the transfer of the APL Shares to Nautilus, (D) the signed Certificate of the Secretary of APL confirming that the transfer of the APL Shares to Nautilus has been registered in the Register of Members of APL and (E) the signed share certificate representing the APL Shares in favor of Nautilus;

(iv)   APL shall have procured all of the third party consents required, as are set forth on Schedule 9(a)(iv), in order to effect the Closing;

(v)   no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Nautilus to own the APL Shares and to control APL, or (D) affect adversely the right of APL to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi)   APL, together with its Subsidiaries, as of the Closing shall have outstanding principal indebtedness not greater than $52,220,000 (which shall consist solely of the outstanding principal amounts under the debt facilities described on Schedule 2(c)), plus the principal amount of the Working Capital Facility, plus accrued interest and original issue discounts on such amounts;

(vii)   any and all stockholder, voting or similar agreements (or other agreements reasonably required by Nautilus) of the Sellers with each other or APL, including but not limited to the Shareholders Agreement, shall be terminated as of the Closing Date;

(viii)   the Sellers, on behalf of themselves and APL, shall have delivered to Nautilus a certificate to the effect that each of the conditions specified above in Sections 9(a)(i)-(vii) is satisfied in all respects;

(ix)   APL shall have delivered to Nautilus resolutions adopted by the Board of Directors and the shareholders of APL authorizing this Agreement and the transactions contemplated hereby as certified by the Secretary of APL;

(x)   APL shall have delivered to Nautilus a recent Certificate of Good Standing or equivalent in respect of APL and each of its Subsidiaries issued by the appropriate governing body; and

(xi)   the closing of the Tender Offer shall have occurred prior to or concurrently with the Closing.

(b)   Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions (or waiver in writing by the Sellers):

(i)   the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)   Nautilus shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)   Nautilus shall have delivered the Initial Stock Payment to the Sellers at the Closing;

(iv)   Nautilus shall have assumed the Assumed Indebtedness by means of documentation in form and substance reasonably satisfactory to the Sellers, if necessary, and DVB Group Merchant Bank Asia Ltd. and Mezzanine Financing shall have accepted and approved such documentation;

(v)   no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of any Seller to own the Common Stock of Nautilus, or (D) affect adversely the right of Nautilus to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi)   the Closing of the Tender Offer shall have occurred prior to or concurrently with the Closing;

(vii)   Nautilus shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 9(b)(i)-(vi) is satisfied in all respects;

(viii)   Nautilus shall have delivered to the Sellers resolutions adopted by the Board authorizing this Agreement and the transactions contemplated hereby as certified by the Secretary of Nautilus;

(ix)   the DVB and Mezzanine Finance shall each have consented in writing to waive any default or event of default arising under the agreements setting forth the terms and conditions of the Assumed Indebtedness in connection with the transactions contemplated hereby and shall have consented in writing to the consummation thereof;

(x)   either (A) the Insiders shall have assigned to O&G, for nominal consideration and pursuant to a form of assignment in form and substance reasonably satisfactory to the Insiders and O&G, an aggregate of 500,000 of the shares of Common Stock held by such Insiders (including 100,000 shares of Common Stock that are subject to forfeiture if certain conditions related to the price of Nautilus Common Stock are not satisfied), or (B) said 500,000 shares of Common Stock shall be forfeited for not consideration by the Insiders and cancelled by Nautilus, and Nautilus shall issue 500,000 new shares of Common Stock to O&G with the same rights and restrictions as the forfeited shares; and

(xi)   all actions to be taken by Nautilus in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

10.   Indemnification.

(a)   Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing; provided, however, that the representations and warranties set forth in Sections 4(e), 5(a), 5(c) and 6(d) shall survive for the statute of limitations with respect thereto; provided further that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 10(a) shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall remain in full force and effect for a period of 12 months following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of twelve (12) months following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 10(a) shall survive until such claim is finally and fully resolved.

(b)   Indemnification by the Sellers. From and after the Closing, the Sellers, on behalf of themselves and APL, shall indemnify, defend and hold harmless Nautilus, Nautilus’s affiliates and each of Nautilus’s successors and permitted assigns, officers, directors, employees and agents (each, a “Nautilus Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Losses”), that such Nautilus Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by the Sellers or APL of any of their respective representations, warranties or covenants contained in this Agreement. No Seller shall be liable to indemnify any Nautilus Indemnified Party for any breach by the other Seller of the other Seller’s representations or warranties contained in Section 4 hereof.

(c)   Indemnification by Nautilus. From and after the Closing, Nautilus shall indemnify, defend and hold harmless the Sellers, the Sellers’ affiliates and each of the Sellers’ successors and permitted assigns, officers, directors, employees and agents (each, a “Seller Indemnified Party”) from and against any Losses that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by Nautilus of (i) any of its representations or warranties contained in this Agreement, and (ii) any of its covenants contained in this Agreement.

(d)   Limits on Indemnification. (i) No claim may be asserted nor may any suit, action or arbitration (“Action”) be commenced against any party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 10(a), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(ii)   Notwithstanding anything to the contrary contained in this Agreement: (A) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 10(b) or Section 10(c), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $50,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $50,000; (B) no Losses may be claimed under Section 10(b) or Section 10(c) by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (A) above other than Losses in excess of $50,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (C) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 10(b) or Section 10(c) shall be an amount equal to $1,000,000 in the aggregate for all Sellers or Nautilus, respectively; and (D) no party hereto, nor any of any party’s agents, officers, directors, stockholders, representatives or Affiliates shall have any liability under any provision of this Agreement or any related agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any related agreement.

(iii)   For all purposes of this Section 10, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 5% and assuming the highest applicable combined statutory rate of Tax then in effect).

(e)   Indemnification Procedures. (i) An Indemnified Party shall give written notice (a “Notice of Claim”) to the Indemnifying Party within ten (10) days (or, to the extent possible, within such shorter period as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) after the Indemnified Party has knowledge of any claim (including a third party claim, in which case such Notice of Claim shall set forth the name of the party making such third party claim, to the extent known), which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent such failure shall have prejudiced such Indemnifying Party’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnifying Party shall have a period of twenty (20) days to reply to such Notice of Claim.

(ii)   The obligations and liabilities of an Indemnifying Party under this Agreement with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for herein shall be governed by the following additional terms and conditions: (A) the Indemnifying Party shall be permitted, at the Indemnifying Party’s option, to assume and control the defense of such claim at the Indemnifying Party’s expense and through counsel of the Indemnifying Party’s choice reasonably acceptable to the Indemnified Party if the Indemnifying Party gives notice within the twenty (20) day period specified above of the Indemnifying Party’s intention to do so, (B) the Indemnified Party shall cooperate with the

Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, (C) if the Indemnified Party does not receive written notice within said period that the Indemnifying Party has elected to assume the defense of such claim, the Indemnified Party may elect to assume such defense (whether or not the Indemnified Party elects to assume the defense of such claim, the Indemnifying Party shall not be relieved of the Indemnifying Party’s obligations hereunder), (D) in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party, and (E) except for the settlement of a claim that involves only the payment of money by the Indemnifying Party, no claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(iii)   Any claim by an Indemnified Party with respect to Losses which does not result from a third party claim will be asserted in the same manner as specified in Section 10(c)(i) above. If the Indemnifying Party does not respond to such claim within the twenty (20) day period specified in Section 10(c)(i), the Indemnifying Party will be deemed to have rejected responsibility for such claim, and the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement or under applicable Law.

(f)   Exclusive Remedy. Nautilus and the Sellers acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 10(b) and Section 10(c) shall be the sole and exclusive remedies of Nautilus and the Sellers for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other parties to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Nautilus or the Sellers, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

11.   Termination. The Parties may terminate this Agreement prior to the Closing upon one of the following reasons:

(a)   by mutual written agreement of the Parties;

(b)   by written notice by Nautilus to the Sellers and APL, if there has been a breach by the Sellers and/or APL of any of their representations, warranties or covenants contained in this Agreement, or if any representation or warranty of the Sellers and/or APL shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9(a) (a “Terminating Seller Breach”); provided, however, that if such Terminating Seller Breach is curable by the Sellers and/or APL prior to the Termination Date, then Nautilus may not terminate this Agreement under this Section 11(b) for fourteen (14) calendar days after delivery of written notice from Nautilus to the Sellers and APL of such Terminating Seller Breach, provided the Sellers and/or APL continues to exercise commercially reasonable efforts to cure such breach (it being understood that Nautilus may not terminate this Agreement pursuant to this Section 11(b) if it shall have materially breached this Agreement or if such Terminating Seller Breach is cured during such fourteen (14) day period);

(c)   by joint written notice by the Sellers to Nautilus, if there has been a breach by Nautilus of any of its representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Nautilus shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9(b) (a “Terminating Nautilus Breach”); provided, however, that if such Terminating Nautilus Breach is curable by Nautilus prior to the Termination Date, then the Sellers and APL may not terminate this Agreement under this Section 11(c) for fourteen (14) calendar days after delivery of written notice from the Sellers to Nautilus of such Terminating Nautilus Breach, provided Nautilus continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Sellers may not terminate this Agreement pursuant to this Section 11(c) if it or APL shall have materially breached this Agreement or if such Terminating Nautilus Breach is cured during such fourteen (14) day period); or

(d)   on or after February 14, 2013 (the “Termination Date”), by any Party upon written notice to the other Parties.

(e)   Effect of Termination. In the event of the termination of this Agreement pursuant to Sections 11(a)-(d), this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the members, managers, directors, officers, partners, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease; provided, however, that nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

12.   Definitions. For purposes of this Agreement:

(a)   “Consolidated EBITDA” means with respect to Nautilus and its Subsidiaries on a consolidated basis, for any period (i) gross revenue; minus (ii) the sum of (A) commissions plus (B) vessel operating expenses.

(b)   “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(c)   “Indemnified Party” means a Nautilus Indemnified Party or a Seller Indemnified Party, as the case may be.

(d)   “Indemnifying Party” means the Sellers, as a group, pursuant to Section 10(b) and Nautilus pursuant to Section 10(c), as the case may be.

(e)   “NASDAQ” means The NASDAQ Stock Market.

(f)   “Nautilus Material Adverse Effect” means any circumstance, change in or effect on Nautilus that is materially adverse to the financial condition, results of operations, properties or business of Nautilus.

(g)   “Permitted Liens” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of APL or any Subsidiary, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) Liens securing the Assumed Indebtedness.

(h)   “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(i)   “Purchase Price Bank Account” means a bank account to be designated by the Sellers in a joint written notice to Nautilus at least five (5) Business Days before the Closing.

(j)   “Schedule TO” means the Schedule TO in the form required by the relevant regulations promulgated by the SEC to be filed by Nautilus in connection with the Tender Offer, including the related Offer to Purchase.

(k)   “Working Capital Facility” means the Working Capital Facility dated November 16, 2012 between APL and Mezzanine Financing, as amended.

13.   Miscellaneous.

(a)   Expenses. All fees and expenses incurred by the Sellers and APL, including without limitation legal fees and expenses, in connection with this Agreement and the transactions contemplated hereby will be borne by the Sellers, and all fees and expenses incurred by Nautilus, including without limitation legal fees and expenses, in connection with this Agreement and the transactions contemplated hereby will be borne by Nautilus.

(b)   Assignment. No Party may assign its rights and obligations under this Agreement to any of its affiliates, subsidiaries, parent company or third party, without the prior written consent of the other Parties.

(c)   Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties hereto and their respective successors and assigns. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d)   Entire Agreement. This Agreement, including any exhibits, schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the Parties with respect to its subject matter and supersedes all prior oral and written agreements and undertakings between the Parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all Parties or their respective heirs, successors, permitted assigns or legal personal representatives.

(e)   Amendments. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by all the Parties.

(f)   Waivers. Any condition to a Party’s obligations hereunder may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same.

(g)   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The following rules of construction shall apply to this Agreement:

(i)   The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

(ii)   All uses of “include,” “including” or words or phrases of similar import shall be deemed to be followed by “without limitation.”

(iii)   Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words or phrases of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.

(iv)   References to any gender include all others if applicable in the context.

(v)   References to dollar amounts ($) shall mean United States Dollars.

(vi)   References to (A) the “knowledge of APL”, “knowledge of the Sellers” or similar phrases shall mean the actual knowledge, after due investigation of Per Andreas Schoyen, Kjell Eivind Karlesen and Svein Harald Mosvold Knutsen, directors of the commercial manager of APL, Vega Offshore Management AS, and (B) the knowledge of Nautilus shall mean the actual knowledge, after the investigation of Prokopios “Akis” Tsirigakis and George Syllantavos.

(h)   Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

(i)   Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next business day when sent by nationally recognized overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Sellers or APL:

c/o Assetplus Limited
Tribune House
10 Skopa Street
1075, Nicosia
Cyprus
Attention: Ioannis Cleanthous
Fax: (+357) 22 76 15 42

with a copy to (but which shall not constitute notice to the Sellers or APL)

51 West 52nd Street
New York, NY 10019
Attention: William Haft, Esq.
Fax: 212-506-5151

If to Nautilus:

Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece
Attention: Prokopios “Akis” Tsirigakis
Fax: (+30) 210 8764877

with a copy to (but which shall not constitute notice to Nautilus):

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention: Barry I. Grossman, Esq.
Fax: (212) 370-7889

(j)   Governing Law; Arbitration. This Agreement shall be governed by and construed under the laws of the State of New York, USA, without regard to conflicts of laws principles. Any controversy or claims arising out of or relating to a Party’s performance under this Agreement, the Parties’ inability to agree on any provision to be agreed upon or the interpretation or effectiveness of this Agreement, shall upon the written request of a Party have the right to commence arbitration proceedings to resolve the dispute in accordance with the following procedures. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by one or more referees or arbitrators appointed in accordance with said Rules of Arbitration. Any Party to this Agreement shall also have the right to have recourse to, and shall be bound by, the Pre-Arbitral Referee Procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure, including without limitation any order of a single referee for preliminary injunction. Any arbitration pursuant to this Section 13(j) shall be conducted in the English language and shall be held in London, United Kingdom. The decisions of the referee or arbitrator(s) shall be rendered to the Parties in writing, and shall be final and binding. The costs and expenses of the referee or arbitrator(s) shall be borne equally by the Parties, but each Party shall bear its own expenses incurred in the proceedings. The referee or arbitrator(s) shall have no authority to award punitive damages.

(k)   Right to Specific Performance. The Parties further acknowledge that irrevocable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the non-defaulting Party shall, in addition to any remedy available at law or equity, be entitled to an injunction to prevent breaches of the provisions of this Agreement by the Party at fault, to enforce specifically the terms and provisions hereof in any court having jurisdiction over such matters.

(l)   Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

(m)   Waiver of Claims Against Trust. (i) Reference is made to the final prospectus of Nautilus, dated July 14, 2011 (File No. 333-174634) (the “Prospectus”). Each of the Sellers and APL (on behalf of themselves and their respective Affiliates) represents and warrants that it has read the Prospectus and understands that Nautilus has established a trust account containing the proceeds of its IPO and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”) initially in an amount of $48,480,000 for the benefit of Nautilus’ public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, Nautilus may disburse monies from the Trust Account only: (A) to the Public Stockholders in the event they elect to redeem their shares of common stock of Nautilus in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”), (B) to the Public Stockholders if Nautilus fails to consummate its Business Combination within 19 months from the closing of the IPO and (C) to Nautilus after or concurrently with the consummation of its Business Combination.

(ii)   For and in consideration of Nautilus entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Sellers and APL (on behalf of themselves and their respective Affiliates) hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against, the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Nautilus and APL, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Claims”). Each of the Sellers and APL (on behalf of themselves and their respective Affiliates) hereby irrevocably waives any Trust Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Nautilus and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Furthermore, each of the Sellers and APL (on behalf of themselves and their respective Affiliates): (A) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Nautilus to induce it to enter in this Agreement, and (B) further intends and understands such waiver to be valid, binding and enforceable under applicable Law.

(iii)   To the extent any of the Sellers, APL or any of their Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Nautilus, which proceeding seeks, in whole or in part, monetary relief against Nautilus, each of the Sellers and APL (on behalf of themselves and their respective Affiliates) hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Sellers or APL (or their Affiliates or any party claiming on APL’s behalf or in lieu of APL) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(iv)   In the event that any of the Sellers, APL or any of their Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Nautilus, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Nautilus shall be entitled to recover from Sellers, APL or any of their Affiliates commencing any such action or proceeding the associated legal fees and costs in connection with any such action or proceeding, in the event Nautilus prevails in such action or proceeding.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties on the date first above written.

APL:

ASSETPLUS LIMITED

By:	/s/ Dimitris Papavasileiou
Name: Dimitris Papavasileiou
Title: Attorney-In-Fact

SELLERS:

OIL AND GAS SHIPS INVESTOR LIMITED

By:	/s/ Dimitris Papavasileiou
Name: Dimitris Papavasileiou
Title: Attorney-In-Fact

VEGA RESOURCE GROUP A.S.

By:	/s/ Dimitris Papavasileiou
Name: Dimitris Papavasileiou
Title: Attorney-In-Fact

NAUTILUS:

NAUTILUS MARINE ACQUISITION CORP.

By:	/s/ Prokopios (Akis) Tsrigakis
Name: Prokopios (Akis) Tsrigakis
Title: President

ACCEPTED AND AGREED:

MEZZANINE FINANCING INVESTMENT III LTD., solely for purposes of Section 2(f)

By:	/s/ Louise Cefai
Name: Louise Cefai
Title: Sole Director

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT NAUTILUS BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece
Attn: Prokopios (Akis) Tsirigakis, President
Tel: +30 210 876-4858

The Depositary for the Offer is:
American Stock Transfer & Trust Co.
Attn: Reorganization Dept.
59 Maiden Lane
New York, New York 10038

By Facsimile (for Eligible Institutions only)	Confirm Receipt of Facsimile by Telephone:
(718) 234-5001	(718) 921-8317

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the address and telephone numbers set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

Offer To Purchase

Dated December 7, 2012

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokerage firms: (203) 658-9400